Filed Pursuant to Rule 424(b)(3)
Registration No. 333-204654

PROSPECTUS

CSI Compressco LP

CSI Compressco Finance Inc.

Offer to Issue

Up to $350,000,000 of

7.25% Senior Notes due 2022

That Have Been Registered Under

the Securities Act of 1933

(“new notes”)

In Exchange For

Up to $350,000,000 of

7.25% Senior Notes due 2022

That Have Not Been Registered Under

the Securities Act of 1933

(“old notes”)

Terms of the New Notes:

•	The terms of the new notes are identical to the terms of the old notes that were issued in August 2014, except that the new notes will be registered under the Securities Act of 1933, as amended, or the Securities Act, and therefore freely tradable, and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Terms of the Exchange Offer:

•	We are offering to issue new notes in exchange for the same principal amount of old notes.

•	Interest on the new notes will accrue at the rate of 7.25% per annum, and will be payable on February 15 and August 15 of each year.

•	The exchange offer expires at 5:00 p.m., New York City time, on July 17, 2015, unless extended.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	Your exchange of old notes for new notes will not be a taxable event for U.S. federal income tax purposes. Please read “Certain U.S. Federal Income Tax Consequences.”

You should carefully consider the risks set forth under “Risk Factors” beginning on page 9 of this prospectus for a discussion of factors you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 18, 2015.

This prospectus is part of a registration statement we filed with the SEC. In making your investment decision, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their Public Reference Room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can also obtain information about us at the offices of the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006, or on our website at http://www.compressco.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

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You may request a copy of the notes and the indenture governing the notes, and we will provide such document to you at no cost, by contacting us at:

CSI Compressco LP

P.O. Box 60760

Midland, Texas 79711

Attn: Investor Relations

Tel: (432)  563-1170

CAUTIONARY STATEMENT—REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of the U.S. federal securities laws. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things, the risk factors discussed in this prospectus under the caption “Risk Factors” and in our Annual Report on Form 10-K for the year ended December 31, 2014 (our “2014 Annual Report”) and other factors, most of which are beyond our control.

When used herein, the words “assume,” “may,” “will,” “should,” “goal,” “anticipate,” “expect,” “estimate,” “could,” “believe,” “seek,” “plan,” “intend,” “project” or “target” and similar expressions that convey the uncertainty of future events or outcomes are intended to identify such forward-looking statements.

Where any forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe these assumptions or bases to be reasonable and to have been made in good faith, assumed facts or bases almost always vary from actual results, and the difference between assumed facts or bases and actual results could be material, depending on the circumstances. It is important to note that actual results could differ materially from those projected by such forward-looking statements.

Although we believe that the expectations reflected in such forward-looking statements are reasonable and such forward-looking statements are based upon the best data available on the date this prospectus is filed with the SEC, we cannot assure you that such expectations will prove correct. Although it is not possible to identify all of the risks we encounter, we have identified the following significant risk factors that could affect our business, including our results of operations, cash provided by operations and the level of cash distributions:

•	economic and operating conditions that are outside of our control, including the supply, demand, and prices of crude oil and natural gas;

•	the levels of competition we encounter;

•	the activity levels of our customers;

•	the availability of adequate sources of capital to us;

•	our ability to comply with contractual obligations, including those under our financing arrangements;

•	our operational performance;

•	risks related to acquisitions and our growth strategy, including our recent acquisition of Compressor Systems, Inc.;

•	the availability of raw materials and labor at reasonable prices;

•	risks related to our foreign operations;

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•	the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; and

•	other risks and uncertainties including those described under “Risk Factors.”

All readers are cautioned that the forward-looking statements contained in this prospectus are not guarantees of future performance, and our expectations may not be realized or the forward-looking events and circumstances may not occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described elsewhere in this prospectus, including under the heading “Risk Factors” in this prospectus. You should not put any undue reliance on any forward-looking statements. All forward-looking statements included in this prospectus are made only as of the date hereof. Except as required by state and federal securities laws, we undertake no obligation to update or revise any forward-looking statements as a result of information, future events or otherwise.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider. You should carefully read this entire prospectus for a more complete understanding of our business, the terms of this offering and the terms of the notes, as well as the tax and other considerations that are important in making your investment decision. You should also read “Risk Factors” contained in this prospectus for more information about important risks that you should consider.

For the purpose of this prospectus, unless the context requires otherwise, when we refer to “we,” “us,” “our,” and “the Partnership,” we are describing CSI Compressco LP and its wholly owned subsidiaries on a consolidated basis. References to “CSI Compressco GP” or “our general partner” refer to our general partner, CSI Compressco GP Inc. References to “TETRA” refer to TETRA Technologies, Inc. and TETRA’s controlled subsidiaries, other than us. References to “Compressco” refer to Compressco, Inc. and its controlled subsidiaries, other than us. References to “TETRA International” refer to TETRA International Incorporated and TETRA International’s controlled subsidiaries, other than us. References to “CSI Compressco Predecessor” or “our Predecessor” refer to the predecessor of CSI Compressco LP for accounting purposes. Our Predecessor consists of (1) all the historical assets, liabilities and operations of Compressco, combined with (2) certain assets, liabilities and operations of TETRA International conducting wellhead compression-based production enhancement services and related well monitoring and automated sand separation services in Mexico. For the purpose of this prospectus, unless the context requires otherwise, references to “CSI” refer to Compressor Systems, Inc. and its subsidiaries.

In this prospectus, we refer to the notes to be issued in the exchange offer as the “new notes” and the notes issued in August 2014 as “old notes.” We refer to the new notes and the old notes collectively as the “notes.”

CSI Compressco LP

We are a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. Our compression and related services business includes a fleet of over 6,000 compressor packages providing in excess of 1.0 million in aggregate horsepower, utilizing a full spectrum of low-, medium-, and high-horsepower engines. In certain Latin American markets, we also provide well monitoring services and automated sand separation services in connection with our primary low-horsepower compression services. Our equipment and parts sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and engine-driven oilfield fluid pump systems designed and fabricated primarily at our facilities in Midland, Texas and Oklahoma City, Oklahoma, as well as the sale of compressor parts and components manufactured by third-party suppliers. Our aftermarket services business provides compressor package operation, maintenance, overhaul and reconfiguration services. Our customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada, and Argentina.

CSI Compressco Finance Inc. was incorporated under the laws of the State of Delaware in 2014, is 100% owned by CSI Compressco Sub Inc., a wholly owned subsidiary of CSI Compressco LP, and has no assets or current operations and has been formed for the sole purpose of acting as a co-issuer of debt securities and therefore falls within the meaning of a “minor” subsidiary under Rule 3-10(h) of Regulation S-X. Its activities are limited to co-issuing debt securities and engaging in other activities incidental thereto.

Our principal executive offices are located at 3809 S. FM 1788, Midland, Texas, 79706, and our telephone number is (432) 563-1170. Our website is http://www.compressco.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

For additional information as to our business, properties and financial condition please refer to the documents cited in “Where You Can Find More Information.”

The Exchange Offer

On August 4, 2014, we completed a private offering of the old notes. We entered into a registration rights agreement with the initial purchasers in the private offering pursuant to which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to complete the exchange offer on or before August 4, 2015.

Old Notes	$350 million aggregate principal amount of 7.25% Senior Notes due 2022, issued pursuant to Rule 144A and Regulation S promulgated under the Securities Act. Transfer restrictions apply to the old notes.

New Notes	Up to $350 million aggregate principal amount of 7.25% Senior Notes due 2022. The terms of the new notes are identical to the terms of the old notes, except that the new notes will be registered under the Securities Act, and will not have restrictions on transfer, registration rights or provisions for additional interest.

Except as provided below, we believe that the new notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

•	the new notes are being acquired in the ordinary course of business,

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the new notes issued to you in the exchange offer,

•	you are not our affiliate, and

•	you are not a broker-dealer tendering old notes acquired directly from us for your account.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any new notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Exchange Offer	We are offering to issue freely tradable new notes in exchange for the same principal amount of old notes. The old notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will issue new notes in exchange for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration date of the exchange offer.

The new notes will evidence the same debt as the old notes and will be issued under and entitled to the benefits of the same indenture that governs the old notes. Because we have registered the offers and sales of the new notes, the new notes will not be subject to transfer restrictions, and holders of old notes that have tendered and had their outstanding notes accepted in the exchange offer will have no further registration rights.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on July 17, 2015, unless we decide to extend it.

Conditions to the Exchange Offer	The registration rights agreement does not require us to accept old notes for exchange if the exchange offer, or the making of any exchange by a holder of the old notes, would violate any applicable law or interpretation of the staff of the SEC. The exchange offer is not conditioned on a minimum aggregate principal amount of old notes being tendered. Please read “Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Old Notes	To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, or DTC, for tendering notes held in book-entry form. These procedures for using DTC’s Automated Tender Offer Program, or ATOP, require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through ATOP, and (ii) DTC confirms that:

•	DTC has received your instructions to exchange your notes; and

•	you agree to be bound by the terms of the letter of transmittal.

By transmitting an agent’s message, you will represent to us that, among other things:

•	the new notes you receive will be acquired in the ordinary course of your business;

•	you are not participating, and you have no arrangement with any person or entity to participate, in the distribution of the new notes;

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or a broker-dealer tendering old notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the new notes.

For more information on tendering your old notes, please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer,” “—Procedures for Tendering” and “Description of Notes—Book-Entry, Delivery and Form.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to the expiration date of the exchange offer. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will return any old notes that we do not accept for exchange to you without expense promptly after the expiration date of the exchange offer and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Considerations	The exchange of old notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain U.S. Federal Income Tax Consequences.”

Exchange Agent	We have appointed U.S. Bank National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, as well as requests for additional copies of this prospectus or the letter of transmittal, to the exchange agent addressed as follows: U.S. Bank National Association, Corporate Trust Services, Attention: Specialized Finance Department, 111 Fillmore Ave. E., St. Paul, MN 55107. Eligible institutions may make requests by facsimile at (651) 466-7372, and may confirm facsimile delivery by calling (800) 934-6802.

Terms of the New Notes

The new notes will be identical to the old notes, except that the new notes will be registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please refer to the section of this prospectus entitled “Description of Notes.”

Issuers	CSI Compressco LP and CSI Compressco Finance Inc.

CSI Compressco Finance Inc., incorporated under the laws of the State of Delaware in 2014, is a wholly owned indirect subsidiary of CSI Compressco LP and has no assets or current operations. CSI Compressco Finance Inc. was incorporated for the sole purpose of acting as a co-issuer of debt securities.

Notes Offered	$350 million aggregate principal amount of the Issuers’ 7.25% Senior Notes due 2022.

Maturity Date	August 15, 2022.

Interest	7.25% per annum, payable semi-annually in arrears on February 15 and August 15 of each year, beginning August 15, 2015.

Ranking	Like the old notes, the new notes will be the unsecured unsubordinated obligations of the Issuers. Accordingly, they will rank:

•	pari passu in right of payment with all existing and future unsecured unsubordinated indebtedness of the Issuers;

•	senior in right of payment to any future subordinated indebtedness of the Issuers;

•	structurally subordinated to all obligations of any of the Issuers’ subsidiaries; and

•	effectively junior in right of payment to all existing and future secured indebtedness of the Issuers, to the extent of the value of the assets of the Issuers constituting collateral securing such indebtedness.

The guarantees rank:

•	pari passu in right of payment with all existing and future unsecured unsubordinated indebtedness of each guarantor;

•	senior in right of payment to any future subordinated indebtedness of each guarantor; and

•	effectively junior in right of payment to all existing and future secured indebtedness of each guarantor, to the extent of the value of the assets of each guarantor constituting collateral securing such indebtedness.

Optional Redemption	Beginning on August 15, 2017, we may redeem some or all of the notes at the redemption prices listed under “Description of Notes—Optional Redemption” plus accrued and unpaid interest, if any, on the notes to the date of redemption.

At any time prior to August 15, 2017, we may redeem up to 35% of the aggregate principal amount of the notes with a cash amount equal to the net cash proceeds of certain sales of our equity securities at 107.250% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the notes originally issued remains outstanding and the redemption occurs within 180 days of the closing of an equity offering. See “Description of Notes—Optional Redemption.”

We may, from time to time prior to August 15, 2017, redeem all or a part of the notes, at a redemption price equal to 100% of the aggregate principal amount of the notes redeemed, plus a “make-whole” premium and accrued and unpaid interest, if any, to the date of redemption.

Change of Control	If we experience certain kinds of changes of control, we must give holders of the notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest, if any.

Covenants	The indenture governing the notes contains certain covenants limiting our ability and the ability of our restricted subsidiaries to, under certain circumstances:

•	pay distributions on, purchase or redeem our common units or purchase or redeem our subordinated debt;

•	incur or guarantee additional indebtedness or issue certain kinds of preferred equity securities;

•	create or incur certain liens securing indebtedness;

•	enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of our assets; and

•	engage in transactions with affiliates.

These covenants are subject to important exceptions and qualifications as described in this prospectus under the caption “Description of Notes—Covenants.”

Absence of Established Market for the New Notes	The new notes generally will be freely transferable and will be fungible with the notes originally issued under the indenture governing the notes. There can be no assurance as to the development, maintenance or liquidity of any market for the new notes.

We do not intend to apply for a listing of the new notes on any securities exchange or for the inclusion of the new notes on any automated dealer quotation system.

Ratio of Earnings to Fixed Charges

The table below sets forth our ratio of earnings to fixed charges for the periods presented.

	CSI Compressco LP Predecessor	CSI Compressco LP
	Year Ended December 31,	Year Ended December 31,				Three Months Ended March 31, 2015
	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges	1.21x	2.78x	87.71x	29.48x	1.45x	1.27x

For purposes of calculating the ratio of consolidated earnings to fixed charges:

•	“earnings” is the aggregate of the following items: pre-tax income from continuing operations before adjustment for income or loss from equity investees; plus fixed charges; plus amortization of capitalized interest; and less capitalized interest; and

•	“fixed charges” means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; and an estimate of the interest within rental expense. Fixed charges are not reduced by any allowance for funds used during construction.

RISK FACTORS

An investment in the notes involves a high degree of risk. Before deciding to invest in the notes, you should consider carefully the risks and uncertainties described below with all of the other information provided elsewhere in this prospectus. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of these risks actually occur, our business, financial condition or results of operations could be materially adversely affected.

Risks Related to Investing in the New Notes

If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will remain restricted and may be adversely affected.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes.

If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register old notes under the Securities Act unless our registration rights agreement with the initial purchasers of the old notes requires us to do so. Further, if you continue to hold any old notes after the exchange offer is consummated, you may have trouble selling them because the principal amount of the currently outstanding old notes may be reduced as a result of the exchange offer.

Restrictions in our Credit Agreement and the indenture governing the notes could adversely affect our business, financial condition, results of operations, ability to make distributions to unitholders and the value of our units.

As of May 22, 2015, the outstanding borrowings, including $1.1 million of letters of credit, under our Credit Agreement, dated August 4, 2014 (the “Credit Agreement”) which we entered to in connection with the acquisition of CSI, were approximately $224.1 million. Our Credit Agreement has a borrowing capacity of up to $400 million. We depend on the earnings and cash flow generated by our operations to meet our debt service obligations. Payments of principal and interest on our debt reduce cash available for distribution on our units. The operating and financial restrictions and covenants applicable to the Credit Agreement and the indenture governing the notes restrict our ability to take certain actions. Violations of these restrictions may result in our inability to borrow under the Credit Agreement, including to fund distributions (if we elected to do so). For example, the Credit Agreement and the indenture governing the notes restricts our ability to, among others:

•	incur certain additional debt or issue certain guarantees;

•	incur or permit certain liens to exist;

•	conduct businesses that are not substantially similar or related to our current business;

•	pay dividends or make other distributions;

•	make certain loans, investments, acquisitions, or other restricted payments;

•	cancel, terminate or modify certain material agreements;

•	dispose of assets outside the ordinary course of business;

•	enter into sale-leaseback transactions;

•	enter into certain hedging contracts and certain other prohibited contracts;

•	engage in certain types of transactions with affiliates;

•	make certain amendments to organizational documents;

•	discount, assign or sell receivables;

•	make certain capital expenditures;

•	change accounting practices; and

•	merge, consolidate, transfer all or substantially all of our assets, liquidate, or dissolve.

The Credit Agreement restricts our ability to pay distributions upon the occurrence of the following events, among others:

•	failure to pay principal, interest, or any other amount due under the revolving credit facility when due;

•	breach of the representations or warranties in the Credit Agreement;

•	failure to comply with the covenants in the Credit Agreement;

•	cross-default on other indebtedness;

•	bankruptcy, insolvency or admit in writing or fail generally to pay debts as due;

•	certain Employee Retirement Income Security Act of 1974 events;

•	failure of any provision of the Credit Agreement and related loan documents to be in full force and effect;

•	material court judgments entered against us; and

•	a change of control.

Furthermore, the Credit Agreement contains covenants requiring us to maintain (i) a consolidated interest coverage ratio (ratio of consolidated EBITDA to consolidated interest charges) of not less than 3.0 to 1.0, (ii) a consolidated total leverage ratio (ratio of consolidated total indebtedness to consolidated EBITDA) of not more than 5.5 to 1.0 (with step downs to 5.0 to 1.0 over time), and (iii) a consolidated secured leverage ratio (ratio of consolidated secured indebtedness to consolidated EBITDA) of not more than 4.0 to 1.0, in each case calculated on a quarterly basis for the trailing four quarters. Our Credit Agreement provides that we may make distributions to holders of our common units, but only if there is no default under the facility. Our ability to comply with the covenants and restrictions contained in the Credit Agreement may be affected by events beyond our control, including prevailing economic, financial, and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired.

A failure to comply with the provisions of the Credit Agreement could result in a default or an event of default. Upon an event of default, unless waived, the lenders under the Credit Agreement would have all remedies available to a secured lender and could elect to terminate its commitments, cease making further loans, require cash collateralization of letters of credit, cause their loans to become due and payable in full, institute foreclosure proceedings against our or our subsidiaries’ assets, and force us and our subsidiaries into bankruptcy or liquidation. If the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, and the holders of our units could experience a partial or total loss of their investment.

We may be unable to service our indebtedness, including the notes.

Our ability to make scheduled payments on and to refinance our indebtedness, including under the notes and our Credit Agreement, depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond our control, including the availability of financing in the banking and capital markets. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, including the notes, to refinance our debt or to fund our other liquidity needs. If we are unable to meet our debt obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, including the notes, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

The old notes and the related guarantees are and the new notes and the related guarantees will be unsecured and effectively subordinated to our and our subsidiary guarantors’ existing and future secured indebtedness.

The old notes and the related guarantees are not, and the new notes and the related guarantees will not be, secured. Our obligations under our Credit Agreement are secured by substantially all of our assets. If we become insolvent or are liquidated, or if payment under our Credit Agreement or any of our other future secured debt obligations is accelerated, the lenders under our Credit Agreement would be entitled to exercise the remedies available to a secured lender under applicable law and the terms of our Credit Agreement and will have a claim on the assets secured thereby before the holders of the notes. The old notes are, and the new notes will be, therefore effectively subordinated to our existing and future secured indebtedness and the guarantees are, and will be, effectively subordinated to the existing and future secured indebtedness of the subsidiary guarantors, in each case to the extent of the value of the assets securing that indebtedness. As a result, the holders of the notes may recover ratably less than the lenders of our or the subsidiary guarantors’ secured debt in the event of a bankruptcy or liquidation.

As of May 22, 2015, (a) we (not including our subsidiaries) had an aggregate of approximately $224.1 million of total outstanding indebtedness (including obligations under our Credit Agreement and not including the notes), all of which was secured, and approximately $175.9 million of additional secured borrowing capacity available under our Credit Agreement, and (b) the subsidiary guarantors of the notes had an aggregate of $224.1 million of total outstanding indebtedness (including their guarantees of our indebtedness under our Credit Agreement and not including their guarantees of the notes), all of which was secured.

Your right to receive payments on the old notes is, and on the new notes will be, structurally subordinated to the rights of creditors of our subsidiaries that do not guarantee the notes or whose guarantees are invalidated.

All of our current domestic restricted subsidiaries that guarantee our other indebtedness, other than CSI Compressco Finance Inc., guarantee the old notes and will guarantee the new notes. However, creditors of foreign subsidiaries or other subsidiaries that do not guarantee the notes may have claims with respect to the assets of those subsidiaries that rank structurally senior to the notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to CSI Compressco LP in respect of its direct or indirect equity interests in such subsidiaries. Accordingly, after satisfaction of the claims of such creditors, there may be little or no assets left available to make payments in respect of the notes. Also, as described below, there are federal and state laws that could invalidate the guarantees of our subsidiaries that guarantee the notes. If that were to occur, the claims of creditors of those subsidiaries would also rank structurally senior to the notes, to the extent of the assets of those subsidiaries.

We are exposed to interest rate risk with regard to our indebtedness.

Our Credit Agreement provides for floating rate borrowings that bear interest at an agreed upon percentage rate spread above LIBOR or a base rate. As of May 22, 2015, we had approximately $224.1 million of borrowings outstanding, including $1.1 million of letters of credit, under the Credit Agreement. Accordingly, our cash flows and results of operations are subject to interest rate risk exposure associated with the level of the debt balance outstanding. We currently are not a party to an interest rate swap contract or other derivative instrument designed to hedge our exposure to interest rate fluctuation risk; therefore if interest rates increase, our debt service obligations will increase even if the amount borrowed remained the same, and our cash available for servicing our indebtedness will decrease. A 1.0% increase in interest rates on the $224.1 million debt outstanding under our Credit Agreement as of May 22, 2015 would have cost us approximately $2.2 million in additional annual interest expense.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

As of May 22, 2015, we had $569.2 million of total indebtedness, including $224.1 million of debt outstanding under our Credit Agreement. Our level of indebtedness could affect our operations in several ways, including the following:

•	our ability to make payments on the notes may be impaired;

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures (including acquisitions), or other purposes, may be impaired or such financing may not be available on favorable terms;

•	covenants contained in our credit and debt arrangements require us to meet financial covenants that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities and our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our indebtedness under these arrangements.

•	our use of a portion of our cash flow to make principal and interest payments on our indebtedness will reduce the funds that would otherwise be available for operations, distributions to unitholders, and future business opportunities;

•	we may be more vulnerable to competitive pressures or a downturn in our business; and

•	our flexibility in responding to changing business and economic conditions may be affected.

Increases in our indebtedness would increase our total interest expense, which would in turn reduce our cash available for distribution. Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

Despite our current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

We may be able to incur substantial additional indebtedness in the future, subject to certain limitations, including under our Credit Agreement and under the indenture for the notes. If we incur any additional indebtedness that ranks pari passu with the notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the notes and the related guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. If additional debt is added to our current debt levels, the related risks that we now face could increase. Our level of indebtedness could prevent us from engaging in transactions that might otherwise be beneficial to us or from making desirable capital expenditures. This could put us at a competitive disadvantage relative to other less leveraged competitors that have more cash flow to devote to their operations and growth. In addition, the incurrence of additional indebtedness could make it more difficult to satisfy our existing financial obligations, including those relating to the notes.

We may not have the funds necessary to finance the repurchase of the notes in connection with a change of control offer required by the indenture.

Upon the occurrence of specific kinds of change of control events, the indenture governing the notes requires us to make an offer to repurchase all such notes at 101% of the principal amount thereof, plus accrued and unpaid interest (and liquidated damages, if any) to the date of repurchase. However, it is possible that we will not have sufficient funds, or the ability to raise sufficient funds, at the time of the change of control to make the required repurchase of the notes. In addition, restrictions under our Credit Agreement may not allow us to make such a repurchase upon a change of control. If we could not refinance our Credit Agreement or otherwise obtain a waiver from the holders of such debt, we would be prohibited from repurchasing the notes, which would constitute an event of default under the indenture. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. Because the definition of change of control under our Credit Agreement differs from that under the indenture, there may be a change of control and resulting default under our Credit Agreement at a time when no change of control has occurred under the indenture. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Partnership and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Partnership and its subsidiaries taken as a whole to another person or group may be uncertain.

Certain of the covenants contained in the indenture will terminate if the notes are rated investment grade by at least two rating agencies and no default has occurred and is continuing.

Certain of the covenants in the indenture governing the notes will terminate if the notes are rated investment grade by at least two rating agencies, provided that at such time no default has occurred and is continuing. Such covenants restrict, among other things, our ability to pay dividends, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, termination of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the notes are subsequently downgraded below investment grade. See “Description of Notes—Covenant Termination.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from subsidiary guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee of the notes could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that subsidiary guarantor, if, among other things, the subsidiary guarantor, at the time it incurred the debt evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that subsidiary guarantor pursuant to its guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our operating subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than our interest in our operating subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our operating subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state partnership laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, or to repurchase the notes upon the occurrence of a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the notes or a sale of assets. We may not be able to refinance the notes or sell assets on acceptable terms, or at all.

Your ability to transfer the notes may be limited by the absence of a trading market.

The old notes have not been registered under the Securities Act, and may not be resold by holders thereof unless the old notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. However, we cannot assure you that, even following registration or exchange of the old notes for new notes, that an active trading market for the new notes will exist, and we will have no obligation to create such a market. At the time of the private placement of the old notes, the initial purchasers advised us that they intended to make a market in the notes. However, the initial purchasers are not obligated to make a market in the notes, and any market making may be discontinued at any time at their sole discretion. No assurance can be given as to the liquidity of or trading market for the new notes.

The liquidity of any trading market for the notes and the market price quoted for the notes will depend upon the number of holders of the notes, the overall market for high yield securities, our financial performance or prospects or the prospects for companies in our industry generally, the interest of securities dealers in making a market in the notes and other factors.

Certain Business Risks

We depend on domestic and international demand for and production of natural gas and oil, and a reduction in this demand or production could adversely affect the demand or the prices we charge for our services, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our operations are significantly dependent upon the demand for, and production of, natural gas and oil in the various domestic and international areas in which we operate. Natural gas and oil production may be affected by, among other factors, prices for such commodities, weather, and availability of alternative energy sources. U.S. natural gas prices were volatile in 2014, with Henry Hub prices ranging from a high of $6.49 per million British thermal units (“MMBtu”) in February 2014 to a low of $2.88 per MMBtu in December 2014, with an average price during the fourth quarter of 2014 of $3.85 per MMBtu. The Henry Hub price for natural gas as of March 13, 2015 was $2.72 per MMBtu. During 2014, WTI oil prices ranged from a high of $107.50 per barrel in June 2014 to a low of $52.44 per barrel in December 2014. The reductions in natural gas and oil prices that began in 2014 are expected to result in a decline in demand for certain of our products and services, which may reduce our cash available for distribution. Natural gas and oil production from newly developed shale plays in the U.S., which has contributed to the growth of our compression services operations during the past two years, may decrease in the future due to decreased drilling activity in response to current reduced natural gas and oil pricing. While foreign prices of natural gas and oil have historically been higher than domestic prices, foreign prices are also subject to volatility and they were reduced in 2014 and have remained depressed.

Sustained decreases in the prices of natural gas and oil may cause our customers to slow or cease production of natural gas or oil. If our customers shut in wells due to a decline in commodity prices, or any other reason, or reduce drilling activity, demand for our compression services may decline.

The acquisition of Compressor Systems, Inc. has substantially changed the scope and size of our operations and business.

The August 4, 2014 acquisition of CSI (the “CSI Acquisition”) has substantially expanded the scope and size of our operations and business. Prior to the CSI Acquisition, we fabricated and provided services utilizing small horsepower wellhead compression packages, with total fleet horsepower of approximately 187,000 horsepower as of June 30, 2014. CSI has more and a broader range of compression equipment and the acquisition has resulted in our total compression fleet horsepower as of December 31, 2014 increasing to approximately 1,089,151 horsepower. Additionally, CSI has much larger equipment fabrication operations and provides aftermarket services that we have not historically provided. We may not be able to quickly and efficiently integrate CSI’s operations into our operations or to realize the expected economic benefits of the CSI Acquisition.

We may not have accurately estimated the benefits to be realized from the CSI Acquisition.

We may not realize the expected benefits from the CSI Acquisition if our estimates of the net cash flows associated with the assets are materially inaccurate or if we failed to identify operating problems or liabilities prior to closing. In addition, the expected benefits may not be realized if we are unable to successfully integrate the business and operations of CSI. We performed an inspection of the assets to be acquired, which we believe to be generally consistent with industry practices. However, our assessments of the assets and our estimates were inherently uncertain. There could also be environmental or other problems that were not necessarily observable even when the inspection was undertaken. If problems are identified in the future, the stock purchase agreement provides for limited recourse against the seller. In addition, our estimate of the required working capital for the CSI business and targeted working capital set forth in the stock purchase agreement may not be sufficient for actual working capital needs of the CSI business. If our estimate of the targeted working capital is ultimately determined to be lower than the actual needs of the acquired business, we may be required to fund such additional working capital needs out of other operating cash flows or borrowings under our Credit Agreement.

Restrictions in our 7.25% Senior Notes and our Credit Agreement could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have a Credit Agreement with a borrowing capacity of up to $400 million, subject to borrowing base requirements. As of May 22, 2015, including approximately $1.1 million of letters of credit outstanding, our outstanding borrowings under the Credit Agreement were approximately $224.1 million. In addition, we have $350 million in aggregate principal amount of our 7.25% Senior Notes outstanding. We depend on the earnings and cash flow generated by our operations to meet our debt service obligations. Payment of our debt service obligations reduces cash available for distribution to our common unitholders. The operating and financial restrictions and covenants applicable to the Credit Agreement and the 7.25% Senior Notes restrict our ability to take certain actions. Violations of these restrictions and covenants may result in a breach of, and our inability to borrow under, the Credit Agreement, including to fund distributions (if we elected to do so). For example, the Credit Agreement and the 7.25% Senior Notes restrict our ability to, among others things:

•	make distributions;

•	incur certain additional debt or issue certain guarantees;

•	incur or permit certain liens to exist on our assets;

•	conduct businesses that are not substantially similar or related to our current business;

•	make certain loans, investments, acquisitions, or other restricted payments;

•	cancel, terminate, or modify certain material agreements;

•	dispose of assets outside the ordinary course of business;

•	enter into sale-leaseback transactions;

•	enter into certain hedging contracts and certain other prohibited contracts;

•	engage in certain types of transactions with affiliates;

•	make certain amendments to organizational documents;

•	discount, assign or sell receivables;

•	make certain capital expenditures;

•	change accounting practices; and

•	merge, consolidate, transfer all or substantially all of our assets, liquidate, or dissolve.

The Credit Agreement restricts our ability to pay distributions upon the occurrence of any of the following events, among others:

•	our failure to pay principal, interest, or any other amount due under the revolving credit facility when due;

•	our breach of the representations or warranties in the revolving credit facility;

•	our failure to comply with the covenants in the revolving credit facility;

•	our cross-default on other indebtedness;

•	our bankruptcy, insolvency or failure generally to pay our debts as they become due;

•	certain events under the Employee Retirement Income Security Act of 1974;

•	a material court judgment being entered against us; and

•	a change of control of us.

Furthermore, the Credit Agreement contains covenants requiring us to maintain (i) a consolidated interest coverage ratio (ratio of consolidated EBITDA to consolidated interest charges) of not less than 3.0 to 1.0; (ii) a consolidated total leverage ratio (ratio of consolidated total indebtedness to consolidated EBITDA) of not more than 5.5 to 1.0 (with step downs to 5.0 to 1.0); and (iii) a consolidated secured leverage ratio (consolidated secured indebtedness to consolidated EBITDA) of not more than 4.0 to 1.0, in each case calculated on a quarterly basis for the trailing four quarters. Our Credit Agreement provides that we may make distributions to holders of our common units, but only if there is no default under the agreement. Our ability to comply with the covenants and restrictions contained in the Credit Agreement may be affected by events beyond our control, including prevailing economic, financial, and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. A failure to comply with the provisions of the Credit Agreement could result in an event of default. Upon an event of default, unless waived, the lenders under the Credit Agreement would have all remedies available to secured lenders and could elect to terminate their commitments, cease making further loans, require cash collateralization of letters of credit, cause their loans to become due and payable in full, institute foreclosure proceedings against our or our subsidiaries’ assets, and force us and our subsidiaries into bankruptcy or liquidation. If the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, and the holders of our common units could experience a partial or total loss of their investment.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

As of May 22, 2015, we had approximately $223.0 million outstanding under the Credit Agreement out of a maximum borrowing capacity of $400 million under the Credit Agreement and $350 million aggregate principal amount outstanding of our 7.25% Senior Notes.

Increases in our indebtedness would increase our total interest expense, which would in turn reduce our cash available for distribution. Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we may be forced to consider taking actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these courses of action.

We have five customers that collectively accounted for approximately 38.4% of our 2014 revenues. Our services and products are provided to these customers pursuant to equipment sales or short-term contract compression agreements, many of which are cancellable with 30-days’ notice. The loss of any of these significant customers could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our five most significant customers collectively accounted for approximately 38.4% of our 2014 revenues. Our two largest customers for the year ended December 31, 2014, were PEMEX and DCP Midstream, which accounted for approximately 11.1% and 10.2% of our consolidated revenues, respectively, for the year ended December 31, 2014. The loss of all or even a portion of the services we provide to these customers, as a result of competition or otherwise, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be unable to negotiate extensions or replacements of our contracts with our customers, which are generally cancellable on 30-days’ notice, when they expire, which could adversely effect our business, financial condition, results of operations and cash flows.

We generally provide compression services to our customers under “evergreen” contracts that are cancellable on thirty days’ notice. We may be unable to negotiate extensions or replacements of these contracts on favorable terms, if at all, which could adversely effect our business, financial condition, results of operations and cash flows.

We are exposed to interest rate risk with regard to our indebtedness.

Our Credit Agreement provides for floating rate borrowings that bear interest at an agreed upon percentage rate spread above LIBOR or a base rate. As of May 22, 2015, we had approximately $224.1 million of LIBOR borrowings outstanding, including $1.1 million of letters of credit and performance bonds. Accordingly, our cash flows and results of operations are subject to interest rate risk exposure associated with the level of variable rate borrowings outstanding. We currently are not a party to an interest rate swap contract or other derivative instrument designed to hedge our exposure to interest rate fluctuation risk. If interest rates increase, our debt service obligations on variable rate indebtedness would increase (even if the amount borrowed remained the same). A 1.0% increase in interest rates on the borrowings outstanding under our Credit Agreement would cost us approximately $2.2 million in additional annual interest expense.

We face competition that may cause us to lose market share and harm our financial performance.

Our business is highly competitive. We face competition from a variety of large and small companies, including national and multinational companies with greater financial resources than we have. Our ability to renew or replace existing contracts with our customers when they expire at rates sufficient to maintain current revenues and cash flows could be adversely affected by the activities of our competitors. Our competitors could substantially increase the resources they devote to the development and marketing of competitive equipment or services, develop more efficient equipment, or decrease the price at which they offer their equipment services or sell their equipment. Any of these competitive pressures could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We depend on particular suppliers and are vulnerable to engine and compressor component shortages and price increases, which could have a negative impact on our business, financial condition, results of operations and cash flows.

We fabricate most of our compressor packages and pump systems. We obtain some of the components used in our compressor packages and pump systems from a single source or a limited group of suppliers. Significant suppliers of material components include Caterpillar, Inc. and Ariel Corporation for engines and compressor components, respectively. Our reliance on these and other suppliers involves several risks, including our potential inability to obtain an adequate supply of required components in a timely manner. We do not have long-term contracts with these sources and the partial or complete loss of certain of these sources could have a negative impact on our results of operations and could damage our customer relationships. Further, since any increase in component prices for compressor packages and pump systems fabricated by us could decrease our margins, a significant increase in the price of one or more of these components could have a negative impact on our business, financial condition, results of operations and cash flows.

Operating cash flow levels from the sale of compressor packages and pump systems are inconsistent.

A significant portion of our revenues is derived from the sales of compressor packages and pump systems. During 2014, we reported revenues of approximately $74.9 million from the sale of compressor packages and parts, the significant majority of which was earned after the August 4, 2014 closing of the CSI Acquisition, and we expect an increased amount of our revenues will be derived from sales of compressor packages and pump systems in the future. As of March 31, 2015, we had a fabrication backlog of approximately $115.3 million. Demand to purchase our compressor packages and pump systems is also affected by numerous factors, including the prices of natural gas and oil and the level of capital spending by our customers. A change in our business strategy or any of these factors could cause cash flows from the sale of compressor packages and pump systems to decrease.

Our future growth and success will depend upon a number of factors, some of which we cannot control.

Our growth strategy includes both internal growth and growth through acquisitions. Our future internal growth and success will depend upon a number of factors that are outside of our control. These factors include our ability to:

•	attract new customers;

•	maintain our existing customers and maintain or expand the level of services we provide to them; and

•	recruit, train, and retain qualified field services and other personnel.

Failure in any of these areas could adversely affect our ability to execute our internal growth strategy.

We may be unable to grow successfully through future acquisitions and we may not be able to achieve the expected benefits of and integrate the businesses we do acquire effectively, which may have a negative impact on our business, financial condition, results of operations and cash flows.

From time to time, we may choose to make business acquisitions to pursue market opportunities, increase our existing capabilities, and expand into new areas of operations. We may not be able to identify attractive acquisition opportunities or successfully acquire identified targets. We may not achieve the expected benefits of or be successful in integrating the CSI Acquisition or any future acquisitions into our existing operations, which may result in unforeseen operational difficulties or diminished financial performance or require a disproportionate amount of attention from our general partner’s personnel. Even if we are successful in integrating the CSI Acquisition or any future acquisitions into our existing operations, we may not derive the benefits, such as operational or administrative synergies, that we expect from such acquisitions, which may result in the commitment of our capital resources without the expected returns on such capital. Furthermore, competition for acquisition opportunities may escalate, increasing our cost of making acquisitions or causing us to refrain from making acquisitions. Our inability to make acquisitions or to achieve the expected results of and integrate successfully future acquisitions into our existing operations may have a material negative impact on our business, financial condition, results of operations and cash flows.

Our sales to and operations in foreign countries exposes us to additional risks and uncertainties, including with respect to U.S. trade and economic sanctions, export control laws, and the Foreign Corrupt Practices Act (“FCPA”), and similar anti-bribery laws. If we are not in compliance with applicable legal requirements, we may be subject to civil or criminal penalties and other remedial measures that could have a material impact on our business.

We have operations in Mexico, Canada, and Argentina as well as a number of other foreign countries. A portion of our expected future growth includes expansion in these and other foreign countries. Foreign operations carry special risks. Our operations in the countries in which we currently operate and those countries in which we may operate in the future, could be adversely affected by:

•	government controls and actions, such as expropriation of assets and changes in legal and regulatory environments;

•	import and export license requirements;

•	political, social, or economic instability;

•	trade restrictions;

•	changes in tariffs and taxes;

•	restrictions on repatriating foreign profits back to the United States; and

•	the impact of anti-corruption laws.

Sanctions imposed by the U.S. Office of Foreign Assets Control (“OFAC”) prohibit our operations in or sales to customers in certain foreign countries. We are also subject to the FCPA, which prohibits U.S. companies and their intermediaries from making certain payments to foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment, and other similar laws governing our foreign operations. The FCPA’s foreign counterparts, including the UK Bribery Act, contain similar prohibitions, although varying in both scope and jurisdiction. We operate in parts of the world that have experienced governmental corruption in the past.

We have policies and procedures to maintain our compliance with the FCPA, OFAC sanctions, export controls, and similar laws and regulations. While we do not believe that CSI was in violation of any of the aforementioned laws or regulations, including with respect to its historical sales to customers in Mexico and the Republic of the Union of Myanmar (also referred to as Myanmar or Burma), it is possible that we could discover such violations in the process of our integration. The implementation of such policies and procedures may be time consuming and expensive, and could result in the discovery of issues or violations with respect to the foregoing by us or our employees, independent contractors, subcontractors, or agents of which we were previously unaware. If we violate, or discover that CSI has violated, any of these regulations, significant administrative, civil, and criminal penalties could be assessed on us. In addition, foreign governments and agencies often establish permit and regulatory standards different from those in the U.S. If we cannot obtain foreign regulatory approvals or cannot obtain them in a timely manner, our growth and profitability from international operations could be adversely affected.

The majority of our business in Mexico is performed for PEMEX under contracts with limited terms, and any cutbacks in PEMEX’s annual spending budget or our failure to renegotiate expiring PEMEX contracts could adversely affect our business, financial condition, results of operations, and cash flows.

The majority of our business in Mexico is performed for PEMEX. Our contracts with PEMEX generally have initial terms of two years, and, when they expire, we may be required to participate in an open auction to renew them. Any failure by us to renew our existing contracts with PEMEX or renew them on favorable terms could adversely affect our business, financial condition, results of operations and cash flows.

For the year ended December 31, 2014, PEMEX accounted for approximately 11.1% of our revenues. No work or services are required to be ordered by PEMEX under our contracts with them. PEMEX is a decentralized public entity of the Mexican Government, and, therefore, the Mexican Government controls PEMEX, as well as its annual budget. The Mexican Government may cut spending in the future. These cuts could adversely affect PEMEX’s annual budget and, thus, its ability to engage us or compensate us for our services. As a result, our business, financial condition, results of operations, and cash flows could be negatively affected.

Escalating security disruptions in regions of Mexico served by us could adversely affect our Mexican operations, and, as a result, the levels of revenue and operating cash flow from our Mexican operations could be reduced.

In recent years, incidents of security disruptions throughout many regions of Mexico have increased. Drug-related gang activity has grown in Mexico. Certain incidents of violence have occurred in regions in which we operate and have resulted in the interruption of our operations, and these interruptions could increase in the future. To the extent that such security disruptions increase, the levels of revenue and operating cash flow from our Mexican operations could be reduced.

Our growing operations in Argentina expose us to the changing economic and political environment in that country, including changing regulations governing the repatriation of cash generated from our operations in Argentina.

The current economic and political environment in Argentina and recent devaluations of the Argentinian peso have created increased economic instability for foreign investment in Argentina. Additional devaluation may be necessary to help boost the current Argentina economy, and they may be accompanied by fiscal and monetary tightening, including additional restrictions on the transfer of U.S. dollars out of Argentina.

As a result of our expanding operations in Argentina, consolidated revenues from Argentina have increased over the past three years. As of March 31, 2015, approximately $1.6 million of our consolidated cash balance is in bank accounts in Argentina, and the process of repatriating this cash to the U.S. is growing increasingly complex and uncertain. There can be no assurances that our growing Argentinian operations will not expose us to the loss of liquidity, foreign exchange losses, and other potential financial impacts.

Our ability to grow in the future may be dependent on our ability to access external expansion capital.

We distribute to our common unitholders all of our available cash after paying expenses and establishing desired reserves. As of March 31, 2015, our total cash balance was $25.5 million. If our cash balances are insufficient to fund future growth opportunities, we plan to rely primarily upon external financing sources, including borrowings under our revolving credit facility and issuances of debt and equity securities, to fund such growth. To the extent we are unable to efficiently finance growth externally, our cash distribution policy will significantly impair our ability to grow. To the extent we issue additional partnership units in connection with our growth, the payment of distributions on those additional partnership units may increase the risk that we will be unable to maintain or increase our per-unit distribution. There are no limitations in our partnership agreement or our revolving credit agreement on our ability to issue additional partnership units, including partnership units ranking senior to the common units.

Our ability to manage and grow our business effectively and provide quality services to our customers may be adversely affected if our general partner loses its management or is unable to retain trained personnel.

We rely primarily on the executive officers and other senior management of our general partner, which now includes many of the former executive officers and other senior management of CSI, to manage our operations and make decisions on our behalf. Our ability to provide quality production enhancement services depends upon our general partner’s ability to hire, train, and retain an adequate number of trained personnel. The departure of any of our general partner’s executive officers or other senior management could have a significant negative effect on our business, operating results, financial condition, and our ability to compete effectively in the marketplace. We operate in an industry characterized by highly competitive labor markets, and, similar to many of our competitors, we have experienced high employee turnover in certain regions. It is possible that our labor expenses could increase if there is a shortage in the supply of skilled regional service supervisors and other service professionals. Our general partner may be unable to maintain an adequate skilled labor force necessary for us to operate efficiently and to support our growth strategy. Failure to do so could impair our ability to operate efficiently and to retain current customers and attract prospective customers, which could cause our business to suffer materially. Additionally, increases in labor expenses may have an adverse impact on our business, financial condition, results of operations and cash flows.

The employees conducting our operations in Mexico and Argentina are party to collective labor agreements, and a prolonged work stoppage of our operations in Mexico or Argentina could adversely impact our revenues, cash flows and net income.

The personnel conducting our operations in Mexico are currently subject to collective labor agreements. These collective labor agreements consist of “evergreen” contracts that have no expiration date and whose terms remain in full force and effect from year-to-year, unless the parties agree to negotiate new terms. The employees subject to these “evergreen” agreements may, however, request a renegotiation of their employee compensation terms on an annual basis or a renegotiation of the entire agreement on a biannual basis, although we are not required to honor any such request. The personnel conducting operations in Argentina are also subject to collective labor agreements. We have not experienced work stoppages in Mexico or Argentina in the past, but cannot guarantee that we will not experience work stoppages in the future. A prolonged work stoppage could adversely impact our business, financial condition, results of operations and cash flows.

TETRA and its affiliates are not limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses, which in turn could adversely impact our business, financial condition, results of operations and cash flows.

Neither our partnership agreement nor the Omnibus Agreement between TETRA and us prohibits TETRA and its affiliates from owning assets or engaging in businesses that compete directly or indirectly with us. TETRA currently provides some services for PEMEX in Mexico in competition with us and could choose to further compete with us for additional services for PEMEX in Mexico. Certain TETRA affiliates also currently provide services in Argentina and other countries that include compression services. In addition, TETRA and its affiliates may acquire compression-based services businesses or assets in the future, without any obligation to offer us the opportunity to purchase any of that business or those assets. As a result, competition from TETRA could adversely affect our results of operations and cash available for distribution.

Our exposure to currency exchange rate fluctuations may result in fluctuations in our cash flows and could have an adverse effect on our business, financial condition, results of operations and cash flows.

Because we have operations in Mexico, Canada, and Argentina and in certain other foreign countries, a portion of our business is conducted in foreign currencies. As a result, we are exposed to currency exchange rate fluctuations that could have an adverse effect on our results of operations. If a foreign currency weakened significantly, we would be required to convert more of that foreign currency to U.S. dollars to satisfy our obligations, which would cause us to have less cash available for distribution. A significant strengthening of the U.S. dollar could result in an increase in our financing expenses and could materially affect our financial results under U.S. generally accepted accounting principles (U.S. GAAP). Because we report our operating results in U.S. dollars, changes in the value of the U.S. dollar also result in fluctuations in our reported revenues and earnings. Most of our billings under the contracts with PEMEX and other clients in Mexico are in U.S. dollars; however, a large portion of our expenses and costs under those contracts are incurred in Mexican pesos. In addition, future contract awards with PEMEX may require us to bill a larger portion of our revenues in Mexican pesos, which would expose us to additional foreign currency exchange rate risks.

As a result of the above, we are exposed to fluctuations in the values of the Mexican and Argentinian peso against the U.S. dollar. A material increase in the values of these foreign currencies relative to the U.S. dollar would adversely affect our cash flows and net income. In addition, for our operations in Canada, where the Canadian dollar is the functional currency under U.S. GAAP, all U.S. dollar-denominated monetary assets and liabilities, such as cash and cash equivalents, accounts receivable, restricted cash, accounts payable, long-term debt and capital lease obligations, are revalued and reported based on the prevailing exchange rate at the end of the reporting period. This revaluation may cause us to report significant foreign currency exchange gains and losses in certain periods.

We are subject to environmental regulations, and changes in these regulations could increase our costs or liabilities.

We are subject to federal, state, local, and foreign laws and regulatory standards, including laws and regulations regarding the discharge of materials into the environment, emission controls, and other environmental protection and occupational health and safety concerns. Environmental laws and regulations may, in certain circumstances, impose strict and joint and several liability for environmental contamination, rendering us liable for remediation costs, natural resource damages, and other damages resulting from our ownership of property or conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior owners or operators or other third parties. In addition, where contamination may be present, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury, property damage, and recovery of response costs. Remediation costs and other damages arising as a result of environmental laws and regulations, and costs associated with new information, changes in existing environmental laws and regulations or the adoption of new environmental laws and regulations could be substantial and could adversely affect our financial condition or results of operations. Moreover, failure to comply with these environmental laws and regulations, may result in the imposition of administrative, civil and criminal penalties, and the issuance of injunctions delaying or prohibiting operations.

The U.S. Environmental Protection Agency (the “EPA”) is performing a study of the environmental impact of hydraulic fracturing, a process used by the oil and natural gas industry in the development of certain oil and natural gas reservoirs. Specifically, the EPA is reviewing the impact of hydraulic fracturing on drinking water resources and has published proposed guidance for the permitting of hydraulic fracturing using diesel fuels. Certain environmental and other groups have suggested that additional federal, state and local laws and regulations may be needed to more closely regulate the hydraulic fracturing process. We cannot predict whether any federal, state, or local laws or regulations will be enacted regarding hydraulic fracturing, and, if so, what actions any such laws or regulations would require or prohibit. If additional levels of regulation or permitting requirements were imposed on oil and natural gas operators through the adoption of new laws and regulations, the domestic demand for our services in areas in shale reservoir markets could be decreased.

We routinely deal with natural gas, oil, and other petroleum products. Hydrocarbons or other hazardous wastes may have been released during our operations or by third parties on wellhead sites where we provide services or store our equipment or on or under other locations where wastes have been taken for disposal. These properties may be subject to investigatory, remediation, and monitoring requirements under foreign, federal, state, and local environmental laws and regulations.

The EPA has adopted regulations under the Clean Air Act to control emissions of hazardous air pollutants from reciprocal internal combustion engines and more recently the EPA adopted regulations that establish air emission controls for natural gas and natural gas liquids production, processing and transportation activities, including New Source Performance Standards as well as emission standards to address hazardous air pollutants. Certain CSI compressors are subject to these new requirements and additional control equipment and maintenance operations are required. While we do not believe that compliance with current regulatory requirements will have a material adverse effect on the business, additional regulations could impose new air permitting or pollution control requirements on our equipment that could require us to incur material costs.

The modification or interpretation of existing environmental laws or regulations, the more vigorous enforcement of existing environmental laws or regulations, or the adoption of new environmental laws or regulations may also adversely affect oil and natural gas exploration and production, which in turn could have an adverse effect on our business, financial condition, results of operations and cash flows.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the oil and natural gas our customers produce, while the physical effects of climate change could disrupt production and cause us to incur costs in preparing for or responding to those effects.

The EPA has determined that “greenhouse gases” (“GHGs”) present an endangerment to public health and the environment because, according to the EPA, they contribute to global warming and climate change. As a result, the EPA has begun to regulate certain sources of greenhouse gases, including air emissions associated with oil and natural gas production particularly as they relate to the hydraulic fracturing of natural gas wells. In addition, the EPA has issued regulations requiring the reporting of greenhouse gas emissions from certain sources, including petroleum refineries and certain oil and natural gas production facilities, on an annual basis.

In March 2014, the Obama Administration announced a strategy to address methane emissions, including through reduction of methane emissions from the oil and gas industry. Pursuant to the strategy, in April 2014, the EPA released white papers evaluating potentially significant sources of methane, including compressors, as well as possible control technologies. Based on these white papers and public comments, the EPA may develop additional regulations that could be implemented by the end of 2016. At this time we cannot predict the impact of any laws or regulations relating to methane emissions on our equipment, our operations or our customers’ operations, but such laws or regulations could require us to incur material costs, or result in reduced demand for our services.

The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations. Further, the U.S. Congress has considered and almost one-half of the states have adopted legislation that seeks to control or reduce emissions of GHGs from a wide range of sources. Any such legislation could adversely affect demand for the oil and natural gas our customers produce and, in turn, demand for our services.

We do not insure against all potential losses and could be seriously harmed by unexpected liabilities.

Our assets and operations are subject to inherent risks such as vehicle accidents, equipment defects, malfunctions and failures, as well as other incidents that result in releases or uncontrolled flows of gas or well fluids, fires, or explosions. These risks could expose us to substantial liability for personal injury, death, property damage, pollution, and other environmental damages. We do not insure all of our assets and the insurance we do obtain may be inadequate to cover our liabilities. Further, insurance covering the risks we face or in the amounts we desire may not be available in the future, or, if available, the premiums may not be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur liability at a time when we did not maintain liability insurance, our business, results of operations, and financial condition could be adversely affected. In addition, we do not maintain business interruption insurance. Please read “Health, Safety, and Environmental Affairs Regulations” for a description of how we are subject to federal, state, and local laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of human health and environment.

Risks Inherent in an Investment in Us

Our partnership agreement requires us to distribute all of the available cash that we generate each quarter after paying expenses and establishing prudent operating reserves, which could limit our ability to grow.

Our partnership agreement requires us to distribute all of the available cash we generate each quarter. Under the terms of our partnership agreement, the amount of cash otherwise available for distribution will be reduced by our operating expenses and the amount of cash reserves that our general partner establishes to provide for future operations, future capital expenditures, future debt service requirements and future cash distributions to our common unitholders. As a result, our general partner relies primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, as well as cash flows from operations to a certain extent, to fund our expansion capital expenditures. To the extent that we are unable to finance growth externally, this requirement significantly impairs our ability to grow. In addition, also as a result of this requirement, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations.

TETRA controls our general partner, which has sole responsibility for conducting our business and managing our operations, and thereby controls us. TETRA has conflicts of interest, which may permit it to favor its own interests.

TETRA controls our general partner, and through the general partner controls us. Some of our general partner’s directors are directors of TETRA or its affiliates that own our general partner. Therefore, conflicts of interest may arise between TETRA and its affiliates, including our general partner, on the one hand, and us, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of TETRA and its affiliates over the interests of our common unitholders. These conflicts include, among others, the following situations:

•	neither our partnership agreement nor any other agreement requires TETRA to pursue a business strategy that favors us. The directors and officers of TETRA and its affiliates have a fiduciary duty to make these decisions in the best interests of TETRA, which may be contrary to our interests;

•	our general partner controls the interpretation and enforcement of contractual obligations between us and our affiliates, on the one hand, and TETRA, on the other hand, including provisions governing administrative services, acquisitions, and non-competition provisions;

•	our general partner is allowed to take into account the interests of parties other than us, including TETRA and its affiliates, in resolving conflicts of interest;

•	our general partner will determine the amount and timing of asset purchases and sales, capital expenditures, borrowings, repayment of indebtedness, and issuances of additional partnership interests;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us and TETRA will determine the allocation of shared overhead expenses;

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations and, in some circumstances, is entitled to be indemnified by us; and

•	our general partner decides whether to retain separate counsel, accountants, or others to perform services for us.

Our reliance on TETRA for certain general and administrative support services and our limited ability to control certain costs could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Pursuant to an Omnibus Agreement entered into between TETRA, our general partner and us, TETRA provides to us certain general and administrative services, including, without limitation, legal, accounting, treasury, insurance administration and claims processing and risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit and tax services. Our ability to execute our growth strategy depends significantly upon TETRA’s performance of these services. Our reliance on TETRA could have a material adverse effect on our business, financial condition, results of operations and cash flows. Additionally, TETRA will receive reimbursement for the provision of various general and administrative services for our benefit. Our general partner is also entitled to significant reimbursement for expenses it incurs on our behalf, including reimbursement for the cost of its employees who perform services for us. Payments for these services are substantial. In addition, under Delaware partnership law, our general partner has unlimited liability for our obligations, such as our debts and environmental liabilities, except for our contractual obligations that are expressly made without recourse to our general partner. To the extent our general partner incurs obligations on our behalf, we are obligated to reimburse or indemnify it. If we are unable or unwilling to reimburse or indemnify our general partner, our general partner may take actions to cause us to make payments of these obligations and liabilities.

PROPERTIES

As of March 31, 2015, we owned a headquarters and fabrication facility in Midland, Texas, a fabrication facility in Oklahoma City, Oklahoma and additional service facilities in North Dakota, Oklahoma, Texas, and Utah. We lease a fabrication facility and an administrative facility in Oklahoma, and lease 32 additional service facilities in Alabama, California, Colorado, Louisiana, New Mexico, Ohio, Oklahoma, Texas, Wyoming, and foreign locations in Argentina, Australia, Canada, and Mexico. We lease a number of storage facilities located across the geographic markets we serve. We utilize one of TETRA’s facilities in Texas as a sales office. Our primary assets include our fleet of compression and other equipment. See the section captioned “Description of Business—Compression Services” for a discussion and description of our compressor fleet. All obligations under our bank revolving credit facility are secured by a first-lien security interest in substantially all of our assets, including our equipment fleet and our fabrication facilities in Midland, Texas and Oklahoma City, Oklahoma, but excluding other real property assets.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On August 4, 2014, we issued an aggregate principal amount of $350,000,000 of our 7.25% Senior Notes due 2022 in an offering under Rule 144A of the Securities Act that were not registered under the Securities Act. The old notes were issued, and the new notes will be issued, under an indenture relating to the notes, dated August 4, 2014 by and among us, CSI Compressco Finance Inc., our subsidiary guarantors and U.S. Bank National Association, as trustee. We sold the old notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as representative of the initial purchasers, under a purchase agreement, dated July 29, 2014, among Merrill Lynch, as representative of the initial purchasers, CSI Compressco Finance Inc., our subsidiary guarantors and us. When we sold the old notes, we also signed a registration rights agreement in which we agreed to exchange all the issued and outstanding old notes for a like principal amount of our new notes. The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue new notes in a principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $350 million in aggregate principal amount of the old notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section “—Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on July 17, 2015, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral or written notice of such extension to their holders at any time until 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion, to:

•	delay accepting for exchange any old notes;

•	extend the exchange offer; or

•	terminate the exchange offer;

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer period following notice of the material change.

If we delay accepting any old notes or terminate the exchange offer, we will promptly return any old notes deposited pursuant to the exchange offer as required by Rule 14e-1(c).

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral or written notice of any extension, amendment, non- acceptance or termination to the holders of the old notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion prior to the expiration of the exchange offer. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes, and you should follow carefully the instructions on how to tender your old notes. It is your responsibility to properly tender your old notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your old notes, please contact the exchange agent, whose address is as follows: U.S. Bank National Association, Corporate Trust Services, Attention: Specialized Finance Department, 111 Fillmore Ave. E., St. Paul, MN 55107. Eligible institutions may make requests by facsimile at (651) 466-7372, and may confirm facsimile delivery by calling (800) 934-6802.

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the old notes may be tendered using the ATOP procedures. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the old notes.

Determinations Under the Exchange Offer

We will determine, in our sole discretion, all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date or termination of the exchange offer.

When We Will Issue New Notes

In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as soon as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of your business, whether or not you are the holder;

•	neither you nor, to your knowledge, any other person has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes and you are not engaged in and do not intend to engage in the distribution (within the meaning of the Securities Act) of such new notes;

•	you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuers; and

•	if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired as a result of market- making activities or other trading activities, and you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective, you must comply with DTC’s ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting and legal fees, disbursements and printing, messenger and delivery services and telephone costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your old notes for new notes under the exchange offer you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless the offer or sale is either registered under the Securities Act or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately-negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods presented.

	CSI Compressco LP Predecessor	CSI Compressco LP
	Year Ended December 31,	Year Ended December 31,				Three Months Ended March 31, 2015
	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges	1.21x	2.78x	87.71x	29.48x	1.45x	1.27x

For purposes of calculating the ratio of consolidated earnings to fixed charges:

•	“earnings” is the aggregate of the following items: pre-tax income from continuing operations before adjustment for income or loss from equity investees; plus fixed charges; plus amortization of capitalized interest; and less capitalized interest; and

•	“fixed charges” means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; and an estimate of the interest within rental expense. Fixed charges are not reduced by any allowance for funds used during construction.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in outstanding indebtedness.

UNAUDITED PRO FORMA, AS ADJUSTED CONDENSED COMBINED

FINANCIAL INFORMATION

Introduction

Our unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2014, and the year ended December 31, 2013 reflect the following transactions:

•	the offering of our old notes;

•	the CSI Acquisition, for cash consideration in the amount of approximately $825.0 million, without any assumption of any of CSI’s long-term indebtedness. The following table summarizes the preliminary allocation of the purchase price to the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$100,928
Property and equipment	571,670
Intangible and other assets	228,036

Total assets acquired	900,634

Current liabilities	75,634
Long-term debt	0
Other long-term liabilities	0

Total liabilities assumed	75,634

Net assets acquired	$825,000

•	Approximately $5.5 million of acquisition costs that we incurred in connection with the CSI Acquisition.

•	our registered offering of common units for aggregate gross proceeds of approximately $412.9 million (including 2,292,000 of additional common units that were purchased at the option of the underwriters) and the contribution by our general partner of approximately $8.4 million in order to maintain its approximate 2.0% general partner interest;

•	the repayment in full of all borrowings outstanding under our Credit Agreement dated October 15, 2013 (the “Previous Credit Agreement”); and

•	our entry into the Credit Agreement dated August 4, 2014 (the “Credit Agreement”) and initial borrowings thereunder.

Adjustments for these transactions on an individual basis are presented in the notes to the unaudited pro forma financial statements. Certain information normally included in the financial statements prepared in accordance with GAAP has been condensed or omitted in accordance with the rules and regulations of the SEC. The unaudited pro forma financial statements and accompanying notes should be read in conjunction with the historical financial statements and related notes thereto appearing elsewhere herein.

The unaudited pro forma, as adjusted, condensed combined financial statements set forth below do not purport to be indicative of the results of operations or financial position that we actually would have achieved if the transactions had been consummated on the dates indicated, nor do they project our results of operations or financial position for any future period or date.

CSI COMPRESSCO LP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2014

(in thousands)

	Historical	CSI Historical	Pro Forma Adjustments			Pro Forma
Revenues:
Compression and other services	$57,970	$93,162	$—			$151,132
Sales of compressors and parts	3,948	77,187	—			81,135

Total Revenues	61,918	170,349	—			232,267
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and other services	31,381	66,593	—			97,974
Cost of compressors and parts sales	1,995	45,336	—			47,331

Total cost of revenues	33,376	111,929	—			145,305
Selling, general and administrative expense	9,102	18,157	—			27,259
Depreciation and amortization	7,433	19,916	4,496	(A	)	37,002
			5,157	(B	)
Interest expense, net	304	658				14,798
			13,014	(C	)
			2,131	(D	)
			(1,309)	(E	)
Other expense (income), net	1,037	(364)	1,393	(B	)	2,066

Income (loss) before income tax provision	10,666	20,053	(24,882)			5,837
Provision (benefit) for income taxes	1,168	7,884	(9,050)	(F	)	2

Net income (loss)	$9,498	$12,169	$(15,832)			$5,835

General partner interest in net income	$190					$115

Common units interest in net income	$5,554					$4,659

Subordinated units interest in net income	$3,754					$1,061

COMPRESSCO PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

(in thousands)

	Historical	CSI Historical	Pro Forma Adjustments			Pro Forma
Revenues:
Compression and other services	$112,937	$178,530	$—			$291,467
Sales of compressors and parts	8,364	152,969	—			161,333

Total Revenues	121,301	331,499	—			452,800
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and other services	63,425	82,286	—			145,711
Cost of compressors and parts sales	4,691	128,600	—			133,291

Total cost of revenues	68,116	210,886	—			279,002
Selling, general and administrative expense	17,467	31,792	—			49,259
Depreciation and amortization	14,642	37,726	8,992	(A	)	71,673
			10,313	(B	)
Interest expense, net	469	1,256				29,198
			26,028	(C	)
			4,263	(D	)
			(2,818)	(E	)
Other expense (income), net	782	(695)	2,786	(B	)	2,873

Income (loss) before income tax provision	19,825	50,534	(49,564)			20,795
Provision (benefit) for income taxes	2,258	16,966	(18,028)	(F	)	1,196

Income (loss) before discontinued operations	$17,567	$33,568	$(31,536)			$19,599

General partner interest in net income before discontinued operations	$351					$391

Common units interest in net income before discontinued operations	$10,251					$15,565

Subordinated units interest in net income before discontinued operations	$6,965					$3,643

Pro Forma Adjustments

A.	Reflects the impact of fair value adjustments for property, plant and equipment acquired and related pro forma depreciation expense adjustments. Pro forma depreciation expense is calculated based on an average remaining useful life of 15 years for the acquired assets (in thousands).

	Property, plant and equipment			Depreciation expense
	Historical amounts	Fair value	Fair value adjustment	For the six months ended June 30, 2014	For the year ended December 31, 2013
Land	$1,126	$4,610	$3,484	$—	$—
Buildings & improvements	20,678	27,251	6,573	220	438
Compressors	417,603	527,926	110,323	3,677	7,355
Machinery & equipment	3,537	5,484	1,947	195	389
Vehicles/rolling stock	1,989	3,816	1,827	304	609
Office furniture & equipment	801	1,794	993	99	199
Leasehold improvements	—	24	24	1	2
Construction in progress	765	765	—	—

Total	$446,499	$571,670	$125,171	$4,496	$8,992

B.	Reflects the impact of the fair value of acquired identifiable intangible assets and deferred financing costs and related amortization expense adjustments, as follows (in thousands):

			Amortization expense
	Fair value	Useful Lives (years)	For the six months ended June 30, 2014	For the year ended December 31, 2013
Intangible assets:
Backlog and Non Compete Provisions	$12,900	2.3	$2,759	$5,517
Trade name	33,700	10	1,685	3,370
Customer relationships	21,400	15	713	1,426

Total intangible assets	68,000		5,157	10,313
Deferred financing costs:
Senior Notes	10,165	8	635	1,271
Credit Agreement	7,575	5	758	1,515

Total deferred financing costs	17,740		1,393	2,786

Total	$85,740		$6,550	$13,099

C.	Reflects the additional interest expense related to the old notes based on the interest rate of 7.25%, plus the amortization of the associated $5.2 million discount.

D.	Reflects additional interest expense related to the draw on the Credit Agreement.

E.	Reflects the total decrease to interest expense of $1.3 million, and $2.8 million for the six months ended June 30, 2014, and the year ended December 31, 2013, respectively as a result of a repayment under our Previous Credit Agreement and the reduction to interest expense related to the termination of CSI’s long-term debt prior to the closing of the CSI Acquisition.

F.	Reflects the tax impact of the CSI Acquisition based on a blended statutory rate of approximately 36.4%.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

The following tables set forth our selected consolidated financial data for the years ended December 31, 2014, 2013, 2012 and 2011 and selected consolidated financial data for our Predecessor for the year ended December 31, 2010. For the periods on and after June 20, 2011, the following audited consolidated financial statements represent CSI Compressco LP. Financial information for periods prior to June 20, 2011 represent the operations of our Predecessor. The selected consolidated historical financial data as of March 31, 2015 and 2014 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data does not purport to be complete and should be read in conjunction with, and is qualified by, more detailed information, including our Consolidated Financial Statements and related Notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” appearing elsewhere in this prospectus. See “Risk Factors” appearing elsewhere in this prospectus for a discussion of material uncertainties that might cause the selected consolidated financial data not to be indicative of our future financial condition or results of operations.

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
			(In Thousands, Except Per Unit Amounts)
Income Statement Data
Revenues	$102,889	$29,810	$282,647	$121,301	$108,582	$95,179	$81,413
Cost of revenues	60,107	16,083	174,667	68,116	57,500	53,195	39,238
Selling, general, and administrative expenses	11,249	4,094	32,100	17,467	17,270	14,269	13,068
Depreciation and amortization expense	19,988	3,682	41,158	14,642	13,227	12,521	13,112
Interest expense, net	7,906	159	12,964	469	25	5,052	13,096
Other expense, net	1,239	539	11,672	782	876	980	113

Income before income tax provision	2,400	5,253	10,086	19,825	19,684	9,162	2,786

Net income	$1,808	$4,619	$11,258	$17,567	$16,331	$7,257	$1,617

Net income per common unit, basic	$0.04	$0.29	$0.47	$1.11	$1.04	$0.45
Weighted average common units outstanding, basic	33,144,701	9,275,936	18,928,640	9,230,876	9,163,798	9,044,293
Net income per common unit, diluted	$0.04	$0.29	$0.47	$1.10	$1.03	$0.44
Weighted average common units outstanding, diluted	33,144,701	9,313,078	18,928,640	9,305,066	9,193,407	9,063,339

	March 31,	December 31,
	2015	2014	2013	2012	2011	2010
		(In Thousands)
Balance Sheet Data
Working capital	$73,366	$90,916	$32,074	$30,624	$34,043	$28,943
Total assets	1,234,509	1,232,664	225,109	217,786	206,344	196,566
Long-term debt	553,085	539,961	29,959	10,050	—	145,085
Partners’ capital/net parent equity	536,127	550,281	173,716	182,250	188,644	25,953

DESCRIPTION OF BUSINESS

General

We are a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. We fabricate and sell standard and custom-designed compressor packages and oilfield fluid pump systems, and provide aftermarket services and compressor package parts and components manufactured by third-party suppliers. We provide these compression services and equipment to a broad base of natural gas and oil exploration and production, midstream, and transmission companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada, and Argentina.

We are one of the largest service providers of natural gas compression services in the United States, utilizing our fleet of compressor packages that employs a full spectrum of low-, medium-, and high-horsepower engines. Low-horsepower compressor packages enhance production for dry gas wells and liquid-loaded gas wells by deliquifying wells, lowering wellhead pressure, and increasing gas velocity. Our low-horsepower compressor packages are also utilized in connection with oil and liquids production and in vapor recovery and casing gas system applications. Low- to medium-horsepower compressor packages are typically utilized in wellhead and natural gas gathering systems and other applications primarily in connection with natural gas and oil production. Our high-horsepower compressor package offerings are typically utilized in midstream applications including natural gas gathering and centralized compression facilities.

Our equipment and parts sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and oilfield fluid pump systems designed and fabricated primarily at our facilities in Midland, Texas and Oklahoma City, Oklahoma, as well as the sale of compressor package parts and components manufactured by third-party suppliers. We design and fabricate natural gas reciprocating and rotary screw compressor packages up to 8,000 horsepower for sale to our customers. The compressor packages that we fabricate are sold to customers for their use in various applications including gas gathering, gas lift, carbon dioxide injection, wellhead compression, gas storage, refrigeration plant compression, gas processing, pressure maintenance, pipeline transmission, vapor recovery, gas transmission, fuel gas boosters, and coal bed methane systems. Our pump systems can be utilized in multiple applications including oil and liquids production, transfer, and pipeline transmission, as well as water injection and disposal and other systems.

Our aftermarket services business provides a full-range of services to customers who own compression equipment. These services include operations, maintenance, overhaul, and reconfiguration services and may be provided under turnkey engineering, procurement and construction contracts. Our aftermarket services are provided by our factory- and internally-trained technicians in most of the major oil and natural gas producing basins in the United States.

Our growth strategy includes expanding our existing businesses—through internal growth and acquisitions—both in the U.S. and in select foreign countries. For financial information regarding our revenues and total assets, see Note M—Geographic Information contained in the Notes to Consolidated Financial Statements contained elsewhere in this prospectus.

Our operations are organized into a single business segment. For financial information regarding our revenues and total assets, see Note M—Geographic Information contained in the Notes to Consolidated Financial Statements contained elsewhere in this prospectus.

Prior to our Initial Public Offering in June 2011, TETRA contributed to us substantially all of the business, operations, and related assets and liabilities of our Predecessor. As a result of TETRA’s contributions and the other formation transactions that occurred prior to our Initial Public Offering, TETRA held a significant economic interest in us through its ownership of common units, subordinated units (which have since been converted into common units), and its indirect general partner interest that represented an aggregate ownership interest in us of approximately 82%, as well as incentive distribution rights. On August 4, 2014, pursuant to a stock purchase agreement dated July 20, 2014, one of our subsidiaries acquired all of the outstanding capital stock of Compressor Systems, Inc. (“CSI”) for $825.0 million cash (the “CSI Acquisition”). The CSI Acquisition purchase price was funded by the sale and issuance of the old notes and common units and borrowings under our revolving credit facility. A subsidiary of TETRA purchased a portion of the new equity issued and TETRA contributed cash to maintain its approximately 2% general partner interest in us following the offering of the new common units. The issuance of the new common units, including those purchased by TETRA, together with the contribution by TETRA of additional capital to maintain its general partner interest, resulted in the net reduction of TETRA’s ownership interest in us from approximately 82% to approximately 44%. Through TETRA’s wholly owned subsidiary, CSI Compressco GP Inc., TETRA will continue to manage and control us, despite its decreased ownership interest in us. As of December 31, 2014, common units held by the public represent approximately a 56% ownership interest in us.

Certain of our domestic services are performed by our wholly owned subsidiary CSI Compressco Operating LLC, a Delaware limited liability company (our “Operating LLC”), pursuant to contracts that our legal counsel has concluded generate qualifying income under Section 7704 of the Internal Revenue Code, or “qualifying income.” We do not pay U.S. federal income taxes on the portion of our business conducted by Operating LLC. CSI Compressco Sub Inc. and CSI, which are also wholly owned subsidiaries of ours, conduct substantially all of our operations that our legal counsel has not concluded generate qualifying income, and pay U.S. federal income tax with respect to such operations. We strive to ensure that all new domestic compression contracts are entered into by our Operating LLC and generate qualifying income. We also pay state and local income taxes in certain states, and we incur income taxes related to our foreign operations.

We rely on our general partner’s board of directors and executive officers to manage our operations and make decisions on our behalf. Our general partner is an indirect, wholly owned subsidiary of TETRA. Unlike shareholders in a publicly traded corporation, our unitholders are not entitled to elect our general partner or its directors. All of our general partner’s directors are elected by TETRA. Our general partner does not receive any management fee in connection with its management of our business. However, our general partner receives distributions based on its limited and general partner interests and incentive distribution rights.

We are a Delaware limited partnership formed in October 2008. Our headquarters are located at 3809 S. FM 1788, in Midland, Texas. Our phone number is 432-563-1170, and our website is accessed at www.compressco.com. Our common units are traded on the NASDAQ Exchange under the symbol “CCLP.”

Products and Services

We are a provider of compression services and equipment for natural gas and oil production, gathering, transmission, processing, and storage. Natural gas compression is a mechanical process in which the pressure of a given volume of natural gas is increased to a higher pressure. It is essential to the production and movement of natural gas. Compression is typically required numerous times in the natural gas production and sales cycle, including (i) at the wellhead, (ii) throughout gathering and distribution systems, (iii) into and out of processing and storage facilities and (iv) in natural gas pipelines. Compression is also utilized for gas lift, an artificial lift technique for producing oil from a well that has insufficient reservoir pressure. We fabricate and sell standard compressor packages, custom-designed compressor packages, and oilfield fluid pump systems, and we sell compressor package parts and components manufactured by third-party suppliers. We also provide aftermarket compression and other related services.

Compression Services

We utilize our fleet of compressor packages to provide a variety of compression services to our customers to meet their specific requirements. Our fleet includes more than 6,000 compressor packages that provide more than 1.0 million in aggregate horsepower, employing a wide spectrum of low-, medium-, and high-horsepower engines. We fabricate our compressor packages primarily at our fabrication facilities in Midland, Texas and Oklahoma City, Oklahoma. The horsepower of our natural gas compressor package fleet as of December 31, 2014 is summarized in the following table:

Range of Horsepower Per Package	Number of Packages	Aggregate Horsepower	% of Horsepower
0 - 100	4,411	207,869	19.0%
101 - 800	1,685	473,354	43.5%
801 and over	306	407,928	37.5%

Total	6,402	1,089,151	100.0%

Low-Horsepower (0-100 Horsepower) Compression Services. Our natural gas powered, low-horsepower compressor packages include our GasJack® packages that are relatively compact and easy to transport to our customer’s well site. We utilize our electric powered, low-horsepower VJack™ compressor packages to provide production enhancement services on wells where electric power is available. Our low-horsepower packages allow us to perform wellhead compression, fluids separation, and optional gas metering services all from one skid, thereby providing services that otherwise would generally require the use of multiple, more costly pieces of equipment. We utilize our low-horsepower compressor packages to provide production enhancement for dry gas wells and liquid-loaded gas wells and backside auto injection systems (“BAIS”). BAIS monitor tubing pressure to redirect gas flow into the casing annulus as needed to help gas wells unload liquids that hinder production. We also utilize our low-horsepower compressor packages to collect hydrocarbon vapors that are a by-product of oil production and storage (“vapor recovery”) and to reduce casing pressure of pumping oil wells to enhance oil production (“casing gas systems”).

Medium-Horsepower (101-800 Horsepower) Compression Services. Our medium-horsepower compressor packages are primarily utilized to move natural gas from the wellhead through the field gathering system by boosting the pressure of the natural gas flowing through the system. Additionally, these compressor packages are used to reinject natural gas into producing vertical and horizontal oil wells that have insufficient reservoir pressure, to help lift liquids to the surface (“gas lift operations”). Typically, these applications require medium-horsepower compressor packages located at or near the wellhead. These compressor packages are also used to increase the efficiency of low-capacity natural gas fields by providing a central compression point from which the natural gas can be further processed and transported. These compressor packages feature primarily three-stage compressors powered by natural gas engines ranging from 101 to 800 horsepower and equipped with interstage coolers.

High-Horsepower (Over 801 Horsepower) Compression Services. Our high-horsepower compressor packages are primarily utilized in midstream applications including natural gas gathering and centralized compression facilities. They move natural gas from individual wells or a group of wells to boost the pressure while being moved into a gathering pipeline that leads to various types of processing facilities. A significant number of these compressor packages in midstream applications also serve the dual purpose of gas lift operations by injecting a percentage of the compressed natural gas into producing oil wells. Our high-horsepower compressor packages are also used in connection with the movement of natural gas from gathering systems to storage facilities or the end user.

Other Related Services. In certain Latin America markets, we provide well monitoring and sand separation services in connection with our primary low-horsepower compression services. Well monitoring services include a variety of services that monitor and optimize production from oil and gas wells. We utilize automated sand separators, which are high-pressure vessels with automated valve operation functions, at the well to remove solids that would otherwise cause abrasive wear damage to compression and other equipment that is installed downstream and inhibit production from the well. We also provide early production services (“EPS”) to a customer in Argentina through a subcontract with TETRA. We rent the related equipment from TETRA under a separate rental agreement. Under our agreement with TETRA, TETRA bears all of the risk associated with the EPS customer contract, and we retain a portion of the income generated under the EPS contract.

Compression Services Contract Terms. Prior to the CSI Acquisition, our compression services were primarily performed under service contracts using our low-horsepower compressor packages. A significant portion of these low-horsepower compression services are provided under services contracts that our legal counsel has concluded will generate qualifying income that is not subject to U.S. federal income taxes. Under these services contracts, we are responsible for providing our services in accordance with the particular specifications of a job. As owner and operator, we are responsible for operating and maintaining the equipment we utilize to provide our services. Our domestic services contracts typically have an initial term of one month and, unless terminated by us or our customers with 30-days’ notice, continue on a month-to-month basis thereafter. We charge our customers a fixed monthly fee for the services provided under the contract. If the level of services we provide falls below certain contractually-specified percentages, other than as a result of factors beyond our control, our customers are generally entitled to request limited credits against our service fees. To date, these credits have been insignificant as a percentage of revenue. Although CSI’s contract compression business is very similar in substance to ours, it was not conducted under service contracts. The CSI contracts typically have twelve month initial terms and are month-to-month thereafter. Some customers may renew for additional twelve month extensions. Since our acquisition of CSI, we have been in the process of transitioning CSI customer contracts to service contracts.

We generally own the equipment we use to provide services to our customers, and we bear the risk of loss to this equipment to the extent not caused by (i) a breach of certain obligations of the customer, primarily involving the service site and the fuel gas being supplied to us, or (ii) an uncontrolled well condition. Utilizing our proprietary, satellite telemetry-based reporting system, we remotely monitor, in real time, whether our services are being continuously provided at domestic customer well sites.

As owner of the equipment, we are obligated to pay ad valorem taxes levied on the equipment and related insurance expenses, and we do not seek reimbursement for such taxes and expenses from our service agreement customers.

Equipment and Parts Sales

We fabricate and sell natural gas compressor packages for various applications, including: gas gathering, gas lift, carbon dioxide injection, wellhead compression, gas storage, refrigeration plant compression, gas processing, pressure maintenance, pipeline transmission, vapor recovery, pipeline station optimization, gas transmission, fuel gas boosters and coal bed methane systems. We sell engine parts, compressor package parts, and a number of other parts manufactured by third parties that are utilized in natural gas compressor packages.

We also fabricate and sell oilfield fluid pump systems through our wholly-owned Pump Systems International, Inc. subsidiary. The pump systems are fabricated at our facility in Midland, Texas or by third-party fabricators and they are sold primarily in South American, Asian and Middle Eastern markets.

Aftermarket Services

Through our aftermarket services operations, we provide a wide range of services to support the needs of customers who own compression equipment. The services provided are primarily operation, maintenance, overhaul and reconfiguration services, which may be provided under turnkey engineering, procurement and construction contracts. We have factory- and internally-trained technicians in most of the major oil and natural gas producing basins in the United States to perform these services.

Compressor Package Fabrication Facilities and Sources of Raw Materials

At our facilities in Midland, Texas, and Oklahoma City, Oklahoma, we design, engineer, and fabricate a wide spectrum of natural gas reciprocating and rotary screw compressor packages up to 8,000 horsepower, including both standard field compression equipment meeting industry standards and specialty engineered compression equipment designed for unique customer specifications. We internally fabricate skids, pressure vessels, and piping systems and join them with engines, compressors, and other components obtained from third-party suppliers. The compressor packages are used in our services business and they are sold to major and independent oil and natural gas exploration and production companies as well as midstream processing and transmission companies. We design, engineer, fabricate, and market high quality gas compressor packages that have superior reputation in the industry as indicated by occasional sales to competitive fleets and to end users who have their own compressor package fabrication capabilities.

A majority of the components we use to fabricate compressor packages and pump systems are obtained from third-party suppliers. These components represent a significant portion of the cost of the compressor packages and pump systems. Some of the components used in the assembly of our compressor packages and pump systems are obtained from a single supplier or a limited group of suppliers. Typical contracts with these suppliers are for a period of twelve months. Should we experience a lack of availability of the components we use to fabricate our packages and systems, we believe that there are adequate, alternative suppliers and that any impact would not be severe, although short-term disruptions could be material. We occasionally experience long lead times for components from suppliers and, therefore, at times make purchases in anticipation of future orders.

Market Overview and Competition

Customers

We provide services to a broad base of natural gas and oil exploration and production companies as well as midstream and pipeline transmission companies operating in many of the onshore producing regions of the United States. We also have operations in Latin America and certain other foreign regions. While most of our domestic services are performed in Texas, the San Juan Basin, the Rocky Mountain region, and the Mid-Continent region of the United States, we also have a presence in other U.S. producing regions. We continue to seek opportunities to further expand our operations into other regions in the U.S. and elsewhere in the world.

Our compression contracts are generally terminable upon 30 days’ notice after the primary term has expired. Although we enter into short-term contracts, many of our largest customers have been with us for over five years. Our largest customers for the year ended December 31, 2014, included PEMEX and DCP Midstream, which accounted for approximately 11.1% and 10.2%, respectively, of our consolidated revenues for the year. Other major customers for the year ended December 31, 2014 included ConocoPhillips and BP America Production Company. The loss of any of these customers could have a material adverse effect on our business, results of operations, financial condition, and our ability to make cash distributions to our unitholders.

Competition

The natural gas compression and compressor package fabrication and sale businesses are highly competitive. We experience competition from companies that may be able to more quickly adapt to changes within our industry and changes in economic conditions as a whole, more readily take advantage of available opportunities, and adopt more aggressive pricing policies. Primary competition for our low-horsepower compression services business comes from smaller local and regional companies that utilize packages consisting of screw or reciprocating compressors driven by a separate engine or motor. These local and regional competitors tend to compete on the basis of price, as opposed to our focus on providing production enhancement value to the customer. Competition for our mid- and high-horsepower compression business comes primarily from large national and multinational companies who may have greater financial resources than ours. Such competitors include Exterran, USA Compression, CDM Resource Management, J-W Power, and AXIP Energy Services. Our competition in the standard compressor package fabrication and sale markets includes several large companies and a large number of small, regional fabricators, including some of those who we compete with for compression services, as well as AG Equipment Company, SEC Energy Products & Services, Enerflex, and others. Our competition in the custom-designed market usually consists of larger companies with the ability to provide integrated projects and product support after the sale, including some of the competitors noted above. The ability to fabricate these large custom-designed packages at our facilities near the point of end-use of many customers is often a competitive advantage.

Many of our compression competitors compete on the basis of price. We believe our pricing has proven to be competitive because of the significant increases in the value we provide, our customer service, trained field personnel, and the quality of the compressor packages we use to provide our services.

Other Business Matters

Marketing

We utilize various marketing strategies to promote our compression business and compressor package and pump system products. Our account managers attempt to build close working relationships with our existing and potential customers to educate them about our services and products by scheduling personal visits, hosting and attending tradeshows and conferences, and participating in industry organizations. We sponsor and make presentations at industry events that are targeted to production managers, compression specialists, and other decision makers. Our marketing representatives also use these marketing opportunities to promote our value-added service initiatives, such as the use of our proprietary satellite telemetry-based system, our wellsite optimization program, and our call center.

Backlog

Our equipment and parts sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and pump systems. Our custom-designed packages are typically greater in size and scope than standard fabrication packages, requiring more labor, materials, and overhead resources. Our fabrication and sales business requires diligent planning of those resources and project and backlog management in order to meet the customer’s desired delivery dates and performance criteria, and achieve fabrication efficiencies. As of December 31, 2014, our fabrication and sales backlog was approximately $120.0 million, all of which is expected to be recognized through the year ended December 31, 2014, based on title passing to the customer, the customer assuming the risks of ownership, reasonable assurance of collectability, and delivery occurring as directed by our customer. Our fabrication and sales backlog consists of firm customer orders for which a purchase or work order has been received, satisfactory credit or financing arrangements exists, and delivery has been scheduled. Our fabrication and sales backlog is a measure of marketing effectiveness that allows us to plan future labor and raw material needs and measure our success in winning bids from our customers.

Employees

As of December 31, 2014, our general partner and certain of our subsidiaries had an aggregate of approximately 950 full-time employees who provide services to conduct our operations. Our general partner’s U.S. employees and our employees in Canada are not subject to a collective bargaining agreement. Under an Omnibus Agreement with TETRA, certain employees of TETRA and its affiliates also provide services to our general partner, us, and our subsidiaries, and we reimburse TETRA for these services. Our employees in Argentina are subject to a collective bargaining agreement. The employees of TETRA who provide services to us in Mexico are subject to numerous collective labor agreements. We believe that TETRA, our general partner, and our applicable subsidiaries have good relations with these employees and we have not experienced work stoppages in the past.

Proprietary Technology and Trademarks

It is our practice to enter into confidentiality agreements with employees, consultants, and third parties to whom we disclose our confidential and proprietary information. There can be no assurance, however, that these measures will prevent the unauthorized disclosure or use of our trade secrets and expertise or that others may not independently develop similar trade secrets or expertise. Our management believes, however, that it would require a substantial period of time and substantial resources to independently develop similar know-how or technology.

We provide various services and products under a variety of trademarks and service marks, some of which are registered in the United States.

Health, Safety, and Environmental Affairs Regulations

We believe that our service and sales operations and fabricating plants are in substantial compliance with all applicable U.S. and foreign health, safety, and environmental laws and regulations. We are committed to conducting all of our operations under the highest standards of safety and respect for the environment. However, risks of substantial costs and liabilities are inherent in certain of our operations and in the development and handling of certain products and equipment produced or used at our plants, well locations, and worksites. Because of these risks, there can be no assurance that significant costs and liabilities will not be incurred in the future. Changes in environmental and health and safety regulations could subject us to more rigorous standards. We cannot predict the extent to which our operations may be affected by future regulatory and enforcement policies.

We are subject to numerous federal, state, and local laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of human health and the environment. The primary environmental laws that impact our operations in the United States include:

•	the Clean Air Act and comparable state laws, and regulations thereunder, which regulate air emissions;

•	the Clean Water Act and comparable state laws, and regulations thereunder, which regulate the discharge of pollutants into regulated waters, including industrial wastewater discharges and storm water runoff;

•	the Resource Conservation and Recovery Act, or (“RCRA”), and comparable state laws, and regulations, thereunder, which regulate the management and disposal of solid and hazardous waste; and

•	the federal Comprehensive Environmental Response, Compensation, and Liability Act, or (“CERCLA”), and comparable state laws, and regulations thereunder, known more commonly as “Superfund,” which impose liability for the cleanup of releases of hazardous substances in the environment.

Our operations in the United States are also subject to regulation under the Occupational Safety and Health Act (“OSHA”) and comparable state laws, and regulations thereunder, which regulate the protection of the health and safety of workers.

The Clean Air Act and implementing regulations and comparable state laws and regulations regulate emissions of air pollutants from various industrial sources and also impose various monitoring and reporting requirements, including requirements related to emissions from certain stationary engines. These laws and regulations impose limits on the levels of various substances that may be emitted into the atmosphere from our compressor packages and require us to meet more stringent air emission standards and install new emission control equipment on all of our engines built after July 1, 2008. In addition, the Environmental Protection Agency (“EPA”) issued regulations in April 2012 that require the reduction of emissions of volatile organic compounds, air toxins, and methane, a greenhouse gas, at certain oil and gas operations. We are not currently aware of material impacts to our operations associated with these rules.

The EPA has determined that greenhouse gases present an endangerment to public health and the environment because, according to the EPA, they contribute to global warming and climate change. As a result, the EPA has begun to regulate certain sources of greenhouse gases, including air emissions associated with oil and gas production particularly as they relate to the hydraulic fracturing of natural gas wells. In addition, the EPA has issued regulations requiring the reporting of greenhouse gas emissions from certain sources including onshore and offshore oil and natural gas production facilities and onshore oil and gas processing, transmission, storage, and distribution facilities. Reporting of greenhouse gas emissions from such facilities is required on an annual basis. The EPA’s rules relating to emissions of greenhouse gases from large stationary sources of emissions are currently subject to a number of legal challenges, but the federal courts have thus far declined to issue any injunctions to prevent the EPA or state environmental agencies from implementing the rules. Further, Congress has considered, and almost one-half of the states have adopted, legislation that seeks to control or reduce emissions of greenhouse gases from a wide range of sources.

The Clean Water Act and implementing regulations and comparable state laws and regulations prohibit the discharge of pollutants into regulated waters without a permit and establish limits on the levels of pollutants contained in these discharges. In addition, the Clean Water Act and other comparable laws and regulations regulate storm water discharges associated with industrial activities depending on a facility’s primary standard industrial classification. Our facilities are in compliance with these requirements, as necessary.

RCRA and implementing regulations and state laws and regulations address the management and disposal of solid and hazardous waste. These laws and regulations govern the generation, storage, treatment, transfer, and disposal of wastes including, but not limited to, used oil, antifreeze, filters, sludges, and paint, solvents and sandblast materials. The EPA and various state agencies have limited the approved methods of disposal for these types of wastes. We believe we are in substantial compliance with all applicable requirements.

CERCLA and comparable state laws and regulations impose strict, joint, and several liabilities without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include the owner or operator of a disposal site where a hazardous substance release occurred and any company that transported, disposed of, or arranged for the transport or disposal of such hazardous substances released at a site. Under CERCLA, such persons may be liable for the costs of remediating the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies.

We believe that we have properly disposed of all historical waste streams and we have no outstanding liability regarding any past waste handling or spill activities; however, there is always the possibility that future spills and releases of petroleum hydrocarbons, wastes, or other regulated substances into the environment could cause us to become subject to remediation costs and liabilities under CERCLA, RCRA, or other environmental laws. The costs and liabilities associated with the future imposition of remedial obligations could have the potential for a material adverse effect on our operations or financial position.

We are subject to the requirements of OSHA and comparable state statutes. These laws and regulations strictly govern the protection of the health and safety of employees. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of CERCLA, and similar state statutes require that we maintain and/or disclose information about hazardous materials used or produced in our operations. We believe that we are in substantial compliance with these requirements and other applicable similar laws.

Our compressor packages may be subject to additional regulatory requirements under the Clean Air Act. For example, regulations under the National Emission Standards for Hazardous Air Pollutants (“NESHAPS”) provisions of the Clean Air Act require control of hazardous air pollutants from new and existing stationary reciprocal internal combustion engines. Our equipment is also subject to additional prescribed maintenance practices and catalyst installation may also be required. More recently, the EPA finalized rules that establish new air emission controls under the New Source Performance Standards and NESHAPS for natural gas and natural gas liquids production, processing and transportation activities. These rules establish specific requirements associated with emissions from compressors and controllers at natural gas gathering and boosting stations.

We design and fabricate our compressor packages to meet applicable customer and government regulatory health, safety, and environmental requirements. Our operations outside the United States are subject to foreign governmental laws and regulations relating to the environment, health and safety, and other regulated activities. We believe that our operations are in substantial compliance with existing foreign governmental laws and regulations.

Related Party Agreements

Under our Omnibus Agreement with TETRA, our general partner provides all personnel and services reasonably necessary to manage our operations and conduct our business other than in Mexico and Argentina and certain of TETRA’s Latin American subsidiaries provide personnel and services necessary for the conduct of certain of our Latin American business. In addition, under the Omnibus Agreement, TETRA provides corporate and general and administrative services requested by our general partner including certain legal, accounting and financial reporting, treasury, insurance administration, claims processing and risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit and tax services. Pursuant to the Omnibus Agreement, we reimburse our general partner and TETRA and its subsidiaries for services they provide to us. We may sometimes refer herein to the personnel of our general partner, TETRA, and its subsidiaries who provide services for the conduct of our business as “our personnel” or other similar references.

Under the Omnibus Agreement, we or TETRA may, but neither of us is under any obligation to, perform for the other such production enhancement or other oilfield services on a subcontract basis as are needed or desired by the other, for such periods of time and in such amounts as may be mutually agreed upon by TETRA and our general partner. Any such services are required to be performed on terms that are (i) approved by the conflicts committee of our general partner’s board of directors, (ii) no less favorable to us than those generally being provided to or available from non-affiliated third parties, as determined by our general partner, or (iii) fair and reasonable to us, taking into account the totality of the relationships between TETRA and us (including other transactions that may be particularly favorable or advantageous to us), as determined by our general partner.

Under the Omnibus Agreement, we or TETRA may, but neither of us is under any obligation to, sell, lease, or like-kind exchange to the other such production enhancement or other oilfield services equipment as is needed or desired, in such amounts, upon such conditions, and for such periods of time, as may be mutually agreed upon by TETRA and our general partner. Any such sales, leases, or like-kind exchanges are required to be on terms that are (i) approved by the conflicts committee of our general partner’s board of directors, (ii) no less favorable to us than those generally being provided to or available from non-affiliated third parties, as determined by our general partner, or (iii) fair and reasonable to us, taking into account the totality of the relationships between TETRA and us (including other transactions that may be particularly favorable or advantageous to us), as determined by our general partner. In addition, TETRA may purchase newly fabricated equipment from us at a negotiated price provided that such price may not be less than the sum of the total costs (other than any allocations of general and administrative expenses) incurred by us in fabricating such equipment plus a fixed margin percentage thereof, and TETRA may purchase from us previously fabricated equipment for a price that is not less than the sum of the net book value of such equipment plus a fixed margin percentage thereof, unless otherwise approved by the conflicts committee of our general partner’s board of directors.

The Omnibus Agreement, as amended in June 2014 to extend its term (as amended, the Omnibus Agreement) will terminate (other than the indemnification obligations contained therein) upon the earlier to occur of a change of control of the general partner or TETRA or upon any party providing at least 180 days’ prior written notice of termination.

In addition to the Omnibus Agreement, we have entered into other operational agreements with TETRA. For a more comprehensive discussion of the Omnibus Agreement and other agreements we have entered into with TETRA, please refer to the section entitled “Certain Relationships and Related Transactions, and Director Independence.”

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. While the outcome of lawsuits against us cannot be predicted with certainty, management does not consider it reasonably possible that a loss resulting from such lawsuits in excess of any amounts accrued has been incurred that is expected to have a material adverse effect on our financial condition, results of operations, or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion is intended to analyze major elements of our consolidated financial statements and provide insight into important areas of management’s focus. This section should be read in conjunction with our Consolidated Financial Statements and accompanying Notes included in this prospectus. This discussion includes forward-looking statements that involve certain risks and uncertainties. Statements in the following discussion may include forward-looking statements. These forward- looking statements involve risks and uncertainties. See the section captioned “Risk Factors” in this prospectus for additional discussion of these factors and risks.

Business Overview

On August 4, 2014, we completed the acquisition of Compressor Systems, Inc. (“CSI”). CSI has three primary business lines: compression and related services, aftermarket services, and equipment and parts sales. Through these business lines, CSI provides products and services that cover a wide range of compression needs throughout the natural gas production and transportation cycle to a broad customer base. CSI owns one of the largest compression services fleets of natural gas compressor packages in the United States. With the acquisition of CSI (the “CSI Acquisition”), we have effected a significant change in the composition of our operations and our capital structure. The CSI Acquisition increased our total horsepower (“HP”) offering from approximately 187,000 HP to over 1,045,000 HP, and allows us to utilize an expanded range of compressor packages (from 20 HP to 2,370 HP) to provide compression services to customers. The CSI Acquisition dramatically expands our service and equipment sales offerings in the over-100 HP compression services market, complementing our existing strong presence in the below-100 HP compression services market. Strategically, the acquisition is expected to afford us the opportunity to capture significant synergies associated with our service and product offerings and our fabrication operations, to further penetrate into new and existing markets, and to achieve administrative efficiencies and other strategic benefits.

As a result of the CSI Acquisition, we have significantly expanded our operations and now design and fabricate natural gas reciprocating and rotary screw compressor packages up to 8,000 HP for sale to our broadened customer base. Through CSI, we provide compression services and equipment for natural gas and oil production, processing, gathering, transportation, and storage. The CSI compression service fleet includes over 2,000 compressor packages that provide in excess of 800,000 in total aggregate HP, utilizing medium- and high-HP engines. The CSI service lines generated approximately 56.5% of the revenues that were added as a result of the acquisition. Additionally, CSI fabricates and sells equipment that includes oilfield fluid pump systems, standard compressor packages, and custom-designed compressor packages that are sold to natural gas and oil exploration and production, mid-stream, and transmission companies. Equipment sold by CSI supports customer’s needs for compression in various applications including for gas gathering systems, gas lift, carbon dioxide injection, wellhead compression, gas storage systems, refrigeration plant compression, gas processing, pressure maintenance, pipelines, vapor recovery, pipeline station optimization, gas transmission, fuel gas boosters, and coal bed methane. Utilizing our below-100 HP compressor packages that were a majority of our business before the CSI Acquisition, we provide wellhead compression-based production enhancement services that are utilized to increase production by deliquifying wells, lowering wellhead pressure, and increasing gas velocity. Our below-100 HP applications include production enhancement for dry gas wells and liquid-loaded gas wells using our GasJack® and VJackTM branded compressor packages. Additionally, over the past several years, the below-100 HP compression-based services applications are being utilized to a greater extent in liquids-rich resource plays providing vapor recovery, gas lift, and casing gas system applications.

The CSI Acquisition significantly impacted our revenues, results of operations, and operating cash flow during the year ended December 31, 2014. Consolidated revenues generated by CSI during the portion of the year after the August 4, 2014 closing date totaled approximately $152.5 million, increasing consolidated revenues for 2014 to $282.6 million, compared to $121.3 million during 2013. CSI revenues after the August 4, 2014 closing date included approximately $85.6 million of compression and aftermarket services revenues, primarily in the U.S., and approximately $66.5 million of revenues from sales of equipment and parts. Primarily due to the continuing increased demand for our below-100 HP production enhancement compression services applications, particularly in liquids-rich resource plays and vapor recovery, our pre-CSI Acquisition compression service revenues increased approximately $8.9 million during the year ended December 31, 2014 compared to the corresponding prior year period. In addition to the increased demand for below-100 HP compression services, until late 2014, U.S. and Canadian natural gas prices were higher compared to the prior year period, which had a positive impact on overall demand and pricing for these compression services in these markets. However, along with declines in oil prices that began in the second half of 2014, prices for natural gas in late 2014 and early 2015 are below prior year levels. We expect oil and gas exploration activity levels will decrease in 2015 compared to 2014, while most ongoing customer projects supporting gas gathering, midstream, and processing will proceed to completion. Much of our current equipment sales backlog is associated with such projects. We feel the diversity of our compressor fleet and the existing levels of natural gas production combine to support the continuing demand for our compressor packages and compressor services, despite current prices for oil and natural gas.

The CSI Acquisition purchase price was funded from (i) the issuance of the old notes, (ii) the issuance by us of 15,280,000 common units (the “New Units”), at a public offering price of $23.50 per common unit (the “Offering Price”), in an underwritten public offering resulting in net proceeds of $346.0 million, and (iii) a portion of the $210.0 million borrowed under our new $400 million bank revolving credit facility (the “Credit Agreement”). A subsidiary of our General Partner purchased 1,390,290 of the New Units for approximately $32.7 million. On August 11, 2014, the underwriters exercised their option to purchase 2,292,000 additional common units at the Offering Price resulting in additional net proceeds of $51.7 ($53.9 million less $2.2 underwriting discount and fees). We used the proceeds generated from the exercise of this option to reduce indebtedness outstanding under the Credit Agreement. Our General Partner contributed approximately $8.4 million in order to maintain its approximately 2% general partner interest in us following the offering of the New Units and the additional common units issued upon the exercise of the underwriters’ option.

Overall, our total revenues and cost of revenues increased during the year ended December 31, 2014, compared to the year ended December 31, 2013. These increases reflect:

•	The impact of the August 4, 2014 CSI Acquisition;

•	improved overall utilization of the pre-CSI Acquisition fleet, particularly in the U.S.; and

•	increased international compression services activity in Mexico and Argentina.

The growth of our operations is particularly dependent upon our continued capital expenditure program. We anticipate that our total capital expenditures during 2015 will be approximately $100 million, including approximately $14 million of maintenance capital expenditures. We plan to fund this continuing investment through the available capacity under our Credit Agreement, undistributed operating cash flows, and potentially from other sources.

We are not a restricted subsidiary of TETRA for purposes of TETRA’s credit facility, which we refer to as the “TETRA Credit Facility,” or under several series of notes that TETRA has issued pursuant to certain note purchase agreements in April 2006, October 2010, April 2013 and April 2015, which we collectively refer to as the “TETRA Senior Notes.” Although our ability to take certain actions, including incurring indebtedness and making acquisitions and capital expenditures, is limited under our Credit Agreement and Senior Notes, it is not restricted by the TETRA Credit Facility or the TETRA Senior Notes.

How We Evaluate Our Operations

Operating Expenses. We use operating expenses as a performance measure for our business. We track our operating expenses using month-to-month, year-to-date, and year-to-year comparisons, and as compared to budget. This analysis is useful in identifying adverse cost trends and allows us to investigate the cause of these trends and implement remedial measures if possible. The most significant portions of our operating expenses are for our field labor, repair and maintenance of our equipment, and the fuel and other supplies consumed while providing our services. Other materials consumed while performing our services, ad valorem taxes, other labor costs, truck maintenance, rent on storage facilities, and insurance expenses comprise the significant remainder of our operating expenses. Our operating expenses generally fluctuate with our level of activity.

Our labor costs consist primarily of wages and benefits for our field and fabrication personnel, as well as expenses related to their training and safety. Additional information regarding our operating expenses for the year ended December 31, 2014, is provided within the results of operations sections below.

EBITDA. We view EBITDA as one of our primary management tools, and we track it on a monthly basis, both in dollars and as a percentage of revenues (compared to the prior month, prior year period, and to budget). We define EBITDA as earnings before interest, taxes, depreciation, and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements, including investors, to:

•	assess our ability to generate available cash sufficient to make distributions to our unitholders and General Partner;

•	evaluate the financial performance of our assets without regard to financing methods, capital structure, or historical cost basis;

•	measure operating performance and return on capital as compared to our competitors; and

•	determine our ability to incur and service debt and fund capital expenditures.

EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities, or any other measure of financial performance presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Our EBITDA may not be comparable to EBITDA or similarly titled financial metrics of other entities, as other entities may not calculate EBITDA in the same manner as we do. Management compensates for the limitations of EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures, and incorporating this knowledge into management’s decision-making processes. EBITDA should not be viewed as indicative of the actual amount we have available for distributions or that we plan to distribute for a given period, nor should it be equated with “available cash” as defined in our partnership agreement.

The following table reconciles net income to EBITDA for the periods indicated:

	Year Ended December 31,
	2014	2013	2012
	(In Thousands)
Net income	$11,258	$17,567	$16,331
Provision (benefit) for income taxes	(1,172)	2,258	3,353
Depreciation and amortization	41,158	14,642	13,227
Interest expense, net	12,964	469	25

EBITDA	$64,208	$34,936	$32,936

Net income and EBITDA for the year ended December 31, 2014, include the impact of $6.5 million of pretax transaction costs associated with the CSI Acquisition. In addition, the year ended December 31, 2014, includes the impact of $6.7 million of pretax interim financing expenses in connection with the CSI Acquisition.

The following table reconciles cash flow from operating activities to EBITDA for the periods indicated:

	Year Ended December 31,
	2014	2013	2012
	(In Thousands)
Cash flow from operating activities	$44,819	$29,135	$31,109
Changes in current assets and current liabilities	13,971	5,423	2,864
Deferred income taxes	3,514	(266)	(1,930)
Other non-cash charges	(3,138)	(2,083)	(2,485)
Financing expenses	(6,750)	—	—
Interest expense, net	12,964	469	25
Provision (benefit) for income taxes	(1,172)	2,258	3,353

EBITDA	$64,208	$34,936	$32,936

The CSI Acquisition is expected to continue to have a significant impact on EBITDA going forward.

Horsepower Utilization Rate of our Compression Fleet. We measure the horsepower utilization rate of our compression fleet as the total amount of horsepower of the compressor packages in service in our compression fleet as of a particular date, divided by the total amount of horsepower of the compressor packages in our entire compression fleet as of such date. Management primarily uses this metric to determine our future need for additional compressor packages in our compression fleet and to measure our marketing effectiveness.

The following table sets forth the total horsepower of our compression fleet and the total amount of such horsepower in service as of the dates shown.

	December 31,
	2014	2013	2012
Horsepower
Total horsepower in fleet	1,089,151	180,315	169,692
Total horsepower in service	955,095	154,813	145,428

Net Increase in Compression Fleet Horsepower. We measure the net increase in our compression fleet horsepower during a given period of time by taking the difference between the total horsepower of compressor packages added to the compression fleet during the period, less the total horsepower of compressor packages removed from the compression fleet during the period. We measure the net increase in our compression fleet horsepower in service during a given period of time by taking the difference between the total horsepower of compressor packages placed into service in the compression fleet during the period, less the total horsepower of compressor packages removed from service in the compression fleet during the period. Management uses these metrics to evaluate our operating performance. Additional information regarding changes in the size of our compression fleet for the year ended December 31, 2014, is provided within the results of operations sections below.

Manufacturing and Backlog. Our equipment and parts sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and pump systems designed and fabricated primarily at our facilities in Midland, Texas and Oklahoma City, Oklahoma. The equipment is fabricated to customer and standard specifications as applicable. Our custom fabrication projects are typically greater in size and scope than standard fabrication projects, requiring more labor, materials, and overhead resources. Our fabrication business requires diligent planning of those resources and project and backlog management in order to meet the customer delivery dates and performance criteria. As of December 31, 2014, our fabrication backlog was approximately $120.0 million, all of which is expected to be recognized through the year ended December 31, 2015, based on title passing to the customer, the customer assuming the risks of ownership, reasonable assurance of collectability, and delivery occurring as directed by our customer. Our fabrication backlog consists of firm customer orders for which a purchase or work order has been received, satisfactory credit or financing arrangements exists, and delivery has been scheduled. Our fabrication backlog is a measure of marketing effectiveness that allows us to plan future labor needs and measure our success in winning bids from our customers.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements. We prepared these financial statements in conformity with United States generally accepted accounting principles. In preparing our consolidated financial statements, we make assumptions, estimates, and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. We base these estimates on historical experience, available information, and various other assumptions that we believe are reasonable under the circumstances. We periodically evaluate these estimates and judgments, which may change as new events occur, as new information is acquired, and with changes in our operating environment. Actual results are likely to differ from current estimates, and those differences may be material. The following critical accounting policies reflect the most significant judgments and estimates used in the preparation of our financial statements.

Acquisition Purchase Price Allocations

We account for acquisitions of businesses using the purchase method, which requires the allocation of the purchase price based on the fair values of the assets and liabilities acquired. We estimate the fair values of the assets and liabilities acquired using accepted valuation methods, and, in many cases, such estimates are based on our judgments as to the future operating cash flows expected to be generated from the acquired assets throughout their estimated useful lives. We have accounted for the various assets (including intangible assets) and liabilities acquired with the CSI Acquisition based on our estimate of fair values. Goodwill represents the excess of acquisition purchase price over the estimated fair values of the net assets acquired. Our estimates and judgments of the fair value of acquired businesses are imprecise, and the use of inaccurate fair value estimates could result in the improper allocation of the acquisition purchase price to acquired assets and liabilities, which could result in asset impairments, the recording of previously unrecorded liabilities, and other financial statement adjustments. The difficulty in estimating the fair values of acquired assets and liabilities is increased during periods of economic uncertainty.

Impairment of Long-Lived Assets

We conduct a determination of impairment of long-lived assets periodically whenever indicators of impairment are present. If such indicators are present, the determination of the amount of impairment is based on our judgments as to the future operating cash flows to be generated from these assets throughout their estimated useful lives. If an impairment of a long-lived asset is warranted, we estimate the fair value of the asset based on a present value of these cash flows or the value that could be realized from disposing of the asset in a transaction between market participants. The estimation of future operating cash flows is inherently imprecise, and, if our estimates are materially incorrect, it could result in an overstatement or understatement of our financial position and results of operations. In particular, the oil and gas industry is cyclical, and estimates of the period over which future cash flows will be generated, as well as the predictability of these cash flows, can have an additional significant impact on the carrying value of these assets and, particularly in periods of prolonged down cycles, may result in impairment charges. Historically, our business has not experienced significant impairments of its long-lived compressor assets, as utilized compressor packages generate cash flows sufficient to support their carrying values. Unutilized assets are maintained and evaluated on a regular basis. Serviceable compressor packages that are currently unutilized are anticipated to be placed in service in future years as demand increases or as fully depreciated packages in service are replaced. Sales of compressor packages have historically been at selling prices in excess of asset cost. While we have not experienced significant impairments in the past, impairments of our long-lived assets could occur in the future, particularly in the event of a significant and sustained deterioration of natural gas production or pricing.

Impairment of Goodwill

Goodwill represents the excess of cost over the fair value of the net assets of businesses acquired in purchase transactions. We perform a goodwill impairment test on an annual basis or whenever indicators of impairment are present. We perform the annual test of goodwill impairment following the fourth quarter of each year. Our annual assessment for goodwill impairment begins with a qualitative assessment of whether it is “more likely than not” that the fair value of our business is less than its carrying value. This qualitative assessment requires the evaluation, based on the weight of evidence, of the significance of all identified events and circumstances. Based on this qualitative assessment, we determined that due to the decrease in the market price of our common units that resulted in our market capitalization being less than the book value of our consolidated partners’ capital as of December 31, 2014, it was “more likely than not” that the fair value of our business was less than its carrying value as of December 31, 2014.

When the qualitative analysis indicates that it is “more likely than not” that our business’ fair value is less than its carrying value, the resulting goodwill impairment test consists of a two-step accounting test being performed. The first step of the impairment test is to compare the estimated fair value with the recorded net book value (including goodwill) of our business. If the estimated fair value is higher than the recorded net book value, no impairment is deemed to exist and no further testing is required. If, however, the estimated fair value is below the recorded net book value, then a second step must be performed to determine the goodwill impairment required, if any. In this second step, the estimated fair value from the first step is used as the purchase price in a hypothetical acquisition. Purchase business combination accounting rules are followed to determine a hypothetical purchase price allocation to assets and liabilities. The residual amount of goodwill that results from this hypothetical purchase price allocation is compared to the recorded amount of goodwill, and the recorded amount is written down to the hypothetical amount, if lower. Our estimates of our fair value, if required, are based on a combination of an income and market approach. These estimates are imprecise and are subject to our estimates of the future cash flows of our business and our judgment as to how these estimated cash flows translate into our business’ estimated fair value. These estimates and judgments are affected by numerous factors, including the general economic environment at the time of our assessment, which affects our overall market capitalization. If we overestimate the fair value of our business, the balance of our goodwill asset may be overstated. Alternatively, if our estimated fair values are understated, an impairment might be recognized unnecessarily or in excess of the appropriate amount.

During the last half of 2014, global oil and natural gas commodity prices, particularly crude oil, decreased significantly. This decrease in commodity prices has had, and is expected to continue to have, a negative impact on industry drilling and capital expenditure activity, which affects the demand for a portion of our products and services. The accompanying decrease in the price of our common units during the last half of 2014 caused an overall reduction in our market capitalization. As part of our annual internal business outlook that we performed during the fourth quarter, we considered changes in the global economic environment that affected our common unit price and market capitalization. As part of the first step of goodwill impairment testing, we updated our assessment of our future cash flows, applying expected long-term growth rates, discount rates, and terminal values that we consider reasonable. We have calculated a present value of the cash flows to arrive at an estimate of fair value under the income approach, and then used the market approach to corroborate this value. As a result of these estimates, we determined that there was no impairment of goodwill as of March 31, 2015. However, because our estimated fair value exceeded our carrying value by approximately 10%, there is a reasonable possibility that the $232.2 million of goodwill may be impaired in a future period, and the amount of such impairment may be material. Specific uncertainties affecting our estimated fair value include the impact of competition, the prices of oil and natural gas, future overall activity levels in the regions in which we operate, the activity levels of our significant customers, and other factors affecting the rate of our future growth. These factors will continue to be reviewed and assessed going forward. Negative developments with regard to these factors could have a further negative effect on our fair value.

Equity-Based Compensation

Our general partner adopted the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan, which provides for the grant of restricted units and other equity-based awards. The compensation cost for all equity-based grants under the 2011 Long Term Incentive Plan is based on the grant date fair value estimated in accordance with Accounting Standards Codification 718—“Compensation—Stock Compensation.” We estimate expected pre-vesting forfeitures based on actual historical pre-vesting forfeitures over the most recent periods for the expected term. These estimates are inherently imprecise and may result in compensation cost being recorded that is materially different from the actual fair value of the awards granted. While the assumptions for volatility and pre-vesting forfeiture rate are updated with each year’s option-valuing process, there have not been significant revisions made in these estimates to date.

Results of Operations for the Three Months Ended March 31, 2015

Results of operations for the three months ended March 31, 2015, reflect the impact of the CSI Acquisition acquired in August 2014.

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

	Three Months Ended March 31,
			Period-to- Period Change	Percentage of Total Revenues		Period-to- Period Change
Consolidated Results of Operations	2015	2014	2015 vs. 2014	2015	2014	2015 vs. 2014
		(in Thousands)
Revenues:
Compression and related services	$75,288	$27,927	$47,361	73.2%	93.7%	169.6%
Aftermarket services	9,450	—	9,450	9.2%	0.0%	100.0%
Equipment and parts sales	18,151	1,883	16,268	17.6%	6.3%	863.9%

Total revenues	102,889	29,810	$73,079	100.0%	100.0%	245.1%
Cost of revenues:
Cost of compression and related services	36,978	15,154	21,824	35.9%	50.8%	144.0%
Cost of aftermarket services	8,172	—	8,172	7.9%	0.0%	100.0%
Cost of equipment and parts sales	14,957	929	14,028	14.5%	3.1%	1,510.0%

Total cost of revenues	60,107	16,083	44,024	58.4%	54.0%	273.7%
Selling, general and administrative expense	11,249	4,094	7,155	10.9%	13.7%	174.8%
Depreciation and amortization	19,988	3,682	16,306	19.4%	12.4%	442.9%
Interest expense, net	7,906	159	7,747	7.7%	0.5%	4,872.3%
Other expense, net	1,239	539	700	1.2%	1.8%	129.9%

Income before income taxes	2,400	5,253	(2,853)	2.3%	17.6%	(54.3)%
Provision for income taxes	592	634	(42)	0.6%	2.1%	(6.6)%

Net income	$1,808	$4,619	$(2,811)	1.8%	15.5%	(60.9)%

Revenues

Revenues during the first quarter of 2015 significantly increased compared to the prior year period primarily due to the acquired operations of CSI, which generated aggregate revenues of approximately $71.3 million during the first quarter of 2015. Approximately $44.4 million of the $47.4 million increase in compression and related services revenues were generated by CSI. In addition, service revenues from pre-CSI Acquisition operations increased approximately $2.9 million, primarily due to the continuing increased demand for production enhancement compression services applications, particularly for liquids-rich resource plays and vapor recovery. An additional $9.5 million of aftermarket services revenues were also added as a result of the CSI Acquisition. Continued high demand for compression and related services in the U.S. has been driven by the significant investments made in recent years related to increased exploration and production of oil and natural gas and the related infrastructure, including midstream gas transmission, gathering, processing, vapor recovery, and wellhead compression. We have continued to increase our compressor package fleet, both in the U.S. and certain foreign markets, to serve the current levels of demand for services.

In addition to the increase in consolidated compression and related services and aftermarket services revenues, there was an increase of approximately $16.3 million in revenues from the sales of equipment and parts during the three months ended March 31, 2015, compared to the prior year period. This increase is primarily due to the acquisition of CSI which generated equipment and parts sales revenues of $17.4 million during the current year period. This increase was partially offset by decreased equipment and parts sales from our non-CSI operations. The level of revenues from equipment and parts sales is volatile and typically difficult to forecast, as these revenues are tied to specific projects that vary in scope, design, complexity and customer needs. In comparison, our revenues from compression and related services and aftermarket services are typically more consistent and predictable.

Cost of revenues

The increase in cost of compression and related services revenues during the quarter ended March 31, 2015, compared to the prior year period was primarily due to the impact of the CSI Acquisition, which generated approximately $20.2 million of cost during the first quarter of 2015. Cost of compression and related services as a percentage of compression and related services revenues was 49.1% during the quarter ended March 31, 2015, compared to 54.3% from the prior year period. CSI cost of compression services as a percentage of compression services revenues was 45.4% during the current year period. We are continuing to capture the synergies anticipated as part of the integration of CSI’s operations. These efforts will continue going forward, and are expected to result in increased cost efficiencies in future periods.

Cost of equipment and parts sales increased compared to the prior year due to the increased sales, primarily related to the CSI Acquisition, discussed above.

Selling, general and administrative expense

Selling, general and administrative expense increased for the three months ended March 31, 2015, compared to the three months ended March 31, 2014, primarily due to the impact of the CSI Acquisition. The ongoing efforts to integrate the administrative functions of CSI are expected to result in efficiencies going forward. Also, selling, general and administrative costs increased approximately $0.8 million as a result of increased allocated costs from TETRA pursuant to our Omnibus Agreement. Selling, general and administrative expenses were also increased due to $0.9 million of increased professional fees, primarily associated with audit, tax, and legal expenses associated with year end reporting. Such costs are typically highest during the first quarter of each year.

Depreciation and amortization

Depreciation and amortization expense primarily consists of the depreciation of compressor packages. In addition, it includes the depreciation of other operating equipment and facilities. Depreciation and amortization expense increased primarily as a result of the acquisition of CSI, and includes the impact of the allocation of the purchase price to the estimated fair values of CSI’s property, plant, and equipment and identified intangible assets.

Interest expense

Interest expense increased due to increased borrowings under the Credit Agreement and the issuance of the 7.25% Senior Notes in connection with the CSI Acquisition. As of March 31, 2015, our total outstanding borrowing under our Credit Agreement was $208.0 million. Interest expense is expected to continue to be increased compared to prior periods as a result of the borrowings associated with the CSI Acquisition.

Other expense, net

Other expense, net, was $1.2 million during the first quarter of 2015 compared to $0.5 million of expense during the corresponding prior year period, primarily due to approximately $1.0 million of financing cost amortization during the current year period, partially offset by approximately $0.2 million of decreased foreign currency losses compared to the prior year period.

Provision for income taxes

Our U.S. operations are not subject to U.S. federal income tax other than with respect to the operations that are conducted through our taxable U.S. corporate subsidiaries. We also incur state and local income taxes in certain states, and we incur income taxes related to our foreign operations in the foreign countries in which we operate.

Results of Operations for the Year Ended December 31, 2014

The following data should be read in conjunction with the Consolidated Financial Statements and the associated Notes contained elsewhere in this prospectus.

	Year Ended December 31,			Period-to-Period Change
Combined Results of Operations	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
	(In Thousands)
Revenues:
Compression and related services	$192,151	$112,937	$102,260	$79,214	$10,677
Aftermarket services	15,624	—	—	15,624	—
Equipment and part sales	74,872	8,364	6,322	66,508	2,042

Total revenues	282,647	121,301	108,582	161,346	12,719
Cost of revenues:
Cost of compression and related services	98,874	63,425	53,818	35,449	9,607
Cost of aftermarket services	13,579	—	—	13,579	—
Cost of equipment and part sales	62,214	4,691	3,682	57,523	1,009

Total cost of revenues	174,667	68,116	57,500	106,551	10,616
Selling, general, and administrative expense	32,100	17,467	17,270	14,633	197
Depreciation and amortization	41,158	14,642	13,227	26,516	1,415
Interest expense, net	12,964	469	25	12,495	444
Other expense, net	11,672	782	876	10,890	(94)

Income before income taxes	10,086	19,825	19,684	(9,739)	141
Provision (benefit) for income taxes	(1,172)	2,258	3,353	(3,430)	(1,095)

Net income	$11,258	$17,567	$16,331	$(6,309)	$1,236

	Percentage of Total Revenues
	Year Ended December 31,			Period-to-Period Change
Combined Results of Operations	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Revenues:
Compression and related services	68.0%	93.1%	94.2%	70.1%	10.4%
Aftermarket services	5.5%	—%	—%	100.0%	—%
Equipment and part sales	26.5%	6.9%	5.8%	795.2%	32.3%

Total revenues	100.0%	100.0%	100.0%	133.0%	11.7%
Cost of revenues:
Cost of compression and related services	35.0%	52.3%	49.6%	55.9%	17.9%
Cost of aftermarket services	4.8%	—%	—%	100.0%	—%
Cost of equipment and part sales	22.0%	3.9%	3.4%	1,226.2%	27.4%

Total cost of revenues	61.8%	56.2%	53.0%	156.4%	18.5%
Selling, general, and administrative expense	11.4%	14.4%	15.9%	83.8%	1.1%
Depreciation and amortization	14.6%	12.1%	12.2%	181.1%	10.7%
Interest expense, net	4.6%	0.4%	—%	2,664.2%	1,776.0%
Other expense, net	4.1%	0.6%	0.8%	1,392.6%	(10.7)%

Income before income taxes	3.6%	16.3%	18.1%	(49.1)%	0.7%

Net income	4.0%	14.5%	15.0%	(35.9)%	7.6%

2014 Compared to 2013

Revenues

Revenues during the year ended December 31, 2014 increased significantly compared to the prior year, primarily due to the CSI Acquisition, which generated aggregate revenues of approximately $152.5 million after the August 4, 2014, closing date. Approximately $70.3 million of the $79.2 million increase in compression and related services revenues were generated by CSI, with the remainder of the increase primarily a result of increased below-100 HP compression services applications activity, primarily in liquids-rich resource play reservoirs in the U.S. Aftermarket service revenues of $15.6 million were also added as a result of the CSI Acquisition. Increased natural gas prices in the U.S. and Canada during the first half of 2014 had a positive impact on overall demand and pricing for compression services in these markets during much of the year. However, natural gas prices decreased during late 2014 and early 2015, and decreased levels of capital expenditure activity by many of our exploration and production customers is expected in 2015. Activity levels by our midstream transmission, gathering, and processing customers are expected to be less affected by near term natural gas prices. We have continued to increase our compressor fleet, both in the U.S. and certain foreign markets, to serve the current demand for services.

In addition to the increase in compression and related services and the aftermarket services revenues which became available as a result of the CSI Acquisition, there was also a significant increase in revenues from the sale of compressor packages, equipment, and parts during the year ended December 31, 2014, compared to the prior year. This increase is entirely due to the acquisition of CSI which generated revenues of $66.5 million during the portion of the period subsequent to the closing date of the acquisition. The level of revenues from such sales is inconsistent and typically difficult to forecast, as these revenues are tied to specific projects that vary in scope, design, complexity, and customer needs. Our revenues from compression and related services and aftermarket services are typically more consistent and predictable.

Cost of revenues

The increase in cost of compression services revenues during the year ended December 31, 2014, compared to the prior year was also due to the CSI Acquisition, which generated approximately $32.5 million of cost during the period subsequent to the August 4, 2014, closing date of the acquisition. Consolidated cost of compression and related services as a percentage of consolidated compression and related services revenues increased to 61.8% during 2014 from 56.2% during the prior year. This was due the increase in activity in the U.S. and Mexico regions and increases in below-100 HP compression services applications activity in liquids-rich resource play reservoirs, which have higher operating cost levels. Cost of CSI aftermarket services as a percentage of associated revenues was 87.0% during 2014. During the third quarter of 2014, we began the process of capturing the synergies anticipated as part of the integration of CSI’s operations. These efforts will continue going forward, and are expected to result in increased cost efficiencies in future periods.

Cost of compressors and parts sales increased compared to the prior year due to approximately $57.9 million of increased costs associated with the CSI sales as discussed above.

Selling, general, and administrative expense

Selling, general and administrative expense increased during the year ended December 31, 2014, compared to the prior year, primarily due to the impact of the CSI Acquisition, and included increased professional services expenses of approximately $5.6 million associated with the CSI Acquisition. Additionally, we completed an enterprise business system software project during the third quarter of 2014, including consulting, training, and non-capitalized implementation costs approximating $1.2 million. Also, administrative costs allocated from TETRA increased by approximately $1.6 million, as a result of increased activity following the CSI Acquisition, and these increased allocated costs are expected to continue going forward. The ongoing efforts to integrate the administrative functions of CSI are expected to result in efficiencies going forward.

Depreciation and amortization

Depreciation and amortization expense primarily consists of the depreciation of compressor packages. In addition, it includes the depreciation of other operating equipment and facilities. Depreciation and amortization expense increased primarily due to the acquisition of CSI, and includes the impact of the preliminary allocation of the purchase price to the estimated fair values of CSI’s property, plant, and equipment and identifiable intangible assets.

Interest expense, net

Interest expense increased significantly as a result of the issuance of $350 million aggregate principal amount of our 7.25% Senior Notes and the increased borrowings under our Credit Agreement in connection with the CSI Acquisition. Increased interest expense levels compared to 2014 are expected to continue to be increased going forward. As of December 31, 2014, our total outstanding borrowing under our Credit Agreement was $195.0 million.

Other expense, net

Other expense, net, was $11.7 million for 2014 compared to $0.8 million during the prior year, primarily due to the impact of $6.7 million of non-recurring interim financing costs associated with the CSI Acquisition during the current year period. Also included during 2014 is approximately $1.5 million of amortization of deferred financing costs. In addition, approximately $1.2 million of foreign currency exchange losses were recorded, primarily associated with our Canadian and Latin American operations.

Income before taxes, provision (benefit) for income taxes, and net income

Our U.S. operations are not subject to U.S. federal income tax other than with respect to the operations that are conducted through our taxable U.S. corporate subsidiaries. We also incur state and local income taxes in certain states, and we incur income taxes related to our foreign operations in the foreign countries in which we operate. Our effective tax rate reflects the pre-tax loss recorded by our taxable U.S. corporate subsidiaries during 2014, primarily due to costs associated with the CSI Acquisition.

2013 Compared to 2012

Revenues

The increase in revenues from compression and other services during 2013 was primarily due to a $9.4 million increase in U.S. and Canada, and reflected an overall increased compressor utilization, as we utilized an average of 3,312 compressor packages to provide services during 2013, compared to an average of 3,070 compressor packages during 2012. Increases in U.S. and Canadian natural gas prices from the prior year positively affected demand for our conventional compression services in those regions during 2013. Average revenues per U.S. and Canadian compressor packages have increased, primarily due to the growth of our higher priced compression services applications in U.S. shale resource plays. Latin America service revenues for 2013 increased $1.1 million as compared to the prior year due to increased demand for compression services in Argentina, and despite decreased activity in Mexico. As a result of budget re-evaluations by PEMEX, in March 2013 we began to experience a decline in the level of activity and revenues in Mexico. Compression and other services revenues from foreign markets other than Canada and Latin America increased $0.1 million during 2013 compared to the prior year.

In addition to the increase in consolidated compression and other service revenues, there was an increase of approximately $2.0 million in revenues from sales of compressor packages and parts during the year ended December 31, 2013, compared to the prior year. Although sales of compressor packages are a part of our operations, the level of revenues from sales of compressors is inconsistent and more difficult to forecast than are our revenues from compression and other services.

Cost of revenues

The increase in consolidated cost of compression and other services during the year ended December 31, 2013 compared to the prior year was primarily due to the increased service activity, particularly in the U.S. and Latin America. Consolidated cost of compression and other services as a percentage of consolidated compression and other services revenues increased to 56.2% during the current year from 52.6% during the prior year. This increase was due to increased equipment maintenance, labor, and fuel costs in the U.S. and due to the decrease in the higher margin Mexico business during 2013 compared to the prior year. Costs in the U.S. have also increased due to the increased operating costs in certain of the shale resource play markets where we provide compression services. We also incurred increased operating expenses during 2013 associated with engine quality improvement initiatives associated with the compressor packages we fabricate. Subsequent to the first quarter of 2013, we took appropriate cost reduction steps overall, particularly in response to the decline in demand for our services in Mexico where we have taken aggressive reductions in headcount and relocated certain compressor equipment assets into the U.S.

Cost of compressors and parts sales increased compared to the prior year due to the increased sales discussed above.

Selling, general, and administrative expense

Selling, general, and administrative expense increased to $17.5 million for the year ended December 31, 2013, from $17.3 million for 2012. As a percentage of consolidated revenues, our selling, general, and administrative expense decreased during the year ended December 31, 2013, to 14.4% compared to 15.9% for the prior year. The slight increase in selling, general, and administrative expense levels reflects approximately $0.4 million of increased professional services expenses, primarily legal and consulting costs related to potential acquisition activities. Approximately $1.0 million of increased administrative costs associated with Latin America, primarily due to increased salary expenses and allocated costs, was offset by decreased administrative costs in the U.S. primarily due to efforts to reduce salary related costs.

Depreciation and amortization

Depreciation and amortization expense primarily consists of the depreciation of compressor packages. In addition, it includes the depreciation of other operating equipment and facilities. Depreciation and amortization expense increased primarily as a result of additional compressor packages placed into service as compared to the prior year.

Interest expense, net

During the year ended December 31, 2013, we increased the borrowings under our revolving credit facilities from $10.0 million that was borrowed in late 2012 to approximately $30.0 million as of December 31, 2013. We incurred approximately $0.5 million of interest expense in the current year associated with our borrowings under our revolving credit agreements.

Other expense, net

Other expense, net, decreased by $0.1 million during the year ended December 31, 2013, compared to the prior year period, primarily due to decreased foreign currency exchange losses.

Income before taxes, provision for income taxes, and net income

Income before taxes for the year ended December 31, 2013, was $19.8 million, compared to $19.7 million for the year ended December 31, 2012, an increase of approximately $0.1 million. As a percentage of consolidated total revenues, income before taxes decreased to 16.3% for the year ended December 31, 2013, compared to 18.1% for the prior year. Our U.S. operations are not subject to U.S. federal income tax, other than with respect to the operations that are conducted through our taxable U.S. corporate subsidiaries. We also incur state and local income taxes in certain states, and we incur income taxes related to our foreign operations. Our effective tax rate during 2013 decreased compared to 2012 due to decreased earnings by our taxable subsidiaries.

Liquidity and Capital Resources

Our primary cash requirements are for distributions, working capital requirements, normal operating expenses, and capital expenditures. Our sources of funds are our existing cash balances, cash generated from our operations, long-term and short-term borrowings, operating leases, and future issuances of equity and debt, which we believe will be sufficient to meet our working capital requirements. Increasingly competitive market environments, along with continuation of decreased oil and natural gas prices experienced beginning in late 2014, have resulted in additional challenges in many of our domestic and international business regions. We reported significantly increased revenues and gross profit as a result of the August 4, 2014 acquisition of CSI. Despite the growth in revenues and gross profit, we have experienced decreased activity from project delays by certain customers as a result of the oil and natural gas price declines that began in 2014.

Our cash flows from operating activities increased during 2014, when compared to the prior year, by $15.7 million primarily as a result of the increased operations following the CSI Acquisition. Cash flows used in investing activities for the year ended December 31, 2014, increased $849.4 million when compared to the same period in 2013, reflecting the impact of the CSI Acquisition purchase price and the increased capital expenditures stemming from expanded operations subsequent to the CSI Acquisition. Cash flows from financing activities increased significantly during 2014 by $846.3 million, when compared to 2013, primarily as a result of the proceeds from increased equity and indebtedness resulting from the CSI Acquisition.

Our cash flows from operating activities increased for the quarter ended March 31, 2015, when compared to the corresponding prior year period, by $16.2 million, primarily as a result of the increased operations following the CSI Acquisition. Cash flows used in investing activities for the year ended March 31, 2015, increased $29.4 million when compared to the same period in 2014, reflecting the increased capital expenditures stemming from expanded operations subsequent to the CSI Acquisition. Cash flows from financing activities increased during the first three months of 2015 by $1.3 million, when compared to the same period in 2014, primarily as a result of the proceeds from increased borrowings. Our sources and uses of cash during the three month periods ended March 31, 2015 and 2014 and the three year periods ended December 31, 2014, are as follows:

	Three Months Ended March 31,
	2015	2014
Operating activities	$32,481	$16,234
Investing activities	(37,224)	(7,857)
Financing activities	(3,615)	(4,964)

	Year Ended December 31,
	2014	2013	2012
Operating activities	$44,819	$29,135	$31,109
Investing activities	(873,942)	(24,574)	(20,986)
Financing activities	854,300	(7,976)	(14,682)

On August 4, 2014, pursuant to a stock purchase agreement dated July 20, 2014, one of our subsidiaries acquired all of the outstanding capital stock of CSI for $825.0 million cash. The CSI Acquisition purchase price was funded from (i) the issuance of the 7.25% Senior Notes in the aggregate principal amount of $350.0 million resulting in net proceeds of $337.8 million (after deducting a $5.2 million discount and certain transaction related fees), (ii) the issuance by us of 15,280,000 New Units at the Offering Price resulting in net proceeds of $346.0 million ($359.1 million gross proceeds less commissions), and (iii) a portion of $210.0 million borrowed under the Credit Agreement. A subsidiary of our General Partner purchased 1,390,290 of the New Units. On August 11, 2014, the underwriters exercised their option to purchase 2,292,000 additional common units at the Offering Price less an underwriting discount resulting in additional net proceeds of $51.7 million ($53.9 million less $2.2 million underwriting discount and fees). Following the receipt of proceeds from this option exercise, we utilized approximately $55.0 million of these proceeds to pay a portion of the outstanding balance under the Credit Agreement. Our General Partner contributed approximately $8.4 million (following the issuance of the New Units and the underwriter’s option exercise) to us in order to maintain its approximately 2% general partner interest in us. Although a portion of the increased operating cash flows will be used to fund the debt service requirements of the 7.25% Senior Notes and our Credit Agreement, our distributable cash flows following our acquisition of CSI are expected to increase.

As a result of the transactions undertaken to finance the CSI Acquisition, our capital structure has significantly changed. Due to the significant impact the CSI Acquisition has had and is expected to continue to have on our EBITDA and operating cash flows, we believe that we have sufficient liquid assets, cash flow from operations, and other capital resources to meet our financial commitments, debt service obligations, and anticipated capital expenditures. We expect to fund any future acquisitions and capital expenditures with cash flow generated from our expanded operations, funds borrowed under our Credit Agreement, and funds received from the issuance of additional debt and equity securities. However, we are subject to business and operational risks that could materially adversely affect our cash flow. In late 2014, significant decreases in oil and natural gas commodity prices led to downward revisions in the capital expenditure and operating plans of many of our customers, creating additional uncertainty regarding the expected demand for our products and services, and the resulting cash flows from operating activities for the foreseeable future. In addition, the availability of new borrowings in the current capital markets is currently limited and costly. Please refer to the section entitled “Risk Factors” included in this prospectus.

Continued growth in our operations, both internationally and in the U.S. will require ongoing significant capital expenditure investment. We anticipate that our total capital expenditures during 2015 will be approximately $100 million, including approximately $14 million of maintenance capital expenditures. Continued growth or expansion of our operations or increased working capital requirements could result in the need for additional borrowings or equity offerings.

Our capital expenditure program consists of both expansion capital expenditures and maintenance capital expenditures. Expansion capital expenditures consist of expenditures for acquisitions or capital improvements that increase our capacity, either by fabricating new compressor packages to expand our compressor fleet, purchasing support equipment or other assets, or through the upgrading of existing compressor packages to increase their capability. Expansion capital expenditures generally result in the ability for us to generate increased revenues. Maintenance capital expenditures consist of expenditures to maintain our compressor package fleet or support equipment without increasing its capacity. Maintenance capital expenditures are intended to maintain or sustain the current level of operating capacity, and include the maintenance of existing assets and the replacement of obsolete assets. Expansion capital expenditures and maintenance capital expenditures also include capitalized interest on debt incurred to finance such expenditures.

On January 20, 2015, the board of directors of our General Partner declared a cash distribution attributable to the quarter ended December 31, 2014 of $0.4850 per unit, which represents a $0.025 per unit increase over the previous quarterly distribution. This distribution equates to a distribution of $1.94 per outstanding unit, or approximately $64.3 million, on an annualized basis. This cash distribution was paid on February 13, 2015 to all unitholders of record as of the close of business on January 31, 2015.

On April 21, 2015, the board of directors of our General Partner declared a cash distribution attributable to the quarter ended March 31, 2015 of $0.495 per unit. This distribution equates to a distribution of $1.98 per outstanding common unit on an annualized basis. This quarterly cash distribution was paid on May 15, 2015 to all common unitholders of record as of the close of business on May 1, 2015. The amount distributed on May 15, 2015 also included the impact of incentive distribution rights of our General Partner, for amounts distributed in excess of $0.445625 per common unit.

Cash Flows

Operating Activities

Net cash from operating activities increased by $15.7 million during the year ended December 31, 2014 to $44.8 million compared to $29.1 million in 2013. Cash provided from operating activities increased primarily as a result of increased operations following the CSI Acquisition.

Net cash from operating activities increased by $16.2 million during the three month period ended March 31, 2015 to $32.5 million compared to $16.2 million for the corresponding 2014 period. Cash provided from operating activities increased during the first quarter of 2015 as a result of increased operations following the CSI Acquisition.

Cash provided from our foreign operations is subject to various uncertainties, including the volatility associated with interruptions caused by customer budgetary decisions, uncertainties regarding the renewal of our existing customer contracts, and other changes in contract arrangements, security concerns, the timing of collection of our receivables, and the repatriation of cash generated by our operations.

Investing Activities

Total capital expenditures were $48.1 million during the year ended December 31, 2014 compared to $24.6 million during 2013, reflecting the impact of the CSI Acquisition. Capital expenditures during the three month period ended March 31, 2015 increased compared to the corresponding 2014 period, also reflecting the impact of our expanded operations subsequent to the CSI Acquisition. The capital expenditure requirements of CSI are significantly increased compared to our pre-CSI Acquisition operations, due to the size and scope of the operations of CSI and the significantly higher horsepower of CSI compressor packages. Total capital expenditures during the current year period of $37.2 million include $2.2 million of maintenance capital expenditures. Our expansion capital programs for 2015 are focused on increasing our fleet to meet customer needs, and we currently plan to spend up to approximately $100 million on capital expenditures during 2015 including approximately $14 million of estimated maintenance capital expenditures.

On August 4, 2014, we acquired all of the outstanding capital stock of CSI for $825.0 million cash. Capital expenditures for other purchases of property, plant, and equipment during the year ended December 31, 2014, increased compared to 2013 reflecting the impact of our expanded operations subsequent to the CSI Acquisition. The capital expenditure requirements of CSI are significantly increased compared to our pre-existing operations due to the size and scope of the operations of CSI and the significantly higher HP of CSI compressor packages. Total capital expenditures during the current year of $48.1 million include $5.0 million of maintenance capital expenditures. Our expansion capital programs for 2015 are focused on increasing our fleet to meet customer needs, and we currently plan to spend up to approximately $100 million on capital expenditures during 2015, including approximately $14.0 million of estimated maintenance capital expenditures.

Financing Activities

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash, as defined in our Partnership Agreement, to our unitholders of record on the applicable record date and to our General Partner. During the three month period ended March 31, 2015, we distributed approximately $16.6 million to our unitholders and General Partner. On April 21, 2015, the board of directors of our General Partner declared a cash distribution attributable to the quarter ended March 31, 2015 of $0.495 per unit. This cash distribution was paid on May 15, 2015 to all unitholders of record as of the close of business on May 1, 2015. For the year ended December 31, 2014, we distributed approximately $36.4 million to our unitholders and General Partner. On January 20, 2015, the board of directors of our General Partner declared a cash distribution attributable to the quarter ended December 31, 2014, of $0.485 per unit, which represents an increase of $0.025 per unit compared to the previous quarterly distribution. This distribution equates to a distribution of $1.94 per outstanding unit, or approximately $64.3 million, on an annualized basis. This cash distribution was paid on February 13, 2015, to all unitholders of record as of the close of business on January 31, 2015.

Our sources of funds for liquidity needs are existing cash balances, cash generated from our operations, long-term and short-term borrowings, and future issuances of equity.

7.25% Senior Notes

On August 4, 2014, we and one of our wholly owned indirect subsidiaries, CSI Compressco Finance Inc., completed a private placement offering to eligible purchasers of an aggregate principal amount of $350.0 million of the old notes. We received net proceeds of the Offering of approximately $337.8 million.

Bank Credit Facilities

On October 15, 2013, we entered into an asset-based revolving credit facility with a syndicate of lenders including JPMorgan Chase Bank, N.A. as administrative agent (the “Previous Credit Agreement”) which replaced the prior credit agreement. Under the Previous Credit Agreement, we, along with certain of our subsidiaries, were named as borrowers, and all obligations under the Previous Credit Agreement were guaranteed by all of our existing and future, direct and indirect, domestic subsidiaries. The Previous Credit Agreement included a maximum credit commitment of $100.0 million that was available for letters of credit (with a sublimit of $20.0 million) and included an uncommitted $30.0 million expansion feature.

On August 4, 2014, in connection with the CSI Acquisition, we entered into our new Credit Agreement, and with the initial $210.0 million of borrowings received, repaid the $38.1 million balance outstanding under our Previous Credit Agreement, which was then terminated. Approximately $0.8 million of deferred financing costs associated with the terminated Previous Credit Agreement were expensed and charged to income during the third quarter of 2014.

On August 11, 2014, the underwriters exercised their option and purchased all 2,292,000 additional common units at the Offering Price resulting in additional net proceeds of $51.7 million ($53.9 million gross proceeds less underwriting discount). Following the receipt of proceeds from this option exercise, approximately $55 million was paid to reduce the balance of the Credit Agreement.

Under the Credit Agreement, we and our CSI Compressco Sub Inc. subsidiary were named as the borrowers, and all obligations under the Credit Agreement are guaranteed by all of our existing and future, direct and indirect, domestic restricted subsidiaries (other than domestic subsidiaries that are wholly owned by foreign subsidiaries). The Credit Agreement includes a maximum credit commitment of $400.0 million, and included within such amount is availability for letters of credit (with a sublimit of $20.0 million) and swingline loans (with a sublimit of $60.0 million). As of May 22, 2015, we have a balance outstanding under the Credit Agreement of $223.0 million, and $1.1 million letters of credit and performance bonds outstanding, leaving availability under the Credit Agreement of $175.9 million.

The Credit Agreement was used to fund, in part, the $825.0 million CSI Acquisition purchase price and fees and expenses related to the CSI Acquisition, our 7.25% Senior Notes offering, and the Credit Agreement, and to repay in full all borrowings outstanding under the Previous Credit Agreement. The Credit Agreement is available to provide our working capital needs, letters of credit, and for general partnership purposes, including capital expenditures and potential future expansions or acquisitions. So long as we are not in default, the Credit Agreement can also be used to fund our quarterly distributions at the option of the board of directors of our General Partner (provided, that after giving effect to such distributions, the borrowers will be in compliance with the financial covenants). Borrowings under the Credit Agreement are subject to the satisfaction of customary conditions, including the absence of a default. The maturity date of the Credit Agreement is August 4, 2019.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to, at our option, either (a) LIBOR (adjusted to reflect any required bank reserves) for an interest period equal to one, two, three, or six months (as selected by us), plus a leverage based margin or (b) a base rate plus a leverage-based margin; such base rate shall be determined by reference to the highest of (1) the prime rate of interest per annum announced from time to time by Bank of America, N.A. (2) the Federal Funds rate plus 0.50% per annum and (3) LIBOR (adjusted to reflect any required bank reserves) for a one-month interest period on such day plus 1.00% per annum. Initially, from the closing date until the delivery of the financial statements for the first full fiscal quarter after closing, LIBOR based loans will have an applicable margin of 2.75% per annum and base rate loans will have an applicable margin of 1.75% per annum; thereafter, the applicable margin will range between 1.75% and 2.50% per annum for LIBOR based loans and 0.75% and 1.50% per annum for base rate loans based on our consolidated total leverage ratio when financial statements are delivered. In addition to paying interest on outstanding principal under the Credit Agreement, we are required to pay a commitment fee in respect of the unutilized commitments thereunder initially at the rate of 0.50% per annum until the delivery of the financial statements for the first full quarter after the closing date and thereafter at the applicable rate ranging from 0.375% to 0.50% per annum, paid quarterly in arrears based on our consolidated total leverage ratio. We are required to pay a customary letter of credit fee equal to the applicable margin on revolving credit LIBOR loans, fronting fees and other fees agreed to with the administrative agent and lenders.

The Credit Agreement requires us to maintain (i) a minimum consolidated interest coverage ratio (ratio of consolidated earnings before interest, taxes, depreciation, and amortization (“EBITDA”) to consolidated interest charges) of 3.0 to 1.0, (ii) a maximum consolidated total leverage ratio (ratio of consolidated total indebtedness to consolidated EBITDA) of 5.5 to 1.0 (with step downs to 5.0 to 1.0), and (iii) a maximum consolidated secured leverage ratio (consolidated secured indebtedness to consolidated EBITDA ) of 4.0 to 1.0, in each case, as of the last day of each fiscal quarter, calculated on a trailing four quarters basis. In addition, the Credit Agreement includes customary negative covenants that, among other things, limit our ability to incur additional debt, incur, or permit certain liens to exist, or make certain loans, investments, acquisitions, or other restricted payments. The Credit Agreement provides that we can make distributions to holders of our common units, but only if there is no default or event of default under the facility. We are in compliance with all covenants and conditions of the Credit Agreement as of March 31, 2015.

All obligations under the Credit Agreement and the guarantees of those obligations are secured, subject to certain exceptions, by a first lien security interest in substantially all of our assets and the assets of our existing and future domestic subsidiaries, and all of the capital stock of our existing and future subsidiaries (limited in the case of foreign subsidiaries, to 65% of the voting stock of first tier foreign subsidiaries).

During 2014, we borrowed $165.0 million, net, under our revolving credit facilities primarily to fund a portion of the CSI Acquisition purchase price and to fund the expansion and upgrade of our compressor package fleet.

Off Balance Sheet Arrangements

As of March 31, 2015, we had no “off balance sheet arrangements” that may have a current or future material effect on our consolidated financial condition or results of operations.

Commitments and Contingencies

From time to time, we are involved in litigation relating to claims arising out of our operations in the normal course of business. While the outcome of these lawsuits or other proceedings against us cannot be predicted with certainty, management does not consider it reasonably possible that a loss resulting from such lawsuits or proceedings in excess of any amounts accrued has been incurred that is expected to have a material adverse effect on our financial condition, results of operations or cash flows.

Contractual Obligations

Our contractual obligations and commitments principally include obligations associated with our outstanding indebtedness and obligations under operating leases.

The table below summarizes our contractual cash obligations as of December 31, 2014.

	Payments Due
	Total	2015	2016	2017	2018	2019	Thereafter
	(In Thousands)
Long-term debt	$545,000	$—	$—	$—	$—	$195,000	$350,000
Interest on debt	226,423	30,754	30,754	30,754	30,754	28,378	75,029
Operating leases	3,123	1,862	828	307	126	—	—

Total contractual cash obligations	$774,546	$32,616	$31,582	$31,061	$30,880	$223,378	$425,029

During the first three months of 2015, there were no material changes in the specified contractual obligations.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes the revenue recognition requirements in the Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, and most industry-specific guidance. The core principle of the ASU is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU is effective for our first quarter in fiscal 2017, pending a one year deferral currently under consideration by the FASB, under either full or modified retrospective adoption. Early application is not permitted. We are currently assessing the potential effects of these changes to our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern” (Topic 250). The ASU provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and in certain circumstances to provide related footnote disclosures. The ASU is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

In January 2015, the FASB issued ASU No. 2015-01, “Income Statements—Extraordinary and Unusual Items” (Sub-Topic 225-20), which eliminates from U.S. GAAP the concept of extraordinary items. The ASU eliminates the separate presentation of extraordinary items on the income statement, net of tax and the related earnings per share, but does not affect the requirement to disclose material items that are unusual in nature or occurring infrequently. The ASU is effective for the annual period ending after December 15, 2015 and interim periods within those annual periods, with early adoption permitted, and may be applied prospectively or retrospectively. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs”. The ASU requires entities that have historically presented debt issuance costs as an asset to present those costs as a direct deduction from the carrying amount of the related debt liability. This presentation will result in the debt issuance costs being presented the same way debt discounts have historically been handled. The ASU does not change the recognition, measurement, or subsequent measurement guidance for debt issuance costs. The ASU is effective for the annual period ending after December 15, 2015 and interim periods within those annual periods and is to be applied retrospectively. Early adoption is permitted. We plan to adopt this change retrospectively, and do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Commodity Price Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. We do not take title to any natural gas or oil in connection with our services and, accordingly, have no direct exposure to fluctuating commodity prices. While we have a significant number of customers who have retained our services through high and low commodity prices, we generally experience less growth and more customer attrition during periods of significantly high or low commodity prices. We depend on domestic and international demand for and production of natural gas and oil and a reduction in this demand or production could adversely affect the demand or the prices we charge for our services, which could cause our revenue and cash available for distribution to our unitholders to decrease in the future. We do not intend to hedge our indirect exposure to fluctuating commodity prices.

Interest Rate Risk

We have exposure to changes in interest rates on our indebtedness associated with the Credit Agreement. On December 31, 2014, we had a total of $195 million outstanding under our Credit Agreement. As interest charged on our Credit Agreement is based on a variable rate, we are exposed under the Credit Agreement to floating interest rate risk on outstanding borrowings. Our exposure to floating interest rate risk has increased significantly as a result of the borrowings under the Credit Agreement in connection with the CSI Acquisition. Any increase or decrease in the prevailing interest rate will impact our interest expense during periods of indebtedness under our credit facility.

The following table sets forth as of December 31, 2014, our principal cash flows for our long-term debt obligations (which bear a variable rate of interest) and weighted average effective interest rate by their expected maturity dates. We are not a party to an interest rate swap contract or other derivative instrument designed to hedge our exposure to interest rate fluctuation risk. Through March 31, 2015, there have been no material changes in the information set forth in the following table.

	Expected Maturity Date							Fair Market Value
	2015	2016	2017	2018	2019	Thereafter	Total
As of December 31, 2014
Long-term debt:
U.S. dollar variable rate	$—	$—	$—	$—	$195,000	$—	$195,000	$195,000
Weighted average interest rate	—	—	—		3.109%	—	3.109%
U.S. dollar fixed rate	—	—	—	—	—	350,000	350,000	354,900
Interest rate (fixed)	—	—	—	—	—	7.25%	7.25%	—

Exchange Rate Risk

We have exposure to changes in foreign exchange rates associated with our operations in Latin America and Canada. Most of our billings under our contracts with PEMEX and other clients in Mexico are denominated in U.S. dollars; however, a large portion of our expenses and costs under those contracts are incurred in Mexican pesos, and we retain cash balances denominated in Mexican pesos. As such, we are exposed to fluctuations in the value of the Mexican peso against the U.S. dollar. As Mexican peso denominated assets are largely offset by Mexican peso denominated liabilities, a hypothetical increase or decrease in the U.S. dollar-Mexican peso foreign exchange rate by 2.0% would have changed our net income by approximately $43,000 for the year ended December 31, 2014. A hypothetical increase or decrease in the U.S. dollar-Mexican peso foreign exchange rate of 10.0% would have a $41,000 impact on our net income for the three month period ended March 31, 2015.

In October 2013, we began entering into 30-day foreign currency forward derivative contracts as part of a program designed to mitigate the currency exchange rate risk exposure on selected transactions of certain foreign subsidiaries.

As of March 31, 2015, we had the following foreign currency derivative contract outstanding relating to a portion of our foreign operations:

Derivative Contracts	US Dollar Notional Amount	Traded Exchange Rate	Settlement Date
	(In Thousands)
Forward sale Canadian dollar	$1,400	1.27	4/20/2015
Forward sale Mexican peso	$915	15.26	4/20/2015

Under this program, we may enter into similar derivative contracts from time to time. Although contracts pursuant to this program will serve as an economic hedge of the cash flow of our currency exchange risk exposure, they will not be formally designated as hedge contracts or qualify for hedge accounting treatment. Accordingly, any change in the fair value of this derivative instrument during a period will be included in the determination of earnings for that period.

The fair value of foreign currency derivative instruments are based on quoted market values as reported to us by our counterparty. The fair value of our foreign currency derivative instruments as of March 31, 2015, is as follows:

Foreign currency derivative instruments	Balance Sheet Location	Fair Value at September 30, 2014
		(In Thousands)
Forward purchase contracts	Current assets	$—
	Current liabilities	(28)

Net liability		$(28)

None of the foreign currency derivative contracts contain credit risk related contingent features that would require us to post assets or collateral for contracts that are classified as liabilities. During the period ended March 31, 2015, we recognized approximately $0.2 million of net gains associated with our foreign currency derivative program, and such amount is included in Other Income in the accompanying consolidated statement of operations.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Corporate Governance and Director Independence

Our general partner, CSI Compressco GP Inc., is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (“TETRA”) and has sole responsibility for conducting our business and managing our operations. The members of our general partner’s board of directors (our “Board”) oversee our operations. Unitholders are not entitled to elect the members of our Board or directly or indirectly participate in our management or operation. All of the members of our Board are appointed by Compressco Field Services, L.L.C. (formerly known as Compressco Field Services, Inc.), a wholly owned subsidiary of TETRA, and we do not hold annual unitholder meetings for the election of our Board. References in this Part III to the “Board,” “directors,” “executive officers,” or “officers” refer to the Board, directors, executive officers, and officers of our general partner, unless otherwise indicated.

Our Board has adopted Corporate Governance Guidelines that outline important policies and practices regarding our governance and provide a framework for the functioning of the Board and its committees. The Corporate Governance Guidelines and the charters of the Audit Committee and Conflicts Committee are available in the Corporate Governance section of the Investor Relations area of our website at www.compressco.com. In addition, our Board and our general partner have adopted a Code of Conduct and a Financial Code of Ethics, copies of which are also available in the Corporate Governance section of the Investor Relations area of our website at www.compressco.com. We will post on our website all waivers to or amendments of our Code of Conduct and Financial Code of Ethics that are required to be disclosed by applicable law or the listing requirements of the NASDAQ. We will provide to our unitholders, without charge, printed copies of the foregoing materials upon written request to Investor Relations, CSI Compressco LP, P.O. Box 60760, Midland, Texas 79711.

The NASDAQ does not require a listed limited partnership like us to have a majority of independent directors on the Board or to establish a compensation committee or a nominating committee. Our Board currently consists of seven directors, four of whom, Paul D. Coombs, D. Frank Harrison, James R. Larson, and William D. Sullivan, are independent as defined under the listing standards of the NASDAQ.

Directors and Executive Officers

Our Board’s directors hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been appointed. Our executive officers serve at the discretion of our Board. There are no family relationships among any of our directors or executive officers. The following table shows information regarding our current directors and executive officers. Directors are appointed for one-year terms.

Name	Age	Position with CSI Compressco GP
Stuart M. Brightman	58	Chairman of the Board of Directors
D. Frank Harrison	67	Independent Director
Timothy A. Knox	46	President and Director
James R. Larson	65	Independent Director
William D. Sullivan	58	Independent Director
Paul D. Coombs	59	Independent Director
Ronald J. Foster	58	Sr. Vice President, Chief Marketing Officer and Director
James P. Rounsavall	50	Chief Financial Officer, Treasurer and Secretary
C. Brad Benge	55	Vice President of Operations
Kevin W. Book	40	Vice President—International Sales and Operations
Anthony D. Speer	46	Vice President of Manufacturing

Biographical summaries of the directors and executive officers, including the experiences, qualifications, attributes, and skills of each director that have been considered by the Board in determining that these individuals should serve as directors, are set forth below. See the section captioned “Beneficial Ownership of Certain Unitholders and Management” below for information regarding the number of common units owned by each individual.

Stuart M. Brightman has served as a director of our general partner’s Board since October 31, 2008, and as Chairman of its Board since May 2014. Mr. Brightman has served as TETRA’s president and chief executive officer since May 2009, at which time Mr. Brightman was also elected as a member of TETRA’s board of directors. He served as TETRA’s executive vice president and chief operating officer from April 2005 through May 2009. From April 2004 to April 2005, Mr. Brightman was self-employed. Mr. Brightman served as president of the Dresser Flow Control division of Dresser, Inc. from April 2002 until April 2004. Dresser Flow Control, which manufactures and sells valves, actuators, and other equipment and provides related technology and services for the oil and gas industry, had revenues in excess of $400 million in 2004. From November 1998 to April 2002, Mr. Brightman was president of the Americas Operation of the Dresser Valve Division of Dresser, Inc. He served in other capacities during the earlier portion of his career with Dresser, from 1993 to 1998. From 1982 to 1993, Mr. Brightman served in several financial and operational positions with Cameron Iron Works and its successor, Cooper Oil Tools. Mr. Brightman received his B.S. degree from the University of Pennsylvania and his Master of Business Administration degree from the Wharton School of Business.

Mr. Brightman has more than thirty years of experience in manufacturing and services businesses related to the oil and gas industry. He has experience in corporate finance and in the management of capital intensive operations. Mr. Brightman’s service as TETRA’s president and chief executive officer also provides our Board with an in-depth source of knowledge regarding our operations, our executive management team, and the effectiveness of our compensation programs.

Paul D. Coombs has served as an independent director of our general partner’s Board since May 6, 2014. Mr. Coombs has served as a member of TETRA’s board of directors since June 1994, as a member of its nominating and corporate governance committee since July 2012, and as a member of its audit committee since May 2015. From April 2005 until his retirement in June 2007, Mr. Coombs served as TETRA’s executive vice president of strategic initiatives, and from May 2001 to April 2005, as TETRA’s executive vice president and chief operating officer. From January 1994 to May 2001, Mr. Coombs served as TETRA’s executive vice president—oil & gas, from 1987 to 1994 he served as senior vice president—oil & gas, and from 1985 to 1987, as general manager—oil & gas. Mr. Coombs has served in numerous other positions with TETRA since 1982. Mr. Coombs is presently a director and serves on the audit and corporate governance committees of the board of directors of Balchem Corporation, a public company that is subject to the reporting requirements of the Exchange Act.

Mr. Coombs has more than thirty years of experience in oil and gas services businesses, which, together with his entrepreneurial approach to management, provides our general partner’s Board of Directors with insight into our capabilities and personnel. Mr. Coombs has substantial experience with the services we provide and with oil and gas exploration and production operations in general.

D. Frank Harrison has served as an independent director of our general partner’s Board and as Chairman of its Conflicts Committee and a member of its Audit Committee since April 2012. Since June 2011, Mr. Harrison is an owner and the managing partner of Eufaula Energy, LLC, a privately held company that invests in oil and gas interests. Mr. Harrison served as chairman of the board of directors (since 2007) and as chief executive officer and a director (since 2005) of Bronco Drilling Company, Inc. (“Bronco”) until the acquisition of Bronco by Chesapeake Energy Corporation in June 2011. Bronco was a publicly traded company that provided contract drilling and well services. From 2002 to 2005, Mr. Harrison served as an agent for the purchase of oil and gas properties for entities controlled by Wexford Capital LLC. From 1999 to 2002, Mr. Harrison served as president of Harding and Shelton, Inc., a privately held oil and natural gas exploration, drilling and development firm. Mr. Harrison currently serves on the board of directors of the Oklahoma Independent Petroleum Association. He received his B.S. degree in Sociology from Oklahoma State University.

Mr. Harrison has significant management experience in the exploration and production of oil and gas in the U.S. Mr. Harrison also has substantial experience in serving on the board of a publicly held corporation operating in the oil and gas industry, which provides cross board experience and perspective.

Timothy A. Knox has served as President and a director of our general partner’s Board since August 2014. Mr. Knox served as president and chief operating officer of Compressor Systems, Inc. (“CSI”) from September 2010 until it was acquired by CSI Compressco in August 2014. Mr. Knox served as senior vice president of CSI from August 2009 to September 2010 and as vice president—engineering and manufacturing of CSI from December 2004 to August 2009. Mr. Knox joined CSI as a regional account manager and a mid-continent business unit manager in 1996 and served in those roles until 2004. From 1991 to 1996, Mr. Knox served in multiple roles for Dresser-Rand Compression Services including; applications, project engineering, project management and sales. Mr. Knox has 24 years of industry experience, including 18 years with CSI. He received his B.S. degree in Mechanical Engineering from the University of Oklahoma in 1990 and an M.B.A. from Oklahoma State University in 1999.

Mr. Knox has significant experience in the natural gas compression industry and provides our general partner’s Board with an in-depth knowledge regarding our customers, operations, business strategies, and the markets and geographies in which we operate. Mr. Knox’s management experience and leadership skills are highly valuable in assessing our business strategies and accompanying risks.

James R. Larson has served as an independent director of our general partner’s Board and as Chairman of its Audit Committee since July 2011 and as a member of its Conflicts Committee since April 2012.Since January 1, 2006, Mr. Larson has been retired. From September 2005 until January 1, 2006, Mr. Larson served as senior vice president of Anadarko Petroleum Corporation (“Anadarko”). From December 2003 to September 2005, Mr. Larson served as senior vice president, finance and chief financial officer of Anadarko. From 2002 to 2003, Mr. Larson served as senior vice president, finance of Anadarko where he oversaw treasury, investor relations, internal audits and acquisitions and divestitures. From 1995 to 2002, Mr. Larson served as vice president and controller of Anadarko where he was responsible for accounting, financial reporting, budgeting, forecasting, and tax. Prior to that, he held various tax and financial positions within Anadarko after joining the company in 1981. Mr. Larson is a current member of the American Institute of Certified Public Accountants, Financial Executives International, and the Tax Executives Institute. Mr. Larson also serves on the Board of Directors of EV Management, LLC, the general partner of EV Energy GP, L.P., which is the general partner of EV Energy Partners, L.P.,a Houston-based publicly traded limited partnership engaged in acquiring, producing, and developing oil and gas properties. He received his B.B.A. degree in business from the University of Iowa.

Mr. Larson has significant management experience in the exploration and production of oil and gas on an international as well as domestic level. Mr. Larson also has substantial experience in corporate finance and financial reporting matters and in serving on the board of a publicly traded limited partnership operating in the oil and gas industry.

William D. Sullivan is an independent director of our general partner’s Board and has served as a member of its Audit Committee since July 2011. Mr. Sullivan has served as a member of TETRA’s board of directors since August 2007. Mr. Sullivan currently serves as the chairman of TETRA’s board of directors and previously served as chairman of its nominating and corporate governance committee and as a member of the compensation committee. Mr. Sullivan is the non-executive chairman of the board of directors of SM Energy Company, a publicly traded exploration and production company. Mr. Sullivan is also a director and serves on the audit, nominating and corporate governance and conflicts, and compensation committees of Legacy Reserves GP, LLC, the general partner of Legacy Reserves, LP, a publicly traded limited partnership holding oil and gas producing assets. Mr. Sullivan is a director and serves on the conflicts and audit committees of Targa Resources Partners GP, LLC, the general partner of Targa Resources Partners LP, a publicly traded limited partnership focused on mid-stream gas gathering, processing, liquids fractionation, and transportation. From 1981 through August 2003,

Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation, most recently as executive vice president, exploration and production. Mr. Sullivan has been retired since August 2004. Mr. Sullivan received his B.S. degree in Mechanical Engineering from Texas A&M University.

Mr. Sullivan has significant management experience in mid-stream oil and gas operations and in the exploration and production of oil and gas on an international and domestic level. Mr. Sullivan also has substantial experience in executive compensation matters and in serving on the boards of publicly held corporations and publicly traded limited partnerships operating in the oil and gas industry, which provides cross board experience and perspective.

Ronald J. Foster has served as Senior Vice President and Chief Marketing Officer of our general partner since the closing of the CSI Acquisition in August 2014, and as a director since October 2008. Prior to the CSI Acquisition, Mr. Foster served as President of CSI Compressco GP Inc. from October 2008 until July 2014, and as President and a director of our Compressco, Inc. subsidiary from October 2008 until October 2012. From August 2002 to September 2008, Mr. Foster served as Senior Vice President of Sales and Marketing with Compressco, Inc. Mr. Foster has over 30 years of energy-related work experience that also includes positions with Wood Group, Halliburton and Dresser. He is an active member of several regional industry trade organizations, including the American Petroleum Institute (API), the Society of Petroleum Engineers (SPE) and the Oklahoma Independent Petroleum Association (OIPA). Mr. Foster received his B.S. degree in Economics from Oklahoma State University.

Mr. Foster’s day-to-day leadership as our Chief Marketing Officer and his role in forming the Partnership provide our general partner’s Board with an intimate knowledge of our compression operations as well as a unique understanding of market factors, our customers, and sales and marketing strategies and opportunities.

James P. Rounsavall has served as Chief Financial Officer of our general partner since April 2012. Mr. Rounsavall served as Chief Financial Officer of Compressco, Inc. from April 2012 until October 1, 2012. From July 2011 through April 2012, Mr. Rounsavall served as Controller of our general partner and Controller of Compressco, Inc. From June 2008 until July 2011, Mr. Rounsavall served as the controller and in various other roles for Mustang Engineering, a global provider of engineering and construction services supporting the oilfield, chemical, process, and industrial industries. From March 2008 until June 2008, Mr. Rounsavall provided consulting services. From March 2006 until March 2008, Mr. Rounsavall served as regional controller, and later as regional vice president of finance of Worley Parsons Corporation, a global provider of engineering and professional services. From 1998 until 2006, Mr. Rounsavall served in various roles with Halliburton Company, ultimately serving as controller, U.S. Western area. Prior to that, Mr. Rounsavall was with Weatherford Enterra and Ernst & Young. Mr. Rounsavall received a Bachelor of Accountancy from the University of Houston and a Bachelor of Science in Business Administration from the University of Arkansas. Mr. Rounsavall is a Certified Public Accountant.

C. Brad Benge has served as Vice President of Operations of our general partner since August 2014. Mr. Benge served as vice president of compression services of CSI from September 2010 through July 2014. From September 2009 to September 2010, Mr. Benge served as vice president of Eastern region compression services of CSI. Mr. Benge joined CSI in February 2008 and served as project manager until September 2009. From 1984 to 2007, Mr. Benge served in multiple roles at Exterran including; vice president of operations, multiple mergers and acquisitions positions and various supervisory positions. Mr. Benge began his career in 1979 as a natural gas compressor and engine mechanic for Halliburton in Central Texas. Mr. Benge has more than 35 years of industry experience, and he attended Tarleton State University.

Kevin W. Book has served as Vice President—International Sales and Operations of our general partner since October 31, 2008 and also served as Vice President—International Operations of Compressco, Inc. from May 2008 until October 1, 2012. Mr. Book joined Compressco, Inc. in 2001 and served a significant role in establishing and growing Compressco Canada, Inc., from its inception to its current level of activity. In May 2008 Mr. Book was promoted to Vice President—International Operations of Compressco, Inc. from Vice

President—Canada. Mr. Book has over fourteen years of experience in the oil and gas industry. Mr. Book holds a B.S. degree in Petroleum Engineering with Special Distinction from the University of Oklahoma, and a B.S. degree in Mathematics with Distinction from the University of Alberta.

Anthony D. Speer has served as Vice President of Manufacturing of our general partner since August 2014. Mr. Speer served as vice president of manufacturing and supply chain of CSI from January 2014 through July 2014. After joining CSI in April 2006, Mr. Speer progressed through various roles including; director-manufacturing, director-engineering and manufacturing and vice president of engineering and manufacturing. From 1991 to 2006, Mr. Speer worked for Halliburton. He served for three years as a manufacturing engineer for Halliburton and was nominated to participate in the Halliburton Management Program. After graduating from this program in 1996, he served in various leadership roles within Halliburton’s manufacturing organization. He began as a shop supervisor and eventually served as a plant manager. Mr. Speer holds a B.S. degree in Industrial Engineering from Texas A&M University and currently serves as a member of the Advisory Board for the Gas Compressor Association.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our general partner is an indirect, wholly owned subsidiary of TETRA and has sole responsibility for conducting our business and managing our operations. All of our executive officers and other personnel necessary for the operation of our business are employed or compensated by our general partner, our subsidiaries, or TETRA and its subsidiaries. We may refer to such individuals as “our employees” in this Compensation Discussion and Analysis.

This Compensation Discussion and Analysis (“CD&A”) is designed to provide an understanding of our compensation philosophy and objectives and insight into the process by which our specific compensation practices are established. The Compensation Committee of TETRA’s Board of Directors (the “Compensation Committee”), is responsible for the oversight of compensation programs that apply to a broad-base of our employees, and for specific compensation decisions that relate to the President and other officers of our general partner named in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”) and other officers of our general partner designated as our senior managers (together with our NEOs, “Senior Management”). We have not formed, and do not intend to form, a compensation committee, and for the immediate future the Board intends to continue to delegate oversight of certain aspects of our compensation programs to the Compensation Committee. Our general partner’s executive officers serve at the discretion of the Board.

Our relationship with our general partner and TETRA relating to the personnel who operate our business is governed by the Omnibus Agreement dated June 20, 2011 and amended on June 20, 2014, among us, our general partner and TETRA (as amended, the “Omnibus Agreement”). Under the terms of the Omnibus Agreement, we reimburse our general partner and TETRA for all expenses incurred on our behalf, including the compensation of employees of our general partner and TETRA who perform services on our behalf. The compensation expense allocated to us in 2014 with respect to each of our NEOs was 100% of their total compensation, since each of our NEOs devote virtually all of their business time to our operations. Accordingly, the compensation disclosed herein for our NEOs reflects all of the compensation expense that is payable by us under the Omnibus Agreement with regard to such individuals. Please refer to the section entitled “Certain Relationships and Related Transactions, and Director Independence” below for additional information regarding our reimbursement of expenses.

Executive Summary

We are a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. We fabricate and sell standard and custom designed compressor packages and oilfield fluid pump systems, and provide aftermarket services and compressor package parts and components manufactured by third-party suppliers. We provide these compression services and equipment to a broad base of natural gas and oil exploration and production, midstream, and transmission companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada, and Argentina.

As a result of our relationship with TETRA, the compensation of our NEOs is structured in a manner similar to TETRA’s compensation of its executive officers. In addition, the compensation policies and practices of our general partner are similar to those of TETRA. Our 2014 financial performance and operations were significantly impacted by our acquisition of CSI on August 4, 2014. Consolidated revenues generated by CSI during the year subsequent to the August 4, 2014 closing date totaled approximately $152.5 million, contributing to our 133.0% increase in consolidated revenues for 2014 compared to 2013. Primarily due to the continuing increased demand for our below-100 HP compression services applications, particularly in liquids-rich resource plays and for vapor recovery, our pre-CSI acquisition compression service revenues also increased during the year ended December 31, 2014 compared to the corresponding prior year period. However, along with declines in oil prices that have occurred since the summer of 2014, prices for natural gas in late 2014 and early 2015 are below prior year levels. We anticipate that oil and gas exploration activity levels will decrease in 2015 compared to 2014, while most ongoing customer projects supporting midstream, gas gathering, and processing will proceed to completion. Much of our current equipment sales backlog is associated with such projects. The Compensation Committee gave significant weight to our 2014 results and expected activity levels in 2015 in its consideration of our executive compensation.

The following are some of the key factors to consider in evaluating our executive compensation program:

•	Compensation Linked to Long-Term Performance. We seek to structure a balance between achieving positive short-term annual results and ensuring long-term viability and success by providing both annual and long-term incentive opportunities.

•	Grants of Long-Term Phantom Unit Awards to Senior Management. We continue to believe that tying a significant portion of our Senior Management’s compensation to our unitholders’ returns and our financial and operating results is an important aspect of our total compensation plan. For the fiscal year 2014, an average 52.0% of the total target compensation awarded to our NEOs consisted of phantom unit awards, and for the executive officers who received annual awards in May of 2014, 63.0% of such phantom unit awards were performance-based.

•	Competitiveness. In order to maintain our ability to attract and retain highly-skilled executives and managers, the Compensation Committee believes that the total compensation of our NEOs and other members of Senior Management should be competitive with the market in which we compete for talent. In order to assess the competitiveness of our compensation programs within the oilfield services industry, the Compensation Committee reviews compensation offered by peer group companies and broader oilfield services compensation data. The Compensation Committee generally seeks to target NEO compensation at the market median level. However, target levels of NEO pay are not based on strict adherence to the market median, and may vary from median levels based on a number of factors, including individual performance, internal equity, and general industry conditions.

Some of the challenges that we face in recruiting and retaining highly-skilled executives and senior management include:

•	Increased activity levels in the North American oil and gas industry have significantly intensified competition for talented executives with relevant knowledge and expertise. This competition for executive talent is not limited to our direct peers and competitors, but spans the entire energy industry, which includes companies both smaller, and significantly larger than us.

•	The decline in the market price for our common units has decreased the retention value of equity awards granted to our executives in recent years. Although many companies in the oilfield services industry have experienced similar market price declines, particularly during the second half of 2014, the reduced value of our executives’ outstanding equity awards creates an opportunity for peer group companies seeking to fill open positions.

In evaluating the competitiveness of our compensation programs, the Compensation Committee gives significant consideration to these challenges and from time-to-time may make adjustments to individual NEO and Senior Management compensation levels in order to protect our investment in their talent.

2014 Target Compensation. In connection with our acquisition of CSI on August 4, 2014, Mr. Knox was appointed as our President. Mr. Foster, who had served as our President from October 2008 through August 4, 2014, was appointed Senior Vice President and Chief Marketing Officer, and Messrs. Benge and Speer were appointed as Vice Presidents. Due to these significant changes in our leadership during 2014 that, in some cases, were accompanied by compensation adjustments that are described in detail below, we have not provided pie charts showing target allocations of 2014 compensation for our NEOs.

2014 Actual Compensation. For the portion of fiscal year 2014 subsequent to our acquisition of CSI and Mr. Knox’s appointment as our President, actual cash compensation paid by us to Mr. Knox, was $393,876, consisting of $161,540 in base salary, $159,076 in cash incentives initially put in place by CSI and paid by us following the acquisition, and $73,260 as the earned portion of his fourth quarter 2014 performance-based cash incentive award. Mr. Knox was also granted a long-term award of phantom units during 2014 with a grant date fair value of $700,015 in connection with his employment by us following the CSI acquisition. In addition, Mr. Knox received $8,805 of other compensation during 2014.

For the purpose of the following pie charts, the annual base salaries of Messrs. Knox, Benge, and Speer, each of whom was employed by us on August 4, 2014, have been annualized to provide a more accurate image of intended compensation. For our other NEOs, the amounts included are consistent with actual 2014 compensation as set forth in the Summary Compensation Table:

*	All Other Compensation includes the employer paid portion of life, health, and disability insurance benefits, matching contributions under our 401(k) Retirement Plan, the value of dividend equivalent rights settled in connection with the vesting of equity awards that relate to our common units, and for Messrs. Knox, Foster, Book, and Speer, a car allowance or the use of a car provided by the company.

Continuing Improvements in Compensation Practices. We have implemented and continue to maintain existing compensation practices that we believe contribute to good governance:

•	TETRA has amended the Cash Incentive Compensation Plan under which performance-based annual cash bonuses may be awarded to our NEOs and other Senior Management to include a clawback provision that provides us with a mechanism to recover amounts awarded under the plan in certain circumstances.

•	The compensation consultant retained directly by the Compensation Committee does not provide any services to our management, or to TETRA’s management.

•	Every member of the Compensation Committee is independent, as such term is defined in the listing standards of the New York Stock Exchange (the applicable listing standards for TETRA).

•	Our insider trading policy prohibits transactions involving short sales, the buying or selling of puts, calls, or other derivative instruments, and transactions involving certain forms of hedging or monetization.

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Our Board and the Compensation Committee have adopted the Procedures for Grants of Awards under the CSI Compressco LP Incentive Compensation Plans (the “Grant Procedures”) to assist in the administration of our equity compensation plans. The Grant Procedures provide guidelines under which our Board, the Compensation Committee, and, in certain circumstances, the Chief Executive Officer (“CEO”) of TETRA may make annual and other awards to our eligible employees, non-employee directors, and consultants.

In summary, our compensation philosophies and programs are subject to a thorough process that includes input and recommendations from management, the Compensation Committee, the Board, and/or TETRA’s Chief Operating Officer (“COO”) and CEO, as well as review and approval by the Compensation Committee, the Board, and/or TETRA’s COO and CEO, as appropriate, the advice of an independent, third-party consultant engaged by the Compensation Committee from time to time, and guidelines concerning the granting of our equity awards.

Oversight of Executive Compensation Program

The Board has appointed the Compensation Committee to discharge many of its responsibilities relating to the compensation of our executive officers. The Compensation Committee is composed entirely of independent, non-management members of TETRA’s Board of Directors, and each member is compensated by fees and equity compensation from TETRA. With the exception of Mr. Sullivan, who is also a director of our general partner and receives compensation for his services to us in the form of cash director fees and equity compensation granted under the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan, no Compensation Committee member participates in any of our employee compensation programs. In its annual review process, TETRA’s Board of Directors has determined that none of the Compensation Committee members have any materialbusiness relationships with us.

Similar to its responsibilities with regard to TETRA’s employees, the responsibilities of the Compensation Committee with regard to our employees include the following:

•	establishing a compensation philosophy to support our overall business strategy and objectives and a compensation strategy to attract and retain executive talent, motivate executive officers to improve their performance and our financial performance, and otherwise implement the compensation philosophy;

•	annually reviewing and establishing annual and long-term performance goals and objectives for our Senior Management that are intended to implement our compensation philosophy and strategy;

•	annually evaluating the performance of our NEOs against established performance goals and objectives;

•	annually reviewing the compensation of our NEOs, including annual salary, performance-based cash incentive awards, and other cash incentive opportunities including long-term incentive opportunities against each NEOs’ individual performance evaluation, and any other matter relating to the compensation of the NEOs which the Compensation Committee considers appropriate;

•	reviewing at least annually all equity-based compensation plans and arrangements, including the amount of equity remaining available for issuance under those plans, and making recommendations to the Board regarding the need to amend existing plans or to adopt new plans for the purposes of implementing the Compensation Committee’s goals regarding equity-based compensation;

•	reviewing at least annually all non-equity-based components of compensation paid to or available to the NEOs, which may include salary, cash incentives (both performance-based and otherwise), long-term incentive compensation, perquisites, and other personal benefits, to determine the appropriateness of each component in light of our compensation philosophy and strategy;

•	reviewing all employment, severance, change of control, or other compensation agreements or arrangements to be entered into or otherwise established with our NEOs;

•	reviewing and discussing with management our annual CD&A for inclusion in our annual proxy statement or Form 10-K;

•	reviewing matters relating to management succession, including compensation related issues; and

•	evaluating whether any compensation consultant retained by the Compensation Committee has any conflict of interest in accordance with applicable regulatory requirements.

Overview of Compensation Philosophy and Objectives

In order to recruit and retain highly qualified and competent individuals as Senior Management, we strive to maintain a compensation program that is competitive in the labor markets in which we operate. Our guiding philosophy is to maintain an executive compensation program that will attract, retain, motivate, and reward highly qualified and talented individuals to enable us to perform better than our competitors. The following are our key objectives in setting the compensation programs for our Senior Management:

•	design competitive total compensation programs that enhance our ability to attract and retain knowledgeable and experienced Senior Management;

•	motivate our Senior Management to deliver outstanding financial performance and meet or exceed general and specific business, operational, and individual performance objectives;

•	establish salary and annual cash incentive compensation levels that reflect competitive market practices in relevant markets and are generally within the median range for the relevant peer group;

•	provide long-term incentive compensation opportunities that are consistent with our overall compensation philosophy;

•	provide a significant percentage of total compensation that is “at risk,” or “variable,” based on predetermined performance measures and objectives; and

•	ensure that a significant portion of the total compensation package is determined by equity value, thus assuring an alignment of Senior Management with our unitholders.

Implementation and Management of Compensation Programs

Role of the Compensation Committee. Our Board has appointed the CompensationCommittee to discharge many of its responsibilities relating to the compensation of our executive officers. With regard to certain actions that must be taken directly by our Board, the Compensation Committee provides recommendations to the Board that are consistent with our compensation philosophy, programs, and objectives, which are largely a reflection of TETRA’s compensation philosophy, programs, and objectives.

The Compensation Committee has the authority to retain compensation consultants, outside counsel, or other advisers to assist the committee in the discharge of its duties. In any given year, the Compensation Committee bases its decision on whether to retain a compensation consultant on factors including prevailing market conditions, regulatory changes governing executive compensation, and the quality of any other relevant data that may be available. If a compensation consultant is engaged with respect to our compensation programs, the Chairman of the Compensation Committee maintains a direct line of communication with the consultant and arranges meetings with the consultant that may include other members of the committee and/or our President, TETRA’s CEO and certain members of TETRA’s senior management, including TETRA’s COO. Through this communication with the Chairman of the Compensation Committee, the consultant reports to, and acts at the discretion of, the Compensation Committee.

Role of Compensation Consultant. The Compensation Committee first retained the services of Frost HR Consulting (formerly Stone Partners, Inc.), in September 2009. After that time, the Compensation Committee utilized Frost HR Consulting at various times through September of 2012 to provide analysis of TETRA’s compensation programs and assist the Compensation Committee in its consideration of prospective changes to those programs, including programs that apply to our NEOs and other Senior Management. Frost HR Consulting did not provide other services to us, to our general partner, or to TETRA; had procedures in place to prevent conflicts of interest; and, did not have a business or personal relationship with any of the executive officers of our general partner, any of TETRA’s executive officers, or any member of the Compensation Committee. The individual consultants involved in the engagement did not own our limited partner units, nor did they own

TETRA’s common stock. The Compensation Committee discussed these considerations and concluded that there were no conflicts of interest with respect to the consulting services provided by Frost HR Consulting. The Compensation Committee did not utilize the services of Frost HR Consulting or any other compensation consulting firm during 2013 related to its review of TETRA’s 2014 compensation programs or our 2014 compensation programs.

Role of our President. Our President makes recommendations to the Compensation Committee with regard to salary adjustments and the annual and long-term incentives to be provided to our Senior Management, excluding himself. TETRA’s COO and CEO make recommendations to the Compensation Committee with regard to salary adjustments and the annual and long-term incentives to be provided to our President. Based upon his judgment and experience and in consultation with TETRA’s COO and CEO, taking into consideration available industry-based compensation surveys and other compensation data and analysis, including data provided by the Compensation Committee’s consultant, if one is retained for that year, our President annually reviews with the Compensation Committee specific compensation recommendations for Senior Management. In preparation for these evaluations, the Compensation Committee reviews an annual compensation report that presents current and historical annual base salaries, annual incentive targets, annual incentives earned and the values of outstanding equity-based and other long-term compensation in a tally sheet format, to provide the Compensation Committee with a detailed picture of how the various components of total compensation paid or to be paid to each member of Senior Management, including our President, aggregate in the current year and over a multi-year period.

In its review of the annual compensation report and its consideration of whether changes in compensation recommended by the President and TETRA’s COO and CEO are in line with our overall compensation philosophy, current competitive market conditions, and current economic conditions, the Compensation Committee considers performance evaluations of and compensation recommendations for each member of Senior Management as well as its own performance evaluations of Senior Management, and, if a compensation consultant is retained for that year, the analysis and report of the compensation consultant. The Compensation Committee reviews the annual compensation report among themselves and with our President and TETRA’s CEO and approves any prospective changes in compensation for Senior Management other than our President. The Compensation Committee, in an executive session that includes TETRA’s CEO, establishes the compensation for our President.

Timing of Compensation Decisions. The annual compensation report is typically distributed to the Compensation Committee and TETRA’s CEO prior to TETRA’s December board and committee meetings. The Compensation Committee reviews the annual compensation report, information and recommendations provided by its compensation consultant, if any for that year, and such other information as it considers relevant, and typically approves prospective changes in compensation for employees over which it has decision-making authority. Also at its December meeting, the Compensation Committee typically reviews a preliminary estimate of the aggregate amount of annual cash incentive compensation that may be awarded based on performance during the current year. Based upon audited full-year financial results, the actual aggregate amount of the annual cash incentive compensation to be paid is finalized and approved and the specific amounts to be paid to our Senior Management, including our President, are reviewed and approved by the Compensation Committee typically at a meeting in February of the following year.

Compensation Elements

We strongly believe that Senior Management should be compensated with a package that includes the following three elements: salary, performance-based cash incentive compensation, and equity incentive compensation. A significant portion of the total prospective compensation paid to each member of Senior Management should be tied to measurable financial and operational objectives. These objectives may include absolute performance and performance relative to a peer group. During periods when performance meets or exceeds established objectives, Senior Management should be paid at or above the levels targeted for such objectives. When objectives are not met, incentive award payments, if any, should be less than levels targeted for such objectives. The Compensation Committee seeks to structure a balance between achieving strong short-term annual results and ensuring long-term viability and success. To reinforce the importance of this balance, we provide each member of Senior Management with both short-term and long-term incentives. Historically, short-term incentive opportunities for Senior Management have been in the form of annual cash incentives based on both objective performance criteria and subjective criteria. In 2012, our Senior Management’s short-term incentive opportunities were expanded to include equity awards, the value of which is determined by our attainment of an established financial performance objective at the end of the applicable performance period. While the mix of salary, annual cash incentives, and long-term incentives earned by Senior Management can vary from year to year depending on individual performance and on our overall performance, the Compensation Committee believes that long-term incentives, the potential future value of which is heavily contingent on our long-term success, should constitute a significant portion of total compensation each year.

Salary. We believe that a competitive salary program is an important factor in our ability to attract and retain talented Senior Management employees. The Compensation Committee typically reviews relevant compensation data and analysis provided by its compensation consultant, if one is retained for that year, or by management if no compensation consultant is engaged, to ensure that our salary program is competitive. In this respect, the Compensation Committee uses the survey data and compensation offered by peer companies as a market check on the salaries and other elements of compensation it establishes. The Compensation Committee reviews the salaries of all members of our Senior Management at least annually. Base salaries may be adjusted for performance, which may be individual or company-wide performance, expansion of duties, and changes in market salary levels. In considering salary adjustments each year, the Compensation Committee gives weight to the foregoing factors, with particular emphasis on corporate performance goals, our President’s analysis and TETRA’s COO’s and CEO’s analysis of each individual’s performance, and their specific compensation recommendations. However, the Compensation Committee does not rely on formulas and considers all factors when considering salary adjustments.

In its December 2013 review of our Senior Management’s compensation, the Compensation Committee considered our strong operational and financial performance during 2013, our former President’s and TETRA’s COO’s and CEO’s evaluation of each individual’s contribution to this performance, and with regard to our former President, the committee considered the evaluation of his performance provided by TETRA’s COO and CEO. In considering prospective changes to base salary levels for 2014, the Compensation Committee weighed each of these factors and approved increases in base salary of 4% for each of our then current NEOs. The following table sets forth the 2014 base salaries that were effective as of April 5, 2014, for certain of our NEOs:

Name	Title	Base Salary
Ronald J. Foster	Senior Vice President and Chief Marketing Officer(1)	$297,440
James P. Rounsavall	Chief Financial Officer, Treasurer and Secretary	206,856
Kevin W. Book	Vice President, International Sales and Operations	234,784

(1)	Mr. Foster served as our President as of the date the above disclosed base salaries became effective.

Effective as of August 4, 2014, in connection with our acquisition of CSI, Messrs. Knox, Benge, Foster and Speer entered into Employment Agreements with us that, among other items, established their annual base salaries. Also effective as of August 4, 2014, in recognition of his responsibilities related to our increased size and operational complexity, Mr. Rounsavall’s annual base salary was increased. The following table sets forth base salaries for certain of our NEOs that were effective as of August 4, 2014:

Name	Title	Base Salary
Timothy A. Knox	President	$400,000
Ronald J. Foster	Senior Vice President and Chief Marketing Officer	325,000
James P. Rounsavall	Chief Financial Officer, Treasurer and Secretary	240,000
Charles B. Benge	Vice President of Operations	240,000
Anthony D. Speer	Vice President of Manufacturing	190,000

Performance-Based Cash Incentives. Our NEOs and other key employees are eligible to receive annual performance-based cash incentive awards pursuant to TETRA’s Cash Incentive Compensation Plan. The Cash Incentive Compensation Plan was adopted by TETRA’s Board of Directors toprovide greater focus on TETRA’s strategic business objectives, further its compensation philosophy, emphasize pay-for-performance, and provide competitive compensation opportunities.

Annual Performance-Based Cash Incentives. While the amount of each award paid to members of our Senior Management under TETRA’s Cash Incentive Compensation Plan is subject to the discretion of the Compensation Committee, the plan provides for cash award opportunities, calculated as a percentage of base salary, that are based on financial and non-financial performance measures. For each annual incentive award opportunity, a threshold, target, and stretch performance objective is established for each applicable performance measure and the amount of the award payment that may be received is based on the level of achievement of such performance objectives, subject to the discretion of the Compensation Committee. In addition, recipients of annual incentive awards have the opportunity to participate in an additional cash award pool that may be established under the Cash Incentive Compensation Plan for achievement in excess of designated stretch performance objectives.

As part of its December 2013 review of the compensation of our NEOs, the Compensation Committee reviewed a preliminary estimate of the aggregate amount of annual cash incentive compensation to be awarded under TETRA’s Cash Incentive Compensation Plan based on 2013 performance, and discussed the overall effectiveness of the plan in furthering our compensation philosophy. In its consideration of changes for the 2014 plan year, the Compensation Committee did not specifically benchmark Cash Incentive Compensation Plan award opportunities relative to any survey or other compensation data. At that time, the Compensation Committee elected not to increase the percentages of base salary that determined the threshold, target, and stretch amounts of annual cash incentive opportunities for our NEOs for the 2014 plan year from the percentages of base salary initially established in 2010.

The following table sets forth the 2014 annual incentive award opportunities that were established by the Compensation Committee at its December 2013 meeting, shown as a percentage of base salary for certain of our NEOs under the Cash Incentive Compensation Plan:

	Threshold	Target	Stretch
Ronald J. Foster	9%	45%	72%
James P. Rounsavall	5%	25%	40%
Kevin W. Book	5%	25%	40%

Subsequent to the Compensation Committee’s December 2013 meeting, effective as of August 4, 2014, in recognition of his responsibilities related to our increased size and operational complexity, Mr. Rounsavall’s target annual incentive award opportunity for the 2014 performance period was increased by the Compensation Committee from 25% to 35% of his base salary.

Messrs. Knox, Benge, and Speer, who served as executive officers of CSI until its acquisition by us in August of 2014, received cash incentives for the performance period of October 1, 2013 through September 31, 2014 (which corresponded to CSI’s fiscal year prior to the acquisition) based on incentive plans previously put in place by CSI. Under the terms of the agreement under which we acquired CSI, we paid amounts due to Messrs. Knox, Benge, and Speer pursuant to such CSI incentive plans in December of 2014 and February of 2015. For the period of October 1, 2014 through December 31, 2014, performance-based cash incentive opportunities for Messrs. Knox, Benge, and Speer were based on a “bridge” plan, approved by the Compensation Committee, which is further described below in the section titled “Bonuses Awarded to Messrs. Knox, Benge, and Speer.”

Under the Cash Incentive Compensation Plan, financial and non-financial performance measures may be based on the performance criteria described in the plan or on such other measures as may be determined by the Compensation Committee. To support our continued focus on cost reduction efforts implemented in 2012 that contributed to our improved profitability in 2013, the Compensation Committee elected to designate general and administrative cost reduction as an additional individual performance goal applicable to all participants in the Cash Incentive Compensation Plan for the 2014 fiscal year. In addition, the Compensation Committee elected to decrease the weighting of the health, safety, and environmental performance measure from 20% in 2013 to 15% in 2014, and increase the weighting of the personal objectives performance measure to 15% in 2014 from 10% in 2013, in order to bring the portion of our annual incentive that is based on safety metrics into closer alignment with annual bonuses provided by other companies within the oil and gas services industry. Performance measures for 2014 annual incentive awards included: (i) distributable cash flow; (ii) profit before taxes; (iii) the net number of compressor units placed into service during 2014; (iv) health, safety, and environmental metrics; and (v) personal objectives. The Compensation Committee assigned relative weightings to each of our NEO’s 2014 performance measures of 35% on distributable cash flow, 15% on profit before taxes, 20% on the net number of compressor units placed into service during 2014, 15% on health, safety, and environmental metrics, and 15% on personal objectives. For our NEOs and other members of Senior Management, the general and administrative cost reduction individual performance goal was included in each participant’s personal objectives.

For the 2014 plan year, the specific target performance objectives and the relative weight of each performance measure established by the Compensation Committee for annual cash incentive awards were: (i) distributable cash flow of $37.0 million, weighted 35%; (ii) profit before taxes of $26.2 million, weighted 15%; (iii) a net number of compressor packages placed into service of 333 units, weighted 20%; (iv) health, safety, and environmental metrics that represented, in most cases, a minimum 10% improvement versus prior year results, weighted 15%; (v) and, personal objectives, weighted 15.0%, which included the general and administrative cost reduction goal. Achievement of these 2014 performance objectives was determined based on the operations of our “legacy” compression business, excluding the impact of our August 2014 acquisition of CSI.

Primarily due to the continuing increased demand for our below-100 HP compression services, particularly in liquids-rich resource plays and vapor recovery, our overall pre-CSI acquisition compression service revenues increased approximately $8.9 million during the year ended December 31, 2014 compared to the corresponding prior year period. However, the slower than anticipated recovery of activity levels in Mexico along with declines in U.S. oil prices that occurred in the second half of 2014 impacted both our profitability and the net number of compressor packages placed into service. For our “legacy” operations, excluding the impact of the CSI acquisition, distributable cash flow for the 2014 fiscal year was $35.3 million, and profit before taxes was $19.0 million, which equates to 95.5% and 72.6%, respectively, of the target performance objectives established by the Compensation Committee for such performance measures. The net number of units placed into service during 2014 did not reach the threshold performance objective established by the Compensation Committee.

Reduction of general and administrative expenses for our “legacy” operations in 2014 versus budgeted levels slightly exceeded the 2% performance objective. In its consideration of the level of achievement of the remaining personal objectives component of our NEOs’ 2014 performance measures, the Compensation Committee weighed each individual’s contribution to our annual performance and our longer-term strategic goals, and other subjective factors, and approved payment of 70% of our NEOs’ target personal objective award opportunities.

The following table sets forth the amounts earned by our participating NEOs for each performance measure established by the Compensation Committee for the 2014 plan year:

	Achievement of 2014 Plan Year Performance Objectives
	Profit Before Taxes	Distributable Cash Flow	Net Sets	Health, Safety, & Environmental	G&A Cost Reduction	Personal Objectives	Total Earned Award
Ronald J. Foster
% of objective attained	72.6%	95.5%	*	45.0%	85.5%	70.0%
amount earned	$5,927	$45,037	$—	$9,872	$3,357	$3,295	$67,488

James P. Rounsavall
% of objective attained	72.6%	95.5%	*	45.0%	85.5%	70.0%
amount earned	$3,404	$25,867	$—	$5,670	$1,928	$1,893	$38,762

Kevin W. Book
% of objective attained	72.6%	95.5%	*	45.0%	85.5%	70.0%
amount earned	$2,855	$21,690	$—	$4,754	$1,617	$1,587	$32,503

*	Results were below the threshold level of performance and no amounts were earned.

Bonuses Awarded to Messrs. Knox, Benge, and Speer. Messrs. Knox, Benge, and Speer, who served as executive officers of CSI until its acquisition by us in August of 2014, and currently serve as our executive officers, received cash incentives for the performance period of October 1, 2013 through September 31, 2014 (which corresponded to CSI’s fiscal year prior to the acquisition) based on incentive plans previously put in place by CSI. Under the terms of the agreement under which we acquired CSI, we paid amounts due to Messrs. Knox, Benge, and Speer pursuant to such CSI incentive plans in December of 2014 and February of 2015.

For the period of October 1, 2014 through December 31, 2014, performance-based cash incentive opportunities for Messrs. Knox, Benge, and Speer were based on a “bridge” plan, approved by our Compensation Committee, under which target award opportunities were equal to 60%, 35%, and 35%, respectively, of each individual’s annual base salary, prorated for the 3-month performance period. The performance measures by which such “bridge” plan awards were determined were: EBITDA, weighted 40%; revenues, weighted 20%; fleet HP utilization, weighted 20%; total reportable incident rate (“TRIR”), weighted 10%; and vehicle incident rate, weighted 10%. The achievement of each such performance measure was determined based on results of CSI’s operations (excluding our “legacy” Compressco operations) for the fourth quarter of 2014.

The following table sets forth the amounts earned by Messrs. Knox, Benge, and Speer for each performance measure established by the Compensation Committee for the performance period of October 1, 2014 through December 31, 2014:

	Achievement of Fourth Quarter 2014 Performance Objectives
	EBITDA	Revenues	Fleet HP Utilization	TRIR	Vehicle Incident Rate	Total Earned Award
Timothy A. Knox
% of objective attained	101.2%	99.7%	102.1%	126.4%	*
amount earned	$25,440	$11,820	$24,000	$12,000	$—	$73,260

Charles B. Benge
% of objective attained	101.2%	99.7%	102.1%	126.4%	*
amount earned	$8,904	$4,137	$8,400	$4,200	$—	$25,641

Anthony D. Speer
% of objective attained	101.2%	99.7%	102.1%	126.4%	*
amount earned	$7,049	$3,275	$6,650	$3,325	$—	$20,299

*	Results were below the threshold level of performance and no amounts were earned.

Equity Incentive Awards. Equity incentives, historically awards of TETRA stock options and restricted stock, and since our formation as a limited partnership, primarily awards of CSI Compressco phantom units and performance phantom units, comprise a significant portion of our NEOs’ total compensation package. The Compensation Committee seeks to strike a balance between achieving short-term annual results and ensuring strong long-term success through its use of equity awards, which are geared toward longer-term performance as they generally, though not always, vest ratably over a three-year period, and their values are materially affected by market price appreciation of the underlying security.

Our Board has adopted the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan (the “2011 Plan”). The purpose of the 2011 Plan is to promote our interests by enabling us to grant incentive compensation awards based on our units to employees, officers, consultants, and directors who provide services to us. The 2011 Plan is also intended to enhance our ability to attract and retain the services of individuals who are essential to our growth and profitability, and to encourage those individuals to devote their best efforts to advancing our business. The 2011 Plan seeks to achieve these purposes by providing for grants of restricted units, phantom units, unit awards, and other unit-based awards.

Our Board has appointed the Compensation Committee to administer the 2011 Plan and grant awards under the plan as it relates to individuals who, with respect to the Partnership, are not subject to Section 16 of the Exchange Act and the rules and regulations promulgated thereunder. Our Board has retained the authority to grant awards to individuals who, with respect to the Partnership, are subject to Section 16 of the Exchange Act (“Section 16 Reporting Persons”), and to administer the 2011 Plan and awards thereunder as they relate to such individuals. Subject to the provisions of the 2011 Plan, the Compensation Committee or our Board, as applicable, may (i) designate participants to whom awards may be granted; (ii) determine the type or types of awards to be made; (iii) determine the number of units covered by an award and the terms or conditions of an award, consistent with the terms of the 2011 Plan; (iv) determine whether, to what extent, and under what circumstances awards may be vested, settled, exercised, cancelled, or forfeited; (v) interpret and administer the 2011 Plan, and any instrument or agreement relating to an award made under the 2011 Plan; (vi) establish, amend, suspend, or waive any rules and regulations and appoint such agents as it deems appropriate for the proper administration of the 2011 Plan; (vii) make any other determination and take any other action that it deems necessary or advisable for the administration of the 2011 Plan; and (viii) correct any defect, supply any omission, or reconcile any inconsistency in the 2011 Plan or in any award under the plan.

Our Board and the Compensation Committee have each adopted the Procedures for Grants of Awards Under the CSI Compressco Equity Incentive Compensation Plans (the “Grant Procedures”) to assist in the administration of our equity compensation plans. In February of 2015, our Board and the Compensation Committee amended the Grant Procedures to provide, among other things, that grants of annual awards would be made to eligible CSI Compressco employees and non-employee directors each year on the date of the Compensation Committee’s meeting held in early May in conjunction with TETRA’s Annual Meeting of Stockholders. With respect to such annual awards, based on the Compensation Committee’s determination of the aggregate number of awards that may be granted under the 2011 Plan in a given year, the Compensation Committee or our Board, as applicable, will review and consider individual grants proposed by Mr. Knox and TETRA’s CEO and make any adjustments they consider appropriate. The Compensation Committee will approve all final individual awards, except those awards proposed to be granted to Section 16 Reporting Persons, at the Compensation Committee’s May meeting. The Compensation Committee will recommend to our Board the approval of the proposed awards to Section 16 Reporting Persons, including our NEOs. Our Board will review and consider the individual grants to Section 16 Reporting Persons recommended by the Compensation Committee, make any adjustments it considers appropriate, and approve all final individual awards to Section 16 Reporting Persons, including our NEOs, at a meeting of our Board or by a unanimous consent in lieu of a meeting. The awards to Section 16 Reporting Persons will have the same grant date as the awards approved by the Compensation Committee.

With respect to the contemplated annual awards to be made to non-employee directors, it is anticipated that such awards will consist of phantom units. Each award to a non-employee director will have an aggregate market value as of the date of grant in an amount determined by our Board. The value of such annual equity award is currently set at $60,000. Such annual awards will be approved at a meeting of the Board or by a unanimous consent in lieu of a meeting, and it is presently contemplated that such annual awards will have the same grant date of as the awards approved by the Compensation Committee at its meeting held in early May in conjunction with TETRA’s Annual Meeting of Stockholders. Unless otherwise determined by the Board, one-third portions of such awards will become vested on the date of grant, and additional one-third portions of such awards will vest on January 4th and May 27th of the subsequent year.

In February of 2015, the Compensation Committee delegated to the TETRA CEO its authority to grant special inducement, merit, and retention awards under the 2011 Plan, and any future equity plans to individuals who are not and are not expected to become Section 16 Reporting Persons from a pool of such awards authorized by the Compensation Committee each year. The Compensation Committee, our Board, and TETRA’s CEO will consider refraining from making awards other than our annual grants if the committee, our Board, TETRA’s CEO, or our executive management are aware of any material, non-public information regarding us or our affiliates.

On May 27, 2014, the Compensation Committee and our Board approved awards of time-vested phantom units to our Senior Management and a broad-base of our employees. Each phantom unit award was granted in tandem with distribution equivalent rights (“DERs”) that entitle the award holder to receive an additional number of units equal in value to any distributions we pay during the period the award is outstanding times the number of units subject to the award. The phantom units and tandem DERs will vest ratably over the three-year period following the date of grant. In addition, consistent with our philosophy of basing a significant portion of our Senior Management’s compensation on performance, also on May 27, 2014, our Board granted two separate awards of performance-based phantom units with tandem DERs to members of our Senior Management as of that date. The first of the two performance-based awards (the “1-year performance phantom units”) covered the performance period of January 1, 2014 through December 31, 2014, and under such award, up to 200% of the “Target” number of phantom units granted under the award could be earned based on our actual distributable cash flow (“DCF”) per outstanding unit for the performance period relative to the following performance objectives established by our Board:

DCF per Outstanding Unit for the Year Ending Dec. 31, 2014	Percentage of Phantom Units Earned
Less than $2.06	0%
$2.06	10%
$2.22	50%
$2.38 (Target)	100%
$2.54	150%
>$2.70 (Maximum)	200%

For DCF per outstanding unit amounts that fall between any of the performance objectives set forth above, straight line interpolation is used to determine the specific percentage of phantom units earned.

In March of 2015, our Board determined that the percentage of 1-Year performance phantom units earned would be determined based on the results of our “legacy” operations, excluding the impact of the CSI Acquisition. Our Board further determined that DCF per outstanding unit for the 2014 performance period was $2.28 and approved issuance of 68.8% of the 1-year performance phantom units awarded to our NEOs in May 2014.

The second of the two performance-based awards granted by our Board on May 27, 2014 (the “3-year performance phantom units”), covers the performance period of January 1, 2014 through December 31, 2016. Under such award, up to 200% of the “Target” number of phantom units granted may be earned based on our three-year cumulative DCF per outstanding unit for the period ending December 31, 2016, relative to performance objectives established by our Board.

The following table sets forth the number of time-vested phantom units, 1-year performance phantom units, and 3-year performance phantom units awarded to our NEOs in May 2014 and the aggregate grant date fair value of such awards as determined in accordance with FASB ASC Topic 718:

	Number of Time-Vested Phantom Units	Number of 1-year Performance Phantom Units	Number of 3-year Performance Phantom Units	Aggregate Grant Date Fair Value Of Unit Awards
Ronald J. Foster	6,584	2,324	6,584	$371,808
James P. Rounsavall	2,747	970	2,747	$155,136
Kevin W. Book	2,552	901	2,552	$144,120

On August 5, 2014, in connection with the acquisition of CSI, our Board approved awards of phantom units to Messrs. Knox, Benge, Foster, Speer, and other CSI officers. The awards of phantom units to Messrs. Knox, Benge, Foster, and Speer will cliff-vest on the third anniversary date of the award; provided, that 50% of each of these awards may vest on an accelerated basis, on the second anniversary date of the award, if our EBITDA for the year ending December 31, 2015 reaches a target performance objective established by our Board. The following table sets forth the number of phantom units awarded to Messrs. Knox, Benge, Foster, and Speer on August 5, 2014, and the aggregate grant date fair value of such awards as determined in accordance with FASB ASC Topic 718:

	Number of Phantom Units	Aggregate Grant Date Fair Value Of Unit Awards
Timothy A. Knox	32,008	$700,015
Ronald J. Foster	22,863	500,014
Charles B. Benge	13,718	300,013
Anthony D. Speer	13,718	300,013

While the Compensation Committee does consider the general compensation practices of other companies in the oil and gas services industry in establishing equity incentive compensation opportunities, it does not specifically benchmark the value of equity awards relative to any survey, peer group, or other compensation data. The Compensation Committee does, however, annually review the equity compensation practices of other companies in our industry in order to gain a general impression of the proportionate share of equity award value in the total compensation packages they offer.

Tax Deductibility of Compensation

With respect to the deduction limitations under Section 162(m) ofthe Internal Revenue Code of 1986, as amended (the “Code”), we are a limited partnership and do not meet the definition of a “corporation” under Section 162(m). Nonetheless, the taxable compensation paid to each of the NEOs in 2014 was less than the Section 162(m) threshold of $1,000,000.

Retirement, Health and Welfare Benefits

Our employees, as employees of a TETRA affiliate, are eligible to participate in a variety of health and welfare and retirement programs. TETRA is the sponsor of each of these benefit programs.Members of our Senior Management are generally eligible for the same benefit programs on the same basis as the broad-base of our employees. Our health and welfare programs are intended to protect employees against catastrophic loss and to encourage a healthy lifestyle. These health and welfare programs include medical, wellness, pharmacy, dental, life insurance, short-term and long-term disability insurance, and insurance against accidental death and disability.

401(k) Plan. Due to our relationship with TETRA, our employees are eligible to participate in TETRA’s 401(k) Retirement Plan (the “401(k) Plan”), which is intended to supplement a participant’s personal savings and social security. Under the 401(k) Plan, eligible employees may contribute on a pretax basis up to 70% of their compensation, subject to an annual maximum established under the Code. Our general partner makes a matching contribution under the 401(k) Plan equal to 50% of the first 6% of a participant’s annual compensation that is contributed to the 401(k) Plan. All employees (other than nonresident aliens) who have reached the age of eighteen and have completed six months of service with us are eligible to participate in the 401(k) Plan.

Nonqualified Deferred Compensation Plan. Certain of our Senior Management, directors, and certain other key employees have the opportunity to participate in TETRA’s Executive Nonqualified Excess Plan, which is an unfunded, deferred compensation program. Under the program, participants may defer a specified portion of their annual total cash compensation, including salary and performance-based cash incentive, subject to certain established minimums. The amounts deferred increase or decrease depending on the deemed investment elections selected by the participant from among various hypothetical investment election options. Deferral contributions and earnings credited to such contributions are 100% vested and may be distributed in cash at a time selected by the participant and irrevocably designated on the participant’s deferral form. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account if the participant becomes disabled or dies, or upon a change in control. None of our NEOs participated in the Executive Nonqualified Excess Plan during 2014.

Perquisites

Perquisites (“perks”) are not a material component of our compensation. In general, NEOs do not receive reimbursements for the private use of country clubs, meals, airline and travel costs other than those costs allowed for all employees, or for tickets to sporting events or entertainment events, unless such tickets are used for business purposes. Messrs. Knox, Foster, Book, and Speer receive car allowances or are entitled to the use of a company-owned vehicle, as is the case for all of our sales and field service personnel .Further, our NEOs do not receive allowances or reimbursements for hunting and fishing camp costs or home security expenses. During 2014, except for the car allowances (or the use of a company-owned car) for Messrs. Knox, Foster, Book, and Speer, no NEO received an allowance from us for any of the above or a reimbursement for any expense incurred for non-business purposes.

Employment Agreements

We have previously entered into standard form employment agreements with Messrs. Book and Rounsavall that are substantially identical to the form of agreement executed by all employees. Each of these employment agreements provide that the executives are employed on an “at will” basis, and for an indefinite period of time. Both we and Messrs. Book and Rounsavall may terminate the agreement at any time. The agreements prohibit Messrs. Book and Rounsavall from disclosing our or our affiliates’ confidential information during the employment relationship period or at any time following the employment period. The agreements do not provide for severance or change of control payments, nor do they establish the amounts of specific compensation elements such as salary or bonus.

Employment Agreements with Messrs. Knox, Benge, Foster, and Speer. In connection with the acquisition of CSI, on July 31, 2014, we entered into employment agreements with Messrs. Knox, Benge, and Speer (the “Employment Agreements”), which became effective upon the closing of the CSI acquisition on August 4, 2014. The Employment Agreements set forth the following annual base salary and target annual cash incentive bonus opportunity for each NEO: for Mr. Knox, annualized base salary of $400,000 and eligibility to receive a target annual cash incentive bonus equal to 60% of his base salary; for Mr. Benge, annualized base salary of $240,000 and eligibility to receive a target annual cash incentive bonus equal to 35% of his base salary; and, for Mr. Speer, annualized base salary of $190,000 and eligibility to receive a target annual cash incentive bonus equal to 35% of his base salary.

Beginning in May 2015, Messrs. Knox, Benge, and Speer will be eligible to participate in annual grants of equity-based compensation on a basis consistent with other of our executive officers. Messrs. Knox and Speer will also be provided the use of a vehicle provided by us or an automobile allowance in lieu of such vehicle. In the event the employment of Mr. Knox, Benge, or Speer is terminated by us without “Cause” or by such individual for “Good Reason” (as such terms are defined in the Employment Agreements) within the initial three-year employment period, such individual shall be entitled to receive, subject to the satisfaction of certain conditions including the execution and non-revocation of a release agreement, severance benefits including the payment of his base salary and continuation of medical and dental insurance coverage for the remaining term of the initial employment period, the payment of any unpaid Annual Bonus (as defined in the Employment Agreements) for the preceding calendar year, a pro-rata payment of any Annual Bonus earned for the year in which such termination occurs, and full acceleration of the phantom units granted on August 5, 2014, as described above. The Employment Agreements also contain certain confidentiality, nonsolicitation, and noncompetition restrictions applicable to each NEO for the periods specified therein.

Effective as of August 4, 2014, we entered into an employment agreement with Mr. Foster (the “Foster Employment Agreement”). Pursuant to the Foster Employment Agreement, Mr. Foster receives an annualized base salary of $325,000 and he is eligible to receive a target annual cash incentive bonus equal to 45% of his base salary. Mr. Foster is eligible to participate in annual grants of equity-based compensation on a basis consistent with our other officers. In the event Mr. Foster’s employment is terminated by us without “Cause” or by Mr. Foster for “Good Reason” (as such terms are defined in the Foster Employment Agreement) within the initial three-year employment period, Mr. Foster shall be entitled to receive, subject to the satisfaction of certain conditions including the execution and non-revocation of a release agreement, severance benefits including the payment of his base salary and continuation of medical and dental insurance coverage for the remaining term of the initial employment period, the payment of any unpaid Annual Bonus (as defined in the Foster Employment Agreement) for the preceding calendar year and a pro-rata payment of any Annual Bonus earned for the year in which such termination occurs. In addition, the vesting of certain phantom units awarded to Mr. Foster will be fully accelerated. The Foster Employment Agreement also contains certain confidentiality, nonsolicitation, and noncompetition restrictions applicable to Mr. Foster for the periods specified therein.

Double Trigger Change of Control Agreements

We have entered into change of control agreements (the “COC Agreements”) with Messrs. Knox and Foster. The COC Agreements have an initial two-year term, with automatic one-year extensions on the second anniversary of the effective date and every anniversary date thereafter, unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the COC Agreements, we have an obligation to provide certain benefits to each applicable NEO upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of us or TETRA. A qualifying termination event under the COC Agreements includes the termination of the NEO’s employment with us other than for Cause (as that term is defined in the COC Agreement) or termination by the NEO for Good Reason (as that term is defined in the COC Agreement). For an overview of the specific terms and conditions of the COC Agreements, please refer to the subheading “Potential Payments upon a Change of Control or Termination” in this section, below.

Indemnification Agreements

We and each of our current directors and our NEOs have executed an indemnification agreement that provides that we will indemnify them to the fullest extent permitted by our First Amended and Restated Certificate of Limited Partnership, Bylaws, and applicable law. The indemnification agreement also provides that our directors and officers will be entitled to the advancement of fees as permitted by applicable law and sets out the procedures required for determining entitlement to and obtaining indemnification and expense advancement. In addition, our charter documents provide that each of our directors and officers and any person serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise shall be indemnified to the fullest extent permitted by law in connection with any threatened, pending, or completed action, suit, or proceeding (including civil, criminal, administrative, or investigative proceedings) arising out of or in connection with his or her services to us or to another corporation, partnership, joint venture, trust, or other enterprise, at our request. We purchase and maintain insurance on behalf of any person who is a director or officer of the aforementioned corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as an officer or director, subject to the terms and conditions of that insurance. In addition, Messrs. Brightman, Knox, Foster, and Sullivan, in their capacities as directors and/or executive officers of TETRA, have executed indemnification agreements with TETRA that are substantially similar to the indemnification agreements executed by each of them in connection with their services to us, and they benefit from the protection of similar insurance.

Changes for Fiscal Year 2015

In December 2014, the Compensation Committee met to review and discuss our 2014 compensation programs and consider prospective changes to 2015 compensation for our Senior Management. To assist them in this process, in October 2014, the Compensation Committee retained the services of Pearl Meyer & Partners (“PMP”), an independent provider of compensation consulting services. Before engaging PMP, the Compensation Committee confirmed that PMP does not provide other services to us or to TETRA, has procedures in place to prevent conflicts of interest, and does not have a business or personal relationship with any of our executive officers, TETRA’s executive officers, or any member of the Compensation Committee. The Compensation Committee discussed these considerations and concluded that there were no conflicts of interest with us or TETRA with respect to the compensation consulting services provided by PMP.

At its December 2014 meeting, the Compensation Committee reviewed and discussed a report provided by PMP that contained the results of a complete review of our compensation programs and related practices. PMP’s report, which included members of our Senior Management and TETRA’s senior management, highlighted the following key observations:

•	with some variation by individual, the total direct compensation of Senior Management is positioned at the 40th percentile overall of peer group and market data; and

•	the mix of short-term and long-term compensation available to Senior Management compares very favorably to the market, with half of our compensation, on average, delivered in the form of long-term incentives.

Also at its December 2014 meeting, the Compensation Committee reviewed and discussed the information provided in our annual compensation report, as well as current market, and broader economic conditions. Although it has been the Compensation Committee’s historic practice to make certain determinations with regard to base salary adjustments and certain elements of short- and long-term incentive compensation that may be available to Senior Management starting at its December meeting and continuing through the first quarter of the subsequent year, given our expectation that oil and gas exploration activity levels will decrease in 2015 compared to 2014 due to the declines in oil prices that have occurred since the summer of 2014, the Compensation Committee has elected to defer making any adjustments or changes to current levels of Senior Management compensation until the near-term oil and gas services industry’s market outlook becomes more clear. In making this determination, the Compensation Committee acknowledged that the cyclical nature of the broader oil and gas industry will from time-to-time necessitate an increased level of flexibility with regard to the application of our compensation programs, and the timing of specific compensation decisions.

Performance-Based Cash Incentives for Fiscal Year 2015. Under the terms of TETRA’s Cash Incentive Compensation Plan, the Compensation Committee must approve performance measures and specific target performance objectives applicable to annual cash incentive awards for our Senior Management prior to March 31 of a given performance year. At a meeting of the Compensation Committee in early March of 2015, the Compensation Committee discussed the current uncertainty prevalent in the oil and gas services industry, and the continuing need to provide incentives that are intended to drive superior performance even in challenging market conditions.

Recognizing that our continuing ability to generate distributable cash flow would be a key performance metric during 2015, the Compensation Committee approved distributable cash flow as a 2015 performance measure for our NEOs. The Compensation Committee also approved a specific target performance objective for distributable cash flow, as well as individual performance measures (including financial and non-financial measures), and associated performance objectives, for each NEO. It is anticipated that the Compensation Committee will monitor our performance as we move through 2015 and make any adjustments that may be necessary in order to strike an appropriate balance between driving near-term performance and safe-guarding long-term unitholder value.

Compensation of Executive Officers

Summary Compensation

The following table sets forth the compensation earned by (i) our President (“Principal Executive Officer”), (ii) our Chief Financial Officer (“Principal Financial Officer”), (iii) our Senior Vice President and Chief Marketing Officer, who served as the Principal Executive Officer for a portion of 2014, and (iv) each of our three other most highly compensated executive officers (each a “Named Executive Officer”) for the fiscal year ended December 31, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Unit Awards(2)	Non-Equity Incentive Plan Comp.(3)	All Other Comp.(4)	Total
		($)	($)	($)	($)	($)	($)
Timothy A. Knox(5)	2014	$161,540	$159,076	$700,015	$73,260	$8,805	$1,102,696
President

Ronald J. Foster(6)	2014	$305,940	$—	$871,822	$67,488	$66,497	$1,311,747
SVP, Chief Marketing Officer	2013	286,000	3,513	350,033	71,605	30,451	741,602
	2012	275,000	—	175,293	146,273	18,208	614,774

James P. Rounsavall	2014	$218,099	$—	$155,136	$38,762	$25,437	$437,434
CFO	2013	198,600	1,464	145,854	26,756	15,695	388,369
	2012	190,962	—	81,804	57,623	14,141	344,530

Charles B. Benge(5)	2014	$96,923	$64,998	$300,013	$25,641	$8,101	$495,676
VP of Operations

Kevin W. Book	2014	$229,977	$—	$144,120	$32,503	$36,422	$443,022
VP Int’l Sales & Ops	2013	212,569	1,171	116,691	30,454	28,929	389,814
	2012	204,658	—	81,804	60,578	25,310	372,350

Anthony D. Speer(5)	2014	$76,731	$52,440	$300,013	$20,299	$11,225	$460,708
VP of Manufacturing

(1)	Pursuant to the agreement under which we acquired CSI, the amounts shown were paid by us in December 2014 and February 2015 for the performance period of October 1, 2013 through September 30, 2014 under the terms of CSI’s cash incentive compensation program.
(2)

The amounts included in the “Unit Awards” column reflect the aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2014, 2013, and 2012, as applicable, in accordance with FASB ASC Topic 718. The grant date fair value of performance phantom unit awards granted in 2013 and 2014 are reported based on the probable outcome of the performance conditions on the grant date. The value of the 2014 performance phantom unit awards assuming achievement of the maximum performance level would be: Mr. Foster, $427,584; Mr. Rounsavall, $178,416; and, Mr. Book, $165,744. Phantom unit awards and performance phantom unit awards granted under the CSI Compressco equity plan on May 27, 2014, and August 5, 2014 relate to our common units and are valued at $24.00 and $21.87 per common unit, respectively, in accordance with FASB ASC Topic 718.
(3)	For Messrs. Rounsavall, Book, and Foster, the amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2014, 2013, and 2012 reflect the actual amount of the annual cash incentive earned for performance during that year and paid in March of the following year under TETRA’s Cash Incentive Compensation Plan. For Messrs. Knox, Benge, and Speer, such amounts reflect the actual amount earned for the performance period of October 1, 2014 through December 31, 2014 under the “bridge” plan established by the Compensation Committee.
(4)	The amounts reflected represent: (i) the employer paid portion of life, health, and disability insurance benefits, and matching contributions under our 401(k) Retirement Plan; (ii) for Messrs. Foster and Book the value of distribution equivalent rights settled in connection with the vesting of unit awards that relate to Compressco’s common units, which was $50,900 for Mr. Foster and $17,977 for Mr. Book in 2014; (iii) and for Messrs. Knox, Foster, Book, and Speer, a car allowance or the use of a company-owned vehicle.
(5)	Messrs. Knox, Benge, and Speer were first employed by us on August 4, 2014. Accordingly, amounts shown above, with the exception of payments shown in the “Bonus” column, reflect compensation earned during the period from August 4, 2014 through December 31, 2014. As a result of their employment in 2014, prior period information is not applicable.
(6)	Mr. Foster served as our President until August 4, 2014.

Grants of Plan Based Awards

The following table discloses the actual number of phantom unit awards and performance phantom unit awards granted under the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan during the fiscal year ended December 31, 2014 to each Named Executive Officer, including the grant date fair value of these awards, and the threshold, target, and maximum amounts of the annual non-equity (cash) incentive granted under TETRA’s Cash Incentive Compensation Plan during the fiscal year ended December 31, 2014 to each Named Executive Officer.

Grants of Plan Based Awards Table

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Units	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)	(#)	($)
Timothy A. Knox	8/5/2014	(4)							32,008	$700,015
	11/3/2014		$30,000	$60,000	$120,000

Ronald J. Foster	2/20/2014		$29,250	$146,250	$292,500
	5/27/2014	(4)							6,584	$158,016
	5/27/2014	(5)				232	2,324	4,648		$55,776
	5/27/2014	(6)				658	6,584	13,168		$158,016
	8/5/2014	(4)							22,863	$500,014

James P. Rounsavall	2/20/2014		$16,800	$84,000	$168,000
	5/27/2014	(4)							2,747	$65,928
	5/27/2014	(5)				97	970	1,940		$23,280
	5/27/2014	(6)				275	2,747	5,494		$65,928

Charles B. Benge	8/5/2014	(4)							13,718	$300,013
	11/3/2014		$10,500	$21,000	$42,000

Kevin W. Book	2/20/2014		$14,087	$70,435	$140,870
	5/27/2014	(4)							2,552	$61,248
	5/27/2014	(5)				90	901	1,802		$21,624
	5/27/2014	(6)				255	2,552	5,104		$61,248

Anthony D. Speer	8/5/2014	(4)							13,718	$300,013
	11/3/2014		$8,313	$16,625	$33,250

(1)	The estimated possible payouts under non-equity incentive plan awards granted on February 20, 2014 are the threshold, target, and maximum amounts of the annual cash incentive granted for 2014 performance under TETRA’s Cash Incentive Compensation Plan. The actual amount of annual cash incentive earned for 2014 performance and paid in March 2015 for each NEO was: Foster $67,488; Rounsavall $38,762; and Book $32,503. The estimated possible payouts under non-equity incentive plan awards granted on November 3, 2014 are the threshold, target, and maximum amounts of the cash incentive award granted for the performance period of October 1, 2014 through December 31, 2014 under the “bridge” program approved by the Compensation Committee for certain former employees of CSI. The actual amount of cash incentive earned for such performance period and paid in March 2015 for each NEO was: Knox, $73,260; Benge $25,641; and Speer, $20,299.
(2)	The equity incentive plan awards granted on May 27, 2014 are the threshold, target, and maximum numbers of our common units that may be earned under performance phantom unit awards granted under the CSI Compressco equity plan. “Threshold” is the lowest possible payout (10% of the award) and “maximum” is the highest possible payout (200% of the award).
(3)	The FASB ASC Topic 718 value of the phantom unit and performance phantom unit awards granted under the CSI Compressco equity plan on May 27, 2014 is $24.00 per unit. Performance phantom units are shown at target value. The FASB Topic 718 value of the phantom unit awards granted on August 5, 2014 is $21.87 per unit.
(4)	Phantom unit awards granted under the CSI Compressco equity plan on May 27, 2014 vest over a three-year period at a rate of one-third per year beginning on the first anniversary date of the award based on continued employment over such three-year period. Phantom unit awards granted under the CSI Compressco equity plan on August 5, 2014 cliff-vest on the third anniversary date of the award, provided that 50% of each award may vest on the second anniversary date of the award if the established performance objective for 2015 financial results is achieved. Each phantom unit award was granted in tandem with distribution equivalent rights (“DERs”) that entitle the award holder to receive an additional number of units equal in value to any distributions we pay during the period the award is outstanding times the number of units subject to the award.

(5)	Performance phantom unit awards granted on May 27, 2014 may be earned under the CSI Compressco equity plan based on the level of achievement of the distributable cash flow per outstanding unit performance objective for the one-year performance period of January 1, 2014 through December 31, 2014 (the specific performance objective applicable to this award is described in “Compensation Discussion and Analysis—Equity Incentive Awards”). A 68.8% portion of the award is expected to be settled in March 2015 based on the level of attainment of the performance objective for the one-year performance period. Each performance phantom unit award was granted in tandem with DERs that entitle the award holder to receive an additional number of units equal in value to any distributions we pay during the period the award is outstanding times the number of units subject to the award.
(6)	Performance phantom unit awards granted on May 27, 2014 may be earned under the CSI Compressco equity plan based on the level of achievement of the three-year cumulative distributable cash flow per outstanding unit performance objective for the performance period ending on December 31, 2016. Each performance phantom unit award was granted in tandem with DERs that entitle the award holder to receive an additional number of units equal in value to any distributions we pay during the period the award is outstanding times the number of units subject to the award.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards previously awarded by TETRA and classified as exercisable as of December 31, 2014 for each Named Executive Officer. The table also discloses the number and value of unvested phantom unit awards granted under the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan as of December 31, 2014.

Outstanding Equity Awards at Fiscal Year End Table

Name	Option Awards(1)				Unit Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Units that Have Not Vested		Market Value of Units that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Units that Have Not Vested(3)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Units that Have Not Vested(3)
	Options Exercisable	Options Unexercisable
	(#)	(#)	($/Share)		(#)		($)	(#)		($)
Timothy A. Knox					32,008	(4)	$420,265
Ronald J. Foster	4,000	—	$23.055	4/12/2016
Ronald J. Foster	4,000	—	$28.075	5/12/2016
Ronald J. Foster	8,000	—	$21.10	5/20/2018
Ronald J. Foster	31,500	—	$4.17	4/9/2019
Ronald J. Foster	14,500	—	$10.20	5/20/2020
Ronald J. Foster					2,641	(5)	$34,676
Ronald J. Foster					4,932	(6)	$64,757
Ronald J. Foster					6,584	(7)	$86,448
Ronald J. Foster					22,863	(4)	$300,191
Ronald J. Foster								7,397	(8)	$97,123
Ronald J. Foster								6,584	(9)	$86,448
James P. Rounsavall					1,233	(5)	$16,189
James P. Rounsavall					2,055	(6)	$26,982
James P. Rounsavall					2,747	(7)	$36,068
James P. Rounsavall								3,082	(8)	$40,467
James P. Rounsavall								2,747	(9)	$36,068
Charles B. Benge					13,718	(4)	$180,117
Kevin W. Book	2,000	—	$23.055	4/12/2016
Kevin W. Book	2,000	—	$28.075	5/12/016
Kevin W. Book	5,000	—	$21.10	5/20/2018
Kevin W. Book	6,000	—	$4.17	4/9/2019
Kevin W. Book	3,250	—	$10.20	5/20/2020
Kevin W. Book					1,233	(5)	$16,189
Kevin W. Book					1,645	(6)	$21,599
Kevin W. Book					2,552	(7)	$33,508
Kevin W. Book								2,466	(8)	$32,379
Kevin W. Book								2,552	(9)	$33,508
Anthony D. Speer					13,718	(4)	$180,117

(1)	All outstanding option awards relate to TETRA’s common stock. Under the terms of TETRA’s equity plans, the option exercise price must be greater than or equal to 100% of the closing price of the common stock on the date of grant.
(2)	All outstanding unit awards relate to our common units. Market value is determined by multiplying the number of units that have not vested by $13.13, the closing price of our common units on December 31, 2014.
(3)	The number of units earned under these performance phantom unit awards will be determined based on actual level of achievement of an established performance objective. The amounts shown in these columns assume achievement of the target performance objective. Market value is determined by multiplying the target number of unearned units that have not vested by $13.13, the closing price of our common units on December 31, 2014.

(4)	The phantom unit award will cliff-vest on August 5, 2017, provided that 50% of the award may vest on August 5, 2016 if the established performance objective for 2015 financial results is achieved.
(5)	The remaining unvested portion of the phantom unit award granted on May 27, 2012 will vest on May 27, 2015; one-third portions of the award previously vested on May 27, 2013 and May 27, 2014.
(6)	One-third portions of the remaining unvested phantom unit award granted on May 27, 2013 will vest on May 27, 2015 and May 27, 2016; one-third of the award previously vested on May 27, 2014.
(7)	One-third portions of the unvested phantom unit award granted on May 27, 2014 will vest on May 27, 2015, May 27, 2016, and May 27, 2017.
(8)	The performance phantom unit award for the performance period of January 1, 2013 through December 31, 2015 may be settled pursuant to the terms of the award in March of 2016 if applicable performance objectives are met. The number of units shown is the target number of units that may be issued under the award.
(9)	The performance phantom unit award for the performance period of January 1, 2014 through December 31, 2016 may be settled pursuant to the terms of the award in March of 2017 if applicable performance objectives are met. The number of units shown is the target number of units that may be issued under the award.

Option Exercises and Stock Vested

The following table sets forth certain information regarding restricted unit awards, phantom unit awards, and performance phantom unit awards under the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan that became vested or were earned, and stock option awards under TETRA’s equity plans that were exercised, for each of our Named Executive Officers during the fiscal year ended December 31, 2014.

Option Exercises and Stock Vested Table

	Option Awards		Unit Awards(1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Units Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Timothy A. Knox	—	$—	—	$—
Ronald J. Foster	8,334	$23,252	15,930	$337,829
James P. Rounsavall	—	$—	3,889	$87,379
Charles B. Benge	—	$—	—	$—
Kevin W. Book	—	$—	5,647	$120,902
Anthony D. Speer	—	$—	—	$—

(1)	Includes the number and value of units issued pursuant to DERs settled in tandem with phantom unit awards.

Nonqualified Deferred Compensation

TETRA maintains the TETRA Technologies, Inc. Executive Nonqualified Excess Plan, an unfunded, nonqualified deferred compensation plan that allows participants to defer a portion of their base salaries and performance-based compensation. As of December 31, 2014, none of the Named Executive Officers had elected to participate in this plan.

Potential Payments upon a Change of Control or Termination

We have previously entered into employment agreements with Messrs. Rounsavall and Book that are substantially identical to the form of agreement executed by all of our employees. These agreements evidence the at-will nature of employment, and do not guarantee term of employment, salary, severance, or change of control payments. Effective August 4, 2014, we entered into Employment Agreements with Messrs. Knox, Foster, Benge, and Speer that provide certain severance benefits including the payment of each NEO’s base salary and continuation of medical and dental insurance coverage for the remaining term of the applicable initial employment period, the payment of any unpaid Annual Bonus (as defined in the Employment Agreements) for the preceding calendar year, a pro-rata payment of any Annual Bonus earned for the year in which such termination occurs, and full acceleration of the phantom units granted on August 5, 2014, as described above. Separately, we have entered into Change of Control Agreements with Messrs. Knox and Foster that are further described below.

Under the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan, our Board of Directors, in its sole discretion, may accelerate the vesting of restricted units, phantom units, and performance phantom units held by our Named Executive Officers upon termination of their employment. For purposes of the following disclosure, we have assumed that all outstanding unit awards would be accelerated if the Named Executive Officer’s employment was terminated in connection with a change of control, or upon the death, disability, or retirement of such officer.

Change of Control Agreement with Mr. Knox. We have entered into a change of control agreement with Mr. Knox (the “Knox COC Agreement”). The Knox COC Agreement has an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (and any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the Knox COC Agreement, we have an obligation to provide certain benefits to Mr. Knox upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of CSI Compressco LP or TETRA. A qualifying termination event under the Knox COC Agreement includes the termination of Mr. Knox’s employment by us other than for “Cause” (as that term is defined in the Knox COC Agreement) or termination by Mr. Knox for “Good Reason” (as that term is defined in the Knox COC Agreement).

Under the Knox COC Agreement, if a qualifying termination event occurs in connection with or within two years following a change of control, we have an obligation to pay Mr. Knox the following cash severance amounts: (i) (A) an amount equal to Mr. Knox’s earned but unpaid Annual Bonus (as that term is defined in the Knox COC Agreement) attributable to the immediately preceding calendar year and earned but unpaid Long Term Bonus (as that term is defined in the Knox COC Agreement) attributable to the performance period ended as of the end of the immediately preceding calendar year to the extent such amounts would have been paid to Mr. Knox had he remained employed by us, and in each case only to the extent the performance goals for such bonus were achieved for the applicable performance period, plus (B) Mr. Knox’s prorated target Annual Bonus for the current year, plus (C) an amount equal to Mr. Knox’s target Long-Term Bonus for each outstanding award; plus (ii) the product of two times the sum of Mr. Knox’s Base Salary (as that term is defined in the Knox COC Agreement) and target Annual Bonus amount for the year in which the qualifying termination event occurs; plus (iii) an amount equal to the aggregate premiums and any administrative fees applicable to Mr. Knox due to an election of continuation of coverage that he would be required to pay if he elected to continue medical and dental benefits under TETRA’s group health plan for Mr. Knox and his eligible dependents without subsidy from us for a period of two years following the date of his qualifying termination event. The Knox COC Agreement also provides for full acceleration of vesting of any outstanding restricted unit awards, phantom unit awards, and other unit-based awards upon any qualifying termination event to the extent permitted under the applicable plan. All payments and benefits due under the Knox COC Agreement are conditioned upon the execution and non-revocation by Mr. Knox of a release for our benefit. All payments under the Knox COC Agreement are subject to reduction as may be necessary to avoid exceeding the amount allowed under Section 280G of the Internal Revenue Code of 1986, as amended. In the event a qualifying termination event occurs under the Knox COC Agreement, in order to avoid duplication, Mr. Knox will receive benefits under the Knox COC Agreement in lieu of under the Employment Agreement.

The Knox COC Agreement also contains certain confidentiality provisions and related restrictions applicable to Mr. Knox. In addition to restrictions upon improper disclosure and use of Confidential Information (as defined in the Knox COC Agreement), Mr. Knox agrees that for a period of two years following a termination of employment for any reason, he will not solicit our employees or otherwise engage in a competitive business with us as more specifically set forth in the Knox COC Agreement. Such obligations are only binding on Mr. Knox if he receives the severance benefits described above.

Change of Control Agreement with Mr. Foster. We have entered into a change of control agreement (the “Foster COC Agreement”) with Mr. Foster. The Foster COC Agreement has an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (and any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the Foster COC Agreement, we have an obligation to provide certain benefits to Mr. Foster upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of us or TETRA. A qualifying termination event under the Foster COC Agreement includes the termination of Mr. Foster’s employment with us other than for Cause (as that term is defined in the Foster COC Agreement) or termination by Mr. Foster for Good Reason (as that term is defined in the Foster COC Agreement).

Under the Foster COC Agreement, if a qualifying termination event occurs in connection with or within two years following a change of control, we have an obligation to pay Mr. Foster the following cash severance amounts: (i)(A) an amount equal to Mr. Foster’s earned but unpaid Annual Bonus (as that term is defined in the Foster COC Agreement) attributable to the immediately preceding calendar year and earned but unpaid Long Term Bonus (as that term is defined in the Foster COC Agreement) attributable to the performance period ended as of the end of the immediately preceding calendar year to the extent such amounts would have been paid to Mr. Foster had he remained employed by us, and in each case only to the extent the performance goals for such bonus were achieved for the applicable performance period, plus (B) Mr. Foster’s prorated target Annual Bonus for the current year, plus (C) an amount equal to Mr. Foster’s target Long-Term Bonus for each outstanding award; plus (ii) the product of 2 times the sum of Mr. Foster’s Base Salary and target Annual Bonus amount for the year in which the qualifying termination event occurs; plus (iii) an amount equal to the aggregate premiums and any administrative fees applicable to Mr. Foster due to an election of continuation of coverage that he would be required to pay if he elected to continue medical and dental benefits under the group health plan for Mr. Foster and his eligible dependents without subsidy from us for a period of two years following the date of Mr. Foster’s qualifying termination event. The Foster COC Agreement also provides for full acceleration of vesting of any outstanding restricted unit awards, phantom unit awards, and other unit-based awards upon Mr. Foster’s qualifying termination event to the extent permitted under the applicable plan. All payments and benefits due under the Foster COC Agreement are conditioned upon the execution and nonrevocation by Mr. Foster of a release for our benefit. All payments under the Foster COC Agreement are subject to reduction as may be necessary to avoid exceeding the amount allowed under Section 280G of the Internal Revenue Code of 1986, as amended. In the event a qualifying termination event occurs under the Foster COC Agreement, in order to avoid duplication, Mr. Foster will receive benefits under the Foster COC Agreement in lieu of under the Employment Agreement.

The Foster COC Agreement also contains certain confidentiality provisions and other restrictions applicable to Mr. Foster. In addition to restrictions upon improper disclosure and use of Confidential Information (as defined in the Foster COC Agreement), Mr. Foster agrees that for a period of two years following a termination of employment for any reason, he will not solicit our employees or otherwise engage in a competitive business with us as more specifically set forth in the Foster COC Agreement. Such obligations are only binding on Mr. Foster if he receives the severance benefits described above.

The following table quantifies the potential payments to Named Executive Officers who were employed by us as of December 31, 2014, under the contracts, agreements, or plans discussed above in various scenarios involving a change of control or termination of employment, assuming a December 31, 2014 termination date. In addition to the amounts reflected in the table, the Named Executive Officers would receive upon termination any salary earned through December 31, 2014, and any benefits they would otherwise be entitled to under TETRA’s 401(k) Plan.

Name	Cash Severance Payment	Bonus Payment	Accelerated Vesting of Unit Awards(1)	Continuation of Health Benefits	Total
Timothy A. Knox
Death/disability	$—	$—	$420,265	$—	$420,265
Retirement	—	—	420,265	—	420,265
Termination for cause	—	—	—	—	—
Termination for no cause or good reason(2)	1,032,000	73,260	420,265	32,229	1,557,754
Termination upon a change of control(3)	1,280,000	73,260	420,265	24,984	1,798,509

Ronald J. Foster
Death/disability	$—	$—	$691,583	$—	$691,583
Retirement	—	—	691,583	—	691,583
Termination for cause	—	—	—	—	—
Termination for no cause or good reason(2)	838,500	67,488	300,191	32,229	1,238,408
Termination upon a change of control(3)	942,500	67,488	691,583	24,984	1,726,555

James P. Rounsavall
Death/disability	$—	$—	$164,939	$—	$164,939
Retirement	—	—	164,939	—	164,939
Termination for cause	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—
Termination upon a change of control	—	—	164,939	—	164,939

Charles B. Benge
Death/disability	$—	$—	$180,117	$—	$180,117
Retirement	—	—	180,117	—	180,117
Termination for cause	—	—	—	—	—
Termination for no cause or good reason(2)	619,200	25,641	180,117	32,229	857,187
Termination upon a change of control	—	—	180,117	—	180,117

Kevin Book
Death/disability	$—	$—	$145,690	$—	$145,690
Retirement	—	—	145,690	—	145,690
Termination for cause	—	—	—	—	—
Termination for no cause or good reason	—	—	—	—	—
Termination upon a change of control	—	—	145,690	—	145,690

Anthony D. Speer
Death/disability	$—	$—	$180,117	$—	$180,117
Retirement	—	—	180,117	—	180,117
Termination for cause	—	—	—	—	—
Termination for no cause or good reason(2)	490,200	20,299	180,117	32,229	722,845
Termination upon a change of control	—	—	180,117	—	180,117

(1)

Our Amended and Restated 2011 Long Term Incentive Plan allows acceleration upon termination following a change of control and upon death, disability, or retirement at the discretion of our Board of Directors (with regard to Named Executive Officers). Under the terms of Employment Agreements with Messrs. Knox, Foster, Benge, and Speer, acceleration of the unit awards granted on August 5, 2014 would occur upon a termination by us without cause or a termination by the officer for “good reason.” Under the terms of COC Agreements with Messrs. Knox and Foster, acceleration would automatically occur upon a qualifying termination of employment following a change of control. The value of accelerated unit awards is calculated by multiplying the number of accelerated units by $20.14, the closing price of our common units on December 31, 2013.
(2)	Pursuant to the terms of Employment Agreements with Messrs. Knox, Foster, Benge, and Speer, amounts shown include payment of base salary and provision of health benefits through August 4, 2017 (the remaining initial terms of the agreements), payment of the earned portion of annual bonuses for the 2014 performance period, and acceleration of the unit awards granted on August 5, 2014.
(3)	Pursuant to the terms of Change of Control Agreements with Messrs. Knox and Foster, amounts shown represent a multiple of base salary plus target annual cash bonus, payment of the earned portion of annual bonuses for the 2014 performance period, acceleration of outstanding unit awards, and provision of health benefits through December 31, 2016.

Director Compensation

As of January 1, 2014, each director who is not an employee of our general partner, TETRA, or any of its subsidiaries, received non-cash compensation of $60,000 per year for attending regularly scheduled board meetings and cash director fees in the amount of $15,000 per year, paid in quarterly installments. In order to remain competitive in director compensation, effective April 1, 2015, the Board approved an increase in the cash director fees from $15,000 to $60,000 per year, paid in quarterly installments. The non-cash compensation is paid for the upcoming service year in the form of phantom unit awards that have an intended value of $60,000, prorated for any newly-elected director to such director’s date of election and that vest over the service year as set forth below. Directors who are appointed as the chairmen of our Conflicts Committee and Audit Committee receive additional compensation of $5,000 and $10,000 per year, respectively, prorated from their respective dates of appointment in their initial year of service, which is also paid in the form of phantom unit awards. All such awards of phantom units are granted under our Amended and Restated 2011 Long Term Incentive Plan. Directors are reimbursed for out-of-pocket expenses incurred in connection with their service as directors.

Directors who are also our officers or employees, or officers or employees of TETRA, do not receive any compensation for duties performed as our directors. Consequently, none of Mr. Knox, our President, Mr. Foster, our Senior Vice President and Chief Marketing Officer, and Mr. Brightman, the President and Chief Executive Officer of TETRA, was compensated for his service to us as a director during 2014.

On May 27, 2014, the Board approved awards of 2,500 phantom units with an aggregate grant date fair market value of $60,000 to Messrs. Coombs, Harrison, Larson, and Sullivan for their service as directors during the May 2014 through May 2015 service year. Also on May 27, 2014, with regard to the May 2014 through May 2015 service year, Mr. Harrison received an additional award of 209 phantom units with a grant date fair market value of $5,016 for his service as chairman of the Conflicts Committee, and Mr. Larson received an additional award of 417 phantom units with a grant date fair market value of $10,008 for his service as chairman of the Audit Committee. One-third of all of the phantom units so awarded were immediately vested on May 27, 2014, and additional one-third portions of each award vest on January 4, 2015 and May 27, 2015. A phantom unit is a notional unit that entitles the director to receive a common unit of the Partnership upon vesting of the phantom unit. Each award of phantom units to Messrs. Coombs, Harrison, Larson, and Sullivan was granted in tandem with distribution equivalent rights (“DERs”) that entitle the award holder to receive an additional number of common units equal in value to any distributions we pay during the period the award is outstanding times the number of unvested phantom units subject to the award. DERs are subject to the same vesting restrictions and risk of forfeiture applicable to the corresponding phantom units.

The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of our current non-employee directors, and to Geoffrey M. Hertel, who retired from our Board on May 27, 2014, during the fiscal year ended December 31, 2014.

Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Unit Awards(2)	All Other Compensation(3)	Total
	($)	($)	($)	($)
Paul D. Coombs	$7,500	$60,000	$—	$67,500
D. Frank Harrison	15,000	65,016	19	80,035
Geoffrey M. Hertel	7,500	—	28	7,528
James R. Larson	15,000	70,008	9	85,017
William D. Sullivan	15,000	60,000	28	75,028

(1)	The amounts in this column reflect payments earned for service as a non-employee director during 2014.
(2)	Phantom units granted on May 27, 2014 are valued at $24.00 per common unit in accordance with FASB ASC Topic 718.
(3)	Includes payment of cash amounts representing the fractional portions of common units due upon settlement of dividend equivalent rights granted in tandem with phantom unit awards.

Compensation Policies and Risk Management

To the extent that risks may arise from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on us, we are required to discuss our policies and practices for compensating our employees (including our employees that are not Named Executive Officers) as they relate to our risk management practices and risk-taking incentives. We have determined that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us, thus no such disclosure exists at this time. We seek to structure a balance between achieving strong short-term annual results and ensuring long-term viability and success by providing both annual and long-term incentive opportunities. We believe that providing both short- and long-term awards also helps to minimize any risk to us or our unitholders that could arise from excessive focus on short-term performance. Our general partner’s board of directors is aware of the need to routinely assess our compensation policies and practices and will make a determination as to the necessity of this particular disclosure on an annual basis.

Management and Compensation Committee Interlocks and Insider Participation

As previously discussed, our general partner’s Board is not required to maintain, and does not maintain, a compensation committee. During 2014, Messrs. Brightman, Knox, and Foster, who were directors of our general partner, were also executive officers of TETRA. All compensation decisions with respect to Mr. Brightman are made by TETRA and he does not receive any compensation directly from us or from our general partner. All compensation decisions with respect to Messrs. Knox and Foster are made by TETRA and our general partner as described above, with the exception of equity awards under the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan which, if awarded, are granted by our general partner’s Board. Please read “Certain Relationships and Related Party Transactions, and Director Independence” below, for information about relationships among us, our general partner, and TETRA.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Transactions

Review, Approval or Ratification of Transactions with Related Persons. The related person transactions in which we engaged in 2014 were typically of a recurring, ordinary course nature, were previously made known to the Board of our general partner, and generally were of the sort contemplated by the Omnibus Agreement dated June 20, 2011, as amended on June 20, 2014 as described below, among us, our general partner and TETRA Technologies, Inc. (the “Omnibus Agreement”) and other related party agreements entered into in connection with our Initial Public Offering. We do not have formal, specified policies for the review, approval or ratification of transactions required to be reported under paragraph (a) of Regulation S-K Item 404. However, because related person transactions may result in potential conflicts of interest among management and board-level decision makers, our Partnership Agreement does set forth procedures that the general partner may utilize in connection with resolutions of potential conflicts of interest, including the referral of such matters to an independent conflicts committee for its review and approval or disapproval of such matters.

The Conflicts Committee, which was formed in April 2012, is currently composed of two directors of the Board of our general partner, each of whom has been deemed by the Board to meet the independence standards established underthe Partnership Agreement.The purposes of the Conflicts Committee are to carry out certain duties set forth in our Partnership Agreement and the Omnibus Agreement, and to carry out any other duties delegated by the Board that involve or relate to conflicts of interest between us and TETRA, including its operating subsidiaries. The Conflicts Committee has sole authority to retain and terminate any consultants, attorneys, independent accountants or other service providers to assist it in the evaluation of conflicts matters.

The Conflicts Committee is charged with acting on an informed basis, in good faith and with an honest belief that any action taken by the committee is in our best interests. In taking any such action, including the resolution of a conflict of interest, the conflicts committee will be authorized to consider any factors it determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.

Transactions with Related Persons. During the twelve months ended December 31, 2014, we made payments to Curtis1000, a provider of marketing, human resources and safety services, of approximately $70,000. The sales representative of Curtis1000 responsible for our business is the wife of Ronald J. Foster, the Senior Vice President and Chief Marketing Officer of our general partner. We believe the costs of the services provided by Curtis1000 are comparable to the costs that would be charged by an unaffiliated third party.

Transactions with our General Partner and its Affiliates.

As of May 22, 2015, TETRA and certain of its subsidiaries, including our general partner, owned 14,092,197 common units, which constitutes an approximate 42% limited partner interest in us, and an approximate 2% general partner interest in us. Prior to August 18, 2014, TETRA also held 6,273,970 subordinated units. Effective August 18, 2014, all of these subordinated units were automatically converted on a one-for-one basis into common units. TETRA is, therefore, a “related person” to us as such term is defined by the SEC.

Distributions and Payments to the General Partner and its Affiliates. We will generally make cash distributions 98% to unitholders on a pro rata basis, including our general partner and certain subsidiaries of TETRA, as the holders of 14,092,197 common units and approximately 2% to our general partner. In addition, because distributions have exceeded certain higher target distribution levels (beginning with the distribution for the three month period ended June 30, 2014) as provided for in our Partnership Agreement, TETRA and our general partner are entitled to Incentive Distribution Rights of the distributions up to 48% of the distributions above the highest target distribution level.

For the year ended December 31, 2014, we paid aggregate distributions of approximately $15.1 million on our common units, $8.4 million on our subordinated units and $0.7 million on our general partner interest to

TETRA and our general partner. On February 13, 2015, we paid a quarterly distribution with respect to the period from October 1, 2014 through December 31, 2014 of approximately $6.8 million on our common units and $0.5 million on our general partner interest to TETRA and our general partner. On May 15, 2015, we paid a quarterly distribution with respect to the period from January 1, 2015 to March 31, 2015 of approximately $7.0 million on our common units and $0.6 million on our general partner interest to TETRA and our general partner. Distributions to the general partner interest made during August and November 2014, and in February 2015, included the impact of Incentive Distribution Rights that resulted in higher distribution levels for amounts distributed in excess of target distribution levels.

Contribution Agreement. In connection with the closing of the Initial Public Offering, we entered into a contribution, conveyance and assumption agreement with TETRA, our general partner, Compressco, and TETRA International Incorporated, each of which is a wholly owned subsidiary of TETRA (the “Contribution Agreement”). The Contribution Agreement provided for a series of conveyances, contributions, and distributions by the various parties to the Contribution Agreement of substantially all of the business, operations, and related assets and liabilities of our Predecessor including, among others, the following transactions:

•	Our general partner contributed to us, as a capital contribution, (a) all of the equity securities of Compressco Field Services, Inc.’s (“CFSI”) operating subsidiaries, which were contributed to the general partner pursuant to the Contribution Agreement, and (b) the business conducted by CFSI and its operating subsidiaries, together with related assets and liabilities, in exchange for (i) a 2.0% general partner interest , (ii) all of our Incentive Distribution Rights, (iii) 5,303,546 common units, (iv) 5,521,094 subordinated units, and (v) the right to receive up to 400,500 additional common units if such common units were not purchased by the underwriters of the Initial Public Offering within 30 days of the Initial Public Offering.

•	TETRA International contributed to us (a) all of TETRA International’s equity interests in two of its operating subsidiaries, and (b) certain equipment of TETRA International, in exchange for (i) 723, 211 common units and (ii) 752,876 subordinated units.

•	We assumed and repaid $32.2 million of intercompany indebtedness using a portion of the proceeds generated by the Initial Public Offering.

•	We used approximately $8.1 million of the proceeds from the Initial Public Offering to reimburse TETRA for certain expenses incurred in connection with the Initial Public Offering.

Omnibus Agreement. Our ongoing relationship with TETRA and our general partner is governed by the Omnibus Agreement. On June 20, 2014, the Board of our general partner, upon the recommendation of the Conflicts Committee, approved an amendment to the Omnibus Agreement to extend the term of the agreement (which was set to expire on that date). Pursuant to the terms of the Omnibus Agreement, TETRA and our general partner are reimbursed for direct costs incurred in operating and maintaining our business and allocated expenses for personnel who perform corporate, general and administrative services on our behalf. TETRA and our general partner do not receive any separate management fee or other compensation for management of us. The Omnibus Agreement (other than the indemnification obligations described under “Indemnification for Environmental and Related Liabilities,” below) will terminate upon the earlier to occur of (i) a change in control of TETRA or our general partner, or (ii) any party providing at least 180 days prior written notice of termination to each of the other parties.

Subcontract Services

Under the Omnibus Agreement, we or TETRA and our general partner may, but neither is under any obligation to, perform for the other such production enhancement or other oilfield services on a subcontract basis as are needed or desired by the entity retaining such services, for such periods of time and in such amounts as may be mutually agreed upon by us and TETRA and our general partner. Any such services are required to be performed on terms that are either (i) approved by the conflicts committee of our general partner’s board of directors, (ii) no less favorable to us than those generally being provided to or available from non-affiliated third parties, as determined by our general partner, or (iii) fair and reasonable to us, taking into account the totality of the relationships between us and TETRA, as determined by our general partner. For the year ended, December 31, 2014 and the three months ended March 31, 2015, in connection with our operations in Argentina, a subsidiary of TETRA provided services to a subsidiary of ours on a subcontract basis for approximately $0.6 million and $0.2 million, respectively.

Sales, Leases, or Like-Kind Exchanges of Equipment

Under the Omnibus Agreement, we or TETRA and our general partner may, but neither is under any obligation to, sell, lease, or like-kind exchange to the other such production enhancement or other oilfield services equipment as is needed or desired by the acquiring entity to meet its production enhancement or other oilfield services obligations, in such amounts, in such conditions, and for such periods of time as may be mutually agreed upon by us and our general partner. Any such sales, leases, or like-kind exchanges are required to be on terms that are either (i) approved by the conflicts committee of our general partner’s board of directors, (ii) no less favorable to us than those generally being provided to or available from non-affiliated third parties, as determined by our general partner, or (iii) fair and reasonable to us, taking into account the totality of the relationships between us and TETRA, as determined by our general partner. In addition, unless otherwise approved by the conflicts committee of our general partner’s board of directors, TETRA may purchase newly fabricated equipment from us, but only for a price not less than the sum of the total costs (other than any allocations of general and administrative expenses) incurred by us in manufacturing such equipment plus a fixed margin percentage thereof, and TETRA may purchase from us previously fabricated equipment for a price that is not less than the sum of the net book value of such equipment plus a fixed margin percentage thereof. For the year ended December 31, 2014, the approximate dollar value of the amounts involved in transactions between us and TETRA that were related to the sale, lease or like-kind exchange of equipment was as follows:

•	Pursuant to an equipment sharing agreement between two of our subsidiaries and a subsidiary of TETRA in connection with operations in Mexico, TETRA’s subsidiary charged our subsidiaries equipment rental amounts of approximately $2.4 million and $0.5 million during 2014 and the three months ended March 31, 2015, respectively. In addition, another TETRA subsidiary charged our subsidiaries $0.9 million and $0.0 million during 2014 and the three months ended March 31, 2015, respectively for parts and insurance coverage purchased for use by our subsidiaries in Mexico and for reimbursement to a TETRA subsidiary for certain capital expenditures.

•	In addition to the foregoing, we also provide early production services to a customer in Argentina. Two subsidiaries of TETRA charged a subsidiary of ours in Argentina approximately $1.0 million and $0.4 million during 2014 and the three months ended March 31, 2015, respectively for equipment that is leased, and other equipment that is subleased, from TETRA’s subsidiary to our subsidiary in Argentina related to those operations. In connection with our operations in Argentina, our subsidiary invoiced another subsidiary of TETRA for reimbursement of expenses incurred on behalf of TETRA’s subsidiary of approximately $0.7 million and $0.0 million during 2014 and the three months ended March 31, 2015, respectively.

Income Sharing

Under our agreement with TETRA to provide early production services (“EPS”) to a customer in Argentina, we retain a portion of the income generated under the EPS contract. During 2014 and the three months ended March 31, 2015, a subsidiary of TETRA invoiced a subsidiary of ours approximately $0.2 million and $0.2 million, respectively, pursuant to our income sharing agreement with TETRA.

Provision of Personnel and Services

Our business operations are conducted by our general partner’s employees, our Canadian employees, and certain employees of TETRA’s Mexico-based subsidiaries. In addition, TETRA and our general partner provide certain corporate general and administrative services to us that are reasonably necessary for the conduct of our business. Such corporate general and administrative services include legal, accounting and financial reporting, treasury, insurance administration, claims processing and risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, and tax services. Under the Omnibus Agreement, the services TETRA and our general partner provide to us must be substantially similar in nature and quantity to the services TETRA and our general partner previously provided to our successor entity and they can be no lower in quantity than is reasonably necessary to assist us in the management and operation of our business. For the year ending December 31, 2014 and the three months ending March 31, 2015, TETRA and our general partner charged us approximately $46.6 million and $9.0 million, respectively, in reimbursement for such services. The amount to be charged by TETRA and our general partner increased beginning in the fourth quarter of 2014 as a result of the CSI Acquisition.

Indemnification for Environmental and Related Liabilities

Under the Omnibus Agreement, subject to certain limitations, TETRA and our general partner have indemnified us against certain potential environmental claims, losses, and expenses associated with TETRA’s operation of our Predecessor entity prior to the completion of the Initial Public Offering, and we have indemnified TETRA and our general partner for environmental claims arising following the completion of the Initial Public Offering regarding the businesses contributed by TETRA and our general partner to us. TETRA and our general partner have also indemnified us for liabilities related to certain defects in title to our assets and certain consents and permits necessary to own and operate such assets, and tax liabilities attributable to TETRA’s operation of our assets prior to the completion of the Initial Public Offering.

Director Independence

Please refer to the section entitled “Directors, Executive Officers, And Corporate Governance—Corporate Governance and Director Independence” in this registration statement for a discussion of director independence matters, which discussion is incorporated by reference into this section.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Definitions.” In this description, the terms “Company,” “our” or “we” refer only to CSI Compressco LP and not to any of its subsidiaries, the term “Finance Corp.” refers to CSI Compressco Finance Inc. and the term “Issuers” refers to the Company and Finance Corp., collectively. References to the “notes” in this section of the prospectus include both the old notes issued in August 2014 and the new notes, unless the context otherwise requires.

The new notes will be and the old notes were issued under an indenture dated as of August 4, 2014 (the “indenture”), among the Issuers, the Guarantors and U .S. Bank National Association, as trustee (the “trustee”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as a Holder of the notes.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture, and all references to “Holders” in this description are to registered holders of the notes.

If the exchange offer is consummated, Holders of old notes who do not exchange their notes for new notes will vote together with the Holders of the new notes for all relevant purposes under the indenture. In that regard, the indenture requires that certain actions by the Holders under the indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of all notes issued under the indenture. In determining whether Holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the Holders of any old notes and the new notes will vote together as a single series for all such purposes. Accordingly, all references in this “Description of Notes” to specified percentages in aggregate principal amount of the outstanding notes mean, at any time after the exchange offer for the old notes is consummated, such percentage in aggregate principal amount of such notes and the new notes then outstanding.

Brief Description of the Notes and the Note Guarantees

The Notes. Like the old notes, the new notes will:

•	be general unsecured obligations of each of the Issuers;

•	rank equal in right of payment with all existing and future unsecured unsubordinated Indebtedness of each of the Issuers;

•	rank senior in right of payment to any future subordinated Indebtedness of each of the Issuers;

•	rank effectively junior in right of payment to all existing and future secured Indebtedness of each of the Issuers, including Indebtedness under the Credit Agreement, which are secured by substantially all of the assets of the Company and the Guarantors, to the extent of the value of the assets of the Issuers constituting collateral securing such Indebtedness. See “Risk Factors—Risks Related to Investing in the New Notes—The old notes and the related guarantees are and the new notes and the related guarantees will be unsecured and effectively subordinated to our and our subsidiary guarantors’ existing and future secured indebtedness.”; and

•	be unconditionally guaranteed by the Guarantors on a senior unsecured basis.

The Note Guarantees. The notes are currently guaranteed by each Restricted Subsidiary (other than Finance Corp.) that is a Domestic Subsidiary and an obligor under a Credit Facility. In the future, other Restricted Subsidiaries will be required to guarantee the notes under the circumstances described below under “—Covenants—Additional Note Guarantees.”

Each guarantee of the new notes, like each guarantee of the old notes, will:

•	be a general unsecured obligation of such Guarantor;

•	rank equal in right of payment with all existing and future unsecured unsubordinated Indebtedness of such Guarantor;

•	rank senior in right of payment to any future subordinated Indebtedness of such Guarantor; and

•	rank effectively junior in right of payment to all existing and future secured Indebtedness of such Guarantor, including Indebtedness under the Credit Agreement, to the extent of the value of the assets of such Guarantor constituting collateral securing such Indebtedness.

The indenture permits the Company and its Restricted Subsidiaries to incur additional Indebtedness including additional secured Indebtedness.

All of the Company’s Subsidiaries are currently “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries and our Foreign Subsidiaries will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any Subsidiary that is not a Guarantor, such Subsidiary will pay current outstanding obligations to the holders of its debt and its trade creditors before it will be able to distribute any of its assets to the Company.

Principal, Maturity and Interest

The Issuers issued $350.0 million in aggregate principal amount of notes on the Issue Date. The Issuers may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on August 15, 2022.

Interest on the notes accrues at the rate of 7.25% per annum, and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2015. The Issuers will make each interest payment to the Holders of record on the February 1 and August 1 immediately preceding each interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions to an account in the United States of America. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or between a record date and the next succeeding interest payment date.

Note Guarantees

The notes are currently guaranteed on a senior unsecured basis by each of the Company’s current Restricted Subsidiaries (except Finance Corp.) that is a Domestic Subsidiary and an obligor under a Credit Facility. In the future, the Restricted Subsidiaries of the Company will be required to guarantee the notes under the circumstances described under “—Covenants—Additional Note Guarantees.” These Note Guarantees are the joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law, although this limitation may not be effective to prevent the Note Guarantees from being voided in bankruptcy. See “Risk Factors—Risks Related to Investing in the New Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from subsidiary guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (regardless of whether such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to such transaction or series of related transactions, no Default or Event of Default exists; and

(2)	either:

(a)	(i) such Guarantor is the surviving Person of such consolidation or merger or (ii) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form specified in the indenture, all the obligations of such Guarantor under the notes and the indenture (including its Note Guarantee) on terms set forth therein; or

(b)	such transaction or series of transactions does not violate the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The Note Guarantee of a Guarantor will be released automatically:

(1)

in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition does not violate the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2)	in connection with any sale or other disposition of the Capital Stock of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition does not violate the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Asset Sales” and the Guarantor ceases to be a Restricted Subsidiary as a result of such sale or other disposition;

(3)	if the Company designates such Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	upon Legal Defeasance or Covenant Defeasance as described below under the caption “—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “—Satisfaction and Discharge”;

(5)	upon the liquidation or dissolution of such Guarantor, provided no Default or Event of Default occurs as a result thereof or has occurred or is continuing;

(6)	upon such Guarantor consolidating with, merging into or transferring all of its properties or assets to the Company or another Guarantor and, as a result of or in connection with such transaction, such Guarantor dissolves or otherwise ceases to exist; or

(7)	at such time as such Guarantor is no longer required to Guarantee any Indebtedness of the Company, Finance Corp. or any other Guarantor under any Credit Facility.

Optional Redemption

Except as described below in this section or in the last paragraph of “—Repurchase at the Option of Holders—Change of Control,” the notes are not redeemable at our option until August 15, 2017. On and after August 15, 2017, the Company may redeem all or a part of the notes, from time to time, at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date (subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Year	Redemption Price
2017	105.438%
2018	103.625%
2019	101.813%
2020 and thereafter	100.000%

At any time or from time to time prior to August 15, 2017, the Company may also redeem all or a part of the notes, at a redemption price equal to the Make-Whole Price, subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

“Make-Whole Price” with respect to any notes to be redeemed, means an amount equal to the greater of:

(1) 100% of the principal amount of such notes; and

(2) the sum of the present values of (a) the redemption price of such notes at August 15, 2017 (as set forth above) and (b) the remaining scheduled payments of interest from the redemption date to August 15, 2017 (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points;

plus, in the case of both (1) and (2), accrued and unpaid interest on such notes, if any, to the redemption date.

“Comparable Treasury Issue” means, with respect to notes to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to August 15, 2017, that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity; provided that if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, RBC Capital Markets LLC and Wells Fargo Securities, LLC or one of their respective successors, or, if such firms or their respective successors, if any, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Primary Treasury Dealer” means a U.S. government securities dealer in the City of New York.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC and two additional Primary Treasury Dealers selected by the Company, and their respective successors; provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, no later than the fourth Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(159)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated no later than the fourth Business Day preceding the redemption date.

The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. The Company will notify the trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the trustee shall not be responsible for such calculation.

Prior to August 15, 2017, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes with an amount of cash not greater than the amount of the net cash proceeds from one or more Equity Offerings at a redemption price equal to 107.250% of the principal amount thereof, plus accrued and unpaid interest, if any, on the notes redeemed to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1) at least 65% of the aggregate principal amount of the notes issued on the Issue Date (excluding notes held by the Company and its Subsidiaries) remains outstanding after each such redemption; and

(2) the redemption occurs within 180 days after the closing of such Equity Offering.

Unless the Company defaults in the payment of the redemption price, interest, if any, will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes in global form, the trustee will select notes for redemption based on the method of The Depository Trust Company, or DTC, that most nearly approximates a pro rata selection), unless otherwise required by law or applicable stock exchange requirements.

No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be mailed by first class mail (or, in the case of notes in global form, pursuant to the applicable procedures of DTC) at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Any redemption or notice of redemption may, at our discretion, be subject to one or more conditions precedent and, in the case of a redemption with the net cash proceeds of an Equity Offering, be given prior to and conditioned on the completion of the related Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, unless the redemption is subject to a condition precedent that is not satisfied or waived. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption, unless the Company defaults in making the redemption payment.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

Subject to applicable securities laws, we may at any time and from time to time purchase notes in the open market or otherwise. The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless the Issuers have previously or concurrently exercised their right to redeem all of the notes as described under “—Optional Redemption,” each Holder of notes will have the right, except as provided below, to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s notes pursuant to an offer (a “Change of Control Offer”)

on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer to make a cash payment (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “Change of Control Settlement Date”), subject to the right of Holders on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following any Change of Control, unless the Issuers have previously or concurrently exercised their right to redeem all of the notes as described under “—Optional Redemption,” the Company will send a notice to each Holder of notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase properly tendered notes on the Change of Control Settlement Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

Promptly following the expiration of the Change of Control Offer, the Company will, to the extent lawful, accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, the Company will, on the Change of Control Settlement Date:

(1)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(2)	deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

On the Change of Control Settlement Date, the paying agent will send to each Holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Settlement Date, unless the Company defaults in making the Change of Control Payment. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

The Credit Agreement provides that certain change of control events with respect to the Company would constitute an event of default thereunder, entitling the lenders, among other things, to accelerate the maturity of all indebtedness outstanding thereunder. Any future credit agreements or other agreements relating to indebtedness to which the Company or any Guarantor becomes a party may contain similar restrictions and provisions.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable, except as described in the following paragraph. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control, if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption of all outstanding notes has been given pursuant to the indenture as described above under the caption “—Optional Redemption—Selection and Notice,” unless and until there is a default in payment of the applicable redemption price, or (3) in connection with or in contemplation of any Change of Control, the Company has made an offer to repurchase (an “Alternate Offer”) any and all notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all notes properly tendered in accordance with the terms of the Alternate Offer. Notwithstanding anything to the contrary contained in the indenture, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that Holders of not less than 90% in aggregate principal amount of the outstanding notes accept a Change of Control Offer or Alternate Offer and the Company (or any third party making such Change of Control Offer in lieu of the Company as described above) purchases all of the notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration (including by way of relief from, or any Person assuming responsibilities for, any liabilities (other than any contingent liabilities)) at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received by the Company or its Restricted Subsidiaries in the Asset Sale (considered together on a cumulative basis, with all consideration received by the Company or any of its Restricted Subsidiaries in respect of other Asset Sales consummated since the Issue Date) is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s or any of its Restricted Subsidiaries’ most recent balance sheet, of the Company or such Restricted Subsidiary (other than contingent liabilities and Subordinated Debt) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement (or other legal documentation with the same effect) that releases the Company or such Restricted Subsidiary from or indemnifies the Company or such Restricted Subsidiary against further liability;

(b)	any securities, notes or other obligations received by the Company or any of its Restricted Subsidiaries from such transferee that are, within 90 days after the Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	any Additional Assets of the kind referred to in clause (2) of the next paragraph; and

(d)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in respect of such Asset Sale.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale or, if the Company or any of its Restricted Subsidiaries has entered into a binding commitment or commitments with respect to any of the actions described in clauses (2) or (3) below, within the later of (x) 365 days after the receipt of any Net Proceeds from an Asset Sale and (y) 180 days after the entering into of such commitment or commitments, the Company or any of its Restricted Subsidiaries may apply an amount equal to the amount of such Net Proceeds at its option to any combination of the following:

(1)	to repay, redeem or repurchase any Senior Debt, provided that such repayment, redemption or repurchase may close up to 60 days after the end of such 365-day period;

(2)	to invest in or acquire Additional Assets; or

(3)	to make capital expenditures in respect of a Permitted Business.

Pending the final application of any Net Proceeds, the Company or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (1) through (3) of the immediately preceding paragraph will constitute “Excess Proceeds.” Within ten Business Days after the aggregate amount of Excess Proceeds exceeds $30.0 million, the Company will make an offer (an “Asset Sale Offer”) to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, to repurchase the maximum principal amount of notes and to purchase, prepay or redeem such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase, prepayment or redemption, subject to the right of Holders on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of repurchase, prepayment or redemption, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any of its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis (except that any notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only notes in denominations of $2,000 or an integral multiple of $1,000 in excess of $2,000 will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under the caption “—Covenants—Merger, Consolidation or Sale of Substantially All Assets” and not by the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, or compliance with the Asset Sales provisions of the indenture would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Asset Sales” provisions of the indenture by virtue of such compliance.

The agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the Holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from repurchasing notes, the Company could seek the consent of its senior lenders to the repurchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from repurchasing notes. In that case, the Company’s failure to repurchase tendered notes would constitute an Event of Default under the indenture, which could, in turn, constitute a default under the other indebtedness. Finally, the Company’s ability to pay cash to the Holders of notes upon a repurchase may be limited by the Company’s then-existing financial resources. See “Risk Factors—Risks Related to Investing in the New Notes—We may not have the funds necessary to finance the repurchase of the notes in connection with a change of control offer required by the indenture.”

Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt (other than any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal within one year of the Stated Maturity thereof; or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

(1)	if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment (the “Trailing Four Quarters”) is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries during the fiscal quarter in which such Restricted Payment is made (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	Available Cash from Operating Surplus with respect to the Company’s preceding fiscal quarter; plus

(b)	100% of the aggregate net cash proceeds, and the Fair Market Value of any Capital Stock of Persons engaged primarily in a Permitted Business or other long-term assets that are used or useful in a Permitted Business, in each case, received by the Company since the Issue Date from (i) a contribution to the common equity capital of the Company from any Person (other than a Restricted Subsidiary) or (ii) the issuance and sale (other than to a Restricted Subsidiary) of Equity Interests (other than Disqualified Stock) of the Company or from the issuance or sale (other than to a Restricted Subsidiary) of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Disqualified Stock); plus

(c)	to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or Cash Equivalents or otherwise cancelled, liquidated or repaid for cash or Cash Equivalents, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d)	the amount equal to the net reduction in Restricted Investments since the Issue Date resulting from (i) dividends, repayments of loans or advances, or other transfers of assets, in each case, to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, any Unrestricted Subsidiary) or (ii) designation of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after the Issue Date (items (b), (c) and (d) being collectively referred to as “Incremental Funds”); minus

(e)	the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

(2)	if the Fixed Charge Coverage Ratio of the Company for the Trailing Four Quarters is less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries during the fiscal quarter in which such Restricted Payment is made (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	$100.0 million less the aggregate amount of all prior Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (2)(a) since the Issue Date; plus

(b)	Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above;

provided, however, that the only Restricted Payments permitted to be made pursuant to this clause (2) are distributions on the Company’s common units, plus the related distributions on the General Partner’s general partner interest and any distributions with respect to incentive distribution rights.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary) to the equity capital of the Company or (b) sale (other than to a Restricted Subsidiary) of Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such Restricted Payment occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded (or deducted, if included) from the calculation of Available Cash from Operating Surplus and Incremental Funds;

(3)	the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4)	the payment of any dividend or distribution by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(5)	as long as no Default has occurred and is continuing or would be caused thereby, the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any of the current or former directors or employees of the General Partner, the Company or of any Restricted Subsidiary; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any fiscal year, with any portion of such $5.0 million amount that is unused in any fiscal year to be carried forward to successive fiscal years and added to such amount, plus, to the extent not previously applied or included (a) the cash proceeds received by the Company or any of its Restricted Subsidiaries from sales of Equity Interests of the Company to employees or directors of the General Partner, the Company or its Affiliates that occur after the Issue Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (1)(b) or clause (2)(b) of the first paragraph of this covenant) and (b) the cash proceeds of key man life insurance policies received by the Company or any of its Restricted Subsidiaries after the Issue Date;

(6)	the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of unit options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of unit options, warrants, incentives or rights to acquire Equity Interests;

(7)	payments of cash, dividends, distributions, advances or other Restricted Payments, in each case, made in lieu of the issuance of fractional shares or units in connection with the exercise of warrants, options or other securities convertible or exchangeable for Equity Interests or in connection with the payment of a dividend or distribution to the holders of Equity Interests of the Company in the form of Equity Interests (other than Disqualified Stock) of the Company;

(8)	the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary representing fractional units of such Equity Interests in connection with a merger or consolidation involving the Company or such Restricted Subsidiary or any other transaction permitted by the indenture;

(9)	payments to the General Partner constituting reimbursements for expenses in accordance with the Partnership Agreement as in effect on the Issue Date and as it may be amended or replaced thereafter,

provided that any such amendment or replacement is not materially less favorable to the Company in any material respect than the agreement prior to such amendment or replacement;

(10)	as long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(11)	in connection with an acquisition by the Company or any of its Restricted Subsidiaries, the return to the Company or any of its Restricted Subsidiaries of Equity Interests of the Company or its Restricted Subsidiaries constituting a portion of the purchase consideration in settlement of indemnification claims or purchase price adjustments;

(12)	the distribution, dividend or other transfer (including by exchange) of shares of Capital Stock of any Unrestricted Subsidiary, or Indebtedness owed to the Company or a Restricted Subsidiary by an Unrestricted Subsidiary; and

(13)	the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Debt plus accrued interest in accordance with provisions similar to the covenant described under “—Repurchase at the Option of Holders—Change of Control” or (b) at a purchase price not greater than 100% of the principal amount thereof plus accrued interest in accordance with provisions similar to the covenant described under “—Repurchase at the Option of Holders—Asset Sales;” provided that, prior to or simultaneously with such purchase, redemption, defeasance or other acquisition or retirement for value, the Company shall have complied with the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Change of Control” or “Repurchase at the Option of Holders—Asset Sales,” as the case may be, and repurchased all notes validly tendered for payment in connection with the Change of Control Offer, Asset Sale Offer or Alternate Offer, as the case may be.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Company or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment, except that the Fair Market Value of any non-cash dividend or distribution paid within 60 days after the date of its declaration shall be determined as of such date of declaration. The Fair Market Value of any Restricted Investment, assets or securities that are required to be valued by this covenant will be determined in accordance with the definition of that term. For purposes of determining compliance with this “Restricted Payments” covenant, (x) in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (13) of this covenant, or is permitted pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment (or portion thereof) on the date made or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant; and (y) in the event a Restricted Payment is made pursuant to clause (1) or (2) of the first paragraph of this covenant, the Company will be permitted to classify whether all or any portion thereof is being (and in the absence of such classification shall be deemed to have classified the minimum amount possible as having been) made with Incremental Funds.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”; with “incurrence” having a correlative meaning) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock, and will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that the Issuers may incur Indebtedness (including

Acquired Debt) or issue Disqualified Stock, and any of the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if, for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, the Fixed Charge Coverage Ratio of the Company would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

Notwithstanding the foregoing, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Disqualified Stock or preferred stock, as applicable (collectively, “Permitted Debt”):

(1)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) does not exceed the greater of (a) $400.0 million and (b) $250.0 million plus 25% of the Company’s Consolidated Net Tangible Assets;

(2)	the incurrence by the Company or its Restricted Subsidiaries of Existing Indebtedness;

(3)	the incurrence by the Issuers and the Guarantors of Indebtedness represented by (a) the notes and the related Note Guarantees to be issued on the Issue Date and (b) the Exchange Notes and the related Note Guarantees to be issued pursuant to any Registration Rights Agreement;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4) at any time; provided that, immediately after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $35.0 million and (b) 5% of the Company’s Consolidated Net Tangible Assets;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, refund, discharge or otherwise retire for value, any Indebtedness (other than intercompany Indebtedness) or Disqualified Stock of the Company, or Indebtedness (other than intercompany Indebtedness) or preferred stock of any Restricted Subsidiary, in each case, that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (11), (12) or (15) of this paragraph or this clause (5);

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company or any Guarantor is the obligor on such Indebtedness and neither the Company nor a Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case where the Company is the obligor, or the Note Guarantee, in the case where a Guarantor is the obligor; and

(b)

(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted

Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of obligations under Hedging Contracts in the ordinary course of business and not for speculative purposes;

(8)	the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

(9)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary; and

(b)	any sale or other transfer of any such preferred stock to a Person that is neither the Company nor a Restricted Subsidiary will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (9);

(10)	the incurrence by the Company or any of its Restricted Subsidiaries of liability in respect of the Indebtedness of any Unrestricted Subsidiary or any Joint Venture but only to the extent that such liability is the result of the Company’s or any such Restricted Subsidiary’s being a general partner or member of, or owner of an Equity Interest in, such Unrestricted Subsidiary or Joint Venture and not as a guarantor of such Indebtedness; provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (10) and then outstanding does not exceed $25.0 million;

(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(12)	the incurrence by any Foreign Subsidiary of Indebtedness that, in the aggregate together with all other Indebtedness of all Foreign Subsidiaries (including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease, refund, discharge or otherwise retire for value any Indebtedness incurred pursuant to this clause (12)), does not exceed the greater of (a) $75.0 million and (b) 25% of the Consolidated Net Tangible Assets of all Foreign Subsidiaries, considered as a single enterprise;

(13)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and its Restricted Subsidiaries;

(14)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit; provided that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing; and

(15)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness and the issuance by the Company of any Disqualified Stock, provided that, after giving effect to any such incurrence or issuance, the amount of all such Indebtedness and Disqualified Stock incurred or issued pursuant to this clause (15) and then outstanding (including all Permitted Refinancing Indebtedness and Disqualified Stock incurred to extend, refinance, renew, replace, defease, refund, discharge or otherwise retire for value any Indebtedness or Disqualified Stock incurred or issued pursuant to this clause (15)) does not exceed the greater of (a) $35.0 million and (b) 5% of the Company’s Consolidated Net Tangible Assets.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted in its sole discretion to divide, redivide, classify or reclassify such item of Indebtedness on the date of its incurrence, and later divide, redivide, classify or reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Any Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been incurred on such date pursuant to clause (1) of the definition of Permitted Debt. The accrual of interest or dividends with respect to preferred stock, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant, provided that, in each such case, the amount thereof is included in Fixed Charges of the Company as accrued to the extent required by the definition of such term. Further, the reclassification of any obligation of the Company or any of its Restricted Subsidiaries as Indebtedness due to a change in accounting principles will not be deemed an incurrence of Indebtedness for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The principal amount of any Permitted Refinancing Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless the notes or any Note Guarantee, as applicable, are secured on an equal and ratable basis with (or on a senior basis to, in the case of Subordinated Debt) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien (other than a Permitted Lien).

Any Lien securing the notes or Note Guarantees created pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the unconditional release and discharge of the initial Lien whose existence resulted in the creation of such Lien securing the notes or Note Guarantees.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that the priority that any series of preferred stock of a Restricted Subsidiary has in receiving dividends or liquidating distributions before dividends or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to pay dividends or make distributions on Capital Stock for purposes of this covenant;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any such Restricted Subsidiary to other Indebtedness incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances for purposes of this covenant); or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements or instruments as in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the encumbrances or restrictions contained in any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are, in the reasonable good faith judgment of the Chief Financial Officer of the General Partner, not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the Issue Date;

(2)	the indenture, the notes and the Note Guarantees;

(3)	applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances or restrictions contained in any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are, in the reasonable good faith judgment of the Chief Financial Officer of the General Partner, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition; provided, further, that, in the case of Indebtedness, the incurrence of such Indebtedness was permitted by the terms of the indenture;

(5)	customary non-assignment provisions in contracts or licenses, easements or leases, in each case entered into in the ordinary course of business;

(6)	mortgage financings, security agreements or purchase money obligations, in each case, for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of the Equity Interests in, or all or substantially all of the properties or assets of, a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including, but not limited to, agreements entered into in connection with a Restricted Investment) entered into in the ordinary course of business or entered into with the approval of the Company’s Board of Directors;

(11)	any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition;

(12)	encumbrances or restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)	the issuance of preferred stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred stock is permitted pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and the terms of such preferred stock do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(14)	obligations under Hedging Contracts permitted from time to time under the indenture;

(15)	any agreement or instrument relating to Indebtedness incurred or Capital Stock issued by any Restricted Subsidiary; provided that the encumbrances or restrictions contained in the agreements or instruments governing such Indebtedness or Capital Stock (a) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (b) will not materially affect the Company’s ability to make payments with respect to the principal of, or the interest and premium, if any, on, the notes, as determined in the reasonable good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the General Partner; and

(16)	any other agreement governing Indebtedness permitted to be incurred by the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings of those agreements; provided, that the encumbrances or restrictions in such agreements are, in the reasonable good faith judgment of the Chief Financial Officer of the General Partner, not materially more restrictive, taken as a whole, than those contained in the indenture or the Credit Agreement, in each case, as in effect on the Issue Date.

Merger, Consolidation or Sale of Substantially All Assets

Neither of the Issuers may: (1) consolidate or merge with or into another Person (regardless of whether such Issuer is the surviving entity); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1)

either: (a) such Issuer is the surviving entity of such consolidation or merger; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Company is not a corporation;

(2)	the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes and the indenture (and the Registration Rights Agreement, if any obligations under such agreement remain unsatisfied) pursuant to a supplemental indenture or other agreement reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)	in the case of a transaction involving the Company and not Finance Corp., after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, either:

(a)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” or

(b)	the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transaction; and

(5)	such Issuer has delivered to the trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and, if a supplemental indenture is required, such supplemental indenture, comply with the indenture.

The restrictions described in the foregoing clause (4) will not apply to (a) any consolidation or merger of the Company with or into one of its Restricted Subsidiaries for any purpose or (b) any sale, assignment, transfer, conveyance, lease or other disposition of properties or assets of a Restricted Subsidiary (other than Finance Corp.) to the Company or another Restricted Subsidiary that is a Guarantor.

Notwithstanding the second preceding paragraph, the Company is permitted to reorganize as any other form of entity; provided that:

(1)	the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a limited partnership formed under Delaware law;

(2)	the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3)	the entity so formed by or resulting from such reorganization assumes all the obligations of the Company under the notes and the indenture (and the Registration Rights Agreement, if any obligations under such agreement remain unsatisfied) pursuant to a supplemental indenture or other agreement reasonably satisfactory to the trustee;

(4)	immediately after such reorganization, no Default or Event of Default exists; and

(5)	such reorganization is not materially adverse to the Holders or Beneficial Owners of the notes (for purposes of this clause (5), a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Internal Revenue Code or any similar state or local law).

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, which properties or assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties or assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of the Company.

Notwithstanding anything in the indenture to the contrary, in the event the Company becomes a corporation or the Company or the Person formed by or surviving any consolidation or merger (permitted in accordance with the terms of the indenture) is a corporation, Finance Corp. may be merged into the Company or it may be dissolved and cease to be an Issuer.

Upon compliance with the foregoing requirements with respect to any consolidation or merger or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of an Issuer in accordance with the foregoing in which such Issuer is not the surviving entity, the surviving Person formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, conveyance, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer under the indenture with the same effect as if such surviving Person had been named as such Issuer in the indenture, and thereafter (except in the case of a lease of all or substantially all of such Issuer’s properties or assets), such Issuer will be relieved of all obligations and covenants under the indenture and the notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Board of Directors of the Company, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2)	the Company delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by either the Conflicts Committee of the Board of Directors of the Company (so long as the members of the Conflicts Committee approving the Affiliate Transaction or series of related Affiliate Transactions are disinterested) or a majority of the disinterested members of the Board of Directors of the Company, if any.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any transaction or series of related transactions involving aggregate consideration of less than $5.0 million;

(2)	any employment, consulting or similar agreement or arrangement, employee benefit plan, equity award, equity option, equity appreciation agreement or plan, officer or director indemnification agreement, restricted unit agreement, severance agreement or other compensation plan or arrangement entered into by the General Partner, the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities made pursuant to the foregoing agreements, arrangements or plans;

(3)	transactions between or among the Company and/or its Restricted Subsidiaries;

(4)	transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(5)	transactions effected in accordance with the terms of agreements that are identified in the offering memorandum, dated July 29, 2014, in each case as such agreements are in effect on the Issue Date, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is no less advantageous to the Company in any material respect than the agreement so amended or replaced;

(6)	payment of reasonable fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of, and compensation paid to, and indemnity, insurance or other benefits provided on behalf of, officers, directors, employees or consultants of the General Partner, the Company or any of its Restricted Subsidiaries or Affiliates of the Company, including, but not limited to, reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(7)	any issuance of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of the Company;

(8)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments” or any Permitted Investments;

(9)	payments to the General Partner with respect to reimbursement for expenses in accordance with the Partnership Agreement as in effect on the Issue Date and as it may be amended, provided that any such amendment is not less favorable to the Company in any material respect than the agreement prior to such amendment;

(10)	transactions between the Company or any of its Restricted Subsidiaries and any other Person, a director of which is also on the Board of Directors of the Company or any direct or indirect parent company of the Company, and such common director is the sole cause for such other Person to be deemed an Affiliate of the Company or any of its Restricted Subsidiaries; provided, however, that such director abstains from voting as a member of the Board of Directors of the Company or any direct or indirect parent company of the Company, as the case may be, on any transaction with such other Person; and

(11)	(a) guarantees by the Company or any of its Restricted Subsidiaries of performance of obligations of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Company or any of its Restricted Subsidiaries of Equity Interests in Unrestricted Subsidiaries securing Non-Recourse Debt for the benefit of lenders or other creditors of Unrestricted Subsidiaries;

(12)	payments to an Affiliate in respect of the notes or the Note Guarantees or any other Indebtedness of the Company or any Restricted Subsidiary on the same basis as concurrent payments made or offered to be made in respect thereof to non-Affiliates;

(13)	payment of loans or advances to employees not to exceed $5.0 million in the aggregate at any one time outstanding;

(14)	any Affiliate Transaction with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary if such Person is treated no more favorably than the other holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary;

(15)	transactions with Unrestricted Subsidiaries, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Company and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated person, in the good faith determination of the Company’s Board of Directors or any officer of the Company involved in or otherwise familiar with such transaction, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(16)	any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal, advisory or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph; and

(17)	in the case of contracts for gathering, transporting, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any of its Restricted Subsidiaries and third parties, or if neither the Company nor any of its Restricted Subsidiaries has entered into a similar contract with a third party, then the terms of which are no less favorable than those available from third parties on an arm’s-length basis.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

Additional Note Guarantees

If any Domestic Subsidiary of the Company that is not already a Guarantor Guarantees or otherwise becomes obligated with respect to any Indebtedness of the Company or any Guarantor under any Credit Facility, then that Domestic Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 20 Business Days of the date on which it Guaranteed such Indebtedness; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Note Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph will be released in the circumstances described under “—Note Guarantees.”

Business Activities of Finance Corp.

Finance Corp. will not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of capital stock to the Company or any of its Restricted Subsidiaries, the incurrence of Indebtedness as a co-issuer, co-obligor or guarantor of Indebtedness incurred by the Company (including without limitation the notes) that is permitted to be incurred by the Company under the covenant described above under “—Incurrence of Indebtedness and Issuance of Preferred Stock,” and activities incidental thereto.

Reports

Regardless of whether required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will file with the SEC (unless the SEC will not accept such a filing) within the time periods specified in the SEC’s rules and regulations, and upon request, the Company will furnish (without exhibits) to the trustee for delivery to the Holders of the notes:

(1)	all quarterly and annual reports that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The Company will be deemed to have furnished such reports and information described above to the Holders of Notes (and the trustee shall be deemed to have delivered such reports and information to the Holders of the notes) if the Company has filed such reports or information, respectively, with the SEC using the EDGAR filing system (or any successor filing system of the SEC) or, if the SEC will not accept such reports or information, if the Company has posted such reports or information, respectively, on its website, and such reports or information, respectively, are available to Holders of notes through internet access.

For the avoidance of doubt, (a) such information will not be required to contain the separate financial information for Guarantors as contemplated by Rule 3-10 of Regulation S-X or any financial statements of unconsolidated subsidiaries or 50% or less owned Persons as contemplated by Rule 3-09 of Regulation S-X or any schedules required by Regulation S-X, or in each case any successor provisions, and (b) such information shall not be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any non-GAAP financial measures contained therein.

Except as provided above, all such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of its Unrestricted Subsidiaries.

Any and all Defaults or Events of Default arising from a failure to furnish in a timely manner any financial information required by this covenant shall be deemed cured (and the Company shall be deemed to be in compliance with this covenant) upon furnishing such financial information as contemplated by this covenant (but without regard to the date on which such financial statement or report is so furnished); provided that such cure shall not otherwise affect the rights of the Holders under “—Events of Defaults and Remedies” if the principal of, premium, if any, on, and interest, if any, on, the notes have been accelerated in accordance with the terms of the indenture and such acceleration has not been rescinded or cancelled prior to such cure.

In addition, the Company and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Covenant Termination

If at any time (a) the notes have an Investment Grade Rating from at least two Rating Agencies, (b) no Default has occurred and is continuing under the indenture and (c) the Company has delivered to the trustee an Officers’ Certificate certifying as to the satisfaction of the conditions set forth in the foregoing clauses (a) and (b) of this sentence, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders” and the following provisions of the indenture described above under the caption “—Covenants:”

•	“—Restricted Payments;”

•	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

•	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

•	“—Transactions with Affiliates;” and

•	clause (4) of the covenant described under “—Merger, Consolidation or Sale of Substantially All Assets.”

The foregoing covenants (or portions thereof) referenced in this paragraph are collectively referred to as the “Terminated Covenants.”

After the date on which the Company and the its Restricted Subsidiaries are no longer subject to the Terminated Covenants, the notes will be entitled to substantially reduced covenant protection. However, the Company and its Restricted Subsidiaries will remain subject to all other covenants in the indenture. There can be no assurance that the notes will ever achieve or maintain an Investment Grade Rating.

Events of Default and Remedies

Each of the following is an “Event of Default” with respect to the notes:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in the payment when due of the principal of, or premium, if any, on, the notes;

(3)	failure by the Company to comply with its obligations under “—Covenants—Merger, Consolidation or Sale of Substantially All Assets” or to consummate a purchase of notes when required pursuant to the covenants described under the caption “—Repurchase at the Option of Holders;”

(4)	failure by the Company or any of its Restricted Subsidiaries for 30 days after written notice from the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes to comply with the provisions described under the captions “—Covenants—Restricted Payments” or “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or to comply with the provisions described under the captions “—Repurchase at the Option of Holders” to the extent not described in clause (3) above;

(5)	(a) except as addressed in subclause (b) of this clause (5), failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice from the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes to comply with any of the other agreements in the indenture or the notes or (b) failure by the Company for 180 days after notice from the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes to comply with the covenant described under the caption “—Covenants—Reports;”

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; provided, however, that if, prior to any acceleration of the notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration of such Indebtedness is rescinded, or (iii) such Indebtedness is repaid within a period of 10 Business Days from the continuation of such default beyond any applicable grace period for such Payment Default or the occurrence of such acceleration, as the case may be, then any Default or Event of Default (but not any acceleration of the notes) caused by such Payment Default or acceleration shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7)	failure by the Company or any Significant Subsidiary or group of the Company’s Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company), would constitute a Significant Subsidiary to pay final judgments (entered by a court or courts of competent jurisdiction) aggregating in excess of $25.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days;

(8)

except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee, except, in each case, by reason of the release of such Note Guarantee in accordance with the indenture; and

(9)	certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to Finance Corp., the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company.

The indenture provides that in the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company, all outstanding notes will become due and payable immediately without further action or notice. However, the effect of such provision may be limited by applicable law. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all of the notes to be due and payable immediately by notice in writing to the Company and, in case of a notice by Holders, also to the trustee specifying the respective Event of Default and that it is a notice of acceleration.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from Holders of the notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any Holders of the notes, unless such Holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no Holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such Holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such Holder or Holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The Holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the trustee may, on behalf of the Holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not violate any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes.

The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Within five Business Days of any executive officer of the General Partner or Finance Corp. becoming aware of any Default or Event of Default, the Issuers will be required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse to General Partner

None of the General Partner or any director, officer, partner, employee, incorporator, manager, unitholder or other owner of Capital Stock of the General Partner, the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may at any time, at the option of their respective Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium if any, on such notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to the provisions of the indenture described above under “—Repurchase at the Option of Holders” and under “—Covenants” (other than the covenant described under “—Covenants—Merger, Consolidation or Sale of Substantially All Assets,” except to the extent described below) and the limitation imposed by clause (4) under “—Covenants—Merger, Consolidation or Sale of Substantially All Assets” (such release and termination being referred to as “Covenant Defeasance”), and thereafter any failure to comply with such obligations or provisions will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, the Events of Default described under clauses (3) through (7) under the caption “—Events of Default and Remedies” and the Event of Default described under clause (9) under the caption “—Events of Default and Remedies” (but only with respect to Subsidiaries of the Company), in each case, will no longer constitute an Event of Default with respect to the notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any Obligations under the indenture, including its Obligations in respect of its Note Guarantee.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	The Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuers or any of the Guarantors is a party or by which the Issuers or any of the Guarantors is bound;

(6)	the Issuers must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others;

(7)	the Company must deliver to the trustee an Officers’ Certificate, stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

(8)	the Company must deliver to the trustee an opinion of counsel, stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Special Interest, if any, on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes; provided, however, that any purchase or repurchase of notes, including pursuant to the covenants described above under the caption “—Repurchase at the Option of Holders,” shall not be deemed a redemption of the notes;

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium on, the notes (except a rescission of acceleration of the notes by the Holders of a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in currency other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium on, the notes;

(7) waive a redemption payment with respect to any note; provided, however, that any purchase or repurchase of notes, including pursuant to the covenants described above under the caption “—Repurchase at the Option of Holders,” shall not be deemed a redemption of the notes;

(8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of an Issuer’s or a Guarantor’s obligations to Holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or Guarantor’s properties or assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the notes or the Note Guarantees;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the Issue Date;

(8) to secure the notes or the Note Guarantees;

(9) to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided in the indenture; or

(10) to evidence or provide for the acceptance of appointment under the indenture of a successor trustee.

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the indenture requiring the approval of the Holders becomes effective, the Company will send to the Holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

Satisfaction and Discharge

The indenture will be satisfied and discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and either an Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, or interest and premium, if any, on the notes to the date of maturity or redemption;

(2)	in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which either Issuer or any Guarantor is a party or by which either Issuer or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	the Issuers or any Guarantor have paid or caused to be paid all sums payable by them under the indenture; and

(4)	the Issuers have delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver (a) an Officers’ Certificate, stating that all conditions precedent set forth in clauses (1) through (4) above have been satisfied and (b) an opinion of counsel, stating that the condition precedent set forth in clause (4) above has been satisfied.

Concerning the Trustee

U.S. Bank National Association will be the trustee under the indenture.

If the trustee becomes a creditor of either Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The Holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

The new notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held only through Euroclear Bank S.A./N.V. as the operator of the Euroclear System (“Euroclear”), and Clearstream Banking société anonyme (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes that are Participants may hold their interests therein directly through DTC. Investors in the Global Notes that are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, beneficial owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuers, the Guarantors and the trustee treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Guarantors, the trustee nor any agent of the Issuers, the Guarantors or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee, the Issuers or the Guarantors. None of the Issuers, the Guarantors nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuers, the Guarantors and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the Guarantors nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case the Issuers fail to appoint a successor depositary;

(2)	the Issuers, at their option, notify the trustee in writing that they elect to cause the issuance of Certificated Notes; or

(3)	there has occurred and is continuing an Event of Default with respect to the notes and DTC notifies the trustee of its decision to exchange the Global Notes for Certificated Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear an applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same-Day Settlement and Payment

The Issuers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuers will make all payments of principal, interest and premium, if any, with respect to Certificated Notes in the manner described above under “—Methods of Receiving Payments on the Notes.” The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, regardless of whether such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	outstanding Capital Stock of any Restricted Subsidiary held by Persons other than Affiliates; provided that all the Capital Stock of such Restricted Subsidiary held by the Company or any other Restricted Subsidiaries shall entitle the Company or such other Restricted Subsidiary to not less than a pro rata portion of all dividends or other distributions made by such Restricted Subsidiary upon any of such Capital Stock;

provided, however, that, in the case of clauses (2) and (3) above, such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,”

as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of the Company’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions of the indenture described above under the caption “—Covenants—Merger, Consolidation or Sale of Substantially All Assets” and not by the provisions of the Asset Sales covenant; and

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Restricted Subsidiaries (other than, in each case, directors’ qualifying shares or Equity Interests required by applicable law to be held by a Person other than the Company or any of the Company’s Restricted Subsidiaries).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(4)	the sale, lease or other disposition of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business (including in connection with any compromise, settlement or collection of accounts receivable), and any sale or other disposition of damaged, worn-out or obsolete assets or assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole);

(5)	(a) the sale or other disposition of cash or Cash Equivalents, and (b) the sale or disposition of obligations under Hedging Contracts or other financial instruments in the ordinary course of business;

(6)	(a) a Restricted Payment that does not violate the covenant described above under the caption “—Covenants—Restricted Payments,” including, without limitation, the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Restricted Payment, or (b) a Permitted Investment, including, without limitation, unwinding any obligations under Hedging Contracts, and including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Permitted Investment;

(7)	the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption “—Covenants—Liens,” including a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(8)	dispositions in connection with Permitted Liens;

(9)	surrender or waiver of contract rights or the settlement, release or recovery on or surrender of contract, tort or other claims of any kind;

(10)	the grant in the ordinary course of business of any licenses or sublicenses of patents, trademarks, registrations therefor, software and other intellectual property;

(11)	the issuance, sale or other disposition of Equity Interests of an Unrestricted Subsidiary; and

(12)	any trade or exchange by the Company or any of its Restricted Subsidiaries of assets for properties or assets owned or held by another Person used or useful in a Permitted Business (including Capital Stock of a Person engaged primarily in a Permitted Business that is or becomes a Restricted Subsidiary within 180 days of such trade or exchange); provided that (a) the assets or properties exchanged or received by the Company or any of its Restricted Subsidiaries may not include cash or Cash Equivalents except for relatively minor amounts necessary in order to achieve an exchange of equivalent value and (b) the Fair Market Value of the assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash or Cash Equivalents to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the Fair Market Value of the assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary; and provided, further, that any cash received must be applied in accordance with the provisions of the Asset Sale covenant.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the Issue Date.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

So long as the Company is organized as a limited partnership, references to its Board of Directors are to the Board of Directors of the General Partner.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to remain closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the Issue Date will be deemed not to represent a Capital Lease Obligation, notwithstanding any change in GAAP that occurs after the Issue Date.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	Government Securities having maturities of not more than one year from the date of acquisition;

(3)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4)	certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson BankWatch Rating of “B” or better;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) or (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	deposits in any currency available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains its chief executive office or is engaged in a Permitted Business; provided that all such deposits are made in such accounts in the ordinary course of business.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries of the Company) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Qualifying Owner;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Qualifying Owner, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares, units or the like; or

(4)	the removal of the General Partner by the limited partners of the Company in accordance with the terms of the Partnership Agreement.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity or its general partner, as applicable, to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person,” other than a Qualifying Owner, Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (together with any related provision for taxes and any related non-recurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity), to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits (including state franchise taxes accounted for as income taxes in accordance with GAAP) of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), abandonment, impairment, non-cash equity based compensation expense and other non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash items were deducted in computing such Consolidated Net Income; plus

(5)	unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6)	all extraordinary, unusual or non-recurring items of loss or expense and, without duplication, Transaction Costs, in each case, to the extent decreasing such Consolidated Net Income for such period; minus

(7)	all extraordinary, unusual or non-recurring items of gain or revenue increasing such Consolidated Net Income for such period; minus

(8)	non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends, provided that:

(1)	the net income (but not loss) of any Person that is not a Restricted Subsidiary of such specified Person or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of such specified Person;

(2)	the net income (but not loss) of any Restricted Subsidiary of such specified Person that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members; provided, however, that the operation of this clause (2) shall be suspended with respect to any Restricted Subsidiary that is acquired by the Company or any of its Restricted Subsidiaries (regardless of whether such acquisition is effected pursuant to a merger or otherwise), but such suspension shall cease immediately after the first six months following such acquisition;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale and leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(5)	any unrealized losses and gains for such period under derivative instruments included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification 815, will be excluded;

(6)	all non-cash equity-based compensation expense, including all non-cash charges related to restricted Equity Interests and redeemable Equity Interests granted to officers, directors and employees, will be excluded;

(7)	any charges associated with any write-down, amortization or impairment of goodwill or other tangible or intangible assets will be excluded; and

(8)	any non-cash or other charges relating to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity (including, without limitation, premiums or penalties paid to counterparties in connection with the breakage, termination or unwinding of Hedging Contracts) will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP, after deducting therefrom the following amounts: (a) all current liabilities reflected in such balance sheet (other than (i) any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (ii) current maturities of long-term debt) and (b) the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets reflected in such balance sheet.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Agreement” means that certain Credit Agreement dated as of the Issue Date among the Company and a syndicate of lenders including Bank of America, N.A. as administrative agent, collateral agent, letter of credit issuer and swing line lender, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), indentures or commercial paper facilities or secured or unsecured capital markets financings, in each case, with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, capital market financings, private placements, receivables financing (including, without limitation, through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including refinancing with any capital markets transaction or otherwise by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary or Joint Venture, (i) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary to the extent securing otherwise Non-Recourse Debt of such Unrestricted Subsidiary or Joint Venture and (ii) exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary or Joint Venture, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means consideration (other than cash and Cash Equivalents) received by the Company or a Restricted Subsidiary in respect of an Asset Sale that is so designated by the Company as Designated Non-cash Consideration pursuant to an Officers’ Certificate that sets forth the Fair Market Value of such consideration (as determined in good faith by the Company) at the time such Asset Sale is consummated; provided, however that no such consideration may be so designated, unless the sum of the Fair Market Value thereof and the Fair Market Value of all other consideration previously so designated as Designated Non-cash Consideration, less the amount of cash or Cash Equivalents previously received in connection with a sale of any previously received Designated Non-cash Consideration, does not exceed the greater of (i) $15.0 million and (ii) 2% of the Company’s Consolidated Net Tangible Assets (with the Fair Market Value of each item of Designated Non-cash Consideration being determined in good faith by the Company at the time received in respect of an Asset Sale, and without giving effect to subsequent changes in value).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Restricted Subsidiary (other than a Foreign Subsidiary).

“Equity Interests” of any Person means Capital Stock and all warrants, options or other rights to acquire Capital Stock of such Person (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a sale of Equity Interests of the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) made for cash on a primary basis by the Company after the Issue Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the notes issued in an Exchange Offer pursuant to the indenture.

“Exchange Offer” has the meaning set forth for such term in the applicable Registration Rights Agreement.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement, intercompany Indebtedness, the notes and the Note Guarantees) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $30.0 million or more and otherwise by an officer of the General Partner (unless otherwise provided in the indenture).

“FASB ASC 815” means Financial Accounting Standards Board Accounting Standards Codification 815.

“Fitch” means Fitch Ratings, Inc. or any successor to the ratings business thereof.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the Calculation Date had been the applicable rate for the entire period (taking into account any interest Hedging Contract applicable to such Indebtedness, but if the remaining term of such interest Hedging Contract is less than twelve months, then such interest Hedging Contract shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of such Person, the interest rate shall be calculated by applying such option rate chosen by such Person. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as such Person may designate.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in a Permitted Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including in each case any related financing transactions (including repayment of Indebtedness) and including increases in ownership of Restricted Subsidiaries, in each case, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions or operating improvements and synergies that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial or accounting officer of such Person or of its general partner, if applicable (regardless of whether those pro forma expenses, cost reductions, operating improvements or synergies could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	interest income reasonably anticipated by such Person to be received during the applicable four-quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)

the consolidated interest expense (less interest income) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding write-off of deferred financing costs and accretion of interest charges on future retirement benefits and other obligations that do not constitute Indebtedness, but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Contracts in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, regardless of whether such Guarantee or Lien is called upon; plus

(4)	all dividends, whether paid or accrued and regardless of whether in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Person,

in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, that are in effect from time to time. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP. At any time after the Issue Date, the Company may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the indenture); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the trustee and the Holders of notes.

“General Partner” means Compressco Partners GP Inc., a Delaware corporation, and its successors and permitted assigns as general partner of the Company or as the business entity with the ultimate authority to manage the business and operations of the Company.

“Government Securities” means direct obligations of, or obligations Guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “Guarantee” has a correlative meaning.

“Guarantors” means any of: (1) the Subsidiaries of the Company, other than Finance Corp., executing the indenture as initial Guarantors; and (2) the Restricted Subsidiaries of the Company that become Guarantors in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Contracts” means, with respect to any specified Person:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)	foreign exchange contracts and currency protection agreements;

(3)	any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4)	other agreements or arrangements designed to manage interest rates or interest rate risk or protect such Person or any of its Restricted Subsidiaries against fluctuations in commodity prices or currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, regardless of whether contingent:

(1)	in respect of borrowed money;

(2)	evidenced by or issued in exchange for bonds, notes, credit agreements, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of bankers’ acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any obligations under Hedging Contracts,

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (regardless of whether such Indebtedness is assumed by the specified Person); provided, that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person, and (b) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of FASB ASC 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date;

(3)	in the case of any letter of credit, the face amount thereof;

(4)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness; and

(5)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i)	the Fair Market Value of such assets at the date of determination; and

(ii)	the amount of the Indebtedness of the other Person.

Notwithstanding the foregoing, the following shall not constitute “Indebtedness:”

(i) accrued expenses and trade accounts payable arising in the ordinary course of business;

(ii) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(iii) Hydrocarbon balancing liabilities incurred in the ordinary course of business;

(iv) any unrealized losses or charges in respect of obligations under Hedging Contracts (including those resulting from the application of the FASB ASC 815) incurred in the ordinary course of business and not for speculative purposes;

(v) any obligations in respect of (a) bid, performance, completion, surety, appeal and similar bonds, (b) bankers’ acceptances, (c) workers’ compensation claims, health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation and statutory obligations and (d) any Guarantees or standby letters of credit functioning as or supporting any of the foregoing bonds or obligations, to the extent not drawn; provided, however, that such bonds or obligations mentioned in subclause (a), (b), (c) or (d) of this clause (v) are incurred in the ordinary course of the business of the Company and its Restricted Subsidiaries and do not relate to obligations for borrowed money;

(vi) any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, earnouts, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of any business, assets or Capital Stock;

(vii) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such obligation is extinguished within five Business Days of its incurrence;

(viii) any Treasury Management Arrangement;

(ix) any obligation arising out of advances on trade receivables, factoring of receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice; and

(x) all contracts and other obligations, agreements, instruments or arrangements described in clauses (17), (28) and (29) of the definition of “Permitted Liens.”

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Investment Grade Rating” means a rating equal to or higher than:

(1)	Baa3 (or the equivalent) by Moody’s;

(2)	BBB- (or the equivalent) by S&P; or

(3)	BBB- (or the equivalent) by Fitch,

or, if any such Rating Agency ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value or write-ups, write-downs or write-offs with respect to such Investment.

“Issue Date” means the first date on which notes are issued under the indenture.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the ratings business thereof.

“Net Proceeds” means the aggregate amount of cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any non-cash consideration deemed to be cash for purposes of the “Asset Sales” provisions of the indenture), net of:

(1)	the direct costs relating to such Asset Sale, including, without limitation, all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expense incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

(2)	all payments made on any Indebtedness that is secured by any assets subject to such Asset Sale, in accordance with the terms of such Indebtedness, or that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(3)	all distributions and other payments required to be made to holders of minority interests in Subsidiaries or Joint Ventures as a result of such Asset Sale; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for as long as required to be held as reserve or in escrow for adjustment in respect of the sale price or for indemnification or any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, in each case of clause (a) and (b) above, except for Customary Recourse Exceptions; and

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Note Guarantee” means any Guarantee of the Issuers’ obligations under the indenture and the notes by any Guarantor in accordance with the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person (or, with respect to the Company, so long as it remains a partnership, the General Partner).

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company or two Officers of the General Partner, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of such Person, that meets the requirements of the indenture pertaining to such certificates.

“Operating Surplus” has the meaning assigned to such term in the Partnership Agreement, as in effect on the Issue Date.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Company dated as of June 20, 2011 as in effect on the Issue Date and as such may be further amended, modified or supplemented from time to time.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of:

(1)	a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary; or

(2)	a Person that was merged or consolidated into the Company or a Restricted Subsidiary;

provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged and consolidated into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto and to any related financing transaction as if the same had occurred at the beginning of the applicable four-quarter period:

(a) the Restricted Subsidiary or the Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” or

(b) the Fixed Charge Coverage Ratio for the Restricted Subsidiary or the Company, as applicable, would be greater than the Fixed Charge Coverage Ratio for such Restricted Subsidiary or the Company immediately prior to such transaction.

“Permitted Business” means either (a) gathering, transporting, compressing, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, including entering into obligations under Hedging Contracts in the ordinary course of business and not for speculative purposes to support these businesses and the development, manufacture and sale of equipment or technology related to these activities, or (b) any other business that generates any gross income that constitutes “qualifying income” under Section 7704(d) of the Internal Revenue Code.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary or in any Joint Venture; provided that:

(1)	either (a) at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under “—Covenants—Restricted Payments”) not previously expended at the time of making such Investment;

(2)	if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Company and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Debt” has the meaning given to such term in the covenant described under the caption “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.

“Permitted Investments” means:

(1)	any Investment in the Company (including, without limitation, through purchases of notes) or in a Restricted Subsidiary;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any Investment in any Person to the extent in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	any Investment received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by, or other transfer of title to, the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default, or (b) litigation, arbitration or other disputes;

(7)	Investments represented by obligations under Hedging Contracts;

(8)	Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other deposits made in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(9)	advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(10)	loans or advances to officers, directors or employees made in the ordinary course of business of the General Partner, the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(11)	repurchases of the notes;

(12)	advances and prepayments for asset purchases in the ordinary course of business in a Permitted Business of the Company or any of its Restricted Subsidiaries;

(13)	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(14)	any Guarantee of Indebtedness permitted to be incurred by the covenant described above under the caption “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” other than a Guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary;

(15)	any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under the indenture;

(16)	surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(17)	guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any such Restricted Subsidiary in the ordinary course of business;

(18)	Permitted Business Investments;

(19)	Investments received as a result of the foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(20)	Investments acquired after the Issue Date as a result of the acquisition by the Company or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries, or all or substantially all of the assets of another Person, in each case, in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(21)	other Investments in any Person (including Investments in any Joint Venture) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (21) that are at the time outstanding, that do not exceed the greater of (a) $35.0 million and (b) 5% of the Company’s Consolidated Net Tangible Assets; provided, however, that if any Investment pursuant to this clause (21) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21) for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(1)	any Lien securing Indebtedness incurred under the Credit Agreement or any other Credit Facilities that is permitted to be incurred under the indenture;

(2)	Liens in favor of any Issuer or any of the Guarantors;

(3)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary or such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person that becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any Restricted Subsidiary;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company, including any acquisition by means of a merger or consolidation with or into the Company or a Restricted Subsidiary, provided that such Liens were in existence prior to such acquisition;

(5)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the definition of Permitted Debt in the covenant described above under the caption “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(6)

Liens, pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(7)	landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or similar Liens arising by contract or statute in the ordinary course of business and with respect to amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings;

(8)	Liens on any asset or property acquired, constructed or improved by the Company or any of its Restricted Subsidiaries; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the indenture and does not exceed the greater of (i) the cost of the asset or property so acquired, improved or constructed plus related financing costs and (ii) the Fair Market Value of the asset or property so acquired, improved or constructed, measured at the date of such acquisition, or the date of completion of such improvement or construction; and

(b)	such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, development, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto (including the proceeds thereof, accessions thereto, upgrades thereof and improvements thereto);

(9)	Liens to secure Indebtedness of Restricted Subsidiaries that are not Guarantors permitted under the covenant entitled “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that such Liens may not extend to any property or assets of the Company or any Guarantor other than the Capital Stock of any non-Guarantor Restricted Subsidiaries;

(10)	Liens existing on the Issue Date;

(11)	Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(12)	Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(13)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(14)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(15)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, leases and subleases of real property, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries, considered as a single enterprise;

(16)	Liens on pipelines or pipeline facilities that arise by operation of law;

(17)	Liens arising under operating agreements, joint venture agreements, partnership agreements, construction agreements, oil and gas leases, farmout agreements, division orders, contracts for the purchase, gathering, processing, treatment, sale, transportation or exchange of Hydrocarbons, unitization and pooling designations, declarations, orders and agreements, area of mutual interest agreements, development agreements, participating agreements, gas balancing agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, and other agreements arising in the ordinary course of business of the Company and its Restricted Subsidiaries that are customary in the Permitted Business;

(18)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof) and that such Lien has the same priority as such prior Lien;

(19)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(20)	Liens upon specific items of inventory, receivables or other goods or proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds;

(21)	Liens created for the benefit of (or to secure) the Obligations of the Issuers or any Guarantor under the notes or the Note Guarantees, as the case may be;

(22)	Liens securing any Indebtedness equally and ratably with all Obligations due under the notes or any Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described above under “—Covenants—Liens;”

(23)	bankers’ Liens, rights of setoff, Liens arising out of judgments, attachments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(24)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(25)	Liens to secure performance of obligations under Hedging Contracts of the Company or any of its Restricted Subsidiaries and/or Obligations with respect to Treasury Management Arrangements, in each case, incurred in the ordinary course of business;

(26)	Liens on insurance policies and proceeds thereof, or other deposits, to secure any insurance premium financing under customary terms and conditions, provided that no such Lien to secure any insurance premium financing may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(27)	grants of software and other technology licenses in the ordinary course of business;

(28)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(29)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(30)	Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of a Permitted Business for gathering, transporting, compressing, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, including entering into Hedging Contracts to support these businesses and the development, manufacture or sale of equipment or technology related to these activities;

(31)	Liens arising under the indenture in favor of the trustee under the indenture for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture; provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Indebtedness;

(32)	Liens incurred in the ordinary course of business by the Company or any Restricted Subsidiary, with respect to obligations at any one time outstanding not to exceed the greater of (a) $60.0 million and (b) 5% of the Company’s Consolidated Net Tangible Assets; and

(33)	any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (2) and (3) above, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries, any Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary (a) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, refund, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of (clauses (a) and (b), collectively a “Refinancing,” and the term “Refinanced” has a correlative meaning) any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of the Company or any preferred stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of the Company or preferred stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(1)	the principal amount, or in the case of Disqualified Stock or preferred stock, liquidation preference, of the Indebtedness, Disqualified Stock or preferred stock so Refinanced (plus in the case of Indebtedness, the amount of premium, if any paid in connection therewith); and

(2)	if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing.

Notwithstanding the preceding, no Indebtedness, Disqualified Stock or preferred stock will be deemed to be Permitted Refinancing Indebtedness, unless:

(1)	such Indebtedness, Disqualified Stock or preferred stock has a final maturity date no earlier than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being Refinanced;

(2)	if such Indebtedness, Disqualified Stock or preferred stock being Refinanced is subordinated or otherwise junior in right of payment to the notes or the Note Guarantees, such Indebtedness (and any related Guarantee), Disqualified Stock or preferred stock is subordinated or otherwise junior in right of payment to the notes or the Note Guarantees on terms at least as favorable to the Holders of notes as those contained in the documentation governing such Indebtedness, Disqualified Stock or preferred stock being Refinanced at the time of the Refinancing; and

(3)	such Indebtedness or Disqualified Stock is incurred or issued by the Company or such Indebtedness or preferred stock are incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or preferred stock being Refinanced; provided that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, regardless of whether such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being Refinanced.

Notwithstanding the preceding, any Indebtedness incurred under the Credit Agreement pursuant to the covenant “Incurrence of Indebtedness and Issuance of Preferred Stock” shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“preferred stock” of any Person, means (a) Disqualified Stock of such Person and (b) any Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Qualifying Owners” means any of (i) TETRA Technologies, Inc. and its subsidiaries, (ii) the officers, directors and management employees of the General Partner, the Company and the subsidiaries of the Company and (iii) any Person controlled by any of the Persons described in any of clauses (i) or (ii) of this definition.

“Rating Agency” means each of S&P, Moody’s and Fitch, or if (and only if) any of S&P, Moody’s or Fitch shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P, Moody’s or Fitch, as the case may be.

“Registration Rights Agreement” means (1) with respect to the notes issued on the Issue Date, the registration rights agreement dated the Issue Date among the Issuers, the Guarantors on the Issue Date, and the initial purchasers of such notes that are signatories thereto, and (2) with respect to any additional notes, any registration rights agreement among the Issuers and the other parties thereto relating to the registration by the Issuers of such additional notes under the Securities Act.

“Reporting Default” means a Default described in clause (5)(b) under “—Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating business thereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” means

(1)	all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under the Credit Agreement and all obligations under Hedging Contracts with respect thereto;

(2)	the notes and any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Note Guarantee; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a)	any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates;

(b)	any Indebtedness that is incurred in violation of the indenture; or

(c)	any trade payables or taxes owed or owing by the Company or any of its Restricted Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the first date it was incurred in compliance with the terms of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided that, in the case of debt securities that are by their terms convertible into Capital Stock (or cash or a combination of cash and Capital Stock based on the value of the Capital Stock) of the Company, any obligation to offer to repurchase such debt securities on a date(s) specified in the original terms of such securities, which obligation is not subject to any condition or contingency, will be treated as a Stated Maturity date of such convertible debt securities.

“Subordinated Debt” means Indebtedness of the Company or a Guarantor that is contractually subordinated in right of payment (by its terms or the terms of any document or instrument relating thereto) to the notes or the Note Guarantee of such Guarantor, as applicable.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity (other than a partnership or a limited liability company) of which more than 50% of the total voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Transaction Costs” means any legal, professional and advisory fees or other transaction costs and expenses paid (regardless of whether incurred) by the Company or any Restricted Subsidiary in connection with (i) any acquisitions by the Company or any Restricted Subsidiary, (ii) any incurrence of Indebtedness or Disqualified Stock by the Company or any Restricted Subsidiary or any refinancing thereof, or any issuance of other equity securities or (iii) any reorganization or recapitalization of the capital structure of the Company, the Company or the General Partner or Subsidiaries thereof, in each case permitted under the indenture.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than Finance Corp.) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

(2)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person; provided that, with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

PLAN OF DISTRIBUTION

You may transfer new notes issued under the exchange offer in exchange for the old notes if:

•	you acquire the new notes in the exchange offer in the ordinary course of your business;

•	you do not have, and to your knowledge, no one receiving new notes from you has, any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes; and

•	you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act).

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities.

If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering—Your Representations to Us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We agreed to permit the use of this prospectus for a period of up to 180 days after the completion of the exchange offer by such broker-dealers to satisfy this prospectus delivery requirement. Furthermore, we agree to amend or supplement this prospectus during such period, if so requested, in order to expedite or facilitate the disposition of any new notes by broker-dealers.

We have agreed to pay all expenses incident to the exchange offer other than fees and expenses of counsel to the holders and brokerage commissions and transfer taxes, if any, and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax considerations relevant to the exchange of old notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the U.S. federal tax consequences described herein. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below.

We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder’s old notes for new notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

The exchange of old notes for new notes will not be an exchange or otherwise a taxable event to a holder for U.S. federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of a new note in exchange for an old note in the exchange, and the holder’s basis and holding period in the new note will be the same as its basis and holding period in the corresponding old note immediately before the exchange.

LEGAL MATTERS

The validity of the new notes offered in this exchange offer will be passed on by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of CSI Compressco LP at December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Compressor Systems, Inc. and subsidiaries, which comprise the consolidated balance sheets as of September 30, 2013, 2012 and 2011, and the related consolidated statements of income and comprehensive income, changes in stockholder’s equity, and cash flows for the three years in the period ended September 30, 2013, have been included in this prospectus and in the registration statement in reliance upon the reports of Johnson Miller & Co. CPA’s PC, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements of CSI Compressco LP and Subsidiaries at December 31, 2014 and December 31, 2013 and for each of the Three Years in the Period Ended December 31, 2014

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets at December 31, 2014 and 2013	F-2

Consolidated Statements of Operations for the years ended December 31, 2014, 2013 and 2012	F-3

Consolidated Statements of Comprehensive Income for the years ended December 31, 2014, 2013, and 2012	F-4

Consolidated Statements of Partners’ Capital for the years ended December 31, 2014, 2013, and 2012	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2014, 2013, and 2012	F-6

Notes to Consolidated Financial Statements	F-7

Unaudited Consolidated Financial Statements of CSI Compressco LP and Subsidiaries at March 31, 2015 and for the Three Months Ended March 31, 2015 and 2014

Unaudited Consolidated Statements of Operations for the three months ended March 31, 2015 and 2014	F-38

Unaudited Consolidated Statements of Comprehensive Income for the three months ended March 31, 2015 and 2014	F-39

Consolidated Balance Sheets as of March 31, 2015 (Unaudited) and December 31, 2014	F-40

Unaudited Consolidated Statements of Partners’ Capital for the three months ended March 31, 2015	F-41

Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2015 and 2014	F-42

Notes to Consolidated Financial Statements (Unaudited)	F-43

Consolidated Financial Statements of Compressor Systems, Inc. and Subsidiaries at September 30, 2011, 2012, 2013 and June 30, 2014 and for each of the Three Years Ended September 30, 2013 and each of the Nine Months in the Periods Ended June 30, 2014 and 2013

Independent Auditors’ Report	F-60

Consolidated Balance Sheets at September 30, 2011, 2012 and 2013 and June 30, 2014 (Unaudited)	F-61

Consolidated Statements of Income and Comprehensive Income for the Years Ended September 30, 2011, 2012 and 2013 and the Nine Months Ended June 30, 2013 and 2014 (Unaudited)	F-62

Consolidated Statements of Changes in Stockholder’s Equity for the Years Ended September 30, 2011, 2012 and 2013 and the Nine Months Ended June 30, 2014 (Unaudited)	F-63

Consolidated Statements of Cash Flows for the Years Ended September 30, 2011, 2012 and 2013 and the Nine Months Ended June, 2013 and 2014 (Unaudited)	F-64

Notes to Consolidated Financial Statements	F-66

F-i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of CSI Compressco GP Inc. and the

Unitholders of CSI Compressco LP

We have audited the accompanying consolidated balance sheets of CSI Compressco LP (formerly known as Compressco Partners, L.P.) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CSI Compressco LP at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ERNST & YOUNG LLP

Houston, Texas

March 19, 2015

CSI Compressco LP

Consolidated Balance Sheets

(In Thousands, Except Unit Amounts)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$34,066	$9,477
Trade accounts receivable, net of allowances for doubtful accounts of $1,496 in 2014 and $600 in 2013	78,828	23,819
Inventories	113,130	14,029
Deferred tax asset	124	57
Prepaid expenses and other current assets	5,339	1,597

Total current assets	231,487	48,979
Property, plant, and equipment:
Land and building	34,312	2,178
Compressors and equipment	756,544	176,592
Vehicles	15,915	12,892
Construction in progress	298	—

Total property, plant, and equipment	807,069	191,662
Less accumulated depreciation	(120,642)	(89,648)

Net property, plant, and equipment	686,427	102,014
Other assets:
Goodwill	233,623	72,161
Deferred tax asset	1,464	937
Intangible assets, net of accumulated amortization of $3,826 in 2014	62,974	—
Deferred financing costs and other assets	16,689	1,018

Total other assets	314,750	74,116

Total assets	$1,232,664	$225,109

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$37,815	$4,854
Unearned income	65,778	361
Accrued liabilities and other	29,381	5,346
Amounts payable to affiliates	6,480	4,210
Deferred tax liabilities	1,117	2,134

Total current liabilities	140,571	16,905
Other liabilities:
Long-term debt, net	539,961	29,959
Deferred tax liabilities	1,788	4,477
Other long-term liabilities	63	52

Total other liabilities	541,812	34,488
Commitments and contingencies
Partners’ capital:
General partner interest	11,341	3,158
Common units (33,142,114 units issued and outstanding at December 31, 2014 and 9,240,490 units issued and outstanding at December 31, 2013)	542,276	104,887
Subordinated units (6,273,970 units issued and outstanding at December 31, 2013)	—	65,258
Accumulated other comprehensive income (loss)	(3,336)	413

Total partners’ capital	550,281	173,716

Total liabilities and partners’ capital	$1,232,664	$225,109

See Notes to Consolidated Financial Statements

CSI Compressco LP

Consolidated Statements of Operations

(In Thousands, Except Unit and Per Unit Amounts)

	Year Ended December 31,
	2014	2013	2012
Revenues:
Compression and related services	$192,151	$112,937	$102,260
Aftermarket services	15,624	—	—
Equipment and part sales	74,872	8,364	6,322

Total revenues	282,647	121,301	108,582
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and related services	98,874	63,425	53,818
Cost of aftermarket services	13,579	—	—
Cost of equipment and part sales	62,214	4,691	3,682

Total cost of revenues	174,667	68,116	57,500
Selling, general, and administrative expense	32,100	17,467	17,270
Depreciation and amortization	41,158	14,642	13,227
Interest expense, net	12,964	469	25
Other expense, net	11,672	782	876

Income before income tax provision (benefit)	10,086	19,825	19,684
Provision (benefit) for income taxes	(1,172)	2,258	3,353

Net income	$11,258	$17,567	$16,331

General partner interest in net income	$510	$351	$326

Common units interest in net income	$7,319	$10,251	$9,500

Subordinated units interest in net income	$3,429	$6,965	$6,505

Net income per common unit:
Basic	$0.47	$1.11	$1.04
Diluted	$0.47	$1.10	$1.03
Weighted average common units outstanding:
Basic	18,928,640	9,230,876	9,163,798
Diluted	18,928,640	9,305,066	9,193,407
Net income per subordinated unit:
Basic and Diluted	$0.47	$1.11	$1.04
Weighted average subordinated units outstanding:
Basic and Diluted	3,953,461	6,273,970	6,273,970

See Notes to Consolidated Financial Statements

CSI Compressco LP

Consolidated Statements of Comprehensive Income

(In Thousands)

	Year Ended December 31,
	2014	2013	2012
Net income	$11,258	$17,567	$16,331
Foreign currency translation adjustment, net of tax of $0 in 2014, $0 in 2013, and $0 in 2012	(3,749)	(591)	102

Comprehensive income	$7,509	$16,976	$16,433

See Notes to Consolidated Financial Statements

CSI Compressco LP

Consolidated Statement of Partners’ Capital

(In Thousands)

	Partners’ Capital			Accumulated Other Comprehensive Income	Total Partners’ Capital
		Limited Partners
	General Partner	Common Unitholders	Subordinated Unitholder
Balance as of December 31, 2011	$3,515	$111,989	$72,238	$902	$188,644
Net income for 2012	326	9,500	6,505	—	16,331
Distributions ($1.56 per unit)	(495)	(14,451)	(9,786)	—	(24,732)
Equity compensation	—	1,905	—	—	1,905
Other comprehensive income (loss)	—	—	—	102	102

Balance as of December 31, 2012	$3,346	$108,943	$68,957	$1,004	$182,250
Net income for 2013	351	10,251	6,965	—	17,567
Distributions ($1.71 per unit)	(539)	(15,766)	(10,664)	—	(26,969)
Equity compensation	—	1,459	—	—	1,459
Other comprehensive income (loss)	—	—	—	(591)	(591)

Balance as of December 31, 2013	$3,158	$104,887	$65,258	$413	$173,716
Net income for 2014	510	7,319	3,429	—	11,258
Distributions ($1.80 per unit)	(732)	(27,579)	(8,376)	—	(36,687)
Conversion of subordinated units to common units	—	60,311	(60,311)	—	—
Proceeds from issuance of common units, net of issuance costs	—	395,794	—	—	395,794
Contribution of capital	8,405	—	—	—	8,405
Equity compensation	—	1,544	—	—	1,544
Other comprehensive income (loss)	—	—	—	(3,749)	(3,749)

Balance as of December 31, 2014	$11,341	$542,276	$—	$(3,336)	$550,281

See Notes to Consolidated Financial Statements

CSI Compressco LP

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2014	2013	2012
Operating activities:
Net income	$11,258	$17,567	$16,331
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	40,879	14,349	13,227
Impairments of long-lived assets	279	293	—
Provision (benefit) for deferred income taxes	(3,514)	(266)	1,930
Equity compensation expense	1,544	1,459	1,905
Provision for doubtful accounts	185	279	94
Loss on sale of property, plant, and equipment	484	20	205
Financing expense	6,750	—	—
Other non-cash charges and (credits)	925	325	281
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(23,943)	(5,534)	(7,477)
Inventories	(30,972)	2,097	1,111
Prepaid expenses and other current assets	(8,031)	1,888	(1,887)
Accounts payable and accrued expenses	49,152	(3,342)	5,390
Other	(177)	—	(1)

Net cash provided by operating activities	44,819	29,135	31,109
Investing activities:
Purchases of property, plant, and equipment, net	(48,137)	(24,574)	(20,947)
Acquisition of CSI	(825,000)	—	—
Advances and other investing activities	(805)	—	(39)

Net cash used in investing activities	(873,942)	(24,574)	(20,986)
Financing activities:
Proceeds from long-term debt, net	602,858	19,909	10,050
Payments of long-term debt	(93,584)	—	—
Proceeds from issuance of partnership common units, net of underwriters’ discount	395,794	—	—
Distributions	(36,687)	(26,969)	(24,732)
Contribution from general partner	8,405
Deferred financing cost and other financing activities	(22,486)	(916)	—

Net cash (used in) provided by financing activities	854,300	(7,976)	(14,682)
Effect of exchange rate changes on cash	(588)	(74)	49
Increase (decrease) in cash and cash equivalents	24,589	(3,489)	(4,510)
Cash and cash equivalents at beginning of period	9,477	12,966	17,476

Cash and cash equivalents at end of period	$34,066	$9,477	$12,966

Supplemental cash flow information:
Taxes paid	$2,247	$2,204	$1,059

See Notes to Consolidated Financial Statements

CSI COMPRESSCO LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

NOTE A — DESCRIPTION OF BUSINESS

CSI Compressco LP (formerly known as Compressco Partners, L.P.), a Delaware limited partnership, is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. We also sell standard and custom designed compressor packages and oilfield fluid pump systems, and provide aftermarket services and compressor package parts and components manufactured by third-party suppliers. We provide these compression services and equipment to a broad base of natural gas and oil exploration and production, midstream, and transmission companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada, and Argentina. We design and fabricate a majority of our compressor packages and use these compressor packages in conjunction with other equipment and personnel from affiliated companies to provide services to our customers. Unless the context requires otherwise, when we refer to “the Partnership,” “we,” “us,” and “our,” we are describing CSI Compressco LP and its wholly owned subsidiaries.

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our consolidated financial statements include the accounts of our wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Results of operations for the year ended December 31, 2014, reflect the impact of the acquisition of Compressor Systems, Inc. (“CSI”), a Delaware corporation, for the portion of the period beginning with the August 4, 2014, closing date of the acquisition. For further discussion of the acquisition, see Note D - Acquisition.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclose contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For further discussion of fair value measurements in connection with the allocation of the purchase price of the CSI Acquisition, see Note D - Acquisition. Actual results could differ from those estimates.

Reclassifications

Beginning with the three month period ended September 30, 2013, certain ad valorem tax expenses for operating equipment have been reclassified as cost of revenues instead of being included in general and administrative expense as reported in prior periods. Prior period amounts have been reclassified to conform to the current year period’s presentation. The amount of such reclassification is $1.5 million for the year ended December 31, 2012.

Certain other previously reported financial information has been reclassified to conform to the current year’s presentation. The impact of such reclassifications was not significant to the prior year’s overall presentation.

Cash Equivalents

We consider all highly liquid cash investments with maturities of three months or less when purchased to be cash equivalents.

Financial Instruments

The fair values of our financial instruments, which may include cash, accounts receivable, amounts outstanding under our variable rate bank credit facility, and accounts payable, approximate their carrying amounts. Financial instruments that subject us to concentrations of credit risk consist principally of trade accounts receivable, which are primarily due from companies of varying size engaged in oil and gas activities in the United States, Canada, Mexico, and Argentina. Our policy is to review the financial condition of customers before extending credit and periodically update customer credit information. Payment terms are on a short-term basis. During 2014, PEMEX and DCP Midstream accounted for 11.1% and 10.1%, respectively, of our revenues. During 2013, PEMEX and BP accounted for 21.7% and 10.0%, respectively, of our revenues. During 2012, PEMEX and BP accounted for 26.0% and 10.2%, respectively, of our revenues.

Foreign Currencies

We have designated the Canadian dollar as the functional currency for our operations in Canada. Effective January 1, 2014, we changed the functional currency in Argentina from the U.S. dollar to the Argentina peso. We are exposed to fluctuations between the U.S. dollar and certain foreign currencies, including the Canadian dollar, the Mexican peso, and the Argentine peso, as a result of our international operations. Foreign currency exchange gains and (losses) are included in Other Expense and totaled $(1.2) million, $(0.5) million, and $(0.5) million during the years ended December 31, 2014, 2013, and 2012, respectively.

Allowances for Doubtful Accounts

Allowances for doubtful accounts are determined on a specific identification basis when we believe that the collection of specific amounts owed to us is not probable.

Inventories

Inventories consist primarily of compressor package parts and supplies and work in process that are stated at the lower of cost or market value. For raw materials and parts, cost is determined using the weighted average cost method. The cost of work in process is determined using the specific identification method. Significant components of inventories as of December 31, 2014, and December 31, 2013, are as follows:

	December 31, 2014	December 31, 2013
	(In Thousands)
Parts and supplies	$43,202	$13,859
Work in progress	69,928	170

Total inventories	$113,130	$14,029

Work in process inventories as of December 31, 2014 consist primarily of new compressor units located at our fabrication facility in Midland, Texas. Increased parts and supplies inventories reflect the higher levels required to support the compressor service fleet.

Compression and Related Services Revenues and Costs

Our compression and related services revenues include revenues from our U.S. corporate subsidiaries’ operating lease agreements with customers. For the years ended December 31, 2014 and 2013, the following operating lease revenues and associated costs were included in compression and related service revenues and cost of compression and related services, respectively, in the accompanying consolidated statements of operations.

	December 31, 2014	December 31, 2013
	(In Thousands)
Rental revenue	$95,979	$12,674
Rental expenses	52,819	7,589

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Expenditures that increase the useful lives of assets are capitalized. The cost of repairs and maintenance is charged to cost of revenues as incurred. Compressors include compressor packages currently placed in service and available for service. Depreciation is computed using the straight-line method based on the following estimated useful lives:

Compressors	12 – 20 years
Other equipment	3 – 8 years
Vehicles	3 years
Information systems	3 years

During the year ended December 31, 2014, costs expended for capitalized computer software were approximately $4.9 million, and such costs are depreciated over a useful life of seven years. Leasehold improvements are depreciated over the shorter of the remaining term of the associated building lease or their useful lives. Depreciation expense for the years ended December 31, 2014, 2013, and 2012 was $37.1 million, $14.3 million, and $13.2 million, respectively.

Intangible Assets other than Goodwill

During 2014, as part of the CSI acquisition consummated during the year, we acquired trademarks/trade names, customer relationships, and other intangible assets having a total estimated fair value of approximately $66.8 million. These acquired intangible assets with definite lives are amortized on a straight-line basis over their estimated useful lives, ranging from 2 to 15 years, and having a weighted average useful life of 10.3 years. Amortization expense related to intangible assets was $3.8 million, $0 and $28,000 for the twelve months ended December 31, 2014, 2013, and 2012, respectively, and is included in depreciation and amortization. The estimated future annual amortization expense of trademarks/trade names, customer relationships, and other intangible assets is $9.4 million for 2015, $8.7 million for 2016, $6.4 million for 2017, $4.7 million for 2018, and $4.7 million for 2019.

Goodwill

Goodwill represents the excess of cost over the fair value of the net assets of businesses acquired in purchase transactions. We perform a goodwill impairment test on an annual basis or whenever indicators of impairment are present. We perform the annual test of goodwill impairment following the fourth quarter of each year. The annual assessment for goodwill impairment begins with a qualitative assessment of whether it is “more likely than not” that the fair value of our business is less than its carrying value. This qualitative assessment requires the evaluation, based on the weight of evidence, of the significance of all identified events and circumstances. Based on this qualitative assessment, we determined that, due to the decline in the price of our common units that resulted in our market capitalization being less than the book value of our consolidated partners’ capital balance as of December 31, 2014, it was “more likely than not” that the fair value of our business was less than its carrying value as of December 31, 2014.

When the qualitative analysis indicates that it is “more likely than not” that our business’ fair value is less than its carrying value, the resulting goodwill impairment test consists of a two-step accounting test being performed. The first step of the impairment test is to compare the estimated fair value with the recorded net book value (including goodwill) of our business. If the estimated fair value is higher than the recorded net book value, no impairment is deemed to exist and no further testing is required. If, however, the estimated fair value is below the recorded net book value, then a second step must be performed to determine the goodwill impairment required, if any. In this second step, the estimated fair value from the first step is used as the purchase price in a hypothetical acquisition. Business combination accounting rules are followed to determine a hypothetical purchase price allocation to assets and liabilities. The residual amount of goodwill that results from this hypothetical purchase price allocation is compared to the recorded amount of goodwill and the recorded amount is written down to the hypothetical amount, if lower.

Our management must apply judgment in determining the estimated fair value for purposes of performing the goodwill impairment test. Management uses all available information to make these fair value determinations, including the present value of expected future cash flows using discount rates commensurate with the risks involved in the assets. The resultant fair values calculated are then compared to observable metrics for other companies in our industry or on mergers and acquisitions in our industry, to determine whether those valuations, in our judgment, appear reasonable.

During the last half of 2014, global oil and natural gas commodity prices, particularly crude oil, decreased significantly. This decrease in commodity prices has had, and is expected to continue to have, a negative impact on industry drilling and capital expenditure activity, which affects the demand for a portion of our products and services. The accompanying decrease in the price of our common units during the last half of 2014 has also resulted in an overall reduction in our market capitalization. As part of our annual internal business outlook that we performed during the fourth quarter, we considered changes in the global economic environment which affected our common unit price and market capitalization. As part of the first step of goodwill impairment testing, we updated our assessment of our future cash flows, applying expected long-term growth rates, discount rates, and terminal values that we consider reasonable. We have calculated a present value of the cash flows to arrive at an estimate of fair value under the income approach, and then used the market approach to corroborate this value. As a result of these estimates, we determined that there was no impairment of goodwill as of December 31, 2014. However, because our estimated fair value exceeded our carrying value by approximately 4%, there is a reasonable possibility that the $233.6 million of goodwill may be impaired in a future period, and the amount of such impairment may be material. Specific uncertainties affecting our estimated fair value include the impact of competition, the price of oil and natural gas, future overall activity levels in the regions in which we operate, the activity levels of our significant customers, and other factors affecting the rate of our future growth. These factors will continue to be reviewed and assessed going forward. Negative developments with regard to these factors could have a further negative effect on our fair value. We have determined that there is no impairment of the goodwill recorded as of December 31, 2014 or 2013. As of December 31, 2014 and 2013, goodwill totaled $233.6 million and $72.2 million, respectively.

Impairment of Long-Lived Assets

We determine impairments of long-lived assets periodically, when indicators of impairment are present. If such indicators are present, the determination of the amount of impairment is based on our judgments as to the future undiscounted operating cash flows to be generated from these assets throughout their remaining estimated useful lives. If these undiscounted cash flows are less than the carrying amount of the related asset, an impairment is recognized for the excess of the carrying value over its fair value.

Environmental Liabilities

The costs to remediate and monitor environmental matters are accrued when such liabilities are considered probable and a reasonable estimate of such costs is determinable.

Revenue Recognition

We recognize revenue using the following criteria: (a) persuasive evidence of an exchange arrangement exists; (b) delivery has occurred or services have been rendered; (c) the buyer’s price is fixed or determinable; and (d) collectability is reasonably assured. Our compressor packages and services are provided pursuant to contract terms ranging from two weeks to one month. Monthly agreements are generally cancellable with 30 days written notice by the customer. Collections associated with progressive billings to customers for the construction of compression equipment is included in unearned income in the consolidated balance sheets.

Operating Costs

Operating costs incurred during customer trial periods are expensed as incurred.

Income Taxes

Our operations are not subject to U.S. federal income tax other than the operations that are conducted through taxable subsidiaries. We incur state and local income taxes in certain of the United States in which we conduct business. We incur income taxes and are subject to withholding requirements related to certain of our operations in Latin America, Canada, and other foreign countries in which we operate. Furthermore, we will also incur Texas Margin Tax, which, in accordance with FASB ASC 740, is classified as an income tax for reporting purposes.

Net Income (Loss) per Common and Subordinated Unit

The computations of net income (loss) per common and subordinated unit are based on the weighted average number of common and subordinated units, respectively, outstanding during the applicable period. Our subordinated units meet the definition of a participating security and therefore we are required to use the two-class method in the computation of earnings per unit. Effective August 18, 2014, all of the 6,273,970 subordinated units were automatically converted on a one-for-one basis into common units. See further discussion in Note C - Related Party Transactions. Basic net income (loss) per common and subordinated unit is determined by dividing net income (loss) allocated to the common units and subordinated units, respectively, after deducting the amount allocated to CSI Compressco GP Inc. (our “General Partner”) (including any distributions to our General Partner on its incentive distribution rights) by the weighted average number of outstanding common and subordinated units, respectively, during the period. A reconciliation of the common shares used in the computations of earnings per common and subordinated unit is presented in Note K - “Earnings per Common and Subordinated Unit.”

Accumulated Other Comprehensive Income

Certain of our international operations maintain their accounting records in the local currencies that are their functional currencies. For these operations, the functional currency financial statements are converted to United States dollar equivalents, with the effect of the foreign currency translation adjustment reflected as a component of accumulated other comprehensive income (loss). Accumulated other comprehensive income (loss) is included in partners’ capital in the accompanying audited consolidated balance sheets and consists of the cumulative currency translation adjustments associated with such international operations. Activity within accumulated other comprehensive income (loss) during the periods ended December 31, 2014, 2013, and 2012 is as follows:

	Year Ended December 31,
	2014	2013	2012
	(In Thousands)
Balance, beginning of year	$413	$1,004	$902
Foreign currency translation adjustment, net of taxes of $0 in 2014, $0 in 2013, and $0 in 2012	(3,749)	(591)	102

Balance, end of year	$(3,336)	$413	$1,004

Allocation of Net Income

Our net income is allocated to partners’ capital accounts in accordance with the provisions of the Partnership Agreement.

Fair Value Measurements

Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date” within an entity’s principal market, if any. The principal market is the market in which the reporting entity would sell the asset or transfer the liability with the greatest volume and level of activity, regardless of whether it is the market in which the entity will ultimately transact for a particular asset or liability or if a different market is potentially more advantageous. Accordingly, this exit price concept may result in a fair value that may differ from the transaction price or market price of the asset or liability.

Under generally accepted accounting principles, the fair value hierarchy prioritizes inputs to valuation techniques used to measure fair value. Fair value measurements should maximize the use of observable inputs and minimize the use of unobservable inputs, where possible. Observable inputs are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs may be needed to measure fair value in situations where there is little or no market activity for the asset or liability at the measurement date and are developed based on the best information available in the circumstances, which could include the reporting entity’s own judgments about the assumptions market participants would utilize in pricing the asset or liability.

We utilize fair value measurements to account for certain items and account balances within our consolidated financial statements. Fair value measurements are utilized in the allocation of purchase consideration for acquisition transactions to the assets and liabilities acquired, including intangible assets and goodwill (a Level 3 fair value measurement). Fair value measurements may also be utilized on a nonrecurring basis, such as for the impairment of long-lived assets, including goodwill (a Level 3 fair value measurement). The fair value of our financial instruments, which may include cash, temporary investments, accounts receivable, short-term borrowings, and variable-rate long-term debt pursuant to our bank credit agreement, approximate their carrying amounts. The fair value of our long-term 7.25% Senior Notes at December 31, 2014, was approximately $354.9 million compared to an aggregate principal amount of $350.0 million as current rates on that date were lower than the stated interest rates on the 7.25% Senior Notes. We calculate the fair value of our 7.25% Senior Notes internally, using current market conditions and average cost of debt (a level 2 fair value measurement).

We also utilize fair value measurements on a recurring basis in the accounting for our foreign currency forward sale derivative contracts. For these fair value measurements, we utilize the quoted value as determined by our counterparty financial institution (a Level 2 measurement). A summary of these fair value measurements as of December 31, 2014 and 2013, is as follows:

Fair Value Measurements Using
Description	Total as of Dec 31, 2014	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(In Thousands)
Asset for foreign currency derivative contracts	$—	$—	$—	$—
Liability for foreign currency derivative contracts	—	—	—	—

$—

		Fair Value Measurements Using
Description	Total as of Dec 31, 2013	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Asset for foreign currency derivative contracts	$32	$—	$32	$—
Liability for foreign currency derivative contracts	—	—	—	—

	$32

Recently Issued Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) published ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (ASU 2013-11). The amendments in this ASU provide guidance on presentation of unrecognized tax benefits and are expected to reduce diversity in practice and better reflect the manner in which an entity would settle at the reporting date any additional income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The amendments in this ASU are effective prospectively for interim and annual periods beginning after December 15, 2013, with early adoption and retrospective application permitted. The adoption of this standard did not have a material impact on our consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity,” which modifies the criteria for disposals to quality as discontinued operations and expands related disclosures. The guidance is effective for annual and interim reporting periods beginning after December 15, 2014. Adoption of this amendment will not have a material impact on our consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (Topic 606). ASU 2014-09 supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for our first quarter in fiscal 2017 under either full or modified retrospective adoption. Early application is not permitted. We are currently assessing the potential effects of these changes to our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern” (Topic 250). The ASU provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and in certain circumstances to provide related footnote disclosures. The ASU is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

NOTE C — RELATED PARTY TRANSACTIONS

Set forth below are descriptions of certain agreements we entered into with related parties. The descriptions are not complete and are qualified in their entirety by reference to the full text of the agreements, which are filed as exhibits to our filings with the Securities and Exchange Commission (“SEC”).

Omnibus Agreement

On June 20, 2014, the Partnership, CSI Compressco GP Inc. (the “General Partner”), and TETRA Technologies, Inc. (“TETRA”) entered into a First Amendment to Omnibus Agreement (the “First Amendment”). The First Amendment amended the Omnibus Agreement previously entered into on June 20, 2011 (as amended, the “Omnibus Agreement”) to extend the term thereof. As amended, the Omnibus Agreement will terminate on the earlier of (i) a change of control of the General Partner or TETRA, or (ii) upon any party providing at least 180 days’ prior written notice of termination.

Under the terms of the Omnibus Agreement, our General Partner provides all personnel and services reasonably necessary to manage our operations and conduct our business (other than in Mexico, Canada, and Argentina), and certain of TETRA’s Latin American-based subsidiaries provide personnel and services necessary for the conduct of certain of our Latin American-based businesses. In addition, under the Omnibus Agreement, TETRA provides certain corporate and general and administrative services as requested by our General Partner, including, without limitation, legal, accounting and financial reporting, treasury, insurance administration, claims processing and risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, and tax services. Pursuant to the Omnibus Agreement, we reimburse our General Partner and TETRA for services they provide to us. For the years ended December 31, 2014, 2013, and 2012, we were charged by TETRA $55.3 million, $39.1 million, and $37.9 million, respectively, for expenses incurred on our behalf as described below. Amounts charged under the Omnibus Agreement and outstanding as of December 31, 2014 and 2013 are included in Amounts Payable to Affiliates in the accompanying consolidated balance sheets.

Under the terms of the Omnibus Agreement, we or TETRA may, but neither are under any obligation to, perform for the other such production enhancement or other oilfield services on a subcontract basis as are needed or desired by the other, for such periods of time and in such amounts as may be mutually agreed upon by TETRA and our General Partner. Any such services are required to be performed on terms that are (i) approved by the conflicts committee of our General Partner’s board of directors, (ii) no less favorable to us than those generally being provided to or available from non-affiliated third parties, as determined by our General Partner, or (iii) fair and reasonable to us, taking into account the totality of the relationships between TETRA and us (including other transactions that may be particularly favorable or advantageous to us), as determined by our General Partner.

Under the terms of the Omnibus Agreement, we or TETRA may, but are under no obligation to, sell, lease or exchange on a like-kind basis to the other such production enhancement or other oilfield services equipment as is needed or desired to meet either of our production enhancement or other oilfield services obligations, in such amounts, upon such conditions and for such periods of time, if applicable, as may be mutually agreed upon by TETRA and our General Partner. Any such sales, leases, or like-kind exchanges are required to be on terms that are (i) approved by the conflicts committee of our General Partner’s board of directors, (ii) no less favorable to us than those generally being provided to or available from non-affiliated third parties, as determined by our General Partner, or (iii) fair and reasonable to us, taking into account the totality of the relationships between TETRA and us (including other transactions that may be particularly favorable or advantageous to us), as determined by our General Partner. In addition, unless otherwise approved by the conflicts committee of our General Partner’s board of directors, TETRA may purchase newly fabricated equipment from us at a negotiated price, provided that such price may not be less than the sum of the total costs (other than any allocations of general and administrative expenses) incurred by us in fabricating such equipment plus a fixed margin percentage thereof, and TETRA may purchase from us previously fabricated equipment for a price that is not less than the sum of the net book value of such equipment plus a fixed margin percentage thereof.

In addition to the Omnibus Agreement, we have entered into other operational agreements with TETRA.

TETRA and General Partner Ownership

As discussed in Note D - Acquisition, to finance a portion of the $825.0 million CSI Acquisition purchase price, we completed a common unit offering (the “Common Unit Issuance”) in which we sold 15,280,000 additional common units for net proceeds of $346.0 million. TETRA, through a subsidiary of our General Partner, purchased 1,390,290 of the common units issued in the Common Unit Issuance of 15,280,000 common units for approximately $32.7 million. In addition, in connection with our Common Unit Issuance, our General Partner made a $7.3 million capital contribution in order to maintain its approximate 2% general partnership interest in us. Following the August 11, 2014, exercise by the underwriters of their option to purchase 2,292,000 additional common units, our General Partner made an additional $1.1 million capital contribution in order to maintain its approximate 2% general partnership interest in us.

Prior to the Common Unit Issuance and other transactions described above, TETRA’s ownership in us was approximately 82% through its aggregate ownership of common units, subordinated units and indirect general partner interest plus incentive distribution rights. Common units held by the public represented an approximately 18% ownership in us prior to the above transactions. However, following the CSI Acquisition, the completion of our Common Unit Issuance, and the underwriters’ exercise of their option to purchase additional common units, TETRA’s ownership interest in us is approximately 44% and the common units held by the public represent an approximate 56% interest in us. TETRA’s ownership is through its wholly owned subsidiaries and consists of approximately 42% of the limited partner interests plus the approximately 2% general partner interest, through which it holds incentive distribution rights.

On July 11, 2014, the Board confirmed that the conditions set forth in the definition of the Subordination Period contained in our Partnership Agreement would be met upon the payment of the August 15, 2014 cash distribution. As a result, effective August 18, 2014, the 6,273,970 subordinated units held by TETRA and its affiliates converted on a one-for-one basis into common units. As a result of the conversion of these subordinated units which were issued in connection with our June 2011 Initial Public Offering, no subordinated units are outstanding and our common units will no longer be entitled to arrearages in cash distributions. The conversion of our subordinated units does not impact the amount of cash distributions we pay or the total number of our outstanding units.

Indemnification Agreement

Each of our directors and officers entered into an indemnification agreement with regard to their services as a director or officer, in order to enhance the indemnification rights provided under Delaware law and our Partnership Agreement. The individual indemnification agreements provide each such director or officer with the right to receive his or her costs of defense if he or she is made a party or witness to any proceeding other than a proceeding brought by or in the right of us, provided that such director or officer has not acted in bad faith or engaged in fraud with respect to the action that gave rise to his or her participation in the proceeding.

NOTE D — ACQUISTION

Acquisition of Compressor Systems, Inc.

On August 4, 2014, pursuant to a stock purchase agreement dated July 20, 2014, one of our subsidiaries acquired all of the outstanding capital stock of CSI for $825.0 million cash (the “CSI Acquisition”). CSI owns one of the largest fleets of natural gas compressor packages in the United States. Headquartered in Midland, Texas, CSI fabricates, sells, and maintains natural gas compressors and provides a full range of compression products and services that covers compression needs throughout the entire natural gas production and transportation cycle to natural gas and oil producing clients. CSI derives revenues through three primary business lines: service operations, equipment sales, and aftermarket services. Strategically, the acquisition is expected to afford us the opportunity to capture significant synergies associated with our product and service offerings and our fabrication operations, further penetrate new and existing markets, and to achieve administrative efficiencies and other strategic benefits.

The CSI Acquisition purchase price was funded from (i) the issuance of 7.25% Senior Notes due 2022 in the aggregate principal amount of $350.0 million by us and one of our subsidiaries, CSI Compressco Finance Inc.

(the “7.25% Senior Notes”), resulting in net proceeds of $337.8 million ($350.0 million aggregate principal amount), (ii) the Common Unit Issuance of 15,280,000 common units (the “New Units”), at the public offering price of $23.50 per common unit (the “Offering Price”), in an underwritten public offering resulting in the net proceeds of $346.0 million ($359.1 million gross proceeds less commissions), and (iii) a portion of $210.0 million borrowed under our new $400.0 million bank revolving credit facility (the “New Credit Agreement”).

In connection with the Common Unit Issuance, we granted an option to the underwriters (subject to certain terms and conditions as set forth in the Underwriting Agreement) to purchase up to 2,292,000 common units at the Offering Price, less the underwriting discount. On August 11, 2014, the underwriters exercised their option and purchased all 2,292,000 additional common units resulting in additional net proceeds of $51.7 million ($53.9 million gross proceeds less underwriting discount). We used these additional net proceeds to repay a portion of the amount outstanding under the New Credit Agreement.

Following the underwriters’ purchase of the 2,292,000 additional units, the total amount of New Units issued is 17,572,000. A subsidiary of our General Partner purchased 1,390,290 of the New Units. Additionally, our General Partner contributed approximately $7.3 million following the issuance of the New Units and subsequently contributed approximately $1.1 million following the issuance of the additional common units upon the exercise of the underwriters’ option in order to maintain its approximately 2% general partner interest in the Partnership.

Our preliminary allocation of the purchase price to the estimated fair value of the CSI net assets is as follows (in thousands):

Current assets	$101,108
Property, plant, and equipment	571,264
Intangible assets	66,800
Goodwill	161,462

Total assets acquired	$900,634

Current liabilities	$75,634

Total liabilities assumed	75,634

Net assets acquired	$825,000

The allocation of purchase price to CSI’s net assets and liabilities as of August 4, 2014 is preliminary and subject to the potential identification of additional assets and contingencies or revisions to the fair value calculations. The final purchase price allocation could differ materially from the preliminary allocation above. Actual purchase price allocation amounts will be disclosed in subsequent filings. The preliminary allocation of purchase price includes approximately $161.5 million allocated to deductible goodwill recorded, and is supported by the strategic benefits discussed above that are expected to be generated from the acquisition. The acquired property, plant, and equipment is stated at fair value, and depreciation on the acquired property, plant, and equipment is computed using the straight-line method over the estimated useful lives of each asset. Buildings are depreciated using useful lives of 15 to 30 years. Machinery and equipment is depreciated using useful lives of 2 to 16 years. Automobiles and trucks are depreciated using useful lives of 3 to 4 years. The acquired intangible assets represent approximately $32.4 million for the trademarks/trade names, approximately $22.1 million for customer relationships, and approximately $12.3 million of other intangible assets that are stated at estimated fair value and are amortized on a straight-line basis over their estimated useful lives, ranging from 2 to 15 years. These intangible assets are recorded net of approximately $3.8 million of accumulated amortization as of December 31, 2014.

For the year ended December 31, 2014, our revenues, depreciation and amortization, and pretax earnings, excluding interest allocation, included $152.5 million, $25.2 million, and $15.8 million, respectively, associated with the acquisition of CSI after the closing on August 4, 2014. In addition, CSI Acquisition-related costs of approximately $5.5 million were incurred during the year ended December 31, 2014 related to external legal fees, transaction consulting fees, and due diligence costs. These costs have been recognized in selling, general, and administrative expenses in the consolidated statement of operations. Approximately $16.6 million of deferred financing costs were incurred and included in Other Assets as of December 31, 2014, and will be amortized over the term of the related debt. An additional $6.8 million of interim financing costs were incurred and reflected in other expense during the year ended December 31, 2014.

Pro Forma Financial Information (Unaudited)

The pro forma information presented below has been prepared to give effect to the CSI Acquisition as if the transaction had occurred at the beginning of the periods presented. The pro forma information includes the impact of the preliminary allocation of the purchase price for the CSI Acquisition on revenues, depreciation and amortization, and net income. The pro forma information also excludes the impact of the CSI transaction and financing costs charged to earnings during the 2014 periods. The pro forma information is presented for illustrative purposes only and is based on estimates and assumptions we deemed appropriate. The following pro forma information is not necessarily indicative of the historical results that would have been achieved if the acquisition had occurred in the past, and our operating results may have been different from those reflected in the pro forma information below. Therefore, the pro forma information should not be relied upon as an indication of the operating results that we would have achieved if the transaction had occurred at the beginning of the periods presented or the future results that we will achieve after the transactions.

	Year Ended December 31,
	2014	2013
	(In Thousands, Except Per Share Amounts)
Revenues	$490,545	$452,800
Depreciation and amortization	84,849	72,363
Net income	13,624	19,568

Per share information:
Net income per common unit:
Basic	$0.54	$0.58
Diluted	$0.53	$0.58

Net income per subordinated unit:
Basic and diluted	$0.54	$0.58

NOTE E — LONG-TERM DEBT AND OTHER BORROWINGS

Long-term debt consists of the following:

		December 31,
		2014	2013
	Scheduled Maturity	(In Thousands)
Previous Credit Agreement	October 15, 2017	$—	$29,959
New Credit Agreement	August 4, 2019	195,000	—
7.25% Senior Notes (presented net of the unamortized discount of $5.0 million as of December 31, 2014)	August 15, 2022	344,961	—

Total debt		539,961	29,959

Less current portion		—	—

Total long-term debt		$539,961	$29,959

7.25% Senior Notes

On July 29, 2014, we and one of our indirect wholly owned subsidiaries, CSI Compressco Finance Inc., a Delaware corporation (we, together with CSI Compressco Finance, the “Issuers”), and the guarantors named therein (the “Guarantors” and, together with the Issuers, the “Obligors”), entered into the Note Purchase Agreement (the “Note Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the initial purchasers named therein (collectively, the “Initial Purchasers”) related to the issuance and sale by the Issuers to the Initial Purchasers of $350.0 million aggregate principal amount of the Issuers’ 7.25% Senior Notes due 2022 (the “7.25% Senior Notes”) in a private offering (the “Offering”) exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Note Purchase Agreement contains customary representations and warranties of the parties thereto and indemnification and contribution provisions under which the Obligors and the Initial Purchasers have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The Issuers closed the Offering on August 4, 2014. We used the net proceeds of the Offering of approximately $337.8 million (consisting of $350.0 million aggregate principal amount net of a $5.2 million discount and certain fees and offering expenses) to fund a portion of the $825.0 million cash purchase price for the CSI Acquisition, to pay certain acquisition expenses and to repay a portion of outstanding borrowings under our previous Credit Agreement dated October 15, 2013. The Issuers’ obligations under the 7.25% Senior Notes are jointly and severally, and fully and unconditionally, guaranteed on a senior unsecured basis initially by each of our domestic restricted subsidiaries (other than CSI Compressco Finance) that guarantee our other indebtedness. The 7.25% Senior Notes and the subsidiary guarantees thereof (together, the “Securities”) were issued pursuant to an indenture described below. During the year ended December 31, 2014, we incurred financing costs of approximately $9.6 million related to the 7.25% Senior Notes. These costs are included in Other Assets and are being amortized to Other Expense over the term of the 7.25% Senior Notes. The $5.2 million discount is being amortized using the effective interest method at an interest rate of 7.50% over the term of the 7.25% Senior Notes. Approximately $0.2 million of discount amortization expense was recognized in Other Expense during the year ended December 31, 2014.

Pursuant to the Note Purchase Agreement, CSI and any domestic subsidiaries of CSI required to guarantee the 7.25% Senior Notes pursuant to the indenture governing the 7.25% Senior Notes were joined as parties to the Note Purchase Agreement pursuant to a purchase agreement joinder, dated August 4, 2014.

The Obligors issued the Securities pursuant to the Indenture dated as of August 4, 2014 (the “Indenture”) by and among the Obligors and U.S. Bank National Association, as trustee (the “Trustee”). The 7.25% Senior Notes accrue interest at a rate of 7.25% per annum. Interest on the 7.25% Senior Notes is payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2015. The 7.25% Senior Notes are scheduled to mature on August 15, 2022.

On and after August 15, 2017, we may on one or more occasions redeem the 7.25% Senior Notes, in whole or in part, upon not less than 30-days’ nor more than 60-days’ prior notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and liquidated damages thereon, if any, to the applicable redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on August 15 of the years indicated below:

Date	Price
2017	105.438%
2018	103.625%
2019	101.813%
2020 and after	100.000%

In addition, at any time or from time to time before August 15, 2017, we may redeem all or a part of the 7.25% Senior Notes at a redemption price equal to 100% of the principal amount of the 7.25% Senior Notes redeemed, plus an applicable “make whole” prepayment premium and interest up to the redemption date.

Prior to August 15, 2017, we may, on one or more occasions, redeem up to 35% of the principal amount of the 7.25% Senior Notes with an amount of cash not greater than the amount of the net cash proceeds from one or more equity offerings at a redemption price equal to 107.250% of the principal amount of the 7.25% Senior Notes to be redeemed, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, as long as (a) at least 65% of the aggregate principal amount of the 7.25% Senior Notes originally issued on the issue date (excluding notes held by us and our subsidiaries) remains outstanding after such redemption; and (b) the redemption occurs within 180 days after the date of the closing of the equity offering.

The Indenture contains customary covenants restricting our ability and the ability of our restricted subsidiaries to: (i) pay dividends and make certain distributions, investments and other restricted payments; (ii) incur additional indebtedness or issue certain preferred shares; (iii) create certain liens; (iv) sell assets; (v) merge, consolidate, sell or otherwise dispose of all or substantially all of our or their assets; (vi) enter into transactions with affiliates; and (vii) designate our or their subsidiaries as unrestricted subsidiaries under the Indenture. There are no significant restrictions upon the ability of the Issuers or the Guarantors to obtain funds from their respective subsidiaries by dividend or loan. None of the assets of the Guarantors represent restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act. These covenants are subject to a number of important limitations and exceptions, including certain provisions permitting us, subject to the satisfaction of certain conditions, to transfer assets to certain of our unrestricted subsidiaries. Moreover, if the 7.25% Senior Notes receive an investment grade rating from at least two rating agencies and no default has occurred and is continuing under the Indenture, many of the restrictive covenants in the Indenture will be terminated. The Indenture also contains customary events of default and acceleration provisions relating to such events of default, which provide that upon an event of default under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the 7.25% Senior Notes then outstanding may declare all amounts owing under the 7.25% Senior Notes to be due and payable. We are in compliance with all covenants and conditions of the Indenture as of December 31, 2014.

The offer and sale of the Securities were not registered under the Securities Act or applicable state securities laws, and the Securities may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. In connection with the Offering of the 7.25% Senior Notes, the Obligors entered into the Registration Rights Agreement dated as of August 4, 2014 (the “Registration Rights Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Initial Purchasers, obligating the Obligors to use commercially reasonable efforts to file a registration statement with the SEC registering an exchange offer by the Obligors that would allow holders of the Securities to exchange their restricted Securities for registered freely tradable notes and guarantees having substantially the same terms as the Securities and evidencing the same indebtedness as the restricted Securities. Under certain circumstances, in lieu of a registered exchange offer, the Obligors must use commercially reasonable efforts to file a shelf registration statement for the resale of the Securities. If, among other things, such exchange offer registration statement is not declared effective by the SEC on or prior to 365 days after the closing of the Offering, or the exchange offer has not been consummated within 30 business days following the expiration of the 365-day period following the closing of the Offering to have an exchange offer registration statement declared effective by the SEC, the Obligors will be required to pay to the holders of the 7.25% Senior Notes liquidated damages in an amount equal to 0.25% per annum on the principal amount of the 7.25% Senior Notes held by such holder during the 90-day period immediately following the occurrence of such registration default, and if such registration default is not cured, such amount of liquidated damages shall increase by 0.25% per annum at the end of such 90-day period, such that the maximum amount of liquidated damages for all registration defaults would be one-half of one percent (0.5%) per annum.

Bank Credit Facilities

On October 15, 2013, we entered into an asset-based revolving credit facility with a syndicate of lenders including JPMorgan Chase Bank, N.A. as administrative agent (the “Credit Agreement”). Under this Credit Agreement, we, along with certain of our subsidiaries, were named as borrowers, and all obligations under the Credit Agreement were guaranteed by all of our existing and future, direct and indirect, domestic subsidiaries. The Credit Agreement included a maximum credit commitment of $100.0 million that was available for letters of credit (with a sublimit of $20.0 million) and included an uncommitted $30.0 million expansion feature.

On August 4, 2014, in connection with the CSI Acquisition, we entered into the New Credit Agreement, and borrowed $210.0 million, which was used to fund, in part, the $825.0 million purchase price of the CSI Acquisition. In addition, the New Credit Agreement borrowings were also used to pay fees and expenses related to the CSI Acquisition, the 7.25% Senior Notes offering, and the New Credit Agreement and to repay the $38.1 million balance outstanding under our previous Credit Agreement dated October 15, 2013, which was then terminated. As a result, approximately $0.8 million of unamortized deferred financing costs associated with that terminated Credit Agreement was charged to earnings and reflected in interest expense during the year ended December 31, 2014. Under the New Credit Agreement, we and our subsidiary, CSI Compressco Sub Inc., were named as the borrowers, and all obligations under the New Credit Agreement are guaranteed by all of our existing and future, direct and indirect, domestic restricted subsidiaries, other than domestic subsidiaries that are wholly owned by foreign subsidiaries. The New Credit Agreement includes a maximum credit commitment of $400.0 million, and included within such amount is availability for letters of credit (with a sublimit of $20.0 million) and swingline loans (with a sublimit of $60.0 million). During the year ended December 31, 2014, we incurred financing costs of approximately $7.0 million related to the New Credit Agreement. These costs are included in Other Assets and are being amortized to Other Expense over the term of the New Credit Agreement. As of December 31, 2014, we had a balance outstanding of $195.0 million, have approximately $7.1 million letters of credit and performance bonds, and have availability under the New Credit Agreement of approximately $197.9 million.

On August 11, 2014, the underwriters exercised their option and purchased 2,292,000 additional common units at the Offering Price resulting in additional net proceeds of $51.7 million ($53.9 million gross proceeds less underwriting discount). Following the receipt of proceeds from this option exercise, approximately $55.0 million of the outstanding balance under the New Credit Agreement was repaid.

The New Credit Agreement is available to provide our working capital needs, letters of credit, and for general partnership purposes, including capital expenditures and potential future expansions or acquisitions. So long as we are not in default thereunder, the New Credit Agreement can also be used to fund our quarterly distributions at the option of the board of directors of our General Partner (provided that after giving effect to such distributions, the borrowers will be in compliance with the financial covenants). Borrowings under the New Credit Agreement are subject to the satisfaction of customary conditions, including the absence of a default. The maturity date of the New Credit Agreement is August 4, 2019.

Borrowings under the New Credit Agreement bear interest at a rate per annum equal to, at our option, either (a) LIBOR (adjusted to reflect any required bank reserves) for an interest period equal to one, two, three, or six months (as selected by us), plus a leverage-based margin or (b) a base rate plus a leverage-based margin; such base rate shall be determined by reference to the highest of (1) the prime rate of interest per annum announced from time to time by Bank of America, N.A. (2) the Federal Funds rate plus 0.50% per annum and (3) LIBOR (adjusted to reflect any required bank reserves) for a one month interest period on such day plus 1.00% per annum. Initially, from the closing date until the delivery of the financial statements for the first full fiscal quarter after closing, LIBOR based loans will have an applicable margin of 2.75% per annum, and base rate loans will have an applicable margin of 1.75% per annum; thereafter, the applicable margin will range between 1.75% and 2.50% per annum for LIBOR based loans and 0.75% and 1.50% per annum for base rate loans based on our consolidated total leverage ratio when financial statements are delivered. The weighted average interest rate on borrowings outstanding as of December 31, 2014 was 3.109% per annum. In addition to paying interest on outstanding principal under the New Credit Agreement, we are required to pay a commitment fee in respect of the unutilized commitments thereunder initially at the rate of 0.50% per annum until the delivery of the financial statements for the first full quarter after the closing date and thereafter at the applicable rate ranging from 0.375% to 0.50% per annum, paid quarterly in arrears based on our consolidated total leverage ratio. We are required to pay a customary letter of credit fee equal to the applicable margin on revolving credit LIBOR loans, fronting fees and other fees agreed to with the administrative agent and lenders.

The New Credit Agreement requires us to maintain (i) a minimum consolidated interest coverage ratio (ratio of consolidated earnings before interest, taxes, depreciation, and amortization (“EBITDA”) to consolidated interest charges) of 3.0 to 1.0, (ii) a maximum consolidated total leverage ratio (ratio of consolidated total indebtedness to consolidated EBITDA) of 5.5 to 1.0 (with step downs to 5.0 to 1.0), and (iii) a maximum consolidated secured leverage ratio (consolidated secured indebtedness to consolidated EBITDA) of 4.0 to 1.0, in each case, as of the last day of each fiscal quarter, calculated on a trailing four quarters basis. In addition, the New Credit Agreement includes customary negative covenants that, among other things, limit our ability to incur additional debt, incur, or permit certain liens to exist, or make certain loans, investments, acquisitions, or other restricted payments. The New Credit Agreement provides that we can make distributions to holders of our common and subordinated units, but only if there is no default or event of default under the facility. We are in compliance with all covenants and conditions of the New Credit Agreement as of December 31, 2014.

All obligations under the New Credit Agreement and the guarantees of those obligations are secured, subject to certain exceptions, by a first lien security interest in substantially all of our assets and the assets of our existing and future domestic subsidiaries, and all of the capital stock of our existing and future subsidiaries (limited in the case of foreign subsidiaries, to 65% of the voting stock of first tier foreign subsidiaries).

NOTE F — LEASES

We lease some of our office space, warehouse space, operating locations, and machinery and equipment. The office, warehouse, and operating location leases, which vary from one to five year terms that expire at various dates through 2020 and are renewable for three and five year periods on similar terms, are classified as operating leases and generally require us to pay all maintenance and insurance costs. We have no leases which qualify as capital leases.

Future minimum lease payments by year and in the aggregate, under operating leases with terms of one year or more, consist of the following at December 31, 2014:

Operating Leases
(In Thousands)
2015	$1,862
2016	828
2017	307
2018	126
2019	—
After 2018	—

Total minimum lease payments	$3,123

Rental expense for all operating leases was $5.1 million, $2.6 million, and $2.3 million in 2014, 2013, and 2012, respectively.

NOTE G — INCOME TAXES

As a partnership, we are generally not subject to income taxes at the entity level because our income is included in the tax returns of our partners. Our operations are treated as a partnership for federal tax purposes with each partner being separately taxed on its share of taxable income. However, a portion of our business is conducted through taxable U.S. corporate subsidiaries. Accordingly, a U.S. federal and state income tax provision has been reflected in the accompanying statements of operations. We have a tax sharing agreement with TETRA with respect to the Texas franchise tax liability. The resulting state tax expense is included in the provision for income taxes. Certain of our operations are located outside of the U.S., and the Partnership is responsible for income taxes in these countries.

The income tax provision attributable to our operations for the years ended December 31, 2014, 2013, and 2012 consists of the following:

	Year Ended December 31,
	2014	2013	2012
	(In Thousands)
Current
Federal	$(50)	$846	$420
State	172	150	157
Foreign	2,220	1,528	846

	2,342	2,524	1,423
Deferred
Federal	(2,764)	(438)	471
State	(122)	(49)	28
Foreign	(628)	221	1,431

	(3,514)	(266)	1,930

Total tax provision (benefit)	$(1,172)	$2,258	$3,353

A reconciliation of the provision for income taxes attributable to continuing operations, computed by applying the federal statutory rate for the years ended December 31, 2014, 2013, and 2012 to income before income taxes and the reported income taxes, is as follows:

	Year Ended December 31,
	2014	2013	2012
	(In Thousands)
Income tax provision computed at statutory federal income tax rates	$3,429	$6,939	$6,889
Partnership earnings	(3,429)	(6,939)	(6,889)
Corporate subsidiary earnings (loss) subject to federal tax	(2,917)	405	924
Income tax expense attributable to foreign earnings	1,592	1,749	2,277
State income taxes (net of federal benefit)	97	89	132
Nondeductible expenses	56	15	20

Total tax provision (benefit)	$(1,172)	$2,258	$3,353

Income before income tax provision includes the following components:

	Year Ended December 31,
	2014	2013	2012
	(In Thousands)
Domestic	$2,578	$9,883	$8,333
International	7,507	9,942	11,351

Total	$10,085	$19,825	$19,684

We file U.S. federal, state, and foreign income tax returns on behalf of all of our consolidated subsidiaries. With few exceptions, we are not subject to U.S. federal, state, local, or non-U.S. income tax examinations by tax authorities for years prior to 2007. We file tax returns in the U.S. and in various state, local and non-U.S. jurisdictions. The following table summarizes the earliest tax years that remain subject to examination by taxing authorities in any major jurisdiction in which we operate:

Jurisdiction	Earliest Open Tax Period
United States – Federal	2011
United States – State and Local	2011
Non-U.S. jurisdictions	2008

We use the liability method for reporting income taxes, under which current and deferred tax assets and liabilities are recorded in accordance with enacted tax laws and rates. Under this method, at the end of each period, the amounts of deferred tax assets and liabilities are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. We will establish a valuation allowance to reduce the deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. While we consider future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance, there can be no guarantee that we will be able to realize all of our deferred tax assets. Significant components of our deferred tax assets and liabilities as of December 31, 2014 and 2013 are as follows:

Deferred Tax Assets

	December 31,
	2014	2013
	(In Thousands)
Accruals	$1,132	$4
Net operating losses	8,903	1,229
Bad debt reserve	374	64

Total deferred tax assets	10,409	1,297
Valuation allowance	(2,217)	—

Net deferred tax assets	$8,192	$1,297

Deferred Tax Liabilities

	December 31,
	2014	2013
	(In Thousands)
Accruals	$1,117	$2,332
Excess book over tax basis in property, plant, and equipment	7,416	4,553
All other	976	29

Total deferred tax liability	9,509	6,914

Net deferred tax liability	$1,317	$5,617

At December 31, 2014, we have approximately $8.9 million of federal, foreign, and state net operating loss carryforwards/carrybacks. In those foreign jurisdictions and states in which net operating losses are subject to an expiration period, our loss carryforwards, if not utilized, will expire from 2019 to 2034.

The increase in the valuation allowance during the years ended December 31, 2014, 2013, and 2012 were $2.2 million, $0 million, and $0 million, respectively. We believe it is more likely than not we will not realize all the tax benefits of our deferred tax assets. Therefore, an appropriate valuation allowance has been provided. The change in the valuation allowance during 2014 primarily relates to the net deferred tax assets of the foreign subsidiaries acquired as part of the CSI Acquisition. These net deferred tax assets and associated valuation allowances were accounted for in connection with the purchase price allocation.

ASC 740 provides guidance on measurement and recognition in accounting for income tax uncertainties and provides related guidance on derecognition, classification, disclosure, interest, and penalties. As of December 31, 2014, the Partnership had no material unrecognized tax benefits (as defined in ASC 740-10). We do not expect to incur interest charges or penalties related to our tax positions, but if such charges or penalties are incurred, our policy is to account for interest charges as interest expense and penalties as tax expense in the consolidated statements of operations.

NOTE H — COMMITMENTS AND CONTINGENCIES

From time to time, we are involved in litigation relating to claims arising out of our operations in the normal course of business. While the outcome of these lawsuits or other proceedings against us cannot be predicted with certainty, management does not consider it reasonably possible that a loss resulting from such lawsuits or proceedings in excess of any amounts accrued has been incurred that is expected to have a material adverse effect on our financial condition, results of operations, or cash flows.

NOTE I — EQUITY-BASED COMPENSATION

2011 Long Term Incentive Plan

During 2014, we granted restricted unit, phantom unit and performance phantom unit awards to certain employees, officers, and directors of our general partner pursuant to the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan. Awards of restricted units and phantom units generally vest over a three year period. Awards of performance phantom units cliff vest at the end of a performance period and are settled based on achievement of related performance measures over the performance period. Each of the phantom unit and performance phantom unit awards includes distribution equivalent rights that enable the recipient to receive additional units equal in value to the accumulated cash distributions made on the units subject to the award from the date of grant. Accumulated distributions associated with each underlying unit are payable upon settlement of the related phantom unit award (and are forfeited if the related award is forfeited). Restricted units are common units subject to time-based vesting restrictions. Phantom units are notional units that entitle the grantee to receive a common unit upon the vesting of the award.

During the year ended December 31, 2014, we granted to certain officers and employees an aggregate of 208,671 phantom unit and performance phantom unit awards, having an average market value (equal to the closing price of the common units on the dates of grant) of $22.89 per unit, or an aggregate market value of $4.8 million. During the year ended December 31, 2013, we granted to certain officers and employees 97,713 restricted unit awards, having an average market value (equal to the closing price of the common units on the dates of grant) of $20.29 per unit, or an aggregate market value of $2.0 million. During the year ended December 31, 2012, we granted to certain officers and employees 94,728 restricted common unit awards, having an average market value (equal to the closing price of the common units on the dates of grant) of $13.68 per unit, or an aggregate market value of $1.3 million. The fair value of awards vesting during 2014, 2013, and 2012 was approximately $1.3 million, $1.3 million, and $1.2 million, respectively. The fair value of awards is amortized straight-line over the vesting period.

The following is a summary of restricted and phantom unit activity for the year ended December 31, 2014:

	Units	Weighted Average Grant Date Fair Value Per Unit
	(In Thousands)
Nonvested units outstanding at December 31, 2013	155	$17.52
Units granted(1)	209	22.89
Units cancelled	(21)	18.97
Units vested	(74)	18.27
Adjustment for performance results achieved	(6)	24.00

Nonvested units outstanding at December 31, 2014	263	$21.90

(1)	The number of units granted shown above includes 93,630 performance-based phantom units, which represents the maximum number of common units that would be issued if the maximum level of performance under the awards is achieved. The number of units actually issued under the awards may range from zero to 93,630.

Total estimated unrecognized equity-based compensation expense from unvested common units as of December 31, 2014, was approximately $2.9 million and is expected to be recognized over a weighted average period of approximately 1.7 years. The amount recognized in 2014, 2013, and 2012 was approximately $1.5 million, $1.5 million, and $1.9 million, respectively.

NOTE J — MARKET RISKS AND DERIVATIVE CONTRACTS

We are exposed to financial and market risks that affect our businesses. We have currency exchange rate risk exposure related to transactions denominated in foreign currencies as well as to investments in certain of our international operations. As a result of our variable rate bank credit facility, we face market risk exposure related to changes in applicable interest rates. We have concentrations of credit risk as a result of trade receivables owed to us by companies in the energy industry. Our financial risk management activities may at times involve, among other measures, the use of derivative financial instruments, such as swap and collar agreements, to hedge the impact of market price risk exposures. We formally document our risk management objectives and our strategies for undertaking various derivative transactions.

Foreign Currency Derivative Contracts

In October 2013, we began entering into 30-day foreign currency forward derivative contracts as part of a program designed to mitigate the currency exchange rate risk exposure on selected transactions of certain foreign subsidiaries. As of December 31, 2014 and 2013, we had the following foreign currency derivative contract outstanding relating to a portion of our foreign operations:

	December 31, 2014
Derivative Contracts	US Dollar Notional Amount	Traded Exchange Rate	Settlement Date
	(In Thousands)
Forward purchase Canadian dollar	$1,150	1.16	1/16/2015

	December 31, 2013
Derivative Contracts	US Dollar Notional Amount	Traded Exchange Rate	Settlement Date
	(In Thousands)
Forward sale Mexican pesos	$10,332	13.01	1/17/2014

Under this program, we may enter into similar derivative contracts from time to time. Although contracts pursuant to this program will serve as an economic hedge of the cash flow of our currency exchange risk exposure, they will not be formally designated as hedge contracts or qualify for hedge accounting treatment. Accordingly, any change in the fair value of these derivative instruments during a period will be included in the determination of earnings for that period.

The fair value of foreign currency derivative instruments are based on quoted market values as reported to us by our counterparty (a Level 2 measurement). The fair value of our foreign currency derivative instruments as of December 31, 2014 and 2013, is as follows:

Foreign currency derivative instruments	Balance Sheet Location	Fair Value at December 31, 2014	Fair Value at December 31, 2013
		(In Thousands)
Forward purchase contracts	Current assets	$—	32
	Current liabilities	—	—

Total		$—	32

None of the foreign currency derivative contracts contain credit risk related contingent features that would require us to post assets or collateral for contracts that are classified as liabilities. During the year ended December 31, 2014 and 2013, we recognized approximately $3,000 and $92,000, respectively, of net gains associated with our foreign currency derivative program, and such amount is included in Other Expense, net in the accompanying consolidated statements of operations.

NOTE K — EARNINGS PER COMMON AND SUBORDINATED UNIT

The computations of earnings per common and subordinated unit are based on the weighted average number of common and subordinated units, respectively, outstanding during the applicable full-year period. Our subordinated units meet the definition of a participating security and therefore we are required to use the two-class method in the computation of earnings per unit. Effective August 18, 2014, all of the 6,273,970 subordinated units were automatically converted on a one-for-one basis into common units. Basic earnings per common and subordinated unit are determined by dividing net income allocated to the common units and subordinated units, respectively, after deducting the amount allocated to our General Partner (including distributions to our General Partner on its incentive distribution rights), by the weighted average number of outstanding common and subordinated units, respectively, during the period.

When computing earnings per common and subordinated unit under the two-class method in periods when distributions are greater than earnings, the amount of the distributions is deducted from net income and allocated to our general partner (including incentive distribution rights, if any) for the period to which the calculation relates. The excess of distributions over earnings is allocated between the General Partner, common and subordinated units based on how our partnership agreement allocates net losses.

When earnings are greater than distributions, we determine cash distributions based on available cash and determine the actual incentive distributions allocable to our General Partner based on actual distributions. When computing earnings per common and subordinated unit, the amount of the assumed incentive distribution rights, if any, is deducted from net income and allocated to our General Partner for the period to which the calculation relates. The remaining amount of net income, after deducting the assumed incentive distribution rights, is allocated between the general partner, common and subordinated units based on how our Partnership Agreement allocates net earnings.

The following is a reconciliation of the weighted average number of common and subordinated units outstanding to the number of common and subordinated units used in the computations of net income per common and subordinated unit.

	Year Ended December 31,
	2014		2013		2012
	Common Units	Subordinated Units	Common Units	Subordinated Units	Common Units	Subordinated Units
Number of weighted average units outstanding	18,928,640	3,953,461	9,230,876	6,273,970	9,163,798	6,273,970
Unit awards outstanding	—	—	74,190	—	29,609	—

Average diluted units outstanding	18,928,640	3,953,461	9,305,066	6,273,970	9,193,407	6,273,970

For the year ended December 31, 2014, the average diluted units outstanding excludes the impact of 114,026 of unit awards outstanding, as the inclusion of these units would have been antidilutive.

NOTE L — SEGMENTS

ASC 280-10-50, “Operating Segments”, defines the characteristics of an operating segment as (i) being engaged in business activity from which it may earn revenues and incur expenses, (ii) being reviewed by the company’s chief operating decision maker (“CODM”) to make decisions about resources to be allocated and to assess its performance, and (iii) having discrete financial information. Although management of our General Partner reviews our products and services to analyze the nature of our revenue, other financial information, such as certain costs and expenses, net income, and EBITDA are not captured or analyzed by these items. Therefore discrete financial information is not available by product line and our CODM does not make resource allocation decisions or assess the performance of the business based on these items, but rather in the aggregate. Based on this, our General Partner believes that we operate in one business segment.

NOTE M — GEOGRAPHIC INFORMATION

We are domiciled in the United States of America, with operations in Latin America, Canada, and to a lesser extent, in other countries located in Europe and the Asia-Pacific region. We attribute revenue to the countries based on the location of customers. Long-lived assets consist primarily of compressor packages and are attributed to the countries based on the physical location of the compressor packages at a given year-end. Information by geographic area is as follows:

	Year Ended December 31,
	2014	2013	2012
	(In Thousands)
Revenues from external customers:
U.S.	$228,044	$73,388	$65,010
Latin America	40,372	34,556	33,430
Canada	6,860	5,549	3,950
Other	7,371	7,808	6,192

Total	$282,647	$121,301	$108,582

Identifiable assets:
U.S.	$1,171,540	$176,638	$170,584
Latin America	51,036	38,426	37,611
Canada	5,915	6,650	5,942
Other	4,173	3,395	3,649

Total identifiable assets	$1,232,664	$225,109	$217,786

NOTE N — SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

In connection with the Offering of 7.25% Senior Notes described in Note E - Long-Term Debt and Other Borrowings, each of the following current domestic restricted subsidiaries (each a 100% owned subsidiary; together, the “Guarantor Subsidiaries”), have agreed to fully and unconditionally on a joint and several senior unsecured basis guarantee obligations relating to the 7.25% Senior Notes:

Compressor Systems, Inc.

CSI Compressco Field Services International LLC

CSI Compressco Holdings LLC

CSI Compressco International LLC

CSI Compressco Leasing LLC

CSI Compressco Operating LLC

CSI Compressco Sub, Inc.

CSI Compression Holdings, LLC

Pump Systems International, Inc.

Rotary Compressor Systems, Inc.

In connection with the Offering, we agreed to file a registration statement with the SEC that would allow the holders of the Securities to exchange their restricted Securities for registered and freely tradable notes and guarantees having substantially the same terms as the Securities and evidencing the same indebtedness as the restricted Securities. In anticipation of filings such registration statement, we are presenting the following condensed consolidating financial information pursuant to Rule 3-10 of Regulation S-X. These schedules are presented using the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for our share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions. The Other Subsidiaries column includes financial information for those subsidiaries that do not guarantee the 7.25% Senior Notes. Financial information of the Issuers includes CSI Compressco Finance Inc., which had no assets or operations for any of the periods presented.

Condensed Consolidating Balance Sheet

December 31, 2014

(In Thousands)

	Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidation
ASSETS
Current assets	$28	$197,182	$34,277	$—	$231,487
Property, plant, and equipment, net	—	669,576	16,851	—	686,427
Investments in subsidiaries	562,290	17,303	—	(579,593)	—
Intangible and other assets, net	9,650	303,327	1,773	—	314,750
Intercompany receivables	335,151	—	—	(335,151)	—

Total non-current assets	907,091	990,206	18,624	(914,744)	1,001,177

Total assets	$907,119	$1,187,388	$52,901	$(914,744)	$1,232,664

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities	$11,634	$116,780	$5,677	$—	$134,091
Amounts payable to affiliate	44	987	5,449	—	6,480
Long-term debt	344,961	195,000	—	—	539,961
Intercompany payables	—	311,389	23,762	(335,151)	—
Other long-term liabilities	199	942	710	—	1,851

Total liabilities	356,838	625,098	35,598	(335,151)	682,383

Total partners’ capital	550,281	562,290	17,303	(579,593)	550,281

Total liabilities and partners’ capital	$907,119	$1,187,388	$52,901	$(914,744)	$1,232,664

Condensed Consolidating Balance Sheet

December 31, 2013

(In Thousands)

	Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidation
ASSETS
Current assets	$28	$26,629	$22,322	$—	$48,979
Property, plant, and equipment, net	—	90,761	11,253	—	102,014
Investments in subsidiaries	173,716	16,587	—	(190,303)	—
Intangible and other assets, net	—	73,170	946	—	74,116
Intercompany receivables	213	9,593	—	(9,806)	—

Total non-current assets	173,929	190,111	12,199	(200,109)	176,130

Total assets	$173,957	$216,740	$34,521	$(200,109)	$225,109

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities	$91	$7,585	$5,019	$—	$12,695
Amounts payable to affiliate	44	1,572	2,594	—	4,210
Long-term debt	—	29,959	—	—	29,959
Intercompany payables	—	—	9,806	(9,806)	—
Other long-term liabilities	106	3,908	515	—	4,529

Total liabilities	241	43,024	17,934	(9,806)	51,393

Total partners’ capital	173,716	173,716	16,587	(190,303)	173,716

Total liabilities and partners’ capital	$173,957	$216,740	$34,521	$(200,109)	$225,109

Condensed Consolidating Statement of Operations and Comprehensive Income

December 31, 2014

(In Thousands)

	Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidation
Revenues	$—	$249,284	$49,172	$(15,809)	$282,647
Cost of revenues (excluding depreciation and amortization expense)	—	152,940	37,536	(15,809)	174,667
Selling, general and administrative expense	1,544	27,306	3,250	—	32,100
Depreciation and amortization	—	39,828	1,330	—	41,158
Interest expense, net	11,507	1,354	103	—	12,964
Other expense, net	502	7,477	3,693	—	11,672
Equity in net income of subsidiaries	(24,811)	(1,832)	—	26,643	—

Income before income tax provision	11,258	22,211	3,260	(26,643)	10,086
Provision for income taxes	—	(2,600)	1,428	—	(1,172)

Net income	11,258	24,811	1,832	(26,643)	11,258
Other comprehensive income (loss)	—	—	(3,749)	—	(3,749)

Comprehensive income	$11,258	$24,811	$(1,917)	$(26,643)	$7,509

Condensed Consolidating Statement of Operations and Comprehensive Income

December 31, 2013

(In Thousands)

	Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidation
Revenues	$—	$89,936	$42,223	$(10,858)	$121,301
Cost of revenues (excluding depreciation and amortization expense)	—	46,028	32,946	(10,858)	68,116
Selling, general and administrative expense	1,459	12,514	3,494	—	17,467
Depreciation and amortization	—	13,229	1,413	—	14,642
Interest expense, net	—	212	257	—	469
Other expense, net	—	193	589	—	782
Equity in net income of subsidiaries	(19,026)	(1,993)	—	21,019	—

Income before income tax provision	17,567	19,753	3,524	(21,019)	19,825
Provision for income taxes	—	727	1,531	—	2,258

Net income	17,567	19,026	1,993	(21,019)	17,567
Other comprehensive income (loss)	—	—	(591)	—	(591)

Comprehensive income	$17,567	$19,026	$1,402	$(21,019)	$16,976

Condensed Consolidating Statement of Operations and Comprehensive Income

December 31, 2012

(In Thousands)

	Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidation
Revenues	$—	$78,903	$40,383	$(10,704)	$108,582
Cost of revenues (excluding depreciation and amortization expense)	—	38,365	29,839	(10,704)	57,500
Selling, general and administrative expense	1,905	12,759	2,606	—	17,270
Depreciation and amortization	—	12,284	943	—	13,227
Interest expense, net	—	(307)	332	—	25
Other expense, net	—	277	599	—	876
Equity in net income of subsidiaries	(18,236)	(4,038)	—	22,274	—

Income before income tax provision	16,331	19,563	6,064	(22,274)	19,684
Provision for income taxes	—	1,327	2,026	—	3,353

Net income	16,331	18,236	4,038	(22,274)	16,331
Other comprehensive income (loss)	—	—	102		102

Comprehensive income	$16,331	$18,236	$4,140	$(22,274)	$16,433

Condensed Consolidating Statement of Cash Flows

December 31, 2014

(In Thousands)

	Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidation
Net cash provided by (used in) operating activities	$14,688	$22,767	$7,364	$—	$44,819

Investing activities:
Purchases of property, plant, and equipment, net	—	(44,313)	(3,824)	—	(48,137)
Acquisition of CSI	—	(825,000)	—	—	(825,000)
Intercompany investment activity	(367,512)	(2,633)		370,145	—
Advances and other investing activities		(805)	—		(805)

Net cash provided by (used in) investing activities	(367,512)	(872,751)	(3,824)	370,145	(873,942)

Financing activities:
Proceeds from long-term debt	344,961	257,897	—	—	602,858
Payments of long-term debt	—	(93,584)	—	—	(93,584)
Proceeds from issuance of partnership common units, net of underwriters’ discount	395,794	—	—	—	395,794
Distributions	(36,687)	—	—	—	(36,687)
Payment of financing costs	(9,649)	(12,837)	—	—	(22,486)
Intercompany contribution (distribution)	—	367,512	2,633	(370,145)	—
Intercompany loan activity	(350,000)	350,000	—	—	—
Contribution from general partner	8,405	—	—	—	8,405

Net cash provided by (used in) financing activities	352,824	868,988	2,633	(370,145)	854,300

Effect of exchange rate changes on cash	—	—	(588)	—	(588)
Increase (decrease) in cash and cash equivalents	—	19,004	5,585	—	24,589
Cash and cash equivalents at beginning of period	—	4,339	5,138	—	9,477

Cash and cash equivalents at end of period	$—	$23,343	$10,723	$—	$34,066

Condensed Consolidating Statement of Cash Flows

December 31, 2013

(In Thousands)

	Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidation
Net cash provided by (used in) operating activities	$—	$21,733	$7,402	$—	$29,135

Investing activities:
Purchases of property, plant, and equipment, net	—	(19,263)	(5,311)	—	(24,574)
Intercompany investment activity	26,969	—	—	(26,969)	—

Net cash provided by (used in) investing activities	26,969	(19,263)	(5,311)	(26,969)	(24,574)

Financing activities:
Proceeds from long-term debt	—	19,909	—	—	19,909
Distributions	(26,969)	—	—	—	(26,969)
Payment of financing costs	—	(916)		—	(916)
Intercompany contribution (distribution)	—	(26,969)	—	26,969	—
Intercompany loan activity	—	291	(291)	—	—

Net cash provided by (used in) financing activities	(26,969)	(7,685)	(291)	26,969	(7,976)

Effect of exchange rate changes on cash	—	—	(74)	—	(74)
Increase (decrease) in cash and cash equivalents	—	(5,215)	1,726	—	(3,489)
Cash and cash equivalents at beginning of period	—	9,554	3,412	—	12,966

Cash and cash equivalents at end of period	$—	$4,339	$5,138	$—	$9,477

Condensed Consolidating Statement of Cash Flows

December 31, 2012

(In Thousands)

	Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidation
Net cash provided by (used in) operating activities	$—	$32,677	$(1,568)	$—	$31,109

Investing activities:
Purchases of property, plant, and equipment, net	—	(18,658)	(2,289)	—	(20,947)
Intercompany investment activity	24,732	—	—	(24,732)	—
Advances and other investing activities	—	(39)	—	—	(39)

Net cash provided by (used in) investing activities	24,732	(18,697)	(2,289)	(24,732)	(20,986)

Financing activities:
Proceeds from long-term debt	—	10,050	—	—	10,050
Distributions	(24,732)	—	—	—	(24,732)
Intercompany contribution (distribution)	—	(24,732)	—	24,732	—
Intercompany loan activity	—	2,746	(2,746)	—	—

Net cash provided by (used in) financing activities	(24,732)	(11,936)	(2,746)	24,732	(14,682)

Effect of exchange rate changes on cash	—	—	49	—	49
Increase (decrease) in cash and cash equivalents	—	2,044	(6,554)	—	(4,510)
Cash and cash equivalents at beginning of period	—	7,510	9,966	—	17,476

Cash and cash equivalents at end of period	$—	$9,554	$3,412	$—	$12,966

NOTE O — QUARTERLY FINANCIAL INFORMATION (Unaudited)

Summarized quarterly financial data for 2014 and 2013 is as follows:

	Three Months Ended 2014
	March 31	June 30	September 30	December 31
	(In Thousands, Except Per Share Amounts)
Total revenues	$29,810	$32,108	$95,892	$124,837
Net income (loss)	4,619	4,879	(2,601)	4,361
Net income (loss) per common unit	$0.29	$0.31	$(0.10)	$0.12
Net income (loss) per diluted common unit	$0.29	$0.30	$(0.10)	$0.12

	Three Months Ended 2013
	March 31	June 30	September 30	December 31
	(In Thousands, Except Per Share Amounts)
Total revenues	$30,767	$28,124	$29,964	$32,446
Net income	4,539	2,478	4,203	6,347
Net income per common unit	$0.29	$0.16	$0.27	$0.40
Net income per diluted common unit	$0.29	$0.15	$0.26	$0.40

Results beginning with the three months ended September 30, 2014, reflect the impact of the August 4, 2014 acquisition of CSI. For further discussion, see Note D - Acquisition.

NOTE P — SUBSEQUENT EVENTS

On January 20, 2015, we declared a cash distribution attributable to the quarter ended December 31, 2014 of $0.4850 per unit. This distribution equates to a distribution of $1.94 per outstanding unit on an annualized basis. This cash distribution was paid on February 13, 2015, to all unitholders of record as of the close of business January 31, 2015.

CSI Compressco LP

Consolidated Statements of Operations

(In Thousands, Except Unit and Per Unit Amounts)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Compression and related services	75,288	27,927
Aftermarket services	9,450	—
Equipment and parts sales	18,151	1,883

Total revenues	102,889	29,810
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and related services	36,978	15,154
Cost of aftermarket services	8,172	—
Cost of equipment and parts sales	14,957	929

Total cost of revenues	60,107	16,083
Selling, general, and administrative expense	11,249	4,094
Depreciation and amortization	19,988	3,682
Interest expense, net	7,906	159
Other expense, net	1,239	539

Income before income tax provision	2,400	5,253
Provision for income taxes	592	634

Net income	$1,808	$4,619

General partner interest in net income	$341	$92

Common units interest in net income	$1,467	$2,700

Subordinated units interest in net income	$—	$1,827

Net income per common unit:
Basic	$0.04	$0.29
Diluted	$0.04	$0.29
Weighted average common units outstanding:
Basic	33,144,701	9,275,936
Diluted	33,144,701	9,313,078
Net income per subordinated unit:
Basic and diluted	$—	$0.29
Weighted average subordinated units outstanding:
Basic and diluted	—	6,273,970

See Notes to Consolidated Financial Statements

CSI Compressco LP

Consolidated Statements of Comprehensive Income

(In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net income	$1,808	$4,619
Foreign currency translation adjustment	176	(2,968)

Comprehensive income	$1,984	$1,651

See Notes to Consolidated Financial Statements

CSI Compressco LP

Consolidated Balance Sheets

(In Thousands, Except Unit Amounts)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,471	$34,066
Trade accounts receivable, net of allowances for doubtful accounts of $1,493 in 2015 and $1,496 in 2014	61,865	78,828
Inventories	123,319	113,130
Deferred tax asset	120	124
Prepaid expenses and other current assets	5,970	5,339

Total current assets	216,745	231,487
Property, plant, and equipment:
Land and building	34,866	34,312
Compressors and equipment	795,156	756,544
Vehicles	15,329	15,915
Construction in progress	221	298

Total property, plant, and equipment	845,572	807,069
Less accumulated depreciation	(140,299)	(120,642)

Net property, plant, and equipment	705,273	686,427
Other assets:
Goodwill	232,197	233,623
Deferred tax asset	2,315	1,464
Intangible assets, net of accumulated amortization of $7,128 as of March 31, 2015 and $3,826 as of December 31, 2014	61,817	62,974
Deferred financing costs and other assets	16,162	16,689

Total other assets	312,491	314,750

Total assets	$1,234,509	$1,232,664

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$31,342	$37,815
Unearned income	78,171	65,778
Accrued liabilities and other	24,893	29,381
Amounts payable to affiliates	6,942	6,480
Deferred tax liabilities	2,031	1,117

Total current liabilities	143,379	140,571
Other liabilities:
Long-term debt, net	553,085	539,961
Deferred tax liabilities	1,854	1,788
Other long-term liabilities	64	63

Total other liabilities	555,003	541,812
Commitments and contingencies
Partners’ capital:
General partner interest	11,148	11,341
Common units (33,151,649 units issued and outstanding at March 31, 2015 and 33,142,114 units issued and outstanding at December 31, 2014)	528,139	542,276
Accumulated other comprehensive income (loss)	(3,160)	(3,336)

Total partners’ capital	536,127	550,281

Total liabilities and partners’ capital	$1,234,509	$1,232,664

See Notes to Consolidated Financial Statements

CSI Compressco LP

Consolidated Statement of Partners’ Capital

(In Thousands)

(Unaudited)

	Partners’ Capital		Accumulated Other Comprehensive Income (Loss)	Total Partners’ Capital
	General Partner	Common Unitholders
Balance at December 31, 2014	$11,341	$542,276	$(3,336)	$550,281
Net income	341	1,467	—	1,808
Distributions ($0.485 per unit)	(534)	(16,081)	—	(16,615)
Equity compensation	—	477	—	477
Other comprehensive income (loss)	—	—	176	176

Balance at March 31, 2015	$11,148	$528,139	$(3,160)	$536,127

See Notes to Consolidated Financial Statements

CSI Compressco LP

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Operating activities:
Net income	$1,808	$4,619
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	19,988	3,682
Provision for deferred income taxes	180	67
Equity compensation expense	477	202
Provision for doubtful accounts	—	177
Other non-cash charges and credits	886	67
(Gain) Loss on sale of property, plant, and equipment	(23)	230
Changes in operating assets and liabilities:
Accounts receivable	17,083	4,640
Inventories	(10,189)	526
Prepaid expenses and other current assets	(644)	—
Accounts payable and accrued expenses	3,096	2,024
Other	(181)	—

Net cash provided by operating activities	32,481	16,234
Investing activities:
Purchases of property, plant, and equipment, net	(37,158)	(6,004)
Advances and other investing activities	(66)	(1,853)

Net cash used in investing activities	(37,224)	(7,857)
Financing activities:
Proceeds from long-term debt	13,000	2,000
Distributions	(16,615)	(6,964)

Net cash provided by (used in) financing activities	(3,615)	(4,964)
Effect of exchange rate changes on cash	(237)	(257)
Increase (decrease) in cash and cash equivalents	(8,595)	3,156
Cash and cash equivalents at beginning of period	34,066	9,477

Cash and cash equivalents at end of period	$25,471	$12,633

Supplemental cash flow information:
Interest paid	$15,186	$102
Income taxes paid	$842	$410

See Notes to Consolidated Financial Statements

CSI Compressco LP

Notes to Consolidated Financial Statements

(Unaudited)

NOTE A — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

We are a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. We also sell standard and custom-designed compressor packages and oilfield fluid pump systems, and provide aftermarket services and compressor package parts and components manufactured by third-party suppliers. We provide these compression services and equipment to a broad base of natural gas and oil exploration and production, midstream, and transmission companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada, and Argentina. We design and fabricate a majority of our compressor packages and use these compressor packages in conjunction with other equipment and personnel from affiliated companies to provide services to our customers.

Presentation

Our unaudited consolidated financial statements include the accounts of our wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated. In the opinion of our management, our unaudited consolidated financial statements as of March 31, 2015, and for the three month periods ended March 31, 2015 and 2014, include all normal recurring adjustments that are necessary to provide a fair statement of our results for the interim periods. Operating results for the period ended March 31, 2015 are not necessarily indicative of results that may be expected for the twelve months ended December 31, 2015.

Results of operations for the three months ended March 31, 2015, reflect the impact of the acquisition of Compressor Systems, Inc. (“CSI”), a Delaware corporation on August 4 2014. For further discussion of the acquisition, see Note B - Acquisition.

The accompanying unaudited consolidated financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X for interim financial statements required to be filed with the U.S. Securities and Exchange Commission (“SEC”) and do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in connection with the financial statements for the year ended December 31, 2014, and notes thereto included in our Annual Report on Form 10-K, which we filed with the SEC on March 19, 2015.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclose contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For further discussion of fair value measurements in connection with the allocation of the purchase price of the CSI acquisition, see Note B - Acquisition. Actual results could differ from those estimates, and such differences could be material.

Cash Equivalents

We consider all highly liquid cash investments with maturities of three months or less when purchased to be cash equivalents.

Foreign Currencies

We have designated the Canadian dollar and Argentine peso as the functional currencies for our operations in Canada and Argentina, respectively. We are exposed to fluctuations between the U.S. dollar and certain foreign currencies, including the Canadian dollar, the Mexican peso, and the Argentine peso, as a result of our international operations. Foreign currency exchange gains and (losses) are included in Other Expense and totaled $(0.5) million and $(0.7) million during the quarters ended March 31, 2015 and 2014, respectively.

Inventories

Inventories consist primarily of compressor package parts and supplies and work in progress and are stated at the lower of cost or market value. For parts and supplies, cost is determined using the weighted average cost method. The cost of work in progress is determined using the specific identification method. Significant components of inventories as of March 31, 2015, and December 31, 2014, are as follows:

	March 31, 2015	December 31, 2014
	(In Thousands)
Parts and supplies	45,184	43,202
Work in progress	78,135	69,928

Total inventories	$123,319	$113,130

Work in progress inventories consist primarily of new compressor units located at our fabrication facility in Midland, Texas.

Compression and Related Services Revenues and Costs

Our compression and related services revenues include revenues from our U.S. corporate subsidiaries’ operating lease agreements with customers. For the three month periods ended March 31, 2015 and 2014, the following operating lease revenues and associated costs were included in compression and related service revenues and cost of compression and related services, respectively, in the accompanying consolidated statements of operations.

	Three Months Ended March 31,
	2015	2014
	(In Thousands)
Rental revenue	$45,699	$2,832
Cost of rental revenue	$21,447	$1,782

Earnings Per Common and Subordinated Unit

The computations of earnings per common and subordinated unit are based on the weighted average number of common and subordinated units, respectively, outstanding during the applicable period. Our subordinated units met the definition of a participating security, and, therefore, we are required to use the two-class method in the computation of earnings per unit. Effective August 18, 2014, all of our 6,273,970 subordinated units were automatically converted into common units on a one-for-one basis. Basic earnings per common and subordinated unit are determined by dividing net income (loss) allocated to the common units and subordinated units, respectively, after deducting the amount allocated to our General Partner (including any distributions to our General Partner on its incentive distribution rights), by the weighted average number of outstanding common and subordinated units, respectively, during the period.

When computing earnings per common and subordinated unit under the two-class method when distributions are greater than earnings, the amount of the distribution is deducted from net income and allocated to our General Partner (including incentive distribution rights, if any) for the period to which the calculation relates. The excess of distributions over earnings is allocated between the General Partner, common, and subordinated units based on how our partnership agreement allocates net losses.

When earnings are greater than distributions, we determine cash distributions based on available cash and determine the actual incentive distributions allocable to our General Partner based on actual distributions. When computing earnings per common and subordinated unit, the amount of the assumed incentive distribution rights, if any, is deducted from net income and allocated to our General Partner for the period to which the calculation relates. The remaining amount of net income, after deducting the assumed incentive distribution rights, is allocated between the General Partner, common and subordinated units based on how our Partnership Agreement allocates net earnings.

The following is a reconciliation of the weighted average number of common and subordinated units outstanding to the number of common and subordinated units used in the computations of net income (loss) per common and subordinated unit.

	Three Months Ended March 31, 2015		Three Months Ended March 31, 2014
	Common Units	Subordinated Units	Common Units	Subordinated Units
Number of weighted average units outstanding	33,144,701	—	9,275,936	6,273,970
Nonvested units outstanding	—	—	37,142	—

Average diluted units outstanding	33,144,701	—	9,313,078	6,273,970

For the three months ended March 31, 2015, the average diluted units outstanding excludes the impact of all of the outstanding restricted unit awards, as the inclusion of these units would have been antidilutive.

Accumulated Other Comprehensive Income

Certain of our international operations maintain their accounting records in the local currencies that are their functional currencies. For these operations, the functional currency financial statements are converted to United States dollar equivalents, with the effect of the foreign currency translation adjustment reflected as a component of accumulated other comprehensive income . Accumulated other comprehensive income is included in partners’ capital in the accompanying consolidated balance sheets and consists of the cumulative currency translation adjustments associated with such international operations. Activity within accumulated other comprehensive income during the three month periods ended March 31, 2015 and 2014, is as follows:

	Three Months Ended March 31,
	2015	2014
	(In Thousands)
Balance, beginning of period	$(3,336)	$413
Foreign currency translation adjustment	176	(2,968)

Balance, end of period	$(3,160)	$(2,555)

Activity within accumulated other comprehensive income includes no reclassifications to net income.

Allocation of Net Income (Loss)

Our net income (loss) is allocated to partners’ capital accounts in accordance with the provisions of our partnership agreement.

Distributions

On January 20, 2015, the board of directors of our General Partner declared a cash distribution attributable to the quarter ended December 31, 2014 of $0.485 per unit. This distribution equates to a distribution of $1.94 per outstanding unit on an annualized basis. This cash distribution was paid on February 13, 2015, to all unitholders of record as of the close of business January 31, 2015.

On April 21, 2015, the board of directors of our General Partner declared a cash distribution attributable to the quarter ended March 31, 2015 of $0.495 per unit. This distribution equates to a distribution of $1.98 per outstanding unit on an annualized basis. This cash distribution is to be paid on May 15, 2015 to all unitholders of record as of the close of business on May 1, 2015.

Fair Value Measurements

Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date” within an entity’s principal market, if any.

The principal market is the market in which the reporting entity would sell the asset or transfer the liability with the greatest volume and level of activity, regardless of whether it is the market in which the entity will ultimately transact for a particular asset or liability or if a different market is potentially more advantageous. Accordingly, this exit price concept may result in a fair value that may differ from the transaction price or market price of the asset or liability.

Under generally accepted accounting principles, the fair value hierarchy prioritizes inputs to valuation techniques used to measure fair value. Fair value measurements should maximize the use of observable inputs and minimize the use of unobservable inputs, to the extent possible. Observable inputs are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs may be needed to measure fair value in situations where there is little or no market activity for the asset or liability at the measurement date and are developed based on the best information available in the circumstances, which could include the reporting entity’s own judgments about the assumptions market participants would utilize in pricing the asset or liability.

We utilize fair value measurements to account for certain items and account balances within our consolidated financial statements. Fair value measurements are utilized in the allocation of purchase consideration for acquisition transactions to the assets and liabilities acquired, including intangible assets and goodwill (a level 3 fair value measurement). Fair value measurements may also be utilized on a nonrecurring basis, such as for the impairment of long-lived assets, including goodwill (a level 3 fair value measurement). The fair value of our financial instruments, which may include cash, temporary investments, accounts receivable, short-term borrowings, and variable-rate long-term debt pursuant to our bank credit agreement, approximate their carrying amounts. The fair values of our long-term 7.25% Senior Notes at March 31, 2015 and December 31, 2014, were approximately $308.0 million and $354.9 million, respectively, compared to an aggregate principal amount of $350.0 million as current rates on those dates were different from the stated interest rates on the 7.25% Senior Notes. We calculate the fair value of our 7.25% Senior Notes internally, using current market conditions and average cost of debt (a level 2 fair value measurement).

We also utilize fair value measurements on a recurring basis in the accounting for our foreign currency forward purchase and sale derivative contracts. For these fair value measurements, we utilize the quoted value as determined by our counterparty financial institution (a level 2 fair value measurement). A summary of these fair value measurements as of March 31, 2015 and December 31, 2014, is as follows:

		Fair Value Measurements Using
Description	Total as of March 31, 2015	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Asset for foreign currency derivative contracts	$—	$—	$—	$—
Liability for foreign currency derivative contracts	(28)	—	(28)	—

	$(28)

Fair Value Measurements Using
Description	Total as of Dec 31, 2014	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(In Thousands)
Asset for foreign currency derivative contracts	$—	$—	$—	$—
Liability for foreign currency derivative contracts	—	—	—	—

$—

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes the revenue recognition requirements in the Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition, and most industry-specific guidance. The core principle of the ASU is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU is effective for our first quarter in fiscal 2017, pending a one year deferral currently under consideration by the FASB, under either full or modified retrospective adoption. Early application is not permitted. We are currently assessing the potential effects of these changes to our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern” (Topic 250). The ASU provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and in certain circumstances to provide related footnote disclosures. The ASU is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

In January 2015, the FASB issued ASU No. 2015-01, “Income Statements - Extraordinary and Unusual Items” (Sub-Topic 225-20), which eliminates from U.S. GAAP the concept of extraordinary items. The ASU eliminates the separate presentation of extraordinary items on the income statement, net of tax and the related earnings per share, but does not affect the requirement to disclose material items that are unusual in nature or occurring infrequently. The ASU is effective for the annual period ending after December 15, 2015 and interim periods within those annual periods, with early adoption permitted, and may be applied prospectively or retrospectively. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs”. The ASU requires entities that have historically presented debt issuance costs as an asset to present those costs as a direct deduction from the carrying amount of the related debt liability. This presentation will result in the debt issuance costs being presented the same way debt discounts have historically been handled. The ASU does not change the recognition, measurement, or subsequent measurement guidance for debt issuance costs. The ASU is effective for the annual period ending after December 15, 2015 and interim periods within those annual periods and is to be applied retrospectively. Early adoption is permitted. We plan to adopt this change retrospectively, and do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

NOTE B — ACQUISITION

Acquisition of Compressor Systems, Inc.

On August 4, 2014, pursuant to a stock purchase agreement dated July 20, 2014, one of our subsidiaries acquired all of the outstanding capital stock of CSI for $825.0 million cash (the “CSI Acquisition”). CSI owns one of the largest fleets of natural gas compressor packages in the United States. Headquartered in Midland, Texas, CSI fabricates, sells, and maintains natural gas compressors and provides a full range of compression products and services that covers compression needs throughout the entire natural gas production and transportation cycle to natural gas and oil producing clients. CSI derives revenues through three primary business lines: compression and related services, equipment and parts sales, and aftermarket services. Strategically, the acquisition is expected to afford us the opportunity to capture significant synergies associated with our product and service offerings and our fabrication operations, further penetrate new and existing markets, and to achieve administrative efficiencies and other strategic benefits.

Our preliminary allocation of the purchase price to the estimated fair value of the CSI net assets is as follows (in thousands):

Current assets	$100,928
Property and equipment	571,670
Intangible assets	68,000
Goodwill	160,036

Total assets acquired	$900,634

Current liabilities	75,634

Total liabilities assumed	75,634

Net assets acquired	$825,000

The allocation of purchase price to CSI’s net assets and liabilities as of August 4, 2014 is preliminary and subject to the potential identification of additional assets and contingencies or revisions to the fair value calculations. The final purchase price allocation could differ materially from the preliminary allocation above. Actual purchase price allocation amounts will be disclosed in subsequent filings. The preliminary allocation of purchase price includes approximately $160.0 million allocated to deductible goodwill recorded, and is supported by the strategic benefits discussed above that are expected to be generated from the acquisition. This amount of goodwill recorded as of March 31, 2015 decreased approximately $1.4 million from the amount recorded as of December 31, 2014, primarily due to revisions to the estimated fair value of acquired intangible assets. The acquired property, plant, and equipment is stated at fair value, and depreciation on the acquired property, plant, and equipment is computed using the straight-line method over the estimated useful lives of each asset. Buildings are depreciated using useful lives of 15 to 30 years. Machinery and equipment is depreciated using useful lives of 2 to 16 years. Automobiles and trucks are depreciated using useful lives of 3 to 4 years. The acquired intangible assets represents approximately $33.7 million for trademarks/trade names, approximately $21.4 million for customer relationships, and approximately $12.9 million for other intangible assets that are stated at estimated fair value and are amortized on a straight-line basis over their estimated useful lives, which range from 2 to 15 years. These intangible assets are recorded net of approximately $6.2 million of accumulated amortization as of March 31, 2015.

For the three month period ended March 31, 2015, our revenues, depreciation and amortization, and pretax earnings, excluding $6.8 million of allocated interest expense, included $71.3 million, $15.8 million, and $5.0 million, respectively, associated with the CSI Acquisition. Approximately $16.6 million of deferred financing costs were incurred in connection with the acquisition and included in Other Assets as of December 31, 2014 , and will be amortized over the term of the related debt. An additional $6.7 million of interim financing costs related to the acquisition were incurred and reflected in other expense during the year ended December 31, 2014.

Pro Forma Financial Information

The pro forma information presented below has been prepared to give effect to the CSI Acquisition as if it had occurred at the beginning of the period presented and includes the impact of the allocation of the purchase price for the CSI Acquisition on revenues, depreciation and amortization, and net income. The pro forma information is presented for illustrative purposes only and is based on estimates and assumptions we deemed appropriate. The pro forma information is not necessarily indicative of the historical results that would have been achieved if the acquisition had occurred in the past, and our operating results may have been different from those reflected in the pro forma information below. Therefore, the pro forma information should not be relied upon as an indication of the operating results that we would have achieved if the transaction had occurred at the beginning of the period presented or the future results that we will achieve after the transaction.

Three Months Ended March 31, 2014
(In Thousands, Except Per Unit Amounts)
Revenues	$122,841
Depreciation and amortization	18,571
Net income	4,351

Per share information:
Net income per common unit:
Basic	$0.13
Diluted	$0.13

Net income per subordinated unit:
Basic and diluted	$0.13

NOTE C — LONG-TERM DEBT AND OTHER BORROWINGS

Long-term debt consists of the following:

		March 31, 2015	December 31, 2014
	Scheduled Maturity	(In Thousands)
Credit Agreement	August 4, 2019	$208,000	$195,000
7.25% Senior Notes (presented net of the unamortized discount of $5.0 million as of March 31, 2015 and December 31, 2014)	August 15, 2022	345,085	344,961

		553,085	539,961

Less current portion		—	—

Total long-term debt		$553,085	$539,961

We are in compliance with all covenants and conditions of our debt agreements as of March 31, 2015.

NOTE D — MARKET RISKS AND DERIVATIVE CONTRACTS

We are exposed to financial and market risks that affect our business. We have currency exchange rate risk exposure related to transactions denominated in a foreign currency as well as to investments in certain of our international operations. As a result of our variable rate bank credit facility, we face market risk exposure related to changes in applicable interest rates. We have concentrations of credit risk as a result of trade receivables owed to us by companies in the energy industry. Our financial risk management activities may at times involve, among other measures, the use of derivative financial instruments, such as swap and collar agreements, to hedge the impact of market price risk exposures. We formally document our risk management objectives and our strategies for undertaking various derivative transactions.

Foreign Currency Derivative Contracts

As of March 31, 2015, we had the following foreign currency derivative contracts outstanding relating to a portion of our foreign operations:

Derivative Contracts	US Dollar Notional Amount	Traded Exchange Rate	Settlement Date
	(In Thousands)
Forward sale Canadian dollar	$1,400	1.27	4/20/2015
Forward sale Mexican peso	$915	15.26	4/20/2015

Under a program designed to mitigate the currency exchange rate risk exposure on selected transactions of certain foreign subsidiaries, we may enter into similar derivative contracts from time to time. Although contracts pursuant to this program will serve as an economic hedge of the cash flow of our currency exchange risk exposure, they will not be formally designated as hedge contracts or qualify for hedge accounting treatment. Accordingly, any change in the fair value of these derivative instruments during a period will be included in the determination of earnings for that period.

The fair value of foreign currency derivative instruments are based on quoted market values as reported to us by our counterparty (a level 2 fair value measurement). The fair values of our foreign currency derivative instruments as of March 31, 2015 and December 31, 2014, are as follows:

	Balance Sheet Location	Fair Value at
Foreign currency derivative instruments		March 31, 2015	December 31, 2014
		(In Thousands)
Forward purchase contracts	Current assets	—	—
	Current liabilities	(28)	—

Net liability		(28)	—

None of the foreign currency derivative contracts contain credit risk related contingent features that would require us to post assets or collateral for contracts that are classified as liabilities. During the three month period ended March 31, 2015, we recognized approximately $0.2 million of net gains associated with our foreign currency derivative program, and such amount is included in other expense, net, in the accompanying consolidated statement of operations.

NOTE E — RELATED PARTY TRANSACTIONS

Set forth below is a description of one of the agreements we entered into with related parties.

Omnibus Agreement

On June 20, 2014, CSI Compressco LP (the “Partnership”), CSI Compressco GP Inc. (the “General Partner”) and TETRA Technologies, Inc. (“TETRA”) entered into a First Amendment to Omnibus Agreement (the “First Amendment”). The First Amendment amended the Omnibus Agreement previously entered into on June 20, 2011 (as amended, the “Omnibus Agreement”) to extend the term thereof. As amended, the Omnibus Agreement will terminate on the earlier of (i) a change of control of the General Partner or TETRA, or (ii) upon any party providing at least 180 days’ prior written notice of termination.

Under the terms of the Omnibus Agreement, our General Partner provides all personnel and services reasonably necessary to manage our operations and conduct our business (other than in Mexico, Canada, and Argentina), and certain of TETRA’s Latin American-based subsidiaries provide personnel and services necessary for the conduct of certain of our Latin American-based businesses. In addition, under the Omnibus Agreement, TETRA provides certain corporate and general and administrative services as requested by our General Partner, including, without limitation, legal, accounting and financial reporting, treasury, insurance administration, claims processing and risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, and tax services. Pursuant to the Omnibus Agreement, we reimburse our General Partner and TETRA for services they provide to us.

Under the terms of the Omnibus Agreement, we or TETRA may, but neither are under any obligation to, perform for the other such production enhancement or other oilfield services on a subcontract basis as are needed or desired by the other, for such periods of time and in such amounts as may be mutually agreed upon by TETRA and our General Partner. Any such services are required to be performed on terms that are (i) approved by the conflicts committee of our General Partner’s board of directors, (ii) no less favorable to us than those generally being provided to or available from non-affiliated third parties, as determined by our General Partner, or (iii) fair and reasonable to us, taking into account the totality of the relationships between TETRA and us (including other transactions that may be particularly favorable or advantageous to us), as determined by our General Partner.

Under the terms of the Omnibus Agreement, we or TETRA may, but are under no obligation to, sell, lease or exchange on a like-kind basis to the other such production enhancement or other oilfield services equipment as is needed or desired to meet either of our production enhancement or other oilfield services obligations, in such amounts, upon such conditions and for such periods of time, if applicable, as may be mutually agreed upon by TETRA and our General Partner. Any such sales, leases, or like-kind exchanges are required to be on terms that are (i) approved by the conflicts committee of our General Partner’s board of directors, (ii) no less favorable to us than those generally being provided to or available from non-affiliated third parties, as determined by our General Partner, or (iii) fair and reasonable to us, taking into account the totality of the relationships between TETRA and us (including other transactions that may be particularly favorable or advantageous to us), as determined by our General Partner. In addition, unless otherwise approved by the conflicts committee of our General Partner’s board of directors, TETRA may purchase newly fabricated equipment from us at a negotiated price, provided that such price may not be less than the sum of the total costs (other than any allocations of general and administrative expenses) incurred by us in fabricating such equipment plus a fixed margin percentage thereof, and TETRA may purchase from us previously fabricated equipment for a price that is not less than the sum of the net book value of such equipment plus a fixed margin percentage thereof.

This description is not a complete discussion of this agreement and is qualified in its entirety by reference to the full text of the complete agreement, which is filed, along with other agreements, as exhibits to our filings with the SEC.

TETRA and General Partner Ownership

To finance a portion of the $825.0 million CSI Acquisition purchase price, we issued and sold 15,280,000 additional common units for net proceeds of $346.0 million (the “Common Unit Offering”). TETRA, through a subsidiary of our General Partner, purchased 1,390,290 of these common units for approximately $32.7 million. In addition, in connection with our Common Unit Offering, our General Partner made a $7.3 million capital contribution to us in order to maintain its approximate 2% general partnership interest in us. Following the August 11, 2014, exercise by the underwriters in the Common Unit Offering of their option to purchase 2,292,000 additional common units, our General Partner made an additional $1.1 million capital contribution in order to maintain its approximate 2% general partnership interest in us.

Prior to the Common Unit Offering and other transactions described above, TETRA’s ownership in us was approximately 82% through its aggregate ownership of common units, subordinated units, and indirect general partner interest. Common units held by the public represented an approximately 18% ownership in us prior to the above transactions. However, following the CSI Acquisition, the completion of our Common Unit Offering, and the underwriters’ exercise of their option to purchase additional common units, TETRA’s ownership interest in us was reduced to approximately 44%, with the common units held by the public representing an approximate 56% interest in us. TETRA’s ownership is through various wholly owned subsidiaries and consists of approximately 42% of the limited partner interests plus the approximately 2% general partner interest, through which it holds incentive distribution rights.

NOTE F — INCOME TAXES

As a partnership, we are generally not subject to income taxes at the entity level because our income is included in the tax returns of our partners. Our operations are treated as a partnership for federal tax purposes with each partner being separately taxed on its share of taxable income. However, a portion of our business is conducted through taxable U.S. corporate subsidiaries. Accordingly, a U.S. federal and state income tax provision has been reflected in the accompanying statements of operations. We have a tax sharing agreement with TETRA with respect to the Texas franchise tax liability. The resulting state tax expense is included in the provision for income taxes. Certain of our operations are located outside of the U.S., and the Partnership, through its foreign subsidiaries, is responsible for income taxes in these countries.

In connection with the CSI Acquisition, we and the seller of CSI made a joint Section 338(h) (10) election under the U.S. Internal Revenue Code to treat the purchase of CSI as an asset acquisition for U.S. federal income tax purposes. Accordingly, no U.S. federal deferred tax assets or liabilities were recorded as part of the acquisition.

NOTE G — COMMITMENTS AND CONTINGENCIES

From time to time, we are involved in litigation relating to claims arising out of our operations in the normal course of business. While the outcome of any lawsuits or other proceedings against us cannot be predicted with certainty, management does not consider it reasonably possible that a loss resulting from such lawsuits or proceedings in excess of any amounts accrued has been incurred that is expected to have a material adverse effect on our financial condition, results of operations, or cash flows.

NOTE H — SEGMENTS

ASC 280-10-50, “Operating Segments”, defines the characteristics of an operating segment as (i) being engaged in business activity from which it may earn revenues and incur expenses, (ii) being reviewed by the company’s chief operating decision maker (“CODM”) to make decisions about resources to be allocated and to assess its performance, and (iii) having discrete financial information. Although management of our General Partner reviews our products and services to analyze the nature of our revenue, other financial information, such as certain costs and expenses, net income, and EBITDA, are not captured or analyzed by these items. Therefore discrete financial information is not available by product line and our CODM does not make resource allocation decisions or assess the performance of the business based on these items, but rather in the aggregate. Based on this, our General Partner believes that we operate in one business segment.

NOTE I — SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

In connection with the 2014 offering (“the Offering”) of $350 million in aggregate principal amount of 7.25% Senior Notes (the “7.25% Senior Notes”), each of the following current domestic restricted subsidiaries (each a 100% owned subsidiary; together, the “Guarantor Subsidiaries”), have agreed to fully and unconditionally, on a joint and several senior unsecured basis, guarantee obligations relating to the 7.25% Senior Notes:

Compressor Systems, Inc.

CSI Compressco Field Services International LLC

CSI Compressco Holdings LLC

CSI Compressco International LLC

CSI Compressco Leasing LLC

CSI Compressco Operating LLC

CSI Compressco Sub, Inc.

CSI Compression Holdings, LLC

Pump Systems International, Inc.

Rotary Compressor Systems, Inc.

In connection with the Offering, we agreed to file a registration statement with the SEC to allow the holders of the 7.25% Senior Notes and the related subsidiary guarantees (together, the “Securities”) to exchange their restricted Securities for registered freely tradable notes and guarantees having substantially the same terms as the Securities and evidencing the same indebtedness as the restricted Securities. In anticipation of filings such registration statement, we are presenting the following condensed consolidating financial information pursuant to Rule 3-10 of Regulation S-X. These schedules are presented using the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for our share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions. The Other Subsidiaries column includes financial information for those subsidiaries that do not guarantee the 7.25% Senior Notes. Financial information of the Issuers includes CSI Compressco Finance Inc., which had no assets or operations for any of the periods presented.

Condensed Consolidating Balance Sheet

March 31, 2015

(In Thousands)

	Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidation
ASSETS
Current assets	$77	$185,932	$30,736	$—	$216,745
Property, plant, and equipment, net	—	687,098	18,175	—	705,273
Investments in subsidiaries	554,905	17,542	—	(572,447)	—
Intangible and other assets, net	9,339	300,665	2,487	—	312,491
Intercompany receivables	324,527	—	—	(324,527)	—

Total non-current assets	888,771	1,005,305	20,662	(896,974)	1,017,764

Total assets	$888,848	$1,191,237	$51,398	$(896,974)	$1,234,509

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities	$7,259	$124,102	$5,076	$—	$136,437
Amounts payable to affiliates	44	2,881	4,017	—	6,942
Long-term debt	345,085	208,000	—	—	553,085
Intercompany payables	—	300,397	24,130	(324,527)	—
Other long-term liabilities	333	952	633	—	1,918

Total liabilities	352,721	636,332	33,856	(324,527)	698,382

Total partners’ capital	536,127	554,905	17,542	(572,447)	536,127

Total liabilities and partners’ capital	$888,848	$1,191,237	$51,398	$(896,974)	$1,234,509

Condensed Consolidating Balance Sheet

December 31, 2014

(In Thousands)

	Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidation
ASSETS
Current assets	$28	$197,182	$34,277	$—	$231,487
Property, plant, and equipment, net	—	669,576	16,851	—	686,427
Investments in subsidiaries	562,290	17,303	—	(579,593)	—
Intangible and other assets, net	9,650	303,327	1,773	—	314,750
Intercompany receivables	335,151	—	—	(335,151)	—

Total non-current assets	907,091	990,206	18,624	(914,744)	1,001,177

Total assets	$907,119	$1,187,388	$52,901	$(914,744)	$1,232,664

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities	$11,634	$116,780	$5,677	$—	$134,091
Amounts payable to affiliates	44	987	5,449	—	6,480
Long-term debt	344,961	195,000	—	—	539,961
Intercompany payables	—	311,389	23,762	(335,151)	—
Other long-term liabilities	199	942	710	—	1,851

Total liabilities	356,838	625,098	35,598	(335,151)	682,383

Total partners’ capital	550,281	562,290	17,303	(579,593)	550,281

Total liabilities and partners’ capital	$907,119	$1,187,388	$52,901	$(914,744)	$1,232,664

Condensed Consolidating Statement of Operations and Comprehensive Income

Three Months Ended March 31, 2015

(In Thousands)

	Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidation
Revenues	$—	$136,701	$10,668	$(44,480)	$102,889
Cost of revenues (excluding depreciation and amortization expense)	—	96,594	7,993	(44,480)	60,107
Selling, general and administrative expense	477	10,242	530	—	11,249
Depreciation and amortization	—	18,619	1,369	—	19,988
Interest expense, net	6,468	1,438	—	—	7,906
Other expense, net	301	419	519	—	1,239
Equity in net income of subsidiaries	(9,054)	(63)	—	9,117	—

Income before income tax provision	1,808	9,452	257	(9,117)	2,400
Provision for income taxes	—	398	194	—	592

Net income	1,808	9,054	63	(9,117)	1,808
Other comprehensive income (loss)	176	176	176	(352)	176

Comprehensive income	$1,984	$9,230	$239	$(9,469)	$1,984

Condensed Consolidating Statement of Operations and Comprehensive Income

Three Months Ended March 31, 2014

(In Thousands)

	Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidation
Revenues	$—	$23,210	$9,211	$(2,611)	$29,810
Cost of revenues (excluding depreciation and amortization expense)	—	10,934	7,760	(2,611)	16,083
Selling, general and administrative expense	202	2,936	956	—	4,094
Depreciation and amortization	—	3,391	291	—	3,682
Interest expense, net	—	184	(25)	—	159
Other expense, net	—	(297)	836	—	539
Equity in net income of subsidiaries	(4,821)	682	—	4,139	—

Income before income tax provision	4,619	5,380	(607)	(4,139)	5,253
Provision for income taxes	—	559	75	—	634

Net income	4,619	4,821	(682)	(4,139)	4,619
Other comprehensive income (loss)	(2,968)	(2,968)	(2,968)	5,936	(2,968)

Comprehensive income	$1,651	$1,853	$(3,650)	$1,797	$1,651

Condensed Consolidating Statement of Cash Flows

Three Months Ended March 31, 2015

(In Thousands)

	Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidation
Net cash provided by (used in) operating activities	$—	$30,181	$2,300	$—	$32,481

Investing activities:
Purchases of property, plant, and equipment, net	—	(34,879)	(2,279)	—	(37,158)
Intercompany investment activity	16,615	—		(16,615)	—
Advances and other investing activities		(66)	—		(66)

Net cash provided by (used in) investing activities	16,615	(34,945)	(2,279)	(16,615)	(37,224)

Financing activities:
Proceeds from long-term debt	—	13,000	—	—	13,000
Distributions	(16,615)	—	—	—	(16,615)
Intercompany contribution (distribution)	—	(16,615)	—	16,615	—

Net cash provided by (used in) financing activities	(16,615)	(3,615)	—	16,615	(3,615)

Effect of exchange rate changes on cash	—	—	(237)	—	(237)
Increase (decrease) in cash and cash equivalents	—	(8,379)	(216)	—	(8,595)
Cash and cash equivalents at beginning of period	—	23,343	10,723	—	34,066

Cash and cash equivalents at end of period	$—	$14,964	$10,507	$—	$25,471

Condensed Consolidating Statement of Cash Flows

Three Months Ended March 31, 2014

(In Thousands)

	Issuers	Guarantor Subsidiaries	Other Subsidiaries	Eliminations	Consolidation
Net cash provided by (used in) operating activities	$—	$12,834	$3,400	$—	$16,234

Investing activities:
Purchases of property, plant, and equipment, net	—	(4,960)	(1,044)	—	(6,004)
Intercompany investment activity	6,964	—		(6,964)	—
Advances and other investing activities	—	(1,853)	—	—	(1,853)

Net cash provided by (used in) investing activities	6,964	(6,813)	(1,044)	(6,964)	(7,857)

Financing activities:
Proceeds from long-term debt	—	2,000	—	—	2,000
Distributions	(6,964)	—	—	—	(6,964)
Intercompany contribution (distribution)	—	(6,964)	—	6,964	—

Net cash provided by (used in) financing activities	(6,964)	(4,964)	—	6,964	(4,964)

Effect of exchange rate changes on cash	—	—	(257)	—	(257)
Increase (decrease) in cash and cash equivalents	—	1,057	2,099	—	3,156
Cash and cash equivalents at beginning of period	—	4,339	5,138	—	9,477

Cash and cash equivalents at end of period	$—	$5,396	$7,237	$—	$12,633

NOTE J — SUBSEQUENT EVENTS

On April 21, 2015, the board of directors of our General Partner declared a cash distribution attributable to the quarter ended March 31, 2015 of $0.495 per unit. This distribution equates to a distribution of $1.98 per outstanding unit, on an annualized basis. This cash distribution is to be paid on May 15, 2015 to all unitholders of record as of the close of business on May 1, 2015.

Independent Auditors’ Report

The Board of Directors

Compressor Systems, Inc.

We have audited the accompanying consolidated financial statements of Compressor Systems, Inc. and Subsidiaries, which comprise the consolidated balance sheets as of September 30, 2011, 2012 and 2013, and the related consolidated statements of income and comprehensive income, changes in stockholder’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Compressor Systems, Inc. and subsidiaries as of September 30, 2011, 2012 and 2013, and the results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ Johnson Miller & Co., CPA’s PC

Midland, Texas

December 13, 2013

Compressor Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	September 30,			June 30, 2014
	2011	2012	2013
				(Unaudited)
Assets
Current Assets
Cash	$302	309	2,159	—
Accounts receivable	33,601	50,713	23,545	27,754
Inventories	64,904	94,879	61,969	80,501
Deferred income tax	3,207	3,290	4,003	5,240
Other current assets	2,215	1,309	1,834	1,411

Total current assets	104,229	150,500	93,510	114,906
Rental Equipment, Net	280,034	348,859	391,612	417,603
Property, Plant and Equipment, Net	20,637	31,131	29,619	28,895
Other Assets	26,007	19,882	1,555	1,555

Total assets	$430,907	550,372	516,296	562,959

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable:
Trade	$27,571	39,949	18,874	19,568
Related party	2,372	3,739	5,377	6,742
Accrued expenses	15,274	19,478	18,468	20,657
Deferred revenue	31,024	61,831	22,669	40,737

Total current liabilities	76,241	124,997	65,388	87,704
Related Party Debt	64,307	105,234	94,313	96,528
Deferred Income Tax	81,913	99,348	112,084	114,212

Total liabilities	222,461	329,579	271,785	298,444

Commitment and Contingencies

Stockholder’s Equity
Common stock, $10 par value; 10,000 shares authorized; 1,755 shares issued and outstanding	18	18	18	18
Additional paid-in capital	6,962	9,416	11,750	14,717
Accumulated other comprehensive loss	(621)	(326)	(373)	(387)
Retained earnings	202,087	211,685	233,116	250,167

Total stockholder’s equity	208,446	220,793	244,511	264,515

Total liabilities and stockholder’s equity	$430,907	550,372	516,296	562,959

See accompanying notes to consolidated financial statements.

Compressor Systems, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

(in thousands)

	Years Ended September 30,			Nine months Ended June 30,
	2011	2012	2013	2013	2014
				(Unaudited)	(Unaudited)
Continuing Operations:
Revenues	$277,389	371,274	345,590	284,999	241,029
Cost of revenues, excluding depreciation	181,188	255,815	221,620	187,547	154,737
Selling, general and administrative expenses	34,296	37,699	31,040	21,990	27,820
Depreciation expense	28,927	31,114	36,617	27,022	29,697

Other income (expense):
Interest expense	(2,963)	(3,180)	(2,434)	(1,863)	(1,583)
Interest and other income	1,846	2,560	1,994	1,596	982

Income from continuing operations before income taxes	31,861	46,026	55,873	48,173	28,174

Provision for income tax expense (benefit):
Federal income taxes
Current	(2,947)	(3,256)	6,230	9,501	10,325
Deferred	13,031	19,470	12,205	8,101	(50)
State income taxes	1,353	(1,139)	618	1,456	848
Foreign income taxes	—	—	—	—	—

Total provision for income tax expense	11,437	15,075	19,053	19,058	11,123

Income From Continuing Operations	20,424	30,951	36,820	29,115	17,051
Income (Loss) From Discontinued Operations	(1,388)	(11,353)	273	—	—

Net Income	19,036	19,598	37,093	29,115	17,051

Other Comprehensive Income (Loss)
Unrealized income (loss) on foreign currency translation	(621)	295	(47)	(219)	(12)

Comprehensive Income	$18,415	19,893	37,046	28,896	17,039

See accompanying notes to consolidated financial statements.

Compressor Systems, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholder’s Equity

Years Ended September 30, 2011, 2012, 2013 and Nine Months Ended June 30, 2014 (Unaudited)

(In thousands)

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total
Balance as of September 30, 2010	$18	5,285	—	193,051	198,354
Cash dividends paid to parent	—	—	—	(10,000)	(10,000)
Stock compensation expense contributed by parent	—	683	—	—	683
Profit sharing contributed by parent	—	994	—	—	994
Unrealized gain on foreign currency translation	—	—	(621)	—	(621)
Net income for year	—	—	—	19,036	19,036

Balance as of September 30, 2011	18	6,962	(621)	202,087	208,446
Cash dividends paid to parent	—	—	—	(10,000)	(10,000)
Stock compensation expense contributed by parent	—	1,106	—	—	1,106
Profit sharing contributed by parent	—	1,348	—	—	1,348
Unrealized gain on foreign currency translation	—	—	295	—	295
Net income for year	—	—	—	19,598	19,598

Balance as of September 30, 2012	18	9,416	(326)	211,685	220,793
Cash dividends paid to parent	—	—	—	(15,662)	(15,662)
Stock compensation expense contributed by parent	—	717	—	—	717
Profit sharing contributed by parent	—	1,617	—	—	1,617
Unrealized loss on foreign currency translation	—	—	(47)	—	(47)
Net income for year	—	—	—	37,093	37,093

Balance as of September 30, 2013	18	11,750	(373)	233,116	244,511
Cash dividends paid to parent	—	—	—	—	—
Stock compensation expense contributed by parent (unaudited)	—	558	—	—	558
Profit sharing contributed by parent (unaudited)	—	2,409	—	—	2,409
Unrealized loss on foreign currency translation (unaudited)	—	—	(14)	—	(14)
Net income for nine months (unaudited)	—	—	—	17,051	17,051

Balance as of June 30, 2014 (unaudited)	$18	14,717	(387)	250,167	264,515

See accompanying notes to consolidated financial statements.

Compressor Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended September 30,			Nine months Ended June 30
	2011	2012	2013	2013	2014
				(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$19,036	19,598	37,093	29,115	17,051
(Income) loss from discontinued operations	1,388	11,353	(273)	—	—

Income from continuing operations	20,424	30,951	36,820	29,115	17,051
Adjustments to reconcile income from continuing operations to net cash provided by operating activities – continuing operations:
Depreciation	28,927	31,114	36,617	27,022	29,697
Assets transferred and liabilities assumed by continuing operations	—	(4,727)	273	—	—
Bad debt expense	108	1,152	55	18	871
Stock compensation expense contributed by parent	683	1,106	717	502	558
Foreign currency exchange rate adjustment	(602)	295	(47)	(219)	(14)
Deferred tax expense	13,860	17,352	12,023	8,049	870
(Decrease) increase in deferred revenue	7,702	31,963	(39,162)	(46,286)	18,109
Gain on sale of rental equipment	(5,025)	(2,813)	(3,284)	(2,576)	(2,984)
Loss on sale of property, plant and equipment	34	99	—	—	—
Decrease (increase) in operating assets:
Accounts receivable	6,359	(14,855)	29,644	25,930	(5,084)
Inventories	(3,773)	(30,927)	32,910	44,080	(18,611)
Other current assets	(287)	(2,524)	15,271	16,457	421
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	8,060	16,386	(22,085)	(23,582)	2,943
Accounts payable related party	(659)	1,367	1,638	1,757	1,365

Net cash provided by operating activities – continuing operations	75,811	75,939	101,390	80,267	45,192

Cash flow from investing activities:
Additions to rental equipment	(55,996)	(101,292)	(78,228)	(63,387)	(58,820)
Additions to property, plant and equipment	(10,083)	(14,835)	(2,664)	(2,432)	(2,457)
Proceeds from the sale of rental equipment	12,328	7,233	6,318	5,077	9,270
Proceeds from the sale of property, plant and equipment	12	982	—	—	—
Cash paid to acquire Australian subsidiary	(5,059)	—	—	—	—

Net cash used in investing activities – continuing operations	(58,798)	(107,912)	(74,574)	(60,742)	(52,007)

Cash flows from financing activities:
Net change in related party debt	(8,529)	40,927	(10,921)	(5,201)	2,215
Payments of dividends	(10,000)	(10,000)	(15,662)	(15,662)	—
Profit sharing contribution by parent	994	1,348	1,617	1,116	2,409

Net cash (used in) provided by financing activities – continuing operations	(17,535)	32,275	(24,966)	(19,747)	4,624

Effect of exchange rate on cash	(19)	—	—	(87)	32

Net (decrease) increase in cash-continuing operations	(541)	302	1,850	(309)	(2,159)

Compressor Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows—Continued

(in thousands)

	Years Ended September 30,			Nine months Ended June 30
	2011	2012	2013	2013	2014
				(Unaudited)	(Unaudited)
Discontinued operations:
Operating cash flows	$295	(222)	(449)	—	—
Investing cash flows	—	(73)	449	—	—

Net cash used in – discontinued operations	295	(295)	—	—	—

Net (decrease) increase in cash	(246)	7	1,850	(309)	(2,159)

Cash at beginning of period – continuing operations	548	7	309	309	2,159
Cash at beginning of period – discontinued operations	—	295	—	—	—

Cash at end of period – continuing operations	7	309	2,159	—	—
Cash at end of period – discontinued operations	295	—	—	—	—

Cash at end of period	$302	309	2,159	—	—

See accompanying notes to consolidated financial statements.

Compressor Systems, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

September 30, 2011, 2012 and 2013 and June 30, 2013 and 2014 (Unaudited)

1.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Compressor Systems, Inc. (“CSI”) and its wholly-owned subsidiaries (collectively referred to as the “Company”):

Pump Systems International, Inc. (“PSI”);

Rotary Compressor Systems, Inc. (“RCSI”);

Compressor Systems Australia Pty Ltd (“CSA”); and,

Compressor Systems de Mexico, S. de R.L. de C.V. (“CSM”).

CSI Compression Holdings, LLC

All significant intercompany balances and transactions were eliminated.

The Company is wholly-owned by Warren Equipment Company (the “Parent”).

Nature of Business

The Company provides gas compression equipment sales, rental, financing and maintenance services to the gas production, transportation and processing industries. PSI designs and sells fluid pump systems primarily to the oil industry in international markets. RCSI had no significant activities in 2011, 2012 and 2013.

CSI formed CSA in 2010, but had no significant operations until July 2011 when CSA purchased an existing business in Australia for $5,059,000. See Note 17 for discussion on CSA’s discontinued operations.

In 2011, CSI formed CSM but had no operations in 2011. CSM provides gas compression equipment and rentals to the gas production, transportation and processing industries in Mexico.

Interim Financial Statement Information

The accompanying consolidated financial statements as of and for the six months ended June 30, 2013 and 2014, have not been audited by the Company’s independent auditors. In the opinion of Company management, the unaudited consolidated financial statements reflect all adjustments necessary to present fairly the Company’s consolidated financial statements as of and for the nine months ended June 30, 2013 and 2014. All such adjustments are of a normal, recurring nature. In preparing the unaudited consolidated financial statements, management of the Company has made certain estimates and assumptions that affect reported amounts in the consolidated financial statements and disclosures of contingencies. Actual results may differ from those estimates. The results for interim periods are not necessarily indicative of annual results.

Use of Estimates

Preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reporting and Functional Currency

The U.S. Dollar is the functional currency for the Company’s operations in Australia and Mexico. These foreign operations use their local currency, in addition to the U.S. Dollar, and therefore the financial results of the Company’s foreign subsidiaries are subject to foreign currency gains and losses.

The Company has adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 830, Foreign Currency Matter, which requires that the translation of the applicable foreign currency in U.S. dollars be performed for balance sheet monetary accounts using current exchange rates in effect at the balance sheet date, non-monetary accounts using historical exchange rates in effect at the time the transaction occurs and for revenue and expense accounts using a weighted average exchange rate during the period reported. Accordingly, the gains or losses resulting from such translation are shown as other comprehensive income in the consolidated statements of operations. A foreign currency translation loss of $621,000, a gain of $295,000 and a loss of $47,000 was recognized during the years ended September 2011, 2012 and 2013, respectively, and a loss of $219,000 and a loss of $14,000 was recognized for the nine months ended June 30, 2013 and 2014 (unaudited), respectively.

Allowance for Doubtful Accounts

The Company’s allowance for doubtful accounts is based on current market conditions, and losses on uncollectible accounts have consistently been within management’s expectations. At September 30, 2011, 2012 and 2013 and June 30, 2014 (unaudited), the allowance for doubtful accounts was $539,000, $370,000, $526,000 and $1,307,000, respectively.

Inventories

Inventories are stated at the lower of cost or market. For parts and materials, cost is determined using average cost. Cost of work-in-process is determined using the specific identification method.

Rental Equipment

Rental equipment is recorded at cost. Depreciation of rental equipment is computed by the straight-line method based upon the estimated useful life of twenty years. Maintenance, repairs and minor renewals and replacements are charged to expense when incurred. Betterments and major renewals and replacements are capitalized.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is computed by the straight-line method based upon the estimated useful lives of the respective assets, as follows:

Building and improvements	15 to 30 years
Machinery and equipment	3 to 15 years
Transportation equipment	3 to 5 years

Maintenance, repairs and minor renewals and replacements are charged to expense when incurred. Betterments and major renewals and replacements are capitalized.

Impairment

The Company evaluates potential impairment of rental equipment, property, plant and equipment and other long-lived assets on an ongoing basis whenever events or circumstances indicate that carrying amounts may not be recoverable. As discussed in Note 17 for the year ended September 30, 2012, there was impairment expense of $2,188,000 related to discontinued operations. There were no impairments for the years ended September 30, 2011 and 2013 and for the nine months ended June 30, 2013 and 2014 (unaudited).

Revenue Recognition

Revenue is recognized at the time the risks and rewards of ownership passed or when services are rendered. This occurs when the equipment, parts or service items are shipped per customers’ instructions, the sales price is fixed and determinable, and collection is reasonably assured.

Sales-Type Leases

Revenues and related costs on compressor leases are recognized at the time the Company leases the equipment, if the terms of the lease qualify as a sales-type lease. Unearned income arising from discounting the future lease payments of sales-type leases (including the bargain purchase option price) is recognized over the lives of the leases using the constant interest rate method.

Deferred Revenues

At September 30, 2011, 2012 and 2013 and June 30, 2014 (unaudited), the Company had deferred revenues associated with progressive billings to customers for the construction of certain compression equipment aggregating approximately $ 31,024,000, $61,831,000, $22,669,000 and $40,737,000, respectively.

Income Taxes

The Company follows the provisions of FASB ASC 740, Accounting for Income Taxes. Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company and its domestic subsidiaries are included in the consolidated U.S. federal income tax return of its Parent. State income taxes are computed on a separate return basis in accordance with the provisions of FASB ASC 740.

At September 30, 2013, the Parent did not have any significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. Tax years 2010 through 2012 remain subject to examination by major tax jurisdictions.

Advertising Expense

All advertising costs are expensed when incurred. Advertising expenses were approximately $296,000, $412,000, and $238,000 for the years ended September 30, 2011, 2012 and 2013, respectively, and $198,000 and $168,000 for the nine months ended June 30, 2013 and 2014 (unaudited), respectively.

Risk Concentration

Financial instruments that potentially subject the Company to concentrations of credit risk are its receivables. The Company sells its products to customers both domestically and internationally. The Company continuously evaluates the credit worthiness of its customers’ financial conditions and generally does not require collateral. The Company does not believe it is exposed to any material credit risk concentration.

Concentrations of Credit Risk — Cash

The Company maintains its cash balances at several financial institutions located in Texas, Mexico and Australia, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

Foreign Currency Exchange Rate Risk

Foreign currency exchange rate movements create a degree of risk by affecting the U.S. dollar value of sales made and costs incurred in foreign currencies. Movements in foreign currency rates also affect the Company’s competitive position as these changes may affect business practices and pricing strategies of non-U.S.-based competitors. Additionally, the Company’s foreign subsidiaries have balance sheet positions denominated in foreign currencies, thereby creating exposure to movements in exchange rates.

Environmental

The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and remediation is probable, and the costs can be reasonably estimated.

Stock-Based Compensation

As discussed in Note 14, the Parent has granted incentive options to purchase shares of its common stock to certain of the Company’s executive officers and key employees.

In accordance with FASB ASC 718, Share-Based Payments, stock-based compensation is determined based on the difference between the stock option exercise price and the related vested underlying common stock buy-sell purchase price determined over the stock option exercise period. See Note 14 for further discussion.

2.	Deferred Stock Compensation

The Parent measures stock-based compensation awards using a fair value method and recognizes the related compensation expense in its financial statements. As discussed in Note 14, the Parent granted various stock options to the Company’s executive officers and key employees.

The Company recognizes its proportionate shares of the Parent’s FASB ASC 718, Shared-Based Payments compensation expense. For the years ended September 30, 2011, 2012 and 2013, the Company recognized stock compensation expense of $683,000, $1,106,000 and $717,000, respectively, and for the nine months ended June 30, 2013 and 2014 (unaudited) recognized stock compensation expense of $502,000 and $558,000, respectively, which is reflected in the accompanying consolidated financial statements as additional paid in capital contributed by the Parent.

3.	Fair Value of Financial Instruments

The carrying amount of cash, receivables, accounts payable and accrued liabilities as of September 30, 2012 and 2013 and June 30, 2014 (unaudited), approximates fair value because of the short maturity of these instruments and because of accrual provisions for any deficiencies.

The carrying amount of long-term debt approximates fair value because the Company’s current borrowing rate does not materially differ from rates that would be obtained by the Company’s Parent as of September 30, 2012 and 2013 and June 30, 2014 (unaudited).

4.	Accounts Receivable

Accounts receivable consisted of the following as of September 30, 2011, 2012 and 2013 and June 30, 2014 (unaudited) (in thousands):

	2011	2012	2013	2014
Trade accounts receivable	$30,213	49,513	24,071	29,061
Less allowance for doubtful	(539)	(370)	(526)	(1,307)

Trade accounts receivable, net	29,674	49,143	23,545	27,754
Current portion of receivables – sales type leases	3,927	1,570	—	—

Total accounts receivable, net	$33,601	50,713	23,545	27,754

5.	Inventories

Inventories consisted of the following as of September 30, 2011, 2012 and 2013 and June 30, 2014 (unaudited) (in thousands):

	2011	2012	2013	2014
Parts and supplies	$26,267	28,560	21,553	24,552
Work-in-progress	33,698	66,319	40,416	55,949
Finished goods	4,939	—	—	—

Total inventories	$64,904	94,879	61,969	80,501

6.	Receivables — Sales — Type Leases

The Company occasionally leases equipment to customers under sales-type agreements with minimum lease periods ranging from one to five years. A portion of the lease payments received is applied toward a specified purchase price at the end of the initial lease term.

As of September 30, 2011, 2012 and 2013, the components of the net investment in sales-type leases, all of which are included in sales-type leases receivable, were as follows (in thousands):

	2011	2012	2013
Total minimum lease payment receivable	$12,286	4,712	—
Less allowance for doubtful	(1,787)	(611)	—

Net receivable	10,499	4,101	—
Less current portion	(3,927)	(1,570)	—

Long-term portion	$6,572	2,531	—

As of September 30, 2013, all sales-type lease receivables were paid in full.

7.	Rental Equipment

The following is a summary of rental equipment as of September 30, 2011, 2012 and 2013 and June 30, 2014 (unaudited) (in thousands):

	2011	2012	2013	2014
Rental equipment, at cost	$454,452	541,290	602,874	641,850
Less accumulated depreciation	(174,418)	(192,431)	(211,262)	(224,247)

Rental equipment, net	$280,034	348,859	391,612	417,603

The Company’s rental equipment consists principally of compressor units used in the transmission of natural gas. The units are generally leased under operating leases for a minimum six month period. At the expiration of the initial lease term, the lessee may elect to continue renting on a monthly basis or negotiate a new contract. Depreciation expense for this rental equipment for the years ended September 30, 2011, 2012 and 2013, was approximately $26,081,000, $28,047,000 and $32,441,000, respectively, and for the nine months ended June 30, 2013 and 2014 (unaudited) was approximately $23,896,000 and $26,520,000, respectively.

As of September 30, 2011, 2012 and 2013 and June 30, 2014 (unaudited), the net investment in equipment leased to customers under operating leases was as follows (in thousands):

	2011	2012	2013	2014
Rental equipment, at cost	$377,220	465,524	501,391	550,520
Less accumulated depreciation	(131,909)	(144,781)	(154,127)	(177,923)

Rental equipment, net	$245,311	320,743	347,264	372,597

The Company sold rental equipment having a net book value of approximately $7,340,000, $4,015,000 and $2,878,000 during the years ended September 30, 2011, 2012 and 2013, respectively, and $2,501,000 and $6,286,000 for the nine months ended June 30, 2013 and 2014 (unaudited), respectively.

8.	Property, Plant and Equipment

The following is a summary of property, plant and equipment as of September 30, 2011, 2012 and 2013 and June 30, 2014 (unaudited) (in thousands):

	2011	2012	2013	2014
Land	$1,041	976	1,126	1,126
Buildings and improvements	20,272	29,348	31,346	32,319
Machinery and equipment	20,603	22,900	24,778	26,027
Transportation equipment	7,769	10,008	10,687	10,459
Construction-in-progress	2,993	2,590	355	385

	52,678	65,822	68,292	70,316
Less accumulated depreciation	(32,041)	(34,691)	(38,673)	(41,421)

Property, plant and equipment, net	$20,637	31,131	29,619	28,895

Depreciation expense for property, plant and equipment for the years ended September 30, 2011, 2012 and 2013, was approximately $2,846,000, $3,067,000, and $4,176,000, respectively, and $3,126,000 and $3,177,000 for the nine months ended June 30, 2013 and 2014 (unaudited), respectively, after reclassification to discontinued operations.

9.	Other Assets

Other assets consisted of the following as of September 30, 2011, 2012 and 2013 and June 30, 2014 (unaudited) (in thousands):

	2011	2012	2013	2014
Due from related party	$15,662	15,662	—	—
Long-term portion of receivables – sales type leases	6,572	2,531	—	—
Other	3,773	1,689	1,555	1,555

Total other assets	$26,007	19,882	1,555	1,555

10.	Related Party Debt

The Company participates with its Parent in a credit agreement (the “Credit Agreement”), as amended, most recently on February 15, 2013, with a group of lenders (the “Lenders”), including Bank of America, N.A. (the “Administrative Agent”), which enables the Parent to borrow up to the lesser of a maximum principal amount or a defined borrowing base. At September 30, 2013, the Parent’s maximum principal amount was $350 million and its total defined borrowing base was $834 million. At September 30, 2013 and June 30, 2014 (unaudited), the Parent’s outstanding indebtedness was $186 million and $241.3 million, respectively. At September 30, 2011, 2012 and 2013 and June 30, 2014 (unaudited), the Company’s share of the Parent’s borrowing under the Credit Agreement was $64,307,000, $105,234,000, $94,313,000 and $96,528,000, respectively.

Advances under the Credit Agreement are due and payable on March 31, 2016, with interest payable periodically at varying interest rates, at the Parent’s option, based on either the Administrative Agent’s prime rate or the London Interbank Offered Rate (“LIBOR”), the duration of the applicable borrowing, and the Parent’s defined leverage ratio. Commitment fees on the Parent’s unused available portion of the Credit Agreement vary from .2% to .4% depending on the Parent’s defined leverage ratio.

The Credit Agreement includes covenants which, among other things, creates a maximum leverage ratio and imposes restrictions with respect to additional indebtedness, investments, liens, capital expenditures, and restricted payments. As of September 30, 2011, 2012 and 2013 and June 30, 2014, the Parent was in compliance with the covenants.

Repayment of advances under the Credit Agreement are guaranteed by, and secured by, a 100% equity interest in certain of the Parent’s domestic subsidiaries, and a 65% equity interest in foreign subsidiaries. As of September 30, 2013 and June 30, 2014 (unaudited), the Company’s average interest rate under the Credit Agreement was 1.4724% and 1.6149%, respectively.

The Company paid interest to its Parent of approximately $3,074,000, $3,019,000 and $2,199,000 for the years ended September 30, 2011, 2012 and 2013, respectively, and $1,890,000 and $1,541,000 for the nine months ended June 30, 2013 and 2014 (unaudited), respectively.

11.	Commitments and Contingencies

Non-Cancellable Operating Leases

The Company has entered into certain non-cancelable operating leases that have initial or remaining lease terms of one year or more. Future minimum rental payments as of September 30, 2013, on these leases for each of the next five years and thereafter ending September 30, are as follows (in thousands):

2014	$936
2015	541
2016	159
2017	50
2018 and thereafter	—

Total	$1,686

Rental expense on these leases was approximately $1,538,000, $1,072,000 and $1,235,000 for the years ended September 30, 2011, 2012, and 2013, respectively, and $921,000 and $977,000 for the nine months ended June 30, 2013 and 2014 (unaudited), respectively.

Tax Returns

The Company’s Parent is subject to audits of its tax returns for federal and state taxes. The Parent is currently not going through any such audits.

The Parent’s federal tax returns for fiscal years after 2010 are subject to examination by appropriate tax authorities.

Litigation

The Company is involved in several legal proceedings arising in the ordinary course of business. Management, after review and consultation with legal counsel, believes that the ultimate success of the legal proceedings is reasonably possible or remote and the ultimate aggregate liability, if any, resulting from such proceedings will not be material to the consolidated financial position of the Company.

12.	Income Taxes

The Parent, the Company, and other domestic subsidiaries of the Parent file a consolidated income tax return. As a result, the Parent and the Company have entered into an income tax sharing arrangement whereby the Company is allocated its share of taxable income and expenses and the Company pays (receives) its share of income taxes expenses (benefits) to (from) the Parent.

Provision for income tax expense (benefit) for the years ended September 30, 2011, 2012 and 2013, and for the nine months ended June 30, 2013 and 2014 (unaudited) consisted of the following (in thousands):

	Years Ended September 30,			Nine Months Ended June 30,
	2011	2012	2013	2013	2014
Federal income tax expense (benefit):
Current	$(2,947)	(3,256)	6,230	9,501	10,325
Deferred	13,031	19,470	12,205	8,101	(50)

Federal income tax expense	10,084	16,214	18,435	17,602	10,275

State income tax expense (benefit):
Current	524	979	800	1,456	848
Deferred	829	(2,118)	(182)	—	—

State income tax expense	1,353	(1,139)	618	1,456	848

Foreign income tax expense:
Current	—	—	—	—	—
Deferred	—	—	—	—	—

Foreign income tax expense	—	—	—	—	—

Total income tax expense	$11,437	15,075	19,053	19,058	11,123

A reconciliation between the expected tax expense and the income tax provisions for the years ended September 30, 2011, 2012 and 2013 is as follows (in thousands):

	Years Ended September 30,
	2011	2012	2013
Expected tax expense using the U.S. current Federal statutory rate:	$11,151	16,109	19,556
Domestic production deduction	(586)	—	(594)
State income taxes	(655)	(231)	(290)
Non-deductible items:
Foreign subsidiary gain	(60)	(176)	98
Deferred compensation	132	387	251
Meals, entertainment and other	57	103	106
Other	45	22	(692)

Provision for:
Federal income taxes	10,084	16,214	18,435
State income taxes	1,353	(1,139)	618
Foreign income taxes	—	—	—

Provision for income taxes	$11,437	15,075	19,053

The tax effect of temporary differences that give rise to significant portions of the current deferred income tax assets and noncurrent deferred income tax liabilities as of September 30, 2011, 2012 and 2013 are as follows (in thousands):

	2011	2012	2013
Deferred income tax assets:
Accounts receivable allowance	$189	129	184
Self-insurance	464	390	174
Warranty reserve	172	472	607
Accrued compensation	956	830	1,012
Stock compensation	595	781	808
Inventory allowance	701	525	1,062
Unicap	65	66	97
Other	65	97	59

Total deferred income tax assets	3,207	3,290	4,003

Deferred income tax liabilities:
Rental and property and equipment, primary due to differences in depreciation methods	78,356	96,082	108,974
Other	3,557	3,266	3,110

Total deferred income tax	81,913	99,348	112,084

Net deferred income tax liability	$78,706	96,058	108,081

A valuation allowance is provided when, more likely than not, some portion of the deferred tax assets will not be realized. Management believes that taxable income of the Company will, more likely than not, be sufficient to fully recognize deferred tax assets.

During the years ended September 30, 2011, 2012 and 2013, the Company made federal income tax payments to the Parent of approximately $1,200,000, $-0-, and $7,954,000, respectively, and state income tax payments of approximately $471,000, $669,000 and $696,000, respectively. During the nine months ended June 30, 2013 and 2014 (unaudited), the Company made federal income tax payments to the Parent of approximately $7,362,000 and $4,272,000, respectively, and state income tax payments of approximately $623,000 and $1,039,000, respectively.

13.	Employee Benefit Plans

The Parent has established a defined contribution plan (the “Plan”) under Section 401(k) of the Internal Revenue Code. The Plan allows substantially all employees to defer up to 100% (subject to applicable limitations) of their income on a pre-tax basis through contributions to the Plan. In accordance with the Plan, the Company may, at its option and subject to applicable limitations, match employee contributions up to a maximum of 100% of the employee’s income.

Employees become vested in the Company’s contributions over a four year period or upon death, disability, or attainment of age 59-1/2. The Company’s total 401(k) matching contributions were approximately $1,495,000, $2,062,000 and $2,217,000 for the years ended September 30, 2011, 2012 and 2013, respectively, and $1,722,000 and $1,785,000 for the nine months ended June 30, 2013 and 2014 (unaudited), respectively.

14.	Capital Stock and Stock Options

As discussed in Note 2, the Parent has granted incentive stock options to purchase shares of common stock to executive officers and key employees of the Company.

The exercise price of these options is the fair market value of the common stock at the date of grant, based on independent third party and consistently applied internal appraisals, generally determined at 50-62% of the Parent’s then book value (subject to certain adjustments) at the date of grant. The options are exercisable six months after the date of grant and expire ten years after the date of grant.

Any shares of common stock purchased upon exercise of an incentive stock option are subject to a buy-sell agreement. Under the buy-sell agreements, the related common shares may only be sold back to the Parent, based on the Parent’s then adjusted book value per share, subject to certain adjustments, and multiplied by a vesting percentage ranging from 57.49% to 100% and with a vesting period ranging from five to eight years. In addition, the Parent must purchase the shares of common stock upon the officer’s or employee’s resignation, termination, death or disability, or upon a change of control, and, assuming the option is exercised, the Parent may call the shares five to eight years after the date of grant.

The Parent’s stock option and stock option exercise price activity, relating to options issued to the Company’s executive officers and key employees for the years ended September 30, 2011, 2012, 2013 and for the nine months ended June 30, 2014 (unaudited), are as follows:

	2011	2012	2013	2014
Stock Option Activity:
Options outstanding, beginning of period	2,475	2,775	3,155	2,465
Options granted	400	480	430	575
Options exercised	(100)	(100)	(1,120)	—

Options outstanding, end of period	2,775	3,155	2,465	3,040

Stock Option Exercise Prices:
Options outstanding, beginning of period	$113-980	180-980	360-1,070	360-1,290
Options granted	970	1,070	1,290	1,430
Options exercised	113	180	1,360	—

Options outstanding, end of period	$180-980	360-1,070	360-1,290	360-1,430

15.	Major Customer and Suppliers

For the years ended September 30, 2011, 2012 and 2013, the Company had revenues from a major customer of approximately $11,000,000, $94,000,000 and $108,000,000 respectively, and $20,979,000 and $19,114,000 for the nine months ended June 30, 2013 and 2014 (unaudited), respectively.

For the years ended September 30, 2011, 2012 and 2013, the Company made purchases from a major third party supplier of approximately $35,500,000, $36,200,000 and $27,200,000, respectively, and from a related party of approximately $22,200,000, $47,300,000 and $26,200,000, respectively.

For the nine months ended June 30, 2013 and 2014 (unaudited), the Company made purchases from a major third party supplier of approximately $21,095,000 and $32,590,000, respectively, and from a related party of approximately $18,974,000 and $32,220,000, respectively.

16.	Related Party Transactions

The Company’s affiliate, Warren Administration Company, a wholly-owned subsidiary of the Parent, provides various shared services for all of the Parent’s subsidiaries. These include legal, human resources, treasury, credit, risk management, tax, air transportation, safety, and environmental services. In addition, Warren

Administration Company serves as a clearinghouse for certain of the Company’s expenses that are directly attributable to the Parent’s subsidiaries. These include expenses for employee benefit programs, insurance programs, and vehicle fleet management. These costs are paid by Warren Administration Company then invoiced to subsidiaries for their specific amount.

For the years ended September 30, 2011, 2012 and 2013 and for the nine months ended June 30, 2013 and 2014 (unaudited), the Company’s cost for these services were as follows (in thousands):

	Years Ended September 30,			Nine months Ended June 30,
	2011	2012	2013	2013	2014
Shared services	$2,193	2,405	2,853	2,226	2,353
Benefits	9,865	11,793	12,499	9,396	10,738
Insurance	1,105	1,277	1,272	1,038	750
Vehicle costs	5,254	6,192	6,270	4,669	4,704
Other	186	397	255	63	420

	$18,603	22,064	23,149	17,392	18,965

For the years ended September 30, 2011, 2012 and 2013, sales to affiliates were approximately $158,000, $143,000 and $182,000, respectively, and purchases from affiliates were approximately $25,576,000, $51,776,000 and $34,487,000 and $5,176,000, respectively.

For the nine months ended June 30, 2013 and 2014 (unaudited), sales to affiliates were approximately $278,000 and $278,000, respectively, and purchases from affiliates were approximately $22,355,000 and $35,145,000, respectively.

In 2012, Warren Administration Company began leasing real estate from the Company. For the years ended September 30, 2012 and 2013, the Company’s lease revenue was $93,000 and $370,000, respectively. For the nine months ended June 30, 2013 and 2014 (unaudited), the Company’s lease revenue was $185,000 for both periods.

17.	Discontinued Operations

As discussed in Note 1, the Company formed CSA in 2010, but had no significant operations in Australia until July 2011 when CSA purchased an existing business for $5,059,000. Since July 2011, CSA has been primarily engaged in the manufacture and sale of power generation equipment and providing repairs and maintenance activities for natural gas compression equipment. In September 2012, the Company decided to discontinue CSA’s manufacturing segment located in Roma and focus its efforts on repairs and maintenance.

In September 2012, the Company estimated a provision for exit costs related to the discontinued manufacturing segment which is reflected in the gain (loss) from discontinued operations. In the year ended September 30, 2013, the provision was adjusted to reflect actual exit costs and the change is reflected in income (loss) from discontinued operations.

The assets of the discontinued segment consisted of the following at September 30, 2011 and 2012 (in thousands):

	2011	2012
Inventories	$448	36
Property, plant and equipment	916	312

Assets of discontinued operations held for sale included in other current assets	$1,364	348

Income (loss) from discontinued operations consisted of the following for the years ended September 30, 2011, 2012 and 2013 (in thousands):

	2011	2012	2013
Revenue	$464	479	—
Cost of sales	404	5,727	—

Gross income (loss)	60	(5,248)	—
Selling, general and administrative expenses	(1,318)	(1,561)	—
Interest and other income, net	(130)	39	—
Impairment on equipment and goodwill	—	(2,188)	—
Early termination of lease	—	(1,095)	—
Severance pay	—	(275)	—
Inventory write-down	—	(507)	—
Gain on sale of assets held for resale	—	—	129
Other discontinuing exiting costs	—	(518)	144

Income (loss) from discontinued operations	$(1,388)	(11,353)	273

Cash flow from discontinued operations consisted of the following for the years ended September 30, 2011, 2012 and 2013 (in thousands):

	2011	2012	2013
Cash flows from discontinued operating activities:
Income (loss) from discontinued operations	$(1,388)	(11,353)	273
Depreciation	—	382	—
Impairment	—	2,188	—
Deferred revenue	—	(327)	—
Gain on sale of assets held for sale	—	—	(129)
Assets transferred and liabilities assumed by continuing operations	—	3,557	(449)
Amortization of other assets	—	464	—
(Increase) decrease in operating assets:
Trade accounts receivable	1,683	632	—
Inventories	—	2,534	—
Prepaid expenses	—	156	—
Other current assets	—	2,178	—
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	—	(633)	(144)

Net cash provided by (used in) discontinued operating activities	295	(222)	(449)

Cash flows from discontinued investing activities:
Additions to property, plant and equipment	—	(73)	—
Proceeds from sale of assets held for resale	—	—	449

Net cash provided by (used in) discontinued investing activities	—	(73)	449

Net increase (decrease) in cash	295	(295)	—
Cash at beginning of year – discontinued operations	—	295	—

Cash at end of year – discontinued operations	$295	—	—

18.	Subsequent Events

The Company has evaluated subsequent events through December 13, 2013, the date the financial statements were available to be issued.

LETTER OF TRANSMITTAL

to Tender

Outstanding Unregistered 7.25% Senior Notes due 2022

of

CSI COMPRESSCO LP

CSI COMPRESSCO FINANCE INC.

Pursuant to the Exchange Offer and Prospectus dated June 18, 2015

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 17, 2015 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUERS (AS DEFINED BELOW).

The Exchange Agent for the Exchange Offer is:

U.S. Bank National Association

By Registered or Certified Mail, Overnight Delivery or Hand Deliver:

U.S. Bank National Association

Corporate Trust Services

Attn: Specialized Finance Department

111 Fillmore Ave. E

St. Paul, Minnesota 55107

FACSIMILE TRANSMISSION: (651)-466-7372

CONFIRM BY TELEPHONE: (800)-934-6802

If you wish to exchange currently outstanding unregistered 7.25% Senior Notes due 2022 (“old notes”) for an equal aggregate principal amount at maturity of registered 7.25% Senior Notes due 2022 (“new notes”) pursuant to the exchange offer, you must validly tender (and not withdraw) old notes to the Exchange Agent prior to the Expiration Date.

The undersigned hereby acknowledges receipt of the prospectus, dated June 18, 2015 (the “Prospectus”), of CSI Compressco LP and CSI Compressco Finance Inc. (collectively, the “Issuers”), and this letter of transmittal (the “Letter of Transmittal”), which together describe the Issuers’ offer (the “Exchange Offer”) to exchange the old notes for a like principal amount of the new notes that have been registered under the Securities Act of 1933, as amended (the “Securities Act”). Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

The Issuers reserve the right, at any time or from time to time, to extend the Exchange Offer at their discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuers shall notify the Exchange Agent and each registered holder of the old notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the old notes. Tender of old notes is to be made according to the Automated Tender Offer Program (“ATOP”), of the Depository Trust Company (“DTC”), pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your old notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your old notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGEMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

(1) By tendering old notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

(2) By tendering old notes in the Exchange Offer, you represent and warrant that you have full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the tender of old notes.

(3) You understand that the tender of the old notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between the undersigned and the Issuers as to the terms and conditions set forth in the Prospectus.

(4) By tendering old notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act, and any such holder that is an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act), provided that such new notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such new notes.

(5) By tendering old notes in the Exchange Offer, you hereby represent and warrant that:

(a)	the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

(b)	neither you nor, to your knowledge, any other person has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes and you are not engaged and do not intend to engage in the distribution (within the meaning of the Securities Act) of such new notes;

(c)	you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuers; and

(d)	if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired as a result of market- making activities or other trading activities, and you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your old notes registered in the shelf registration statement described in the registration rights agreement, dated as of August 4, 2014 (the “Registration Rights Agreement”), by and among the Issuers, the initial guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuers in writing at 24955 Interstate 45 North, The Woodlands, Texas 77380 Attention: Bass C. Wallace, Jr. By making such election, you agree, as a holder of old notes participating in a shelf registration, to indemnify and hold harmless the Issuers, the guarantors, and their respective directors, each of the officers of the Issuers and the guarantors who signs such shelf registration statement, and each person who controls the Issuers or any of the guarantors, within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, and the respective officers, directors, partners, employees, representatives and agents of each such person, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to the undersigned furnished in writing by or on behalf of the undersigned expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provisions of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

(6) If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market- making activities or other trading activities, you acknowledge, by tendering old notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

(7) If you are a broker-dealer and old notes held for your own account were not acquired as a result of market-making or other trading activities, such old notes cannot be exchanged pursuant to the Exchange Offer.

(8) Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of old notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an agent’s message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2.	Partial Tenders

Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all old notes is not tendered, then old notes for the principal amount of old notes not tendered and new notes issued in exchange for any old notes accepted will be delivered to the holder via the facilities of DTC promptly after the old notes are accepted for exchange.

3.	Validity of Tenders

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered old notes will be determined by the Issuers, in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any old notes. The Issuers’ interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of old notes, neither the Issuers, the Exchange Agent nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in this Letter of Transmittal, as soon as practicable following the Expiration Date.

4.	Requests for Assistance or Additional Copies

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

5.	Withdrawal

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

6.	No Guarantee of Late Delivery

There is no procedure for guarantee of late delivery in the Exchange Offer.

CSI COMPRESSCO LP

CSI COMPRESSCO FINANCE INC.

Dealer Prospectus Delivery Obligation

Until September 16, 2015, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.